PROSPECTUS
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                            2,579,994 Common Shares

                                     [LOGO]
                            PRIME GROUP REALTY TRUST
                      Common Shares of Beneficial Interest
-----------------------------------------------------------------------------

Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), is a fully-integrated, self-administered and self-managed real estate company that completed its initial public offering on November 17, 1997 (the "IPO"). The Company, through its subsidiaries, will own 24 office properties (the "Office Properties"), 47 industrial properties (the "Industrial Properties"), one parking facility and one retail center (collectively, the "Properties"), including one industrial property (the "Pending Property Acquisition") the Company expects to acquire.

This Prospectus relates to the offer and sale from time to time (the "Offering") by certain holders (the "Selling Shareholders") of up to 2,579,994 shares (the "Offered Shares") of common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), of the Company. The Selling Shareholders are the holders of certain shares of Common Shares for the accounts of certain clients of Cohen & Steers Capital Management, Inc. ("Cohen & Steers"), Morgan Stanley Asset Management Inc. ("Morgan Stanley") and Southeastern Asset Management, Inc. ("Southeastern"), respectively, for which Cohen & Steers, Morgan Stanley and Southeastern act as investment advisors. The Company is registering the Offered Shares as required under the terms of certain agreements between the Company and the Selling Shareholders. The registration of the Offered Shares does not necessarily mean that any of the Offered Shares will be offered or sold by the Selling Shareholders.

The Selling Shareholders may from time to time offer and sell all or a portion of the Offered Shares in transactions on the New York Stock Exchange (the "NYSE"), in the over-the-counter market, or on any other national securities exchange on which the Common Shares are listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The Offered Shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agents or broker-dealers and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in this Prospectus under the caption "Plan of Distribution" or any accompanying Prospectus Supplement. Each of the Selling Shareholders reserves the right to accept or reject, in whole or in part, any proposed purchase of the Offered Shares made directly or through agents. The Selling Shareholders and any agents or broker-dealers participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Offered Shares by the Selling Shareholders and any commissions received by any such agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

The Common Shares are listed on the NYSE under the symbol "PGE." The closing sale price of the Common Shares as reported by the NYSE on September 25, 1998 was $18 1/16 per share.

In order to maintain the Company's qualifications as a REIT for federal income tax purposes, ownership by any person of more than 9.9% (by number or value, whichever is more restrictive) of the Company's outstanding shares of beneficial interest is restricted in the Company's Declaration of Trust.

SEE "RISK FACTORS" ON PAGES 21 TO 34 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY, INCLUDING:

- Geographic concentration of the Properties in the Chicago Metropolitan Area and the significance of the 77 West Wacker Drive Building to the Company's revenue which renders the Company vulnerable to the possible adverse effect of general economic and other conditions in the Chicago Metropolitan Area on real estate values and on their ability of tenants to pay rent;

- Conflicts of interest in the operations of the Company, including conflicts between the Limited Partners, the NAC General Partner and their respective affiliates with their positions as officers and trustees of the Company in connection with the potential sale or refinancing of certain of the Properties or the enforcement of certain agreements;

- Real estate debt financing risks, including the potential inability to refinance the Company's debt upon maturity or violation of other loan covenants that could result in the loss of properties secured by such debt;

- Taxation of the Company as a regular corporation if it fails to qualify as a real estate investment trust for federal income tax purposes; and

- The Company has incurred net losses on a historical basis and may incur net losses in the future.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company will not receive any proceeds from sales of the Offered Shares by the Selling Shareholders. The Company has agreed to pay all expenses of effecting the registration under the Securities Act of the Offered Shares (other than underwriting discounts, sales and commissions, fees and disbursements of counsel, and transfer taxes, if any) pursuant to the Registration Statement that contains this Prospectus. See "Selling Shareholders" and "Plan of Distribution."

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 30, 1998.

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
PROSPECTUS SUMMARY..............................          3
  The Company...................................          3
  Recent Developments...........................          6
  Risk Factors..................................          9
  Business Objective and Growth Strategies......         11
  The Company's Markets.........................         14
  Structure of the Company and the Operating
    Partnership.................................         16
  The Offering..................................         17
  Tax Status of the Company.....................         17
  Summary Financial Data........................         18

RISK FACTORS....................................         21
  Geographic Concentration of the Properties in
    the Chicago Metropolitan Area, Nashville,
    Knoxville, Milwaukee and Columbus; Local
    Economic Conditions.........................         21
  Conflicts of Interest.........................         21
  Real Estate Financing Risks...................         23
  Certain Anti-Takeover Provisions May Inhibit a
    Change in Control of the Company............         24
  Adverse Consequences of Failure to Qualify as
    a REIT; Other Tax Liabilities...............         26
  Distributions to Shareholders Affected by Many
    Factors.....................................         27
  Historical Losses; Possibility of Future
    Losses......................................         28
  Acquisition and Development Risks.............         28
  Company's Performance and Value are Subject to
    Real Estate Investment Risks................         28
  Consequences of Failure to Qualify as
    Partnerships................................         31
  Changes in Policy and Investment Activity
    without Shareholder Approval................         31
  Dependence on Key Personnel...................         31
  Dependence on Significant Tenants.............         31
  Managed Property Business and Non-REIT
    Services....................................         32
  Liabilities for Environmental Matters Could
    Adversely Affect the Company's Financial
    Condition...................................         32

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  Possible Adverse Effects on Share Price
    Arising from Shares Eligible for Future
    Sale........................................         33
  Market Interest Rates Could Adversely Impact
    the Market Price of the Common Shares.......         34

THE COMPANY.....................................         35
  Services Company..............................         37

BUSINESS OBJECTIVE AND GROWTH STRATEGIES........         39
  Business Objective............................         39
  Operating Strategy............................         39
  Acquisition Strategy..........................         41
  Development Strategy..........................         42
  Financing Strategy............................         42

USE OF PROCEEDS.................................         43

PRICE RANGE OF COMMON SHARES AND
  DISTRIBUTIONS.................................         44

CAPITALIZATION..................................         46

SELECTED FINANCIAL DATA.........................         47

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS....................................         50
  Cautionary Statements.........................         51
  Results of Operations.........................         51
  Liquidity and Capital Resources...............         54
  Historical Cash Flows.........................         57
  Funds from Operations.........................         59
  Impact of Year 2000...........................         59
  Inflation.....................................         60

BUSINESS AND PROPERTIES.........................         61
  General.......................................         61
  The Office and Industrial Properties..........         64
  Summary Land Parcel Information...............         69
  Occupancy and Rental Information..............         70
  Lease Expirations.............................         71
  Tenant Information............................         85
  Office Properties.............................         85
  Industrial Properties.........................         86
  Development, Leasing and Management
    Activities..................................         87

                                                    PAGE
                                                  ---------
  The Company's Markets.........................         87
  The Company's Office Submarkets...............         93
  The Company's Industrial Submarkets...........        111
  Land for Development and Option Properties....        121
  Competition...................................        123
  Tax-Exempt Bonds..............................        124
  Insurance.....................................        124
  Government Regulations........................        124
  Management and Employees......................        126
  Legal Proceedings.............................        127

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES.....        127
  Investment Objectives and Policies............        128
  Financing Strategy............................        128
  Conflicts of Interest Policies................        129
  Working Capital Reserves......................        130
  Policies with Respect to Other Activities.....        130

MANAGEMENT......................................        131
  Trustees, Executive Officers and Key
    Employees...................................        131
  Committees of the Board of Trustees...........        135
  Compensation Committee Interlocks and Insider
    Participation...............................        136
  Compensation of Trustees......................        136
  Executive Compensation........................        137
  Employment Agreements.........................        137
  Share Incentive Plan..........................        138
  Option Exercises and Holdings.................        141
  Indemnification of Trustees and Officers......        141

STRUCTURE AND FORMATION OF THE COMPANY..........        142
  Formation Transactions........................        142
  Reasons for the Organization of the Company...        144
  Comparison of Common Shares and Common
    Units.......................................        145
  Advantages and Disadvantages of the Formation
    Transactions to Unaffiliated Shareholders...        145
  Formation of the Services Company.............        146

CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS..................................        147
  Formation Agreement...........................        147
  Partnership Agreement.........................        147
  Exchange Rights and Registration Rights.......        147
  The Primestone Joint Venture..................        147
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                                                    PAGE
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  IBD Contribution Agreement....................        148
  NAC Contribution Agreement; Put Option
    Agreement...................................        148
  Tax Indemnification Agreements................        149
  Non-Compete Agreement Among the Company, PGI
    and Michael W. Reschke......................        149
  Consulting Agreement with Stephen J. Nardi....        150
  Option to Purchase and Right of First Offer...        150
  Patterson Contribution Agreement..............        150
  Leases with PGI Affiliates....................        150
  Sale of Common Shares to Mr. Reschke..........        150
  Other Transactions............................        151

PARTNERSHIP AGREEMENT...........................        152
  Management....................................        152
  Indemnification...............................        152
  Transferability of Interests..................        152
  Extraordinary Transactions....................        153
  Issuance of Additional Common Units...........        153
  Capital Contributions.........................        153
  Awards Under Share Incentive Plan.............        154
  Distributions.................................        154
  Operations....................................        154
  Limited Partner Exchange Rights and
    Registration Rights.........................        154
  Tax Matters...................................        155
  Duties and Conflicts..........................        155
  Term..........................................        155

PRINCIPAL SHAREHOLDERS OF THE COMPANY...........        156

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST....        160
  Authorized Shares.............................        160
  Redeemable Preferred Shares...................        161
  Convertible Preferred Shares..................        166
  Common Shares.................................        176
  Registration Rights Relating to the Offered
    Shares......................................        177
  Additional Preferred Shares...................        177
  Restrictions on Ownership and Transfer........        178

CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE
  COMPANY'S DECLARATION OF TRUST AND BYLAWS.....        181
  Classification of the Board of Trustees.......        181
  Removal of Trustees...........................        181

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                                                    PAGE
                                                  ---------
  Business Combinations.........................        182
  Control Share Acquisitions....................        182
  Amendment to the Declaration of Trust.........        183
  Advance Notice of Trustee Nominations and New
    Business....................................        183
  Maryland Asset Requirements...................        184
  Meetings of Shareholders......................        184

SHARES ELIGIBLE FOR FUTURE SALE.................        185

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.......        187
  General.......................................        187
  Taxation of the Company.......................        188
  Requirements for Qualification................        189
  Failure to Qualify............................        194
  Tax Aspects of the Company's Investments in
    Partnerships................................        194
  Income Taxation of the Partnerships and Their
    Partners....................................        196
                                                    PAGE
                                                  ---------
  Taxation of Taxable U.S. Shareholders.........        197
  Taxation of Tax-Exempt Shareholders...........        199
  Taxation of Non-U.S. Shareholders.............        199
  Information Reporting Requirements and Backup
    Withholding Tax.............................        202
  Other Tax Considerations......................        202

ERISA CONSIDERATIONS............................        204
  Employee Benefit Plans, Tax-qualified
    Retirement Plans and IRAs...................        204
  Status of the Company under ERISA.............        204

SELLING SHAREHOLDERS............................        206

PLAN OF DISTRIBUTION............................        207

LEGAL MATTERS...................................        208

EXPERTS.........................................        208

ADDITIONAL INFORMATION..........................        209

GLOSSARY........................................        G-1

INDEX TO FINANCIAL STATEMENTS...................        F-1

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO THE "COMPANY" IN THIS PROSPECTUS INCLUDE PRIME GROUP REALTY TRUST, ITS SUBSIDIARIES (INCLUDING PRIME GROUP REALTY, L.P. (THE "OPERATING PARTNERSHIP")), AND PRIME GROUP REALTY SERVICES, INC. (THE "SERVICES COMPANY"), OR ANY ONE OF THEM. SEE "GLOSSARY" BEGINNING ON PAGE G-1 FOR THE DEFINITIONS OF CERTAIN OTHER TERMS USED IN THIS PROSPECTUS.

                                  THE COMPANY

    The Company is a fully-integrated, self-administered and self-managed real estate company that completed its initial public offering on November 17, 1997 (the "IPO"). The Company was formed to continue and expand the office and industrial real estate business of The Prime Group, Inc. and certain of its affiliates (collectively, "PGI"). The Company expects to qualify as a real estate investment trust ("REIT") for federal income tax purposes beginning with its taxable period ended December 31, 1997. Including the Pending Property Acquisition (as defined below), the Company will own 24 office properties (the "Office Properties") containing an aggregate of approximately 5.8 million net rentable square feet, 47 industrial properties (the "Industrial Properties") containing an aggregate of approximately 6.0 million net rentable square feet, one parking facility and one retail center (collectively, the "Properties"). The Properties are located primarily in the Chicago, Illinois metropolitan area (the "Chicago Metropolitan Area"). As of March 31, 1998, on a pro forma basis, the Office Properties and the Industrial Properties generated 78.1% and 21.9%, respectively, of the Company's Annualized Net Rent (as defined herein). In addition, the Company owns a mortgage on an office property located in the Chicago central business district ("Chicago CBD") containing 728,406 net rentable square feet. Including two land parcels which are subject to purchase contracts with third parties (the "Pending Parcel Acquisitions"), the Company will also own approximately 246.5 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately 302.8 acres of developable land (including rights to acquire two development sites located in the Chicago CBD containing approximately 119,000 square feet), which management believes could be developed with approximately 5.6 million square feet of additional office space and over 7.6 million square feet of additional industrial space.

    In terms of net rentable area, approximately 90.1% of the Office Properties and 87.8% of the Industrial Properties are located in the Chicago Metropolitan Area in prime business locations within established business communities. The Properties located in the Chicago Metropolitan Area account for approximately 92.6% of the annualized net rent of the Properties ("Annualized Net Rent"). The remaining Office Properties are located in the Nashville, Tennessee; Knoxville, Tennessee; and Milwaukee, Wisconsin metropolitan areas, and the remaining Industrial Properties are located in the Columbus, Ohio metropolitan area. The Company intends to continue to invest in the acquisition, development and redevelopment of office and industrial properties primarily located in the Chicago Metropolitan Area. The Company believes that it is the only publicly-traded REIT primarily focusing on both the office and industrial markets in the Chicago Metropolitan Area.

    The Company believes that the Properties are well-located, have excellent highway access, attract high-quality tenants and are well-maintained and professionally managed. Approximately 59.1% of the Office Properties, in terms of Annualized Net Rent, are Class A properties. The Company considers Class A office buildings to be buildings that are centrally located, professionally managed and maintained, attract high-quality tenants, command upper-tier rental rates and are modern structures or have been modernized to compete with new buildings. The balance of the Office Properties consist of Class B office buildings where the Company believes significant potential exists to improve the operating income of such assets by redeveloping or repositioning them to a higher level of operating standard. The Company considers Class B office buildings to be properties which are generally more than 20 years old, in good physical condition, occupied by quality tenants and situated in desirable locations, but which may lack the latest functional and technological advances and amenities. The Industrial Properties, in terms of Annualized Net Rent, consist of 62.7% warehouse/distribution properties and 37.3% overhead crane/manufacturing properties. As of March 31, 1998, the Office Properties were 89.0% leased to more than 610 tenants and the Industrial Properties were 87.4% leased to more than 60 tenants.

    The Properties have a diverse and stable base of tenants and have historically provided steadily increasing rents which the Company believes is due to the quality of the Properties, the existence of long-term leases with contractual rent escalations and the strength of the markets in which the Properties are located. As of March 31, 1998, approximately 64.7% of the leases for the Properties, in terms of Annualized Net Rent, had contractual rent increases, of which approximately 53.5% of the Annualized Net Rent was attributable to leases with specified contractual rent increases and approximately 11.2% of the Annualized Net Rent was attributable to leases with contractual rent increases tied to the annual change in the Consumer Price Index (the "CPI"), subject to certain limitations. Over the next three years, the Company expects to receive contractual rent increases which will average approximately $2.1 million per year (exclusive of contractual rent increases related to the CPI or rent increases attributable to the transition from free or partial rent to full rent). The three largest tenants in the Properties, in terms of Annualized Net Rent, are R.R. Donnelley & Sons Company ("Donnelley"), Everen Securities, Inc. ("Everen") and Jones, Day, Reavis & Pogue ("Jones Day"). As of March 31, 1998, the Company's ten largest office and ten largest industrial tenants (based upon Annualized Net Rent) had leased space from the Company for an average of 5.8 and 4.5 years, respectively, and accounted for 34.0% and 10.8%, respectively, of Annualized Net Rent.

    The Prime Group, Inc. was founded in 1981 by Michael W. Reschke and has been involved in the ownership, acquisition, renovation, development, construction, financing, marketing, leasing and management of institutional quality, income-producing real estate properties for approximately 17 years. In 1994, PGI contributed its retail development business and its multi-family housing business to separate publicly-traded real estate investment trusts--Prime Retail, Inc. (NYSE: PRT) and Ambassador Apartments, Inc. (which on May 8, 1998, merged with and into Apartment Investment and Managing Company). In May 1997, PGI contributed its senior and assisted living business to Brookdale Living Communities, Inc. (Nasdaq: BLCI), a publicly-traded owner, operator and developer of senior housing and a provider of senior and assisted living services to the elderly. PGI has contributed separate operating divisions in connection with the formation of the above-described companies and contributed its office and industrial division to the Company in the IPO in order to capitalize on the growth in the markets in which the Properties are located.

    The Company engages in property management, leasing, acquisition, development, redevelopment, construction, marketing, finance and other related activities. The senior management of the Company includes certain former executives of PGI who were responsible for the strategic direction, management and day-to-day operations of PGI's office and industrial real estate business prior to the IPO. The Company's management has substantial experience in the full range of real estate activities undertaken by the Company. The top ten senior executives of the Company have an average of more than 20 years experience in the real estate industry in the Chicago Metropolitan Area.

    The Company's primary business strategy is to achieve its investment and growth objectives by focusing on the acquisition, development and operation of office and industrial real estate located in the Chicago Metropolitan Area and, to a lesser extent, other midwestern markets. To implement this strategy, the Company intends to continue to (a) own, acquire, develop, redevelop, lease, manage and operate Class A office properties that have below market rents and, therefore, provide the opportunity to enhance returns as leases expire or are renewed, (b) acquire distressed, underperforming and undermanaged Class B office properties in desirable locations and improve the income potential of such assets by raising these properties to a higher level of operating standard through value-added renovation programs, professional property management and aggressive leasing, retenanting and marketing efforts, (c) acquire and develop properties that underutilize their sites or where there is excess land for future development, (d) acquire properties or portfolios of properties from tax-sensitive owners where the properties can be acquired on a tax-deferred basis using Common Units of the Operating Partnership as purchase consideration and (e) own, acquire, develop, redevelop, lease, manage and operate bulk warehouse/distribution facilities and overhead crane/manufacturing facilities. The Company believes that it can draw upon its extensive experience and long-term presence in the Chicago Metropolitan Area to create a strategic advantage in competing for future development and acquisition opportunities.

    The Company believes that the solid, diversified local economy in the Chicago Metropolitan Area is creating continued office space demand and absorption. Because of steady expansion of office employment and nearly no new construction, the overall Class A vacancy rate has steadily declined for five years and is expected to continue to decline. According to Rosen Consulting Group ("RCG"), Class A rental rates in the Company's largest office market, the Chicago CBD, have begun to rise as Class A vacancy rates in the Chicago CBD have decreased from 23.1% in 1992 to 8.1% at December 31, 1997.

    The Chicago Metropolitan Area also has experienced a very active market in industrial space in the 1990s. As of the end of 1997, the Chicago Metropolitan Area's industrial market's overall vacancy rate was 7.9%, below the national average vacancy rate of 8.4%. In addition, 30.9% (in terms of net rentable square feet) of the Company's Industrial Properties in the Chicago Metropolitan Area consists of overhead crane facilities, which have a replacement cost substantially in excess of the Company's basis in its Properties. The Company believes that current rental rates in the overhead crane/manufacturing submarket are less than the level which would justify the construction of new overhead crane/manufacturing facilities and, therefore, the Company believes that there will be little new competition with the Company's overhead crane/manufacturing Properties. See "Business and Properties--The Company's Markets."

    The Company believes that the foundation for growth in cash flow per share in future years will be from a number of sources, including: contractual rent escalations in existing leases; the leasing of all or a portion of the existing vacant space in the Properties; the quality and strategic location of its Properties; the acquisition at below replacement cost, renovation (where necessary) and repositioning of additional office and industrial properties; the strengthening of the Chicago Metropolitan Area economy; the development of new office and industrial properties when market conditions warrant such new development; and the knowledge and experience of its senior management team and their long-term relationships with large corporate tenants, municipalities, landowners and institutional sellers. On a pro forma basis, the Company's ratio of debt to total market capitalization (defined as the total debt of the Company, as of June 30, 1998, as a percentage of the sum of the market value of issued and outstanding Equity Shares and the Common Units exchangeable for Common Shares (using the June 30, 1998 market prices of $23.88 per Series B Cumulative Redeemable Preferred Share, $20.00 per Series A Cumulative Convertible Preferred Share and $17.125 per Common Share) plus total debt) will be approximately 45.3%. See "Capitalization."

    The Company was formed on July 21, 1997 as a Maryland real estate investment trust. The Company's executive offices are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, and its telephone number is (312) 917-1300.

                              RECENT DEVELOPMENTS

    Since completion of the IPO, the Company has implemented its growth strategy through the following activities:

    ACQUISITIONS. The Company has acquired 10 office properties containing an aggregate of approximately 3.5 million net rentable square feet for approximately $351.9 million. Such acquisitions have increased the Company's aggregate net rentable square feet of office space since the date of the IPO by approximately 150.4%. The following table sets forth certain data regarding such Office Properties:

                                                                          NET       ACQUISITION
                                                                       RENTABLE      COST (IN
              PROPERTY                             CITY               SQUARE FEET    MILLIONS)      MONTH ACQUIRED
-------------------------------------  -----------------------------  -----------  -------------  ------------------
Continental Towers,                    Rolling Meadows, Illinois         916,000     $   108.9    December 1997
  1701 Golf Road(1)
2675 North Mayfair Road(1)             Wauwatosa, Wisconsin              102,660           8.0    December 1997
33 North Dearborn(2)                   Chicago, Illinois                 302,818          34.4    January 1998
Commerce Point Business Park,          Arlington Heights, Illinois       235,269          29.2    February 1998
  3800 North Wilke Road(2)
208 South LaSalle Street(2)            Chicago, Illinois                 827,494          61.2    March 1998
122 South Michigan Avenue(2)           Chicago, Illinois                 512,660          29.6    April 1998
2100 Swift Drive(2)                    Oak Brook, Illinois                58,000           7.4    April 1998
6400 Shafer Court(2)                   Rosemont, Illinois                167,495          21.3    May 1998
Two Century Centre,                    Schaumburg, Illinois              217,960          35.7    June 1998
  1700 East Golf Road(2)
Oak Brook Business Center,             Oak Brook, Illinois               199,245          16.2    June 1998
  2000 York Road(2)
                                                                      -----------       ------
                                                                       3,539,601     $   351.9
                                                                      -----------       ------
                                                                      -----------       ------

---------

(1) Collectively referred to as the "December Acquisitions."

(2) Collectively referred to as the "1998 Acquisitions."

    During the period of June to September 1998, the Company acquired the following parcels of land under four purchase contracts:

                                                                         ACQUISITION
                                                                            COST
           PROPERTY                      LOCATION              ACRES    (IN MILLIONS)
------------------------------  ---------------------------  ---------  -------------
Aurora Land--I                  Aurora, Illinois                  37.3    $     3.1
Aurora Land--II                 Aurora, Illinois                  17.4          1.4
DeKalb Land--I(1)               DeKalb, Illinois                 104.5          1.6
Libertyville Industrial Land    Libertyville, Illinois            12.8          2.0
Libertyville Office Land        Libertyville, Illinois            21.6          3.3
                                                             ---------        -----
                                                                 193.6    $    11.4
                                                             ---------        -----
                                                             ---------        -----

---------

(1) Simultaneously with the purchase of this property, the Company sold approximately 54.12 of those acres for a sales price of approximately $1.5 million.

    The Aurora Land contracts require purchase of an additional 132.7 acres over a three to five year period for additional consideration of approximately $10.4 million. Certain minimum installment payments are required; however, the timing of purchases is at the Company's discretion.

    In addition, the Company acquired a mortgage note in December 1997 for approximately $56.3 million. Such mortgage note is secured by an office property located at 180 North LaSalle Street in Chicago, Illinois which contains approximately 728,406 net rentable square feet.

    On March 30, 1998, the Company entered into a joint venture (the "Venture") that acquired an approximately 67,000 square foot vacant parcel of land located in the Chicago CBD. The parcel was acquired for the potential development of a Class A multi-purpose facility, with up to approximately 1.2 million square feet of office space, approximately 115,000 square feet of retail space and a parking garage with a capacity for approximately 250 cars. The Company has economic control of the Venture and, therefore, the Company has consolidated the operations of the Venture from the date of inception. The Venture obtained a bank loan in the amount of $13.5 million to acquire the land. Interest is payable monthly at a rate of LIBOR plus 200 basis points or at the lender's prime rate. The note matures in May 1999, not including a six-month extension option.

    PENDING ACQUISITIONS. The Company is party to a contract to acquire an industrial property at 300 Craig Place (the "Pending Property Acquisition") located in Hillside, Illinois containing 163,000 net rentable square feet and the Pending Parcel Acquisitions (together with the Pending Property Acquisition, the "Pending Acquisitions") for aggregate consideration of approximately $86.2 million. The Company has made escrow and other deposits of $10.0 million related to these contracts. The Company expects to complete the Pending Property Acquisition by the end of 1998, however, the purchase of the Pending Property Acquisition is subject to the satisfaction of customary closing conditions and there can be no assurance that the Pending Property Acquisition will be completed. In addition, the Company continues its active negotiations, which are presently in various stages, with third parties regarding potential acquisitions of office and industrial properties that are consistent with the Company's acquisition strategy. There can be no assurance that any of such negotiations will result in the execution of definitive purchase documentation or the successful acquisition of any such properties.

    LEASING. In calendar year 1998 to date, the Company entered into or renewed several leases for approximately 86,870 net rentable square feet of office space with various tenants at the 77 West Wacker Drive Building. The majority of such net rentable square footage was previously leased by Keck, Mahin & Cate ("Keck"), a law firm that vacated its leased space in the 77 West Wacker Drive Building in November 1997. In addition, in April 1998, the Company entered into a lease with Kreher Steel Company, L.L.C. for approximately 63,000 rentable square feet of industrial space at the Hammond Enterprise Center.

    DEBT FINANCING. Concurrently with the closing of the IPO, the Company obtained a $225.0 million secured revolving credit facility from BankBoston, N.A. and Prudential Securities Credit Corporation ("PSCC"), an affiliate of Prudential Securities Incorporated (the "Credit Facility"). In December 1997, the Credit Facility was amended to increase the commitment thereunder to $235.0 million to facilitate the Company's acquisition of mortgage notes encumbering the office property known as Continental Towers and the office property located at 180 North LaSalle Street. In March 1998, the Credit Facility was amended to provide that the commitments under the Credit Facility be reduced to $200.0 million. On May 15, 1998, the commitments under the Credit Facility were reduced to $190.0 million. On June 5, 1998, the outstanding borrowings under the Credit Facility were reduced by $32.5 million using a portion of the proceeds from the Redeemable Preferred Share Offering, as defined below. In January 1998, the Company obtained a $15.0 million line of credit from LaSalle National Bank (the "Line of Credit") and borrowed $12.0 million under such line to fund the acquisition of the office building known as 33 North Dearborn. On June 5, 1998, the outstanding $15.0 million principal balance of the Line of Credit was repaid using a portion of the proceeds of the Redeemable Preferred Share Offering.

    On May 15, 1998, the Company obtained a 7.22% note payable with a principal balance of $75.0 million, collateralized by a mortgage on the suburban office building known as Continental Towers. The note matures in 2013, with a prepayment option in 2005, and has monthly payments of principal and interest, using a 25-year principal amortization payment schedule. The Company used $70.0 million of the proceeds to repay a portion of the Credit Facility, defined below.

    In January 1998, the Company obtained a $15.0 million revolving line of credit with LaSalle National Bank (the "Line of Credit"). The Line of Credit, which matures in January 1999 and is subject to a one-year extension at the Company's option, is collateralized by an industrial property known as 475 Superior Avenue. Outstanding balances under the Line of Credit bear interest at a rate equal to LIBOR plus 195 basis points or 0.50% plus the greater of the lender's U.S. prime rate or the federal funds rate. Generally, the covenants contained in the Line of Credit are identical to the covenants contained in the Credit Facility.

    Concurrently with the closing of the IPO, the Company borrowed $83.5 million in financing on a short-term basis evidenced by two separate notes (the "New Mortgage Notes") which were collateralized by first mortgages on certain office and industrial properties. On March 23, 1998, the Company refinanced one of the New Mortgage Notes (which had an original principal balance of $27.5 million) with a loan of $29.4 million which will mature on April 1, 2008. Interest on this loan is fixed for 10 years at a rate of 6.85% and is payable monthly. The remaining New Mortgage Note (which had an original principal balance of $56.0 million) was refinanced on May 1, 1998 with two loans, the first of which is a $47.0 million loan which has principal and interest payable monthly, using a 30-year amortization period, with interest fixed at 7.17% and will mature on May 1, 2008. The second loan is a $14.6 million loan which has interest only payable at 150 basis points over LIBOR or .50% plus the greater of (a) the lender's U.S. prime rate or (b) the Federal Funds Rate plus 1.0% and will mature on May 1, 2000, not including a six-month extension option. The refinanced notes are collateralized by first mortgages on certain office and industrial properties. As a result of the above refinancing, the Company recognized an extraordinary loss in its financial statements for the quarter ended June 30, 1998 of $525,000, net of minority interest of $375,000, representing the write-off of previously unamortized deferred financing fees.

    In addition, the Company has obtained an aggregate of $94.1 million of new, long-term fixed rate mortgage indebtedness and $18.0 million of variable rate mortgage indebtedness in connection with acquisitions completed since the IPO.

    LETTERS OF CREDIT. In May 1998, the Company refinanced $48.8 million of letters of credit that provided credit enhancements on certain of the Company's bonds payable from the Credit Facility to a separate financing facility provided by a financial institution (the "New LOC's"). The New LOC's have a quarterly fee of 1.4% of the face amount and are collateralized by mortgages on certain industrial and office properties and a $5.0 million cash collateral account.

    PRIVATE PLACEMENT OF COMMON SHARES. On March 25, 1998, the Company completed a private placement of 2,579,994 Common Shares to institutional investors (the "Private Placement"). The Company received net proceeds of approximately $47.4 million from the Private Placement, which were used to fund the acquisition of the office properties located at 208 South LaSalle Street and 122 South Michigan Avenue.

    REDEEMABLE PREFERRED SHARE OFFERING. On June 5, 1998, the Company completed an underwritten public offering (the "Redeemable Preferred Share Offering") of 4,000,000 of its 9% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share ("Redeemable Preferred Shares"). On and after June 5, 2003, the Redeemable Preferred Shares may be redeemed at the option of the Company at a redemption price of $25.00 per share plus accrued and unpaid distributions. The redemption price is payable solely out of the sale of proceeds of other capital shares of beneficial interest of the Company. The net proceeds from the Redeemable Preferred Share Offering, after the deduction of underwriting discounts, commissions and offering costs were approximately $92.7 million. Approximately $34.6 million of such net proceeds were used to acquire Two Century Centre, $15.0 million of the net proceeds were used to repay the outstanding principal balance of the Line of Credit and approximately

$32.5 million of the net proceeds were used to reduce the outstanding borrowings under the Credit Facility to approximately $73.0 million.

    COMMON SHARE REPURCHASE PROGRAM. On September 14, 1998, the Company established a program to repurchase up to 1.55 million of its Common Shares in open market and privately negotiated transactions. As of September 25, 1998, the Company had repurchased 259,400 Common Shares for an aggregate purchase price of approximately $4.0 million.

                                  RISK FACTORS

    An investment in the Common Shares involves various material risks. Prospective investors should carefully consider the matters discussed under "Risk Factors" prior to making an investment decision. These risks include:

    - The geographic concentration of the Properties in the Chicago Metropolitan Area and the significance of the 77 West Wacker Drive Building to the Company's total revenue, which render the Company vulnerable to the local economic conditions and tenants' continued demand and ability to pay rent for office and industrial space in the Chicago Metropolitan Area. The local economic conditions of the Nashville, Tennessee; Knoxville, Tennessee; Milwaukee, Wisconsin; and Columbus, Ohio metropolitan areas also will affect the Company due to the location of certain of its Properties in such areas.

    - Certain conflicts of interest exist between the Company and (a) the Limited Partners (including PGI) and the NAC General Partner and (b) certain of its officers and trustees (including Michael W. Reschke, Richard S. Curto, Edward S. Hadesman and Stephen J. Nardi, who are affiliates of certain of the Limited Partners and, in the case of Mr. Nardi, the NAC General Partner). In addition, such Limited Partners and the NAC General Partner or their affiliates have significant influence over the affairs of the Company, which, together with the foregoing conflicts of interest, may influence certain officers and trustees of the Company to make decisions which may not be in the best interests of all shareholders, in connection with the (i) operation of the Company's ongoing businesses, including conflicts associated with the tax consequences to Limited Partners and the NAC General Partner of sales or refinancings of certain of the Properties, which, together with certain provisions of the Partnership Agreement, may influence the Company's decision to sell or refinance, or to prepay debt secured by, certain Properties, (ii) potential election by the Company to exercise its option to purchase or right of first offer with respect to any of the land tracts owned or controlled by one or more of the Limited Partners and the NAC General Partner or their affiliates and (iii) enforcement of agreements with affiliates of the Company.

    - Real estate debt financing risks, including the potential inability to refinance existing mortgage indebtedness upon maturity, the potential loss of properties from a foreclosure proceeding if the Company fails to meet its obligations under any secured mortgage indebtedness, the absence of any limitation in the organizational documents of the Company restricting the level of debt the Company may incur and the potential increase in interest cost of the Company resulting from increases in market interest rates upon the refinancing of any existing mortgage indebtedness or fluctuations in any of the Company's variable rate indebtedness, including the Credit Facility and the Company's floating rate tax-exempt bond debt ($74.5 million outstanding at June 30, 1998).

    - The potential anti-takeover effects of provisions in the Company's Declaration of Trust (the "Declaration of Trust") and Amended and Restated Bylaws (the "Bylaws"), including, among other things, provisions generally limiting the actual or constructive ownership of shares of beneficial interest in the Company, including the Redeemable Preferred Shares, the Convertible Preferred Shares and the Common Shares (collectively, the "Equity Shares") by any one person or entity to 9.9% of the number or value of outstanding Equity Shares and staggering the terms of the members of the Company's board of trustees (the "Board of Trustees"), which could deter the acquisition of control by a third party, thus making it more difficult to effect a change in management or limiting the opportunity for shareholders to receive a premium over the market price for their Common Shares.

    - The taxation of the Company as a regular corporation if it fails to qualify as a REIT and the resulting decrease in funds available to pay distributions to shareholders.

    - The Company's cash available for distribution, which may be less than the Company expects and may decrease in future periods from such expected levels, materially adversely affecting the Company's ability to make distributions to shareholders.

    - The incurrence of a net loss on an historical basis in accordance with generally accepted accounting principles ("GAAP") for each of the last five calendar years for the Prime Properties and the fact that there can be no assurance that the Company will not experience net losses in the future.

    - The risk that permanent financing for newly-developed properties may be unavailable or may be available only on disadvantageous terms. In addition, an acquisition of an office or industrial property entails the risk that such investment will fail to perform in accordance with expectations.

    - Real estate ownership risks, such as the effect of economic and other conditions on real estate values, the general lack of liquidity of investments in real estate, competition in seeking properties for acquisition and development and in seeking tenants, the inability of tenants to make rent payments, increases in real estate taxes, the possibility that the Company will be unable to lease space currently available or as it becomes available on terms favorable to the Company, the potential for unknown or future environmental liabilities, uninsurable losses and the inability of a property to generate income sufficient to meet operating expenses and debt service obligations relating to such property, which, individually or in the aggregate, may negatively affect the Company's ability to make distributions.

    - The Company's dependence on certain significant tenants.

    - Development, leasing and management business risks, including the limitation on the ability of the Company to control the operations of the Services Company due to the lack of control by the Company in connection with the election of the directors and the appointment of the officers of the Services Company.

                    BUSINESS OBJECTIVE AND GROWTH STRATEGIES

BUSINESS OBJECTIVE

    The Company intends to continue to engage in the acquisition, development and redevelopment of office and industrial properties located in the midwestern region of the United States, with a primary focus being on the office and industrial markets in the Chicago Metropolitan Area. The Company's primary business objective is to achieve sustainable long-term growth in cash flow per share and to enhance the value of its portfolio through the implementation of effective operating, acquisition, development and financing strategies. While there can be no assurance that the Company will achieve such business objective, the Company believes it will realize increased cash flow per share by:

    - contractual rent increases in existing leases;

    - leasing all or a portion of the existing vacant space in the Properties;

    - acquiring office and industrial properties (or entities that own or control such properties) at or below replacement cost and at positive spreads to its cost of capital;

    - increasing rental and occupancy rates and decreasing tenant concessions as vacancy rates in the Company's submarkets generally continue to decline;

    - developing or redeveloping office and industrial properties for the benefit of the Company where such activity will result in a favorable risk-adjusted return on investment;

    - expanding its property management, leasing and corporate advisory services business; and

    - using, when available, long-term, tax-exempt bonds (which typically have lower interest costs) to finance the acquisition and renovation of existing industrial facilities and the development of new industrial facilities.

    The Company believes that a number of factors will enable it to achieve its business objectives, including: (a) the opportunity to lease available space at attractive rental rates because of increasing demand and, with respect to the Office Properties, the present limited level of new construction in the Chicago Metropolitan Area; (b) the presence of distressed sellers and inadvertent owners (through foreclosure or otherwise) of office and industrial properties in the Company's markets, as well as the Company's ability to acquire properties with Common Units (thereby deferring the seller's taxable gain), all of which create enhanced acquisition opportunities; and (c) the quality and location of the Properties.

    Management believes that the Company is well-positioned to take advantage of these opportunities because of its extensive experience in its markets, its seasoned management team, its significant land holdings and option rights and its ability to develop, redevelop, lease and efficiently manage office and industrial properties. In addition, the Company believes that public ownership and its capital structure will provide the Company with enhanced access to the public debt and equity capital markets and new opportunities for growth. On a pro forma basis, the Company's ratio of debt to total market capitalization will be approximately 45.3%. See "Business Objective and Growth Strategies--Business Objective" and "--Financing Strategy."

OPERATING STRATEGY

    The Company focuses on increasing its cash flow per share by: (a) maximizing cash flow from its Properties through contractual rent increases, pro-active leasing programs and effective property management; (b) managing operating expenses through the use of in-house management, leasing, marketing, financing, accounting, legal, construction, management and data processing functions; (c) maintaining and developing long-term relationships with a diverse tenant group;
(d) attracting and retaining motivated employees by providing financial and other incentives to meet the Company's operating and financial goals; and (e) continuing to emphasize value-added capital improvements to enhance the Properties' competitive advantages in their submarkets.

  CONTRACTUAL INCREASES IN RENT

    A substantial portion of the Company's existing portfolio is leased pursuant to long-term leases with contractual annual rent increases, thereby providing the Company with both stable and escalating rental revenues. By way of example, the contractual rent increases from existing leases in the 77 West Wacker Drive Building average approximately $627,150 per year over the next ten years. As of March 31, 1998, approximately 64.7% of the leases for the Properties, in terms of Annualized Net Rent, had contractual rent increases, of which approximately 53.5% of the Annualized Net Rent was attributable to leases with specified contractual rent increases and approximately 11.2% of the Annualized Net Rent was attributable to leases with contractual rent increases related to the CPI. Over the next three years, the Company expects to receive contractual rent increases which will average approximately $2.1 million per year (exclusive of contractual rent increases related to the CPI or rent increases attributable to the transition from free or partial rent to full rent). The Company believes that reporting rental revenues on a cash basis (i.e., based on contractual lease terms) will result in a more accurate presentation of its actual operating activities than if rental revenues were reported on a straight-line basis and, accordingly, expects to continue to report Funds from Operations with rental revenues recorded based on cash rents. As a result, contractual rent increases will cause reported Funds from Operations to increase.

  PRO-ACTIVE LEASING; ABILITY TO LEASE VACANT SPACE

    The Company believes that the strength of its leasing program is demonstrated by the current occupancy status of the Properties. The Company believes that one of its most notable leasing accomplishments is the 77 West Wacker Drive Building, a recently developed 50-story office tower located in downtown Chicago containing approximately 944,600 square feet of net rentable area. Construction began in April 1990 and was successfully completed with the opening of the building in May 1992. At its opening, the building had commitments for long-term leases for over 95.0% of its net rentable office area. In 1995, the Company restructured its lease with Keck, a significant tenant at the 77 West Wacker Drive Building, to decrease the space subject to the lease and to reduce the rent on Keck's remaining space. In June 1997, Keck stopped paying rent and, in connection with a settlement of the resulting litigation, vacated its remaining space in November 1997. See "Business and Properties--Legal Proceedings." In calendar year 1998 to date, 86,870 net rentable square feet of the 113,000 net rentable square feet at the 77 West Wacker Drive Building formerly leased to Keck have been re-leased to other tenants. The Company believes it will be able to increase cash flow per share by continuing to lease the existing vacant space in the Properties. As of March 31, 1998, the Company had 639,105 net rentable square feet of vacant space in the Office Properties. As of March 31, 1998, the Company also had 754,187 net rentable square feet of vacant space in the Industrial Properties.

  LONG-TERM LEASES; TENANT RETENTION

    A substantial portion of the Properties is leased on a long-term basis, thereby providing the Company with a reduced level of costs and capital expenditures due to tenant lease expirations. Approximately 47.7% of the Company's Annualized Net Rent is attributable to leases expiring in 2003 or beyond. With regard to the Office Properties, as of March 31, 1998, 49.3% of the office leases, in terms of Annualized Net Rent, had terms expiring in five years or more, resulting in an average annual turnover for the next five years of 10.1% per annum. With regard to the Industrial Properties, as of March 31, 1998, 41.9% of the industrial leases, in terms of Annualized Net Rent, had terms expiring in five years or more, resulting in an average annual turnover for the next five years of 11.6% per annum. From January 1, 1995 through March 31, 1998, the Prime Properties have achieved a tenant retention rate, based on renewals of leases with scheduled expirations, of approximately 61.6% in terms of net rentable square feet. The Company intends, as market conditions permit, to continue to favor longer-term leases with contractual annual rent increases. See "Business and Properties--Lease Expirations."

  MANAGEMENT OF OPERATING EXPENSES

    The Company believes that it has been successful in providing high-quality and professional property management services to its tenants, while maintaining property operating expenses and real estate taxes at or below such expense levels for comparable properties. As the Company continues to grow through the acquisition and development of additional office and industrial properties, management of the Company believes that economies of scale will allow the Company to operate its properties with increasing efficiency.

ACQUISITION STRATEGY

    The Company seeks to increase its cash flow per share by acquiring additional office and industrial properties at prices below replacement cost, including properties that: (a) may provide attractive initial yields and significant potential for growth in cash flow from property operations; (b) are well-located, high quality and competitive in their respective submarkets; (c) are located in the Company's existing submarkets and/or in other strategic submarkets where the demand for office and industrial space exceeds available supply; or (d) have been undermanaged or are otherwise capable of improved performance through intensive management, marketing and leasing.

    The Company concentrates its acquisition activities in the Chicago Metropolitan Area and, to a lesser extent, in other midwestern markets. The Company believes that attractive opportunities exist to acquire office and industrial properties in these markets at prices below replacement cost. Each acquisition opportunity is reviewed to evaluate whether it meets one or more of the following criteria: (a) potential for higher occupancy levels and/or rents as well as for lower tenant turnover and/or operating expenses; (b) ability to generate returns in excess of the Company's weighted average cost of capital, taking into account the estimated costs associated with renovation and tenant turnover (I.E., tenant improvements and leasing commissions); and (c) a purchase price at or below estimated replacement cost. See "Business Objective and Growth Strategies--Acquisition Strategy."

DEVELOPMENT STRATEGY

    As opportunities arise and where market conditions support a favorable risk-adjusted return on investment, the Company intends to pursue opportunities for growth through the development of new office and industrial properties. The Company believes that the strength and experience of its management in the development of office and industrial properties will provide it with a competitive advantage in evaluating and pursuing opportunities to develop additional properties. During the next few years, the Company expects that most of its development activities will be focused on office and industrial properties in the Chicago Metropolitan Area.

    Based on ongoing marketing activities and discussions with prospective tenants, the Company expects that over the next several years there will be significant demand from several large tenants that are unable to find large blocks of contiguous Class A office space in downtown Chicago which may lead to significant office development opportunities. The Company believes that its significant land holdings and land option rights will provide it with a distinct advantage in competing for future development opportunities. Including the Pending Parcel Acquisitions, the Company will own approximately 246.5 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately 302.8 acres of developable land, which management believes could be developed with approximately 5.6 million square feet of additional office space and over 7.6 million square feet of additional industrial space. The Company's option rights include an option to acquire a development site containing approximately 58,000 square feet known as 300 North LaSalle in downtown Chicago which, to the extent the Company is able to obtain significant preleasing commitments for such a project and acquire certain adjacent land, the Company believes it could develop as a mixed-use project containing up to approximately
3.0 million square feet.

    The Services Company's corporate advisory activities with third parties are expected to give the Company further access to future development opportunities. The Services Company also will continue to undertake build-to-suit projects for third parties.

FINANCING STRATEGY

    The Company's financing strategy and objectives are determined by the Board of Trustees. Such objectives may be altered without the consent of the Company's shareholders, and, subject to certain limitations in the Company's Declaration of Trust with regard to the Convertible Preferred Shares, the Company's organizational documents do not limit the amount or type of indebtedness that the Company may incur. On a pro forma basis, after giving effect to the Pending Acquisitions, the Company's ratio of debt to total market capitalization will be approximately 45.3%. Although the Company's policy has been to operate with a ratio of debt to total market capitalization at a level below 50.0%, the Company's Board of Trustees is currently evaluating a number of alternative measurements of debt capacity in order to determine which measurement is the appropriate measure of the Company's debt capacity.

    The Company intends to use one or more sources of capital for future acquisitions and development activities. These capital sources may include undistributed cash flow, borrowings under certain acquisition facilities, proceeds from the issuance of long-term tax-exempt bonds, other debt or equity securities and other bank and/or institutional borrowings including the Company's Credit Facility. There can be no assurance that the Company will be able to obtain capital for any such acquisitions or developments on terms favorable to the Company. See "Business and Properties--Development, Leasing and Management Activities" and "Business Objective and Growth Strategies--Financing Strategy."

                             THE COMPANY'S MARKETS

CHICAGO METROPOLITAN AREA

    The Company's primary focus is the Chicago Metropolitan Area, the third most populous metropolitan area in the nation, with an estimated population of over
7.7 million. The Company has relied, with permission, on information concerning the economies of the Chicago Metropolitan Area, Nashville, Tennessee; Knoxville, Tennessee; Milwaukee, Wisconsin; and Columbus, Ohio, and office and industrial markets thereof, derived from a report commissioned by the Company and prepared by RCG, a nationally recognized expert in real estate consulting and urban economics. The discussion of such submarkets below and under the caption "Business and Properties--The Company's Markets" is based upon such findings of RCG. While the Company believes that these estimates of economic trends are reasonable, there can be no assurance that these trends will in fact continue.

    The Company currently owns office and industrial properties in the suburban and downtown submarkets of the Chicago Metropolitan Area. The Company believes that the Chicago Metropolitan Area has been and will continue to be an excellent market in which to own and operate office and industrial properties over the long term. The Company believes that this area is attractive for a number of reasons, including:

    - The Chicago Metropolitan Area contains the largest number of jobs of any consolidated Metropolitan Statistical Area ("MSA") in the United States, and is the third most populous MSA, with an estimated population of over
      7.7 million;

    - Chicago's manufacturing sector has continued to expand, and the services sector of the Chicago Metropolitan Area economy has grown even faster, and has outpaced the manufacturing sector in additional employment both in absolute terms and as a proportion of the local economy. This development has diversified Chicago's employment base, which already leads the nation in three out of the seven major employment sectors (wholesale and retail trade; transportation, communications and utilities; and construction);

    - Employment sectors requiring the use of office and industrial properties continue to expand with the Chicago Metropolitan Area's continuing growth and diversification of industries; and

    - Since 1992, there has been no increase in the inventory of Chicago CBD office space (with the exception of one owner-occupied build-to-suit property), and only a slight increase in the inventory of Suburban Chicago office space.

    The Company believes that the solid, diversified local economy in the Chicago Metropolitan Area is creating continued office space demand and absorption. Because of steady expansion of office employment and nearly no new construction, the overall Class A vacancy rate has steadily declined for five years and is expected to continue to decline. According to RCG, Class A rental rates in the Company's largest office market, the Chicago CBD, have begun to rise as Class A vacancy rates in the Chicago CBD have decreased from 23.1% in 1992 to 8.1% at December 31, 1997. The Chicago Metropolitan Area also has experienced a very active market in industrial space in the 1990s. The Chicago Metropolitan Area's industrial market overall vacancy rate was 7.9% as of the end of 1997, which was below the national average vacancy rate of 8.4%. In addition, 30.9% (in terms of net rentable square feet) of the Company's Industrial Properties in the Chicago Metropolitan Area consist of overhead crane facilities, which have a replacement cost substantially in excess of the Company's basis in its Properties. The Company believes that current rental rates in the overhead crane/manufacturing submarket are less than the level which would be required to justify the construction of new overhead crane/manufacturing facilities, and, therefore, the Company believes that there will be little new competition with the Company's overhead crane/manufacturing Properties. See "Business and Properties--The Company's Markets."

             STRUCTURE OF THE COMPANY AND THE OPERATING PARTNERSHIP

    The business and operations of the Company are conducted through the Operating Partnership and the Services Company. Fee title to the Properties is held in separate entities (the "Property Partnerships") that are owned, directly or indirectly, 100.0% by the Operating Partnership.

    The structure of the Company and the ownership of the equity in the Company as of September 25, 1998, is shown in the following chart:

     ------------------------------           ------------------------------
                 Public                              Security Capital
              Shareholders                           Preferred Growth

     ------------------------------           ------------------------------

       Common             Redeemable                   Convertible
       Shares          Preferred Shares              Preferred Shares
     (99.9%)(1)            (100.0%)                      (100.0%)

--------------------------------------------------------------------------------

                            Prime Group Realty Trust
                               (the "Company")(2)

--------------------------------------------------------------------------------

                   ------         ---------         ------       ---------
   General
   Partner          NAC          Primestone                        Other
  Interests       General           Joint                         Limited
   (59.8%)        Partner          Venture           PGI         Partners
                   ------         ---------         ------       ---------
                  General          Limited         Limited        Limited
                  Partner          Partner         Partner        Partner
                 Interests        Interests       Interests      Interests
                   (3.6%)          (31.0%)          (0.2%)        (5.4%)

--------------------------------------------------------------------------------

                            Prime Group Realty, L.P.
                        (the "Operating Partnership")(3)

--------------------------------------------------------------------------------

                                                         Messrs.
                                                         Reschke
               100.0% of                                and Curto
               Non-voting                               100.0% of
             Participating                            Voting Common
            Preferred Stock                               Stock
         (Economic Interest of                    (Economic Interest of
                 95.0%)                                   5.0%)

--------------------------------------------------------------------------------

                               Prime Group Realty
                                 Services, Inc.
                            (the "Services Company")

--------------------------------------------------------------------------------

------------

(1) On March 31, 1998, the Company issued (i) 10,000 Common Shares to William M. Karnes pursuant to the terms of Mr. Karnes' employment agreement with the Company and (ii) 2,500 Common Shares to Stephen J. Nardi pursuant to the terms of Mr. Nardi's consulting agreement with the Company. Such 12,500 Common Shares are restricted securities and represent less than one-tenth of one percent of the outstanding Common Shares.

(2) The Company also owns 2,000,000 Preferred Units in the Operating Partnership, the terms and conditions of which correspond to the Convertible Preferred Shares, and 4,000,000 Series B Preferred Units in the Operating Partnership, the terms and conditions of which correspond to the Redeemable Preferred Shares. The Company is the managing general partner of the Operating Partnership.

(3) The Operating Partnership also owns a promissory note issued by the Services Company (the "Note") with a principal balance of approximately $4.8 million. As a result of the Operating Partnership's ownership of non-voting participating preferred stock of the Services Company and the Note, the Company, through the Operating Partnership, expects to receive 95.0% of the after-tax economic benefits of the Services Company. See "Structure and Formation of the Company--Formation Transactions."

                                  THE OFFERING

Common Shares Offered Hereby......  2,579,994 Common Shares which are held by the Selling
                                    Shareholders for the accounts of certain clients of
                                    Cohen & Steers, Morgan Stanley and Southeastern,
                                    respectively. The Offered Shares may be offered and sold
                                    from time to time by the Selling Shareholders in
                                    transactions on the NYSE, in the over- the-counter
                                    market, or on any other national securities exchange on
                                    which the Common Shares are listed or traded, in
                                    negotiated transactions or otherwise, at prices then
                                    prevailing or related to the then-current market price
                                    or at negotiated prices.
Common Shares Outstanding.........  As of September 25, 1998, 15,313,094 Common Shares were outstanding (including the 2,579,994 Offered Shares).
Use of Proceeds...................  The Company will not receive any proceeds from sales of the Offered Shares by the Selling Shareholders.
NYSE Symbol.......................  PGE.

                           TAX STATUS OF THE COMPANY

    The Company expects to be taxed as a REIT under Section 856(c) of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable period ended December 31, 1997. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95.0% of its REIT taxable income each year, determined without regard to the deduction for dividends paid and by excluding any net capital gains. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax at the corporate level on income it distributes currently to its shareholders. If the Company fails to qualify as a REIT for federal income tax purposes in any taxable year, the Company will be subject to federal income tax (including any alternative minimum tax) on its taxable income at regular corporate rates. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT; Other Tax Liabilities" and "Certain Federal Income Tax Considerations--Failure to Qualify" for a more detailed discussion of the consequences of the failure of the Company to qualify as a REIT for federal income tax purposes. The Company may be subject to certain state and local taxes on its income and property notwithstanding its qualification for taxation as a REIT.

                             SUMMARY FINANCIAL DATA

    The following table presents certain financial and operating data on a consolidated historical and pro forma basis for the Company, and on a combined historical basis for the Predecessor Properties which were contributed to the Company in connection with the IPO. The financial and operating data should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus. The consolidated historical and combined historical data as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been derived from the unaudited consolidated and combined financial statements of the Company and Predecessor Properties included elsewhere in this Prospectus. The consolidated historical and combined historical financial data as of December 31, 1997 and 1996 and for the period from November 17, 1997 through December 31, 1997, for the period from January 1, 1997 through November 16, 1997 and for the years ended December 31, 1996 and 1995 have been derived from the audited consolidated and combined financial statements of the Company and the Predecessor Properties included elsewhere in this Prospectus. The combined historical financial data as of December 31, 1995, 1994 and 1993 and for the years ended December 31, 1994 and 1993 have been derived from the combined financial statements of the Predecessor Properties not included in this Prospectus. The pro forma data assume all acquisitions (consisting of the IPO Acquisitions, December Acquisitions, 1998 Acquisitions and Pending Acquisitions), the IPO, the Formation Transactions, the Private Placement and the Redeemable Preferred Share Offering, and use of the aggregate net proceeds therefrom had occurred as of the beginning of the period presented for the operating data and as of the balance sheet date for the balance sheet data. The pro forma financial data are not necessarily indicative of what the actual financial position or results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations.

                             SUMMARY FINANCIAL DATA
 THE COMPANY (CONSOLIDATED HISTORICAL AND PRO FORMA) AND PREDECESSOR PROPERTIES
                             (COMBINED HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                               PREDECESSOR
                                                                COMPANY--CONSOLIDATED                     PROPERTIES--COMBINED
                                                ------------------------------------------------------         HISTORICAL
                                                                                         HISTORICAL--   -------------------------
                                                                                          PERIOD FROM                PERIOD FROM
                                                PRO FORMA--   HISTORICAL-- PRO FORMA--   NOVEMBER 17,                 JANUARY 1,
                                                 SIX MONTHS   SIX MONTHS    YEAR ENDED   1997 THROUGH   SIX MONTHS   1997 THROUGH
                                                 ENDED JUNE   ENDED JUNE   DECEMBER 31,  DECEMBER 31,   ENDED JUNE   NOVEMBER 16,
                                                  30, 1998     30, 1998        1997          1997        30, 1997        1997
                                                ------------  -----------  ------------  -------------  -----------  ------------
STATEMENTS OF OPERATIONS DATA:
  REVENUE:
    Rental....................................   $   48,776    $  41,476    $   95,560     $   7,293     $  16,131    $   27,947
    Tenant reimbursements.....................       21,208       18,401        37,454         2,041         7,769        12,490
    Mortgage note interest....................        3,014        3,014         6,027           248            --            --
    Insurance settlement......................           --           --            --            --            --            --
    Other.....................................        2,924        2,783         1,909           248           689         1,515
                                                ------------  -----------  ------------       ------    -----------  ------------
      Total revenue...........................       75,922       65,674       140,950         9,830        24,589        41,952
                                                ------------  -----------  ------------       ------    -----------  ------------
  EXPENSES:
    Property operations.......................       15,528       11,941        33,493         2,213         4,318         8,622
    Real estate taxes.........................       14,083       12,232        25,066         1,765         5,590         8,575
    Depreciation and amortization.............       12,888       11,575        24,669         2,478         6,492        11,241
    Interest..................................       16,300       14,476        28,212         1,680        13,587        24,613
    Interest--affiliate.......................           --           --            --            --         5,649         9,804
    Property management fee--affiliate........           --           --            --            --           640         1,348
    Financing fees............................           --           --            --            --           801         1,180
    General and administrative................        3,044        3,044         4,524           267         1,886         2,414
    Provision for environmental remediation
      costs...................................           --           --         3,205            --         3,205         3,205
    Write-off of deferred tenant
      costs...................................           --           --            --            --            --            --
                                                ------------  -----------  ------------       ------    -----------  ------------
      Total expenses..........................       61,843       53,268       119,169         8,403        42,168        71,002
                                                ------------  -----------  ------------       ------    -----------  ------------
    Income (loss) before minority interest and
      extraordinary item......................       14,079       12,406        21,781         1,427       (17,579)      (29,050)
    Minority interest.........................       (5,599)      (5,167)       (8,662)         (635)          368           666
                                                ------------  -----------  ------------       ------    -----------  ------------
    Net income (loss) before extraordinary
      item....................................        8,480        7,239        13,119           792       (17,211)      (28,384)
    Extraordinary (loss) gain on early
      extinguishment of debt, net of minority
      interests' share in the amount of $(375)
      in 1998 and $1,127 in 1997..............           --         (525)           --            --            --        65,990
                                                ------------  -----------  ------------       ------    -----------  ------------
    Net income (loss).........................        8,480        6,714        13,119           792     $ (17,211)   $   37,606
                                                                                                        -----------  ------------
                                                                                                        -----------  ------------
    Net income allocated to preferred
      shareholders............................       (5,900)      (2,041)      (11,800)         (345)
                                                ------------  -----------  ------------       ------
    Net income available to common
      shareholders............................   $    2,580    $   4,673    $    1,319     $     447
                                                ------------  -----------  ------------       ------
                                                ------------  -----------  ------------       ------
    Net income available per weighted average
      Common Share--basic and diluted(1)(2)...   $     0.17    $    0.32    $     0.08     $    0.04
                                                ------------  -----------  ------------       ------
                                                ------------  -----------  ------------       ------
  OTHER OPERATING DATA:
    Ratio of earnings before minority interest
      and extraordinary item to combined fixed
      charges and preferred share
      dividends(3)............................         1.33         1.56          1.23          1.50            --            --
    Excess (deficit) of combined fixed charges
      and preferred share dividends over
      earnings before minority interest and
      extraordinary item......................   $    7,715    $   9,901    $    9,517     $   1,082     $ (17,579)   $  (29,050)
    Ratio of funds from operations to combined
      fixed charges and preferred share
      dividends(4)............................         1.85         2.18          1.92          2.85            --            --
    Excess (deficit) of combined fixed charges
      and preferred share dividends over funds
      from operations.........................   $   19,921    $  20,794    $   37,832     $   3,964     $  (8,180)   $  (14,461)


                                                         YEAR ENDED DECEMBER 31,
                                                ------------------------------------------
                                                  1996       1995       1994       1993
                                                ---------  ---------  ---------  ---------
STATEMENTS OF OPERATIONS DATA:
  REVENUE:
    Rental....................................  $  30,538  $  33,251  $  30,352  $  28,177
    Tenant reimbursements.....................     14,225     14,382     12,451     10,750
    Mortgage note interest....................         --         --         --         --
    Insurance settlement......................         --      7,257         --         --
    Other.....................................      3,397      2,715      3,170      1,527
                                                ---------  ---------  ---------  ---------
      Total revenue...........................     48,160     57,605     45,973     40,454
                                                ---------  ---------  ---------  ---------
  EXPENSES:
    Property operations.......................      9,767      9,479      8,852      8,452
    Real estate taxes.........................      9,383      9,445      9,057      7,167
    Depreciation and amortization.............     12,409     12,646     11,624     11,739
    Interest..................................     27,080     27,671     25,985     22,827
    Interest--affiliate.......................     10,137      8,563      7,402      6,335
    Property management fee--affiliate........      1,561      1,496      1,388      1,106
    Financing fees............................      1,232         --         --         --
    General and administrative................      4,927      4,508      3,727      3,657
    Provision for environmental remediation
      costs...................................         --         --         --         --
    Write-off of deferred tenant
      costs...................................      3,081     13,373         --         --
                                                ---------  ---------  ---------  ---------
      Total expenses..........................     79,577     87,181     68,035     61,283
                                                ---------  ---------  ---------  ---------
    Income (loss) before minority interest and
      extraordinary item......................    (31,417)   (29,576)   (22,062)   (20,829)
    Minority interest.........................        894      3,281      5,393     10,531
                                                ---------  ---------  ---------  ---------
    Net income (loss) before extraordinary
      item....................................    (30,523)   (26,295)   (16,669)   (10,298)
    Extraordinary (loss) gain on early
      extinguishment of debt, net of minority
      interests' share in the amount of $(375)
      in 1998 and $1,127 in 1997..............         --         --         --         --
                                                ---------  ---------  ---------  ---------
    Net income (loss).........................  $ (30,523) $ (26,295) $ (16,669) $ (10,298)
                                                ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------
    Net income allocated to preferred
      shareholders............................

    Net income available to common
      shareholders............................

    Net income available per weighted average
      Common Share--basic and diluted(1)(2)...

  OTHER OPERATING DATA:
    Ratio of earnings before minority interest
      and extraordinary item to combined fixed
      charges and preferred share
      dividends(3)............................         --         --         --         --
    Excess (deficit) of combined fixed charges
      and preferred share dividends over
      earnings before minority interest and
      extraordinary item......................  $ (31,417) $ (29,576) $ (22,062) $ (20,829)
    Ratio of funds from operations to combined
      fixed charges and preferred share
      dividends(4)............................         --         --         --         --
    Excess (deficit) of combined fixed charges
      and preferred share dividends over funds
      from operations.........................  $ (17,367) $ (12,733) $ (12,930) $  (9,345)

                                                                                                           PREDECESSOR
                                                                                                      PROPERTIES--COMBINED
                                                                      COMPANY--CONSOLIDATED           ---------------------
                                                              --------------------------------------
                                                                                  HISTORICAL           HISTORICAL DECEMBER
                                                               PRO FORMA   -------------------------           31,
                                                               JUNE 30,     JUNE 30,    DECEMBER 31,  ---------------------
                                                                 1998         1998          1997         1996       1995
                                                              -----------  -----------  ------------  ----------  ---------
BALANCE SHEET DATA:
  Real estate assets, before accumulated depreciation.......  $   862,170  $   846,398   $  589,279   $  291,757  $ 289,558
  Total assets..............................................    1,048,500    1,022,728      741,468      325,230    343,641
  Mortgages notes and bonds payable.........................      478,723      452,951      328,044      421,983    405,562
  Total liabilities.........................................      540,959      515,187      370,192      447,927    434,993
  Minority interest.........................................      149,121      149,121      147,207       (6,905)    (6,047)
  Shareholders' equity (partners' deficit)..................      358,420      358,420      224,069     (115,792)   (85,305)


                                                                1994       1993
                                                              ---------  ---------
BALANCE SHEET DATA:
  Real estate assets, before accumulated depreciation.......  $ 285,687  $ 281,316
  Total assets..............................................    356,421    357,158
  Mortgages notes and bonds payable.........................    388,309    361,832
  Total liabilities.........................................    421,257    397,539
  Minority interest.........................................        886    (11,527)
  Shareholders' equity (partners' deficit)..................    (65,722)   (28,854)

                                                             COMPANY--
                                                      CONSOLIDATED HISTORICAL       PREDECESSOR PROPERTIES--COMBINED HISTORICAL
                                                      ------------------------   -------------------------------------------------
                                                                  PERIOD FROM                PERIOD FROM
                                                                  NOVEMBER 17,                JANUARY 1,     YEAR ENDED DECEMBER
                                                      SIX MONTHS  1997 THROUGH   SIX MONTHS  1997 THROUGH            31,
                                                      ENDED JUNE  DECEMBER 31,   ENDED JUNE  NOVEMBER 16,   ----------------------
                                                       30, 1998       1997        30, 1997       1997          1996        1995
                                                      ----------  ------------   ----------  ------------   ----------  ----------
OTHER DATA:
  Funds from Operations(5)..........................  $   21,258   $    3,964    $   (8,180)  $  (14,461)   $  (17,367) $  (12,733)
  Cash flows provided by (used in):
    Operating activities............................      19,788        6,658        (3,058)      (5,700)       (3,165)     (1,259)
    Investing activities............................    (267,336)    (353,816)         (133)      (2,467)        1,126      (9,176)
    Financing activities............................     248,746      335,390         1,327        6,331         5,733      10,873
  Office Properties:
    Square footage..................................   5,814,510(6)   3,372,621   1,414,897    1,414,897     1,414,897   1,414,897
    Occupancy (%)...................................        89.0(6)        92.6        92.5         92.7          92.5        95.8
  Industrial Properties:
    Square footage..................................   5,839,179(6)   5,765,964   2,462,430    2,462,430     2,462,430   2,551,624
    Occupancy (%)...................................        87.1(6)        87.4        72.5         73.1          73.5        72.9


                                                         1994
                                                      ----------
OTHER DATA:
  Funds from Operations(5)..........................  $  (12,930)
  Cash flows provided by (used in):
    Operating activities............................     (13,875)
    Investing activities............................      (6,495)
    Financing activities............................      15,422
  Office Properties:
    Square footage..................................   1,414,897
    Occupancy (%)...................................        93.7
  Industrial Properties:
    Square footage..................................   2,547,388
    Occupancy (%)...................................        62.3

-------------

(1) Pro forma net income per share equals pro forma net income divided by the
    15.57 million Common Shares.

(2) Net income (loss) available per weighted average Common Share--basic and diluted equals net income divided by 14.38 million and 14.40 million Common Shares, respectively, for the six months ended June 30, 1998 and 12.59 million Common Shares (basic and diluted) for the period from November 17, 1997 through December 31, 1997. See Note 10 to the Company's consolidated financial statements for further information.

(3) For purposes of these computations, earnings before minority interests consist of income (loss) before minority interest, plus combined fixed charges and Preferred Share dividends. Combined fixed charges and Preferred Share dividends consist of interest costs, whether expensed or capitalized, and amortization of debt issuance costs and Preferred Share dividends.

(4) For purposes of these computations, Funds from Operations consist of Funds from Operations (as defined in note 5 below) plus combined fixed charges and Preferred Share dividends (as defined in note 3 above).

(5) As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), Funds from Operations represents net income (loss) before minority interest of holders of Common Units (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Non-cash adjustments to Funds from Operations were as follows: in all periods, depreciation and amortization, for pro forma 1997, and for the period from January 1, 1997 through November 16, 1997, provision for environmental remediation cost, for pro forma 1997, and for the period from January 1, 1997 through November 16, 1997, and for the years ended December 31, 1996, 1995, 1994, gains on the sale of real estate, for the years ended December 31, 1996 and 1995, write-off of deferred tenant costs, for the year ended December 31, 1995, excess proceeds from insurance claims, and for the year ended December 31, 1994, lease termination fees. Management considers Funds from Operations an appropriate measure of performance of an office and/or industrial REIT because industry analysts have accepted it as such. The Company computes Funds from Operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (with the exception that the Company reports rental revenues on a cash basis (i.e., based on contractual lease terms) rather than a straight-line GAAP basis, which the Company believes results in a more accurate presentation of its actual operating activities), which may differ from the methodology for calculating Funds from Operations used by certain other office and/or industrial REITs and, accordingly, may not be comparable to such other REITs. Further, Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt repayment obligations, or other commitments and uncertainties. Funds from Operations should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations."

(6) Square footage and occupancy percentages as of March 31, 1998.

                                  RISK FACTORS

    In addition to the other information presented in this Prospectus, prospective investors should carefully consider the following matters before purchasing Common Shares in the Offering.

    When used in this Prospectus, the words "believe," "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described below, under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties--The Company's Markets" and elsewhere in this Prospectus.

    GEOGRAPHIC CONCENTRATION OF THE PROPERTIES IN THE CHICAGO METROPOLITAN AREA, NASHVILLE, KNOXVILLE, MILWAUKEE AND COLUMBUS; LOCAL ECONOMIC CONDITIONS. The Company's revenues and the values of its Properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office and industrial properties). Further, 19 of the Office Properties and 40 of the Industrial Properties, comprising an aggregate of approximately 5.2 million and 5.3 million rentable square feet, respectively (representing approximately 90.1% of the aggregate net rentable square feet of the Company's office space and 87.8% of the aggregate net rentable square feet of the Company's industrial space, and approximately 92.6% of the Annualized Net Rent of all of the Properties), are located in the Chicago Metropolitan Area. Moreover, the 77 West Wacker Drive Building, which represents 24.0% of the Annualized Net Rent of the Properties, is located in the Chicago CBD. A material decline in the demand and/or the ability of tenants to pay rent for office and industrial space in the Chicago Metropolitan Area may result in a material decline in the demand for the Company's office or industrial space and the Company's cash available for distribution, which may have a material adverse effect greater than if the Company had a more geographically diverse portfolio of properties. The local economic conditions of the Nashville, Tennessee; Knoxville, Tennessee; Milwaukee, Wisconsin; and Columbus, Ohio metropolitan areas also will affect the Company due to the location of certain of its Properties in such areas.

    CONFLICTS OF INTEREST

    ABILITY OF LIMITED PARTNERS, OFFICERS AND TRUSTEES TO INFLUENCE OPERATING PARTNERSHIP. PGI directly owns a 0.2% interest in the Operating Partnership, and the Primestone Joint Venture (in which PGI owns a 60.0% interest) owns a 31.0% interest in the Operating Partnership. Because of PGI's ownership interest in the Operating Partnership and (i) Mr. Reschke being a trustee of the Company and also an owner of PGI and (ii) Mr. Curto having a right to receive a substantial, but not a controlling interest in PGI, PGI may be in a position to exercise significant influence over the affairs of the Company. In addition, Mr. Patterson, an executive officer of the Company, owns a 0.4% interest in the Operating Partnership. Certain conflicts exist between the obligations of Mr. Reschke as a trustee of the Company and his interest as a Limited Partner through his ownership of PGI. Blackstone, as the 40.0% owner of the Primestone Joint Venture, designated Mr. Saylak to be elected a trustee of the Company. In addition, the Contributors own, in the aggregate, a 7.2% interest in the Operating Partnership. Edward S. Hadesman, an affiliate of the IBD Contributors, is an officer of the Company and Stephen J. Nardi, an affiliate of the NAC General Partner, is a trustee and a consultant of the Company. As Limited Partners, PGI, the Primestone Joint Venture, the IBD Contributors and Mr. Patterson and, as a General Partner, the NAC General Partner, may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of certain of the Properties. In addition, PGI has agreed to indemnify the Company for certain amounts the Company may be required to pay for tax liabilities incurred by the Contributors upon the sale of Properties they contributed to the Company in connection with the Formation Transactions. Therefore, the Limited Partners and the NAC General Partner may have different objectives than the Company regarding the appropriate pricing and timing of any sale or refinancing of such Properties. While the Company, as the managing general partner of the Operating Partnership, has the ability to determine whether and on what terms to sell or refinance an individual Property, those members of the Company's management and Board of Trustees who directly or indirectly hold Common Units, including Messrs. Reschke, Curto, Patterson, Hadesman and Nardi, could have an ability to influence the Company not to sell or refinance certain Properties, even though such sale might otherwise be financially advantageous to the Company, or may influence the Company to refinance a Property with a high level of debt. See "Policies With Respect to Certain Activities--Conflicts of Interest Policies."

    MR. RESCHKE CONTINUES TO ENGAGE IN ACTIVITIES OUTSIDE OF THE COMPANY, INCLUDING REAL ESTATE ACTIVITIES. Under the terms of his employment agreement as Chairman of the Board of the Company, Mr. Reschke is permitted to devote a considerable portion of his time to the management of interests outside of the Company. In addition to serving as Chairman of the Board of the Company, Mr. Reschke continues to serve as Chairman of the Board of Prime Retail, Inc. (NYSE:
PRT), Chairman of the Board of Brookdale Living Communities, Inc. (Nasdaq:
BLCI), Chairman of the Board and CEO of The Prime Group, Inc., a director of Horizon Group Properties, Inc. (Nasdaq: HGPI) and to serve on various other boards and civic organizations. See "Management" and "Principal Shareholders of the Company." As a result of these interests and the business time to be devoted to activities related to them, certain conflicts of interest may arise between Mr. Reschke's duties and responsibilities to the Company and his other interests. The Company could be adversely affected if these conflicts of interest adversely affect his performance of managerial duties and responsibilities to the Company. PGI and Mr. Reschke have entered a Non-Compete Agreement with the Company (the "Non-Compete Agreement") that contains restrictions on their ability to compete with the Company. However, there can be no assurance that these contracts or the Company's policies with respect to conflicts of interest always will be successful in eliminating the influence of such conflicts and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders. See "Policies with Respect to Certain Activities--Conflicts of Interest Policies" and "Certain Relationships and Related Transactions--Non-Compete Agreement Among the Company, PGI and Michael W. Reschke."

    CERTAIN PARTNER APPROVAL RIGHTS LIMIT THE COMPANY'S ABILITY TO TAKE CERTAIN ACTIONS WITH RESPECT TO THE OPERATING PARTNERSHIP. While the Company is the managing general partner of the Operating Partnership, and generally has the ability to exercise full and exclusive responsibility and discretion in the management and control of the Operating Partnership, certain provisions of the Partnership Agreement place limitations on the Company's ability to act with respect to the Operating Partnership. For example, the Company cannot withdraw as a general partner of the Operating Partnership or admit another general partner to the Operating Partnership without the consent of the NAC General Partner, in its capacity as general partner of the Operating Partnership. In addition, the Partnership Agreement provides that the Company shall not, on behalf of the Operating Partnership, take any action without the prior consent of the holders of more than 50.0% of the LP Common Units to dissolve the Operating Partnership. Furthermore, the Partnership Agreement provides that, except in connection with certain transactions, and in addition to the required consent of the NAC General Partner, the Company may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership, unless it obtains the consent of the holders of at least 50.0% of the Common Units (including Common Units held by the Company) and meets certain other criteria with respect to the consideration to be received by the Limited Partners. Further, in connection with certain extraordinary transactions where the Limited Partners are treated differently than the holders of Common Shares, the consent of the Limited Partners holding more than 50.0% of the LP Common Units will be required. See "Partnership Agreement--Transferability of Interests" and "--Extraordinary Transactions."

    REAL ESTATE FINANCING RISKS

    REQUIRED REPAYMENT OF DEBT OR OF INTEREST THEREON COULD ADVERSELY AFFECT THE COMPANY. The Company is generally subject to the risks associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that the Company will not be able to refinance existing indebtedness on the Properties or that the terms of such refinancing will not be as favorable to the Company as the terms of existing indebtedness and the risk that necessary capital expenditures for purposes such as reletting space will not be able to be financed on favorable terms. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be transferred (by foreclosure or otherwise) to the mortgagee with a consequent loss of any prospective income and equity value from such property to the Company.

    COMPANY'S ABILITY TO INCREASE ITS DEBT COULD ADVERSELY AFFECT THE COMPANY'S CASH FLOW. Subject to certain limitations in the Declaration of Trust with regard to the Convertible Preferred Shares, the Company's organizational documents do not limit the level or amount of debt that it may incur and may be altered without the consent of the Company's shareholders. Although the Company's policy has been to operate with a ratio of debt to total market capitalization at a level below 50.0%, on a pro forma basis at June 30, 1998, the Company would have outstanding debt of approximately $478.7 million, which is equal to approximately 45.3% of the total market capitalization of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Policies with Respect to Certain Activities--Financing Policies." If the Company were to incur additional indebtedness and operate at a higher degree of leverage, debt service requirements would increase accordingly, and such an increase could adversely affect the Company's financial condition and results of operations. In addition, increased leverage could increase the risk of default by the Company on its debt obligations, with the potential for loss of cash available for distribution, and asset values, of the Company.

    In determining an appropriate level of leverage, the Company utilizes its total market capitalization rather than the aggregate book value of its assets. The Company has chosen to use total market capitalization because it believes that the book value of its assets (which is primarily the historic cost of real property less depreciation) does not accurately reflect its ability to borrow and to meet debt service requirements. The total market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. Although the Company considers factors other than total market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of the properties to be financed, and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service and to make distributions), there can be no assurance that management decisions based on the ratio of debt to total market capitalization (or to any other measure of asset value) will not adversely affect the Company's cash flow and the amounts available for distributions to shareholders. The Company's Board of Trustees is currently evaluating a number of alternative measurements of debt capacity in order to determine which measurement is the appropriate measure of the Company's debt capacity.

    COMPANY'S ABILITY TO OBTAIN PERMANENT FINANCING CANNOT BE ASSURED. The Company has financed certain acquisitions and will finance certain development activities in part with proceeds from the Credit Facility. Certain of such acquisition and development financing have been, and are expected to continue to be, replaced by permanent financing. There can be no assurance that the Company will be able to obtain such permanent financing on acceptable terms. Further, if market interest rates were to increase at a time when amounts are outstanding under the Credit Facility or under the Company's floating rate tax-exempt bond debt ($74.5 million outstanding at June 30, 1998) or if other variable rate debt amounts were outstanding, the Company's debt service obligations likewise would increase, with potentially adverse effects on the Company's financial condition and results of operations.

    CERTAIN ANTI-TAKEOVER PROVISIONS MAY INHIBIT A CHANGE IN CONTROL OF THE
     COMPANY

    GENERAL. Certain provisions contained in the Declaration of Trust, as amended and restated (the "Declaration of Trust"), and Bylaws, as amended and restated (the "Bylaws"), and the Maryland General Corporation Law (the "MGCL"), as applicable to Maryland REITs, and certain provisions of the Partnership Agreement may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby delay, deter or prevent a change in control of the Company or the removal of existing management even if a change of control or the removal of existing management was in the shareholders' interest. See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer" and "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws."

    In order to, among other things, protect the Company against the risk of losing REIT status for federal income tax purposes due to a concentration of ownership among its shareholders, the Ownership Limit set forth in the Declaration of Trust provides that, subject to certain specified exceptions (e.g., the Company has waived the Ownership Limit for Security Capital Preferred Growth with respect to the Common Shares issuable upon the conversion of the Convertible Preferred Shares), no person or entity (which does not include certain pension plans and mutual funds) may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% (by number or value, whichever is more restrictive) of the outstanding Equity Shares. The Board of Trustees may, but in no event will be required to, waive the Ownership Limit or such other limit set forth in the Declaration of Trust, as applicable, with respect to a particular shareholder if the Board of Trustees determines that such ownership will not jeopardize the Company's status as a REIT and the Board of Trustees otherwise decides such action would be in the best interest of the Company. As a condition of such waiver, the Board of Trustees may require a ruling from the IRS or an opinion of counsel satisfactory to it with respect to preserving the REIT status of the Company. The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board of Trustees and, consequently, shareholders may be unable to realize a premium for their shares over the then-prevailing market price (a premium is customarily associated with such acquisitions).

    POTENTIAL EFFECTS OF THE ISSUANCE OF ADDITIONAL PREFERRED SHARES. The Declaration of Trust permits the Board of Trustees to cause the Company to issue up to 30.0 million Preferred Shares, par value $0.01 per share (of which 2.0 million have been designated and issued as Convertible Preferred Shares and 4.0 million have been designated and issued as Redeemable Preferred Shares), and to establish the preferences and rights (including the right to vote, participate in earnings, and to convert into Common Shares) of any such Preferred Shares issued. Thus, the Board of Trustees could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the Common Shares might receive a premium for their Common Shares over the then-prevailing market price of such Common Shares. See "Description of Shares of Beneficial Interest--Preferred Shares."

    POTENTIAL EFFECTS OF A STAGGERED BOARD. The Board of Trustees has three classes of trustees. Trustees for each class will be chosen for a three-year term upon the expiration of the current class term, beginning in 1998. The term of the first class expired May 22, 1998, and the two trustees comprising such class were each re-elected to a new three-year term on May 22, 1998 at the Company's initial annual shareholders' meeting. The terms of the second and third classes will expire in 1999 and 2000, respectively. Subject to the rights of the holders of the Convertible Preferred Shares, the Redeemable Preferred Shares and holders of any future series of Preferred Shares to elect and/or remove trustees in certain circumstances, a trustee may be removed only for cause and upon the affirmative vote of two-thirds of the outstanding Common Shares. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of the Company, even though a tender offer or a change in control might be in the best interest of shareholders. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Classification of the Board of Trustees."

    CERTAIN PROVISIONS OF THE PARTNERSHIP AGREEMENT COULD INHIBIT ACQUISITIONS AND CHANGES IN CONTROL. The Partnership Agreement provides that the Company may not generally engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or any recapitalization or change of outstanding Common Shares (a "Business Combination"), unless the holders of LP Common Units will receive, or have the opportunity to receive, the same consideration per Common Unit as holders of Common Shares receive per Common Share in the transaction; if holders of LP Common Units will not be treated in such manner in connection with a proposed Business Combination, the Company may not engage in such transaction unless Limited Partners holding more than 50.0% of the LP Common Units vote to approve the Business Combination. In addition, as provided in the Partnership Agreement, the Company will not consummate a Business Combination with respect to which the Company conducted a vote of the shareholders unless the matter would have been approved had holders of LP Common Units been able to vote together with the shareholders on the transaction. The foregoing provision of the Partnership Agreement would under no circumstances enable or require the Company to engage in a Business Combination which required the approval of the Company's shareholders if the Company's shareholders did not in fact give the requisite approval. Rather, if the Company's shareholders did approve a Business Combination, the Company would not consummate the transaction unless (i) the Company as managing general partner first conducts a vote of holders of Common Units (including the Company and the NAC General Partner) on the matter, (ii) the Company votes the Common Units held by it in the same proportion as the shareholders of the Company voted on the matter at the shareholder vote and
(iii) the result of such vote of the Common Unit holders (including the proportionate vote of the Company's Common Units) is that had such vote been a vote of shareholders, the Business Combination would have been approved by the shareholders. As a result of these provisions of the Partnership Agreement, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or the Company, despite having the requisite authority under its Declaration of Trust, may not be authorized to engage in a proposed Business Combination.

    POSSIBLE LIMITATIONS ON CHANGE OF CONTROL PURSUANT TO MARYLAND BUSINESS COMBINATION STATUTE. Under the MGCL, as applicable to Maryland REITs, certain "business combinations" (including certain issuances of equity securities) between a Maryland REIT such as the Company and any person who owns 10.0% or more of the voting power of the trust's shares or an affiliate or associate of the trust which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10.0% or more of the voting power of the trust (an "Interested Shareholder"), or between a Maryland REIT and an affiliate of an Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be approved by the board of trustees and a super-majority shareholder vote unless, among other things, the holders of shares of beneficial interest receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. As permitted by the MGCL, the Board of Trustees of the Company has opted out of the business combinations provisions of the MGCL with respect to any business combination involving PGI, the Primestone Joint Venture or any of the Contributors or any of their respective affiliates (including Mr. Reschke). Accordingly, the five-year prohibition and the super-majority shareholder vote requirement will not apply to any "business combinations" between PGI, the Primestone Joint Venture or any of the Contributors or their respective affiliates and the Company. As a result, PGI, the Primestone Joint Venture or any of the Contributors and their respective affiliates may be able to enter into "business combinations" with the Company, which may or may not be in the best interests of the shareholders, without the super-majority shareholder approval. Further, the business combinations statute could have the effect of discouraging offers from third parties to acquire the Company and increasing the difficulty of consummating any such offer. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Business Combinations."

    POSSIBLE LIMITATIONS ON CHANGE OF CONTROL PURSUANT TO MARYLAND CONTROL SHARE ACQUISITION STATUTE. Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares of stock or beneficial interest which, if aggregated with all other such shares of stock or beneficial interest previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or
(iii) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    If voting rights are not approved at a meeting of shareholders then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights.

    The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of beneficial interest. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in the Bylaws is rescinded, the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Control Share Acquisitions."

    ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

    TAX LIABILITIES AS A CONSEQUENCE OF FAILURE TO QUALIFY AS A REIT. The Company intends to operate its business so as to qualify as a REIT under the Code commencing with its taxable period ended December 31, 1997. Although management believes that the Company is organized and operates in such a manner, no assurance can be given that the Company will continue to be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95.0% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay distributions to shareholders aggregating annually at least 95.0% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets in partnership form. In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any pending tax legislation that would adversely affect the Company's ability to operate as a REIT. The Company has received the opinion of Winston & Strawn, counsel to the Company, regarding the Company's ability to qualify as a REIT. See "Certain Federal Income Tax Considerations-- Taxation of the Company" and "Legal Matters." Such legal opinion is based on various assumptions and factual representations by the Company regarding the Company's ability to meet the various requirements for qualification as a REIT, and no assurance can be given that actual operating results will meet these requirements. Such legal opinion is not binding on the IRS or any court.

    Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed 5.0% of the value of the REIT's total assets on certain testing dates. See "Certain Federal Income Tax Considerations--Requirements for Qualification." The Company believes that its allocable share of the aggregate value of the securities of the Services Company to be held by the

Operating Partnership (i.e., the Note and the Preferred Stock) will be less than 5.0% of the value of the Company's total assets. In rendering its opinion as to the qualifications of the Company as a REIT, Winston & Strawn relied on the conclusion of the Company regarding the value of the Services Company. In addition to the 5.0% limitation, a REIT is not permitted to own more than 10.0% of the voting securities of any particular issuer. The Preferred Stock and Note of the Services Company held by the Operating Partnership should not be treated as voting securities. However, the IRS could challenge this conclusion if it determines that the Operating Partnership exercises de facto control over and management of the Services Company.

    If the Company fails to satisfy the 5.0% or 10.0% limitations or otherwise fails to qualify as a REIT in any taxable year, except as to certain failures for which there may be statutory relief or imposition of intermediate sanctions in the form of monetary penalties, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the years involved. In addition, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. See "Certain Federal Income Tax Considerations--Failure to Qualify."

    OTHER TAX LIABILITIES. Even if the Company qualifies as and maintains its status as a REIT, it will be subject to certain federal, state and local taxes on its income and property. For example, if the Company has net income from a "prohibited transaction," such income will be subject to a 100.0% tax. See "Certain Federal Income Tax Considerations--Requirements for Qualification--Penalty Tax on Prohibited Transactions."

    DISTRIBUTIONS TO SHAREHOLDERS AFFECTED BY MANY FACTORS. Distributions by the Company to its shareholders are based principally on cash available for distribution from the Properties. Contractual increases in rent under the leases of the Properties or the receipt of rental revenue in connection with future acquisitions will increase the Company's cash available for distribution to shareholders. However, in the event of a default or a lease termination by a lessee, there could be a decrease or cessation of rental payments and thereby a decrease in cash available for distribution. In addition, the amount available to make distributions may decrease if properties acquired in the future yield lower than expected returns.

    The distribution requirements for REITs under federal income tax laws may limit the Company's ability to finance future developments, acquisitions and/or expansions without additional debt or equity financing. If the Company incurs additional indebtedness in the future, it will require additional funds to service such indebtedness and as a result amounts available to make distributions may decrease. Distributions by the Company are also dependent on a number of other factors, including the Company's financial condition, any decision to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Company deems relevant. See "Business Objective and Growth Strategies."

    To obtain the favorable tax treatment associated with REITs, the Company generally is required to distribute to its shareholders at least 95.0% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains) each year. See "Certain Federal Income Tax Considerations--Requirements for Qualification--Annual Distribution Requirements." In addition, the Company is subject to tax at regular corporate rates to the extent that it does not distribute all of its net capital gain or distributes more than 95.0% but less than 100.0% of its REIT taxable income each year. The Company is also subject to a 4.0% nondeductible excise tax on the amount, if any, by which certain distributions paid by it for any calendar year are less than the sum of 85.0% of its REIT ordinary income, 95.0% of its REIT capital gain net income and 100.0% of its undistributed income from prior years.

    The Company intends to continue to make distributions to its shareholders to comply with the distribution requirements of the Code and to eliminate, or at least minimize, exposure to federal income taxes and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income and the effect of required debt amortization payments could require the Company to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

    HISTORICAL LOSSES; POSSIBILITY OF FUTURE LOSSES. The Company, through the Prime Properties, has had historical accounting losses for certain fiscal years, and there can be no assurance that the Company will not have similar losses in the future.

    ACQUISITION AND DEVELOPMENT RISKS

    GENERAL. The Company intends to continue to acquire additional office and industrial properties. See "Business Objective and Growth Strategies." The Company anticipates that future acquisitions will be financed, in part, through a combination of secured or unsecured financing. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for newly-developed properties may not be available or may be available only on disadvantageous terms. In addition, an acquisition of an office or industrial property entails the risk that such investment will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may also prove inaccurate. Further, there are general investment risks associated with any real estate investment. See "--General Real Estate Investment Risks."

    While the Company expects to continue to limit its business primarily to the Chicago Metropolitan Area, and to a lesser extent the rest of the midwestern United States, and to continue to explore opportunities within these areas, it is possible that the Company will in the future expand its business to new geographic markets. The Company will not initially possess the same level of familiarity with new markets that it has with respect to the markets in which it currently operates, which could adversely affect its ability to develop, acquire, manage or lease properties in such markets.

    CASH FLOWS ARE UNCERTAIN. A portion of the Company's anticipated cash available for distribution may be generated from development activities, which are partially dependent on the availability of development opportunities and which are subject to the risks inherent in development and general economic conditions. There can be no assurance that the Company will realize such anticipated cash flows from future development projects.

    COMPANY'S PERFORMANCE AND VALUE ARE SUBJECT TO REAL ESTATE INVESTMENT RISKS

    GENERAL. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the Properties as well as the expenses incurred in connection therewith. If the Properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, the ability to make distributions to the Company's shareholders could be adversely affected. Income from, and the value of, the Properties may be adversely affected by the general economic climate, local conditions such as oversupply of office or industrial space or a reduction in demand for office or industrial space in the area, the attractiveness of the Properties to potential tenants, competition from other office or industrial buildings, and the ability of the Company to provide adequate maintenance and insurance and increased operating costs (including insurance premiums, utilities and real estate taxes). In addition, revenues from properties and real estate values also are affected by such factors as interest rate levels, the availability of financing, the cost of compliance with regulations and the potential for liability under applicable laws, including changes in tax laws. See "Business and Properties--Competition."

    The Company's income would be adversely affected if a significant number of tenants were unable to pay rent or if office or industrial space could not be rented on favorable terms. Certain significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in rental income from tenants. It would be very difficult for the Company to convert a project to an attractive alternative use or to sell a project to recoup the Company's investment if a project were not successful. Should such an event occur, the Company's income and funds available for distribution would be adversely affected.

    ILLIQUIDITY OF REAL ESTATE COULD ADVERSELY AFFECT THE COMPANY'S FINANCIAL CONDITION. Real estate investments are relatively illiquid and, therefore, the Company has a limited ability to vary its portfolio quickly in response to changes in economic or other conditions. In addition, the Code and related regulations prohibit a REIT from holding property for sale, which may affect the Company's ability to sell properties without adversely affecting distributions to the Company's shareholders.

    COMPETITION COULD ADVERSELY AFFECT THE COMPANY. The Company plans to continue to expand, primarily through the acquisition and development of additional office and industrial buildings in the Chicago Metropolitan Area and other midwestern markets where the acquisition and/or development of property would, in the opinion of management, result in a favorable risk-adjusted return on investment. There are a number of office and industrial building developers and real estate companies that compete with the Company in seeking properties for acquisition, prospective tenants and land for development. All of the Properties are in developed areas where there are generally other properties of the same type and quality. Competition from other office and industrial properties may affect the Company's ability to attract and retain tenants, rental rate and expenses of operation (particularly in light of the higher vacancy rates of many competing properties which may result in lower-priced space being available in such properties). The Company also may be competing with other entities that have greater financial and other resources than the Company.

    LEASE EXPIRATIONS AND RELETTING EXPENSES COULD ADVERSELY AFFECT THE COMPANY'S CASH FLOW. Certain leases expiring during the first several years following the Offering are at rental rates higher than those attained by the Company in its recent leasing activity. Such leases, or other leases of the Company, may not be renewed or, if renewed, may be renewed at rental rates lower than rental rates in effect immediately prior to expiration. Decreases in the rental rates for the Company's properties, the failure of tenants to renew any such leases or the failure of the Company to relet any of the Company's space could materially adversely affect the Company and its ability to make distributions. From April 1, 1998 through March 31, 2001, the Company will have expiring Office Property leases covering approximately 2.0 million net rentable square feet (which represent 31.6% of the Annualized Net Rent of the Office Properties) and Industrial Property leases covering approximately 2.6 million net rentable square feet (which represent 45.8% of the Annualized Net Rent of the Industrial Properties). These lease expirations represent, in the aggregate, approximately 34.7% of the Annualized Net Rent of the Company. As of March 31, 1998, such expiring leases had a weighted average annual net rent per net rentable square foot of approximately $10.57 for Office Property leases and $3.30 for Industrial Property leases. If the Company is unable to promptly relet or renew the leases for all or a substantial portion of this space or if the rental rates upon such renewal or reletting is significantly lower than expected rates, then the Company's cash flow and ability to make expected distributions to shareholders would be adversely affected. See "Business and Properties--General" and "--Lease Expirations."

    CAPITAL IMPROVEMENT REQUIREMENTS COULD ADVERSELY AFFECT THE COMPANY'S CASH FLOW. The Properties vary in age and require regular capital improvements. If the cost of improvements, whether required to attract and retain tenants or to comply with governmental requirements, substantially exceeds management's expectations, cash available for distribution may be reduced.

    UNINSURED LOSSES COULD ADVERSELY AFFECT THE COMPANY'S CASH FLOW. Management believes that the Properties are covered by adequate comprehensive liability, fire, flood, extended coverage, rental loss and all-risk insurance provided by reputable companies and with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to floods, riots or acts of war, or may be insured subject to certain limitations, such as large deductibles or copayments. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its investment in and the cash flow from a property and may be obligated on any mortgage indebtedness or other obligations related to such property. Any such loss could adversely affect the Company and its ability to make distributions.

    BANKRUPTCY AND FINANCIAL CONDITION OF TENANTS COULD ADVERSELY AFFECT THE COMPANY'S CASH FLOW. At any time, a tenant of the Properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the cash available for distribution by the Company. No assurance can be given that certain tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due, which may adversely affect the Company's cash flow and its ability to make expected distributions to shareholders. See "Business and Properties--Legal Proceedings."

    RISKS OF INVESTMENTS IN SECURITIES RELATED TO REAL ESTATE. The Company may pursue its investment objectives through the ownership of securities of entities engaged in the ownership of real estate. Ownership of such securities may not entitle the Company to control the ownership, operation and management of the underlying real estate. In addition, the Company may have no ability to control the distributions with respect to such securities, which may adversely affect the Company's ability to make required distributions to shareholders. Furthermore, if the Company desires to control an issuer of securities, it may be prevented from doing so by the limitations on the asset and gross income tests which must be satisfied by the Company in order for the Company to qualify as a REIT for federal income tax purposes. See "Certain Federal Income Tax Considerations--Taxation of the Company" and "--Requirements for Qualification." The Company operates its business in a manner that does not require the Company to register under the Investment Company Act of 1940, as amended, and shareholders will therefore not have the protection of such act.

    The Company also may invest in mortgages or other debt instruments secured by real estate and may do so as a strategy for ultimately acquiring the underlying real estate. In general, investments in mortgages include the risk that borrowers may be unable to make debt service payments or pay principal when due, the risk that the value of the mortgaged property may be less than the principal amount of the mortgage note securing such property and the risk that interest rates payable on the mortgages may be lower than the Company's cost of funds to acquire these mortgages. In any of these events, Funds from Operations and the Company's ability to make required distributions to shareholders could be adversely affected.

    CHANGES IN LAWS AND PROPERTY TAX RATES COULD ADVERSELY AFFECT THE COMPANY'S FINANCIAL CONDITION. Costs resulting from changes in real estate laws and property taxes generally may be passed through to tenants of the Properties and should not adversely affect the Company. Increases in income, services or transfer taxes, however, generally are not passed through to tenants and may adversely affect the Company's results of operations and ability to make distributions to its shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, however, may result in significant unanticipated expenditures, which could adversely affect the Company's ability to make distributions to shareholders.

    COSTS OF COMPLYING WITH THE AMERICANS WITH DISABILITIES ACT COULD ADVERSELY AFFECT THE COMPANY'S CASH FLOW. Under the Americans with Disabilities Act of 1990, as amended (the "ADA"), all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers, and non-compliance could result in imposition of fines by the federal government or an award of damages to private litigants. Although the Company believes that the Properties are substantially in compliance with these requirements, the Company may incur additional costs to comply with the ADA. Although the Company believes that such costs will not have a material adverse effect on the Company, if required changes involve a greater expenditure than the Company currently anticipates, the Company's ability to make expected distributions to shareholders could be adversely affected.

    CONSEQUENCES OF FAILURE TO QUALIFY AS PARTNERSHIPS. The Company expects that the Operating Partnership and each of the Property Partnerships will be organized as partnerships or limited liability companies and will be treated as partnerships for federal income tax purposes. If the Operating Partnership or any of the Property Partnerships fails to qualify as a partnership for federal income tax purposes and instead is taxable as a corporation, the Company could cease to qualify as a REIT and such partnership would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. See "Certain Federal Income Tax Considerations--Failure to Qualify" and "--Tax Aspects of the Company's Investment in Partnerships--Partnership Classification." The imposition of a corporate level tax on the Operating Partnership would reduce the amount of cash available for distribution to the Company and its shareholders.

    CHANGES IN POLICY AND INVESTMENT ACTIVITY WITHOUT SHAREHOLDER APPROVAL

    ABILITY TO CHANGE CERTAIN POLICIES WITHOUT SHAREHOLDER APPROVAL. The investment and financing policies of the Company and its policies with respect to other activities, including acquisitions, developments, expansions, capitalizations, distributions and operations are determined by the Board of Trustees. Although the Board of Trustees has no present intention to do so, the Board of Trustees may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. Change in these policies could adversely affect the Company's financial condition or results of operations. The Company cannot, however, change its policy of seeking to maintain its qualification as a REIT for federal income tax purposes without the approval of the holders of at least a majority of the outstanding Common Shares. See "Policies with Respect to Certain Activities."

    ABILITY TO ENGAGE IN INVESTMENT ACTIVITY WITHOUT SHAREHOLDER APPROVAL. In the future, the Company expects to acquire and develop additional real estate assets pursuant to its investment strategies and consistent with its investment policies. See "Business Objective and Growth Strategies." The shareholders of the Company are not entitled to receive historical financial statements regarding, or to vote on, any such activities and, instead, will be required to rely entirely on the decisions of management.

    DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the efforts of certain of its executive officers and trustees, particularly Mr. Reschke, Chairman of the Board, and Mr. Curto, President and Chief Executive Officer, for strategic business direction and experience in the Chicago Metropolitan Area and other real estate markets. While the Company believes that it could find replacements for these key personnel, the loss of their services could have an adverse effect on the operations of the Company. The Company has entered employment agreements with Mr. Reschke and Mr. Curto. See "Management-- Employment Agreements."

    DEPENDENCE ON SIGNIFICANT TENANTS. The Company's ten largest office tenants as of March 31, 1998 represented approximately 34.0% of the Annualized Net Rent, and its ten largest industrial tenants as of March 31, 1998 represented approximately 10.8% of the Annualized Net Rent. Of this amount, its three largest tenants, Donnelley, Everen and Jones Day, currently lease approximately 594,500 rentable square feet of office space in the Office Properties, representing approximately 18.6% of the Annualized Net Rent. The Company's revenues and cash available for distribution to shareholders would be disproportionately and materially adversely affected in the event of bankruptcy or insolvency of, or a downturn in the business of, or the nonrenewal of leases by, any of its significant tenants or the renewal of such leases on terms less favorable to the Company than their current terms.

    MANAGED PROPERTY BUSINESS AND NON-REIT SERVICES

    LACK OF CONTROL OVER THE SERVICES COMPANY. To comply with the REIT asset tests that restrict ownership of shares of other corporations, the Operating Partnership owns 100.0% of the Preferred Stock of the Services Company and Messrs. Reschke and Curto of the Company hold 100.0% of the voting stock of the Services Company. This ownership structure is necessary to permit the Company to share in the income of the Services Company while also maintaining its status as a REIT. Moreover, such persons, as the holders of 100.0% of the voting stock, retain the ability to elect the board of directors of the Services Company after the terms of the initial directors expire. Although the Company receives substantially all of the economic benefit of the business carried on by the Services Company due to the Company's right to receive interest on the Note and dividends through the Operating Partnership, the Company is not able to elect directors or officers of the Services Company. Therefore, the Company does not have the ability to influence directly the operations of the Services Company or to require that the Services Company's board of directors declare and pay a cash dividend on the Preferred Stock held by the Operating Partnership. As a result, the board of directors and management of the Services Company may implement business policies or decisions that would not have been implemented by entities controlled by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely impact the Company's net operating income and cash flow.

    TAX LIABILITIES AND ADVERSE CONSEQUENCES OF REIT STATUS ON THE BUSINESS OF THE SERVICES COMPANY. The Services Company is subject to federal and state income tax on its taxable income at regular corporate rates. Certain requirements for REIT qualification may in the future limit the Company's ability to receive increased distributions from the Services Company without jeopardizing the Company's qualifications as a REIT. See "--Adverse Consequences of Failure to Qualify as a REIT; Other Tax Liabilities."

    LIABILITIES FOR ENVIRONMENTAL MATTERS COULD ADVERSELY AFFECT THE COMPANY'S FINANCIAL CONDITION. Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment, an owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in such property. These laws often impose liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial, and the presence of such substances may adversely affect the owner's or operator's ability to rent or sell such property or to borrow using such property as collateral and may expose such owner or operator to liability resulting from any release of or exposure to such substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances at another location also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and therefore potentially liable for removal or remediation costs, as well as certain other related costs, including governmental penalties and injuries to persons and property.

    All of the Properties have been subject to recent Phase I or similar environmental assessments by independent environmental consultants within approximately the last two years. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. The Company is aware of contamination at certain of the Industrial Properties, which are already in remediation programs sponsored by the state in which they are located. PGI has sued a former environmental consultant and a former tenant of one of these Properties for damages. PGI has contractually agreed to retain liability, and indemnify the Company, for environmental remediation with regard to certain of these Industrial Properties, which environmental consultants have estimated will cost, in the aggregate, approximately $3.2 million. The Company also has received contractual indemnification from a tenant for possible environmental liabilities caused by the tenant at one of the Contribution Properties and is involved in other litigation. See "Business and Properties--Government Regulations--Environmental Matters."

    The Company believes that the other Properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance liability or claim relating to hazardous or toxic substances in connection with any of its other Properties. None of the Company's environmental assessments of the Properties has revealed any environmental liability that, after giving effect to the contractual indemnities described above, the Company believes would have a material adverse effect on the Company's financial condition or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nonetheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks) or by third parties unrelated to the Company. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds the Company's budgets for such items, the Company's ability to make expected distributions to shareholders could be adversely affected.

    OTHER REGULATIONS COULD ADVERSELY AFFECT THE COMPANY'S FINANCIAL
CONDITION. The Properties also are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in material compliance with all such regulatory requirements. There can be no assurance, however, that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's Funds from Operations and expected distributions.

    POSSIBLE ADVERSE EFFECTS ON SHARE PRICE ARISING FROM SHARES ELIGIBLE FOR FUTURE SALE. No prediction can be made as to the effect, if any, of future sales of Common Shares, or the availability of shares for future sales, on the market price of the Common Shares. Sales of substantial amounts of Common Shares (including Common Shares issued upon the exercise of options, the exchange of LP Common Units or conversion of Convertible Preferred Shares), or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Shares.

    In connection with the Formation Transactions, 9,067,210 LP Common Units in the aggregate were issued. None of the applicable Limited Partners can exchange such LP Common Units for Common Shares until the first anniversary of the completion of the Offering. Further, each of the Limited Partners that received LP Common Units in connection with the Formation Transactions has agreed not to directly or indirectly offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition of) any LP Common Units or Common Shares or other shares of beneficial interest of the Company, or any securities convertible or exercisable or exchangeable for any LP Common Units or Common Shares or other shares of beneficial interest of the Company for the applicable Holding Periods, in each case without the prior written consent of Prudential Securities Incorporated, on behalf of the IPO Underwriters, subject to certain limited exceptions. Prudential Securities Incorporated, at any time and without notice, may release all or any portion of the Common Shares subject to the foregoing lock-up agreements. Following the expiration of the foregoing restrictions, any Common Shares issued to a Limited Partner upon exchange of their respective LP Common Units may be sold in the public market pursuant to registration statements which the Company will be obligated to file pursuant to the exercise of registration rights that have been granted by the Company or available exemptions from registration. See "Shares Eligible for Future Sale."

    The Company has 15,313,094 Common Shares outstanding, of which 12,720,600 Common Shares are freely tradeable in the public market by persons other than "affiliates" of the Company without restriction or registration under the Securities Act. The balance of the Company's outstanding Common Shares, composed of the 2,579,994 Offered Shares, when sold pursuant to the Registration Statement that contains this Prospectus, will be freely tradeable in the public market without restriction or registration under the Securities Act except for any shares purchased by an existing "affiliate" of the Company, which will be subject to certain resale limitations in the absence of registration under the Securities Act unless an exemption from registration is available. All Common Shares that are issuable upon the exchange of Common Units or the conversion of the Convertible Preferred Shares will be deemed to be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be transferred unless such Common Shares are registered under the Securities Act or an exemption from registration is available, including any exemption from registration provided under Rule 144. In general, upon satisfaction of certain conditions, Rule 144 permits the sale of certain amounts of restricted securities one year following the date of acquisition of the restricted securities from the Company and, after two years, permits unlimited sales by persons unaffiliated with the Company.

    The Company has provided registration rights to the Limited Partners which received LP Common Units in connection with the Formation Transactions, and to an additional Limited Partner that has received 303,865 LP Common Units since the IPO, with respect to the Common Shares to be acquired by them upon exchange of LP Common Units for Common Shares. In addition, the Company has granted certain registration rights to Security Capital Preferred Growth with respect to the Common Shares which may be acquired by it upon the conversion of the Convertible Preferred Shares into Common Shares. In accordance with such registration rights, Security Capital Preferred Growth has requested that the Company prepare and file a shelf registration statement covering the resale of the Convertible Preferred Shares and the underlying Common Shares. See "Shares Eligible for Future Sale--Exchange Rights and Registration Rights."

    Upon completion of the IPO, the Company granted options to purchase an aggregate of 1,090,500 Common Shares at the initial public offering price to certain trustees, executive officers and other employees of the Company (100,000 of which have been subsequently terminated), and an additional 759,500 Common Shares were reserved for issuance upon the exercise of options granted under the Share Incentive Plan. Since the IPO, the Company has granted additional options to purchase up to 112,000 Common Shares under the Share Incentive Plan to certain employees of the Company of which 7,500 have subsequently been terminated. See "Management--Share Incentive Plan." In addition, the Company may issue from time to time additional Common Shares or Common Units in connection with the acquisition of properties. See "Business Objective and Growth Strategies--Acquisition Strategy." The Company anticipates that it will file a registration statement with respect to the Common Shares issuable under the Share Incentive Plan prior to November 17, 1998. Such registration statement and any subsequent registration statements filed pursuant to the foregoing registration rights generally will allow Common Shares covered thereby, including Common Shares issuable upon the exchange of Common Units, the conversion of the Convertible Preferred Shares or the exercise of options, to be transferred or resold without restriction under the Securities Act.

    MARKET INTEREST RATES COULD ADVERSELY IMPACT THE MARKET PRICE OF THE COMMON SHARES. One of the factors that will influence the market prices of the Common Shares will be the annual yield on the price paid for Common Shares from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Shares to demand a higher annual yield from future distributions. Such an increase in the required yield from distributions may adversely affect the market price of the Common Shares. In addition, the market value of the Common Shares could be affected substantially by other general market conditions. Numerous other factors, such as government regulatory action and modification of tax laws, could have a significant effect on the future market price of the Common Shares.

                                  THE COMPANY

    The Company is a fully-integrated real estate company providing property management, leasing, marketing, acquisition, development, redevelopment, construction, finance and other related services. The Company expects to qualify as a REIT for federal income tax purposes beginning with its taxable period ended December 31, 1997. Including the Pending Property Acquisition, the Company will own 24 Office Properties containing an aggregate of approximately 5.8 million net rentable square feet, 47 Industrial Properties containing an aggregate of approximately 6.0 million net rentable square feet, one retail center, one parking facility and two land parcels. The Properties are located primarily in the Chicago Metropolitan Area. As of March 31, 1998, the Office Properties and the Industrial Properties generated 78.1% and 21.9%, respectively, of the Company's Annualized Net Rent. In addition, the Company owns a mortgage on an office property containing 728,406 net rentable square feet. Including the Pending Parcel Acquisitions, the Company will also own approximately 246.5 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately 302.8 acres of developable land (including rights to acquire two development sites located in the Chicago CBD containing approximately 119,000 square feet), which management believes could be developed with approximately 5.6 million square feet of additional office space and over 7.6 million square feet of additional industrial space.

    In terms of net rentable square feet, approximately 90.1% of the Office Properties and 87.8% of the Industrial Properties are located in the Chicago Metropolitan Area in prime business locations within established business communities. The Properties located in the Chicago Metropolitan Area account for approximately 92.6% of the Company's Annualized Net Rent. The remaining Office Properties are located in the Nashville, Tennessee; Knoxville, Tennessee; and Milwaukee, Wisconsin metropolitan areas, and the remaining Industrial Properties are located in the Columbus, Ohio metropolitan area. The Company intends to continue to invest in the acquisition, development and redevelopment of office and industrial properties primarily located in the Chicago Metropolitan Area. The Company believes that it is the only publicly-traded REIT primarily focusing on both the office and industrial markets in the Chicago Metropolitan Area.

    The Company believes that the Properties are well-located, have excellent highway access, attract high-quality tenants, are well-maintained and professionally managed. Approximately 59.1% of the Office Properties, in terms of Annualized Net Rent, are Class A properties. The Company considers Class A office buildings to be buildings that are centrally located, professionally managed and maintained, attract high-quality tenants, command upper-tier rental rates and are modern structures or have been modernized to compete with new buildings. The balance of the Office Properties consist of Class B office buildings where the Company believes significant potential exists to improve the operating income of such assets by redeveloping or repositioning them to a higher level of operating standard. The Company considers Class B office buildings to be properties which are generally more than 20 years old, in good physical condition, occupied by quality tenants and are situated in desirable locations, but which may lack the latest functional and technological advances and amenities. The Industrial Properties, in terms of Annualized Net Rent, consist of 62.7% warehouse/distribution properties and 37.3% overhead crane/manufacturing properties. As of March 31, 1998, the Office Properties were 89.0% leased to more than 610 tenants, and the Industrial Properties were 87.4% leased to more than 60 tenants.

    The Properties have a diverse and stable base of tenants and have historically provided steadily increasing rents which the Company believes is due to the quality of the Properties, the existence of long-term leases with contractual rent escalations and the strength of the markets in which the Properties are located. As of March 31, 1998, approximately 64.7% of the leases for the Properties, in terms of Annualized Net Rent, had contractual rent increases, of which approximately 53.5% of the Annualized Net Rent was attributable to leases with specified contractual rent increases and approximately 11.2% of the Annualized Net Rent was attributable to leases with contractual rent increases related to the CPI. Over the next three years, the Company expects to receive contractual rent increases which will average approximately $2.1 million per year (exclusive of contractual rent increases related to the CPI or rent increases attributable to the transition from free or partial rent to full rent). Furthermore, as of March 31, 1998, less than 55.3% of the Annualized Net Rent is derived from leases scheduled to expire during the next five years. The three largest tenants in the Properties, in terms of Annualized Net Rent, are Donnelley, Everen and Jones Day. As of March 31, 1998, the Company's ten largest office and ten largest industrial tenants (based upon Annualized Net Rent) had leased space from the Company for an average of 5.8 and 4.5 years, respectively, and accounted for 34.0% and 10.8%, respectively, of Annualized Net Rent.

    The Prime Group, Inc. was founded in 1981 by Michael W. Reschke and has been involved in the ownership, acquisition, renovation, development, construction, financing, marketing, leasing and management of institutional quality, income-producing real estate properties for approximately 17 years. In 1994, PGI contributed its retail development business and its multi-family housing business to separate publicly-traded real estate investment trusts--Prime Retail, Inc. (NYSE: PRT) and Ambassador Apartments, Inc. (which on May 8, 1998, merged with and into Apartment Investment and Management Company). In May 1997, PGI contributed its senior and assisted living business to Brookdale Living Communities, Inc. (Nasdaq: BLCI), a publicly-traded owner, operator and developer of senior housing and a provider of senior and assisted living services to the elderly.

    PGI has been involved in the office and industrial real estate business since 1985. During this time, PGI has achieved recognition for its commitment to excellence in terms of architecture, construction, urban planning and design, as well as its ability to implement aggressive marketing and leasing programs to achieve among the highest rents and occupancies within its submarkets. Most notably, PGI successfully developed and leased the 77 West Wacker Drive Building, a 50-story, Class A office tower in the Chicago CBD, which started construction in April 1990 and opened in May 1992 with commitments for long-term leases for more than 95.0% of the net rentable office area in the building.

    The Company has approximately 352 employees, 44 of whom are located at the Company's executive offices in Chicago. The senior management of the Company includes certain former executives of PGI who were responsible for the strategic direction, management and day-to-day operations of PGI's office and industrial real estate business prior to the IPO. The Company's management has substantial experience in the full range of real estate activities undertaken by the Company. The top ten senior executives of the Company have an average of more than 20 years experience in the real estate industry in the Chicago Metropolitan Area.

    The Company's primary business strategy is to achieve its investment and growth objectives by focusing on the acquisition, development and operation of office and industrial real estate located in the Chicago Metropolitan Area and, to a lesser extent, other midwestern markets. To implement this strategy, the Company intends to continue to (a) own, acquire, develop, redevelop, lease, manage and operate Class A office properties that have below market rents and, therefore, provide the opportunity to enhance returns as leases expire or are renewed, (b) acquire distressed, underperforming and undermanaged Class B office properties in desirable locations and improve the income potential of such assets by raising these properties to a higher level of operating standard through value-added renovation programs, professional property management and aggressive leasing, retenanting and marketing efforts, (c) acquire and develop properties that underutilize their sites or where there is excess land for future development, (d) acquire properties or portfolios of properties from tax-sensitive owners where the properties can be acquired on a tax-deferred basis using Common Units of the Operating Partnership as purchase consideration and (e) own, acquire, develop, redevelop, lease, manage and operate bulk warehouse/distribution facilities and overhead crane/manufacturing facilities. The Company believes that it can draw upon its extensive experience and long-term presence in the Chicago Metropolitan Area to create a strategic advantage in competing for future development and acquisition opportunities.

    The Company believes that the solid, diversified local economy in the Chicago Metropolitan Area is creating continued office space demand and absorption. Because of steady expansion of office employment and nearly no new construction, the overall Class A vacancy rate has steadily declined for five years and is expected to continue to decline. According to RCG, Class A rental rates in the Company's largest office market, the Chicago CBD, have begun to rise as Class A vacancy rates in the Chicago CBD have decreased from 23.1% in 1992 to 8.1% at December 31, 1997.

    The Chicago Metropolitan Area also has experienced a very active market in industrial space in the 1990s. As of the end of 1997, the Chicago Metropolitan Area's industrial market's overall vacancy rate was 7.9%, below the national average vacancy rate of 8.4%. In addition, 30.9% (in terms of net rentable square feet) of the Company's Industrial Properties in the Chicago Metropolitan Area consists of overhead crane facilities, which have a replacement cost substantially in excess of the Company's basis in its Properties. The Company believes that current rental rates in the overhead crane/manufacturing market are less than the level which would justify the construction of new overhead crane/manufacturing facilities and, therefore, the Company believes that there will be little new competition with the Company's overhead crane/manufacturing Properties. See "Business and Properties--The Company's Markets."

    The Company believes that the foundation for growth in cash flow per share in future years will be from a number of sources, including contractual rent escalations in existing leases; the leasing of all or a portion of the existing vacant space in the Properties; the quality and strategic location of its Properties; the acquisition at below replacement cost; and, where appropriate, the renovation or repositioning of additional office and industrial properties; the strengthening of the Chicago Metropolitan Area economy; the development of new office and industrial properties when market conditions warrant such new development and the knowledge and experience of its senior management team and their long-term relationships with large corporate tenants, municipalities, landowners and institutional sellers. On a pro forma basis, after giving effect to the Pending Acquisitions, the Company's ratio of debt to total market capitalization will be approximately 45.3%.

    The Company was formed on July 21, 1997 as a Maryland real estate investment trust. The Company's executive offices are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, and its telephone number is (312) 917-1300.

SERVICES COMPANY

    THE SERVICES COMPANY. The Services Company was formed in March 1997 under the laws of the state of Maryland to provide industrial property management, leasing, construction, architectural and corporate advisory services business. The Services Company also operates health club facilities located in the 77 West Wacker Drive Building and Continental Towers. Mr. Reschke and Mr. Curto together own 100.0% of the voting common stock of the Services Company, representing 5.0% of its economic value, for which they are obligated to contribute an aggregate of $50,000. The Operating Partnership owns 100.0% of the nonvoting Preferred Stock of the Services Company, representing 95.0% of its economic value. The Preferred Stock of the Services Company has an annual dividend rate of 8.5%, pays dividends on a cumulative and participating basis, and is not redeemable by the Services Company or convertible into other securities of the Services Company. The Operating Partnership holds the Note issued by the Services Company. The Note has a term of ten years, bears interest at a rate of 11.0% per annum and requires quarterly interest only payments in arrears. The ownership structure of the Services Company is necessary to permit the Company to share in the Service Company's income and also maintain its status as a REIT for federal income tax purposes. Although the Company receives substantially all of the economic benefit of the businesses carried on by the Services Company by virtue of the Company's rights to receive (i) dividends through the Operating Partnership's investment in the Preferred Stock and (ii) interest payments on the Note held by the Operating Partnership, the Company does not elect the Services Company's officers or directors and, consequently, does not have the ability to control the operations of the Services Company or require the declaration of dividends. See "Risk Factors--Managed Property Business and Non-REIT Services--Lack of Control Over the Services Company."

    The Services Company provides management, leasing, tenant improvement construction, painting contracting and tenant representation services to buildings owned by others pursuant to contracts contributed to the Services Company by the Operating Partnership. Such contracts generally provide for management fees of 1.5% to 5.0% of collected revenue. As is customary in the real estate industry, most of the management contracts with the building owners to be contributed are terminable upon 30 days notice. The Services Company's responsibilities under these contracts include providing and coordinating accounting services, lease administration, maintenance, repair and engineering services, management, leasing, tenant improvement construction, painting contracting and tenant representation.

    The Services Company's leasing division provides leasing services to certain of the Properties and other property owners for fees that are paid as leases are executed and as the space is occupied. In general, leasing fees range from 4.0% to 5.0% of the lease rental amount during the first five years of the lease term and 2.0% to 2.5% for the next five years of the lease term. The Services Company's construction management division provides construction management services for tenant improvements, renovations and other construction to the properties managed by the Company.

    The Services Company has three directors: Messrs. Reschke, Curto and Derderian. Mr. Curto serves as the Services Company's Chairman of the Board, Mr. Derderian serves as the Services Company's Chief Executive Officer, and John O. Wilson serves as the Services Company's President.

    The real estate management and leasing industries are highly competitive. The Services Company's major competitors for construction, leasing and management contracts include a variety of Chicago Metropolitan Area and national firms. The Services Company expects to continue to be competitive in these areas based upon the quality of its employees and services and its current market presence.

                    BUSINESS OBJECTIVE AND GROWTH STRATEGIES

BUSINESS OBJECTIVE

    The Company intends to continue to engage in the acquisition, development and redevelopment of commercial real estate properties located in the midwestern region of the United States, with a primary focus being on the office and industrial markets in the Chicago Metropolitan Area. The Company's primary business objective is to achieve sustainable long-term growth in cash flow per share and to enhance the value of its portfolio through the implementation of effective operating, acquisition, development and financing strategies. The Company believes that opportunities exist to increase cash flow per share by:

    - contractual rent increases in existing leases;

    - leasing all or a portion of the existing vacant space in the Properties;

    - acquiring office and industrial properties (or entities that own or control such properties) at or below replacement cost and at positive spreads to its cost of capital;

    - increasing rental and occupancy rates and decreasing tenant concessions as vacancy rates in the Company's submarkets generally continue to decline;

    - developing or redeveloping office and industrial properties for the benefit of the Company where such activity will result in a favorable risk-adjusted return on investment;

    - expanding its property management, leasing and corporate advisory services business; and

    - using, when available, long-term, tax-exempt bonds (which typically have lower interest costs) to finance the acquisition and renovation of existing industrial facilities and the development of new industrial facilities.

    The Company believes that a number of factors will enable it to achieve its business objectives, including: (a) the opportunity to lease available space at attractive rental rates because of increasing demand and, with respect to the Office Properties, the present limited level of new construction in the Chicago Metropolitan Area; (b) the presence of distressed sellers and inadvertent owners (through foreclosure or otherwise) of office and industrial properties in the Company's submarkets, as well as the Company's ability to acquire properties with Common Units (thereby deferring the seller's taxable gain), all of which create enhanced acquisition opportunities; and (c) the quality and location of the Properties.

    Management believes that the Company is well-positioned to take advantage of these opportunities because of its extensive experience in its markets, its seasoned management team, its significant land holdings and option rights and its ability to develop, redevelop, lease and efficiently manage office and industrial properties. In addition, the Company believes that public ownership and its capital structure will provide the Company with enhanced access to the public debt and equity capital markets and new opportunities for growth. On a pro forma basis, after giving effect to the Pending Acquisitions, the Company's ratio of debt to total market capitalization will be approximately 45.3%.

OPERATING STRATEGY

    The Company focuses on increasing its cash flow per share by: (a) maximizing cash flow from its Properties through contractual rent increases, pro-active leasing programs and effective property management; (b) managing operating expenses through the use of in-house management, leasing, marketing, financing, accounting, legal, construction, management and data processing functions; (c) maintaining and developing long-term relationships with a diverse tenant group;
(d) attracting and retaining motivated employees by providing financial and other incentives to meet the Company's operating and financial goals; and (e) continuing to emphasize value-added capital improvements to enhance the Properties' competitive advantages in their submarkets.

  CONTRACTUAL INCREASES IN RENT

    A substantial portion of the Company's existing portfolio is leased pursuant to long-term leases with contractual annual rent increases, thereby providing the Company with both stable and escalating rental revenues. By way of example, the contractual rent increases from existing leases in the 77 West Wacker Drive Building average approximately $627,150 per year over the next ten years. As of March 31, 1998, approximately 64.7% of the leases for the Properties, in terms of Annualized Net Rent, had contractual rent increases, of which approximately 53.5% of the Annualized Net Rent was attributable to leases with specified contractual rent increases and approximately 11.2% of the Annualized Net Rent was attributable to leases with contractual rent increases related to the CPI. Over the next three years, the Company expects to receive contractual rent increases which will average approximately $2.1 million per year (exclusive of contractual rent increases related to the CPI or rent increases attributable to the transition from free or partial rent to full rent). The Company believes that reporting rental revenues on a cash basis (i.e., based on contractual lease terms) will result in a more accurate presentation of its actual operating activities than if rental revenues were reported on a straight-line basis and, accordingly, expects to continue to report Funds from Operations with rental revenues recorded based on cash rents. As a result, contractual rent increases will cause reported Funds from Operations to increase.

  PRO-ACTIVE LEASING; ABILITY TO LEASE VACANT SPACE

    The Company believes that the strength of its leasing program is demonstrated by the current occupancy status of the Properties. As of March 31, 1998, the Office Properties were approximately 89.0% leased, and the Industrial Properties were approximately 87.4% leased. Such occupancy rates compare to average occupancy rates at March 31, 1998 of 87.3% for the Chicago CBD office market, 90.5% for the Suburban Chicago office market and 92.0% for the Chicago industrial market. See "Business and Properties--General," "--Occupancy and Rental Information," "--Office Properties," "--Industrial Properties" and "--The Company's Office Submarkets--Chicago Metropolitan Area Office Submarkets."

    The Company believes that one of its most notable leasing accomplishments is the 77 West Wacker Drive Building, a recently-developed 50-story office tower located in downtown Chicago containing approximately 944,600 square feet of net rentable area. Construction began in April 1990 and was successfully completed with the opening of the building in May 1992. At its opening, the building had commitments for long-term leases for over 95.0% of its net rentable office area. In 1995, the Company restructured its lease with Keck, a significant tenant at the 77 West Wacker Drive Building, to decrease the Keck Space and to reduce the rent on Keck's remaining space. In June 1997, Keck stopped paying rent and, in connection with a settlement of the resulting litigation, Keck vacated its remaining space in November 1997. See "Business and Properties--Legal Proceedings." Through March 31, 1998, 85,000 net rentable square feet of the 113,000 net rentable square feet at the 77 West Wacker Drive Building formerly leased to Keck has been re-leased to other tenants. The Company believes it will be able to increase cash flow per share by continuing to lease the existing vacant space in the Properties. As of March 31, 1998, the Company had 639,105 net rentable square feet of vacant space in the Office Properties. As of March 31, 1998, the Company also had 754,187 net rentable square feet of vacant space in the Industrial Properties.

  LONG-TERM LEASES; TENANT RETENTION

    A substantial portion of the Properties is leased on a long-term basis, thereby providing the Company with a reduced level of costs and capital expenditures due to tenant lease expirations. Approximately 47.7% of the Company's Annualized Net Rent is attributable to leases expiring in 2003 or beyond. With regard to the Office Properties, as of March 31, 1998, 49.3% of the office leases in terms of Annualized Net Rent, had terms expiring in five years or more, resulting in an average annual turnover for the next five years of 10.1% per annum. With regard to the Industrial Properties, as of March 31, 1998, 41.9% of the industrial leases in terms of Annualized Net Rent, had terms expiring in five years or more, resulting in an average annual turnover for the next five years of 11.6% per annum. From January 1, 1995 through

March 31, 1998, the Prime Properties have achieved a tenant retention rate, based on renewals of leases with scheduled expirations, of approximately 61.6% in terms of net rentable square feet. The Company intends, as market conditions permit, to continue to favor longer-term leases with contractual annual rent increases. See "Business and Properties--Lease Expirations."

  MANAGEMENT OF OPERATING EXPENSES

    The Company believes that it has been successful in providing high-quality and professional property management services to its tenants, while maintaining property operating expenses and real estate taxes at or below such expense levels for comparable properties. As the Company continues to grow through the acquisition and development of additional office and industrial properties, management of the Company believes that economies of scale will allow the Company to operate its properties with increasing efficiency.

ACQUISITION STRATEGY

    The Company seeks to increase its cash flow per share by acquiring additional office and industrial properties at prices below replacement cost, including properties that: (a) may provide attractive initial yields and significant potential for growth in cash flow from property operations; (b) are well-located, high quality and competitive in their respective submarkets; (c) are located in the Company's existing submarkets and/or in other strategic submarkets where the demand for office and industrial space exceeds available supply; or (d) have been undermanaged or are otherwise capable of improved performance through intensive management, marketing and leasing.

    The Company concentrates its acquisition activities in the Chicago Metropolitan Area and, to a lesser extent, in other midwestern markets. The Company believes that attractive opportunities exist to acquire office and industrial properties in these markets at prices below replacement cost. Each acquisition opportunity is reviewed to evaluate whether it meets one or more of the following criteria: (a) potential for higher occupancy levels and/or rents as well as for lower tenant turnover and/or operating expenses; (b) ability to generate returns in excess of the Company's weighted average cost of capital, taking into account the estimated costs associated with renovation and tenant turnover (I.E., tenant improvements and leasing commissions); and (c) a purchase price at or below estimated replacement cost.

    The Company believes it has certain competitive advantages that enhance its ability to identify and complete acquisitions on a timely and efficient basis, including: (a) management's significant local market experience with, and knowledge of, properties, submarkets and potential tenants; (b) management's long-standing relationships with commercial real estate brokers and institutional and other owners of commercial real estate in the Chicago Metropolitan Area; (c) the Company's fully-integrated real estate operations, which allow it to quickly evaluate and respond to acquisition opportunities; (d) the Company's ability to access relatively low-cost financing through the capital markets; and (e) management's reputation as an experienced purchaser of office and industrial properties with the ability to execute transactions in an efficient and timely manner.

    The Company believes that many of the owners of commercial real estate properties located in the Chicago Metropolitan Area have a low tax basis in their properties and have the corresponding potential for the recognition of substantial taxable gains as a result of the disposition of such properties. Management believes that the Company's capital structure and ability to acquire properties in exchange for Common Units, and thereby defer a seller's potential taxable gain, will enhance the ability of the Company to consummate transactions quickly and to structure more competitive acquisitions than other real estate companies in the market which lack the Company's access to capital and ability to acquire property with Common Units.

DEVELOPMENT STRATEGY

    As opportunities arise and where market conditions support a favorable risk-adjusted return on investment, the Company intends to pursue opportunities for growth through the development of new office and industrial properties. The Company believes that the strength and experience of its management in the development of office and industrial properties will provide it with a competitive advantage in evaluating and pursuing opportunities to develop additional properties. During the next few years, the Company expects that most of its development activities will be focused on office and industrial properties in the Chicago Metropolitan Area.

    Based on ongoing marketing activities and discussions with prospective tenants, the Company expects that over the next several years there will be significant demand from several large tenants that are unable to find large blocks of contiguous Class A office space in downtown Chicago which may lead to significant office development opportunities. The Company believes that its significant land holdings and land option rights will provide it with a distinct advantage in competing for future development opportunities. The Company owns approximately 246.5 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately 302.8 acres of developable land, which management believes could be developed with approximately 5.6 million square feet of additional office space and over 7.6 million square feet of additional industrial space. The Company's option rights include an option to acquire a development site containing approximately 58,000 square feet known as 300 North LaSalle in downtown Chicago which, to the extent the Company is able to obtain significant preleasing commitments for such a project, the Company believes it could develop as an office or mixed-use project containing up to approximately 1.2 million net rentable square feet.

    The Services Company's corporate advisory activities with third parties are expected to give the Company further access to future development opportunities. The Services Company also will continue to undertake build-to-suit projects for third parties.

FINANCING STRATEGY

    The Company's financing strategy and objectives are determined by the Company's Board of Trustees. The Company intends to take advantage of currently attractive long-term interest rates by fixing the rate on a large portion of its debt thus mitigating interest rate exposure. However, such objectives may be altered without the consent of the Company's shareholders, and, subject to certain limitations in the Declaration of Trust with regard to the Convertible Preferred Shares, the Company's organizational documents do not limit the amount or type of indebtedness that the Company may incur. On a pro forma basis, after giving effect to the Pending Acquisitions, the Company's ratio of debt to total market capitalization will be approximately 45.3%. Although the Company's policy has been to operate with a ratio of debt to total market capitalization at a level below 50.0%, the Company's Board of Trustees is currently evaluating a number of alternative measurements of debt capacity in order to determine which measurement is the appropriate measure of the Company's debt capacity.

    The Company intends to use one or more sources of capital for future acquisitions and development activities. These capital sources may include undistributed cash flow, borrowings under certain acquisition facilities, proceeds from the issuance of long-term, tax-exempt bonds and other debt or equity securities and other bank and/or institutional borrowings, including the Company's Credit Facility. There can be no assurance that the Company will be able to obtain capital for any such acquisitions or developments on terms favorable to the Company.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from sales of the Offered Shares by the Selling Shareholders. The Company has agreed to pay all expenses of effecting the registration of the Common Shares offered (other than underwriting discounts, sales and commissions, fees and disbursements of counsel, and transfer taxes, if any) pursuant to the Registration Statement under the Securities Act that contains this Prospectus.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

    The Common Shares have been traded on the NYSE since November 12, 1997 under the symbol "PGE." Set forth below (rounded to the nearest $.01) are the high and low closing prices for the Common Shares since November 12, 1997, as reported by the NYSE.

                                             HIGH             LOW
                                        --------------- ---------------
FISCAL YEAR 1998:
  First Quarter.........................      $ 20 7/8       $ 19 3/16
  Second Quarter........................      $ 21 1/8       $ 17 1/8
  July 1, 1998 to September 25, 1998....      $ 19 15/16      $ 13 1/8
FISCAL YEAR 1997:
  November 12, 1997 to December 31,
    1997................................      $ 20 7/16      $ 19 15/16

    On September 25, 1998, the last reported price for the Common Shares was $18 1/16 per share. As of September 25, 1998, the Company's 15,313,094 Common Shares were held by 35 shareholders of record.

    The Company currently pays quarterly distributions to holders of Common Shares and Common Units. Distributions in respect of the Common Shares and Common Units are not permitted unless all current and any accumulated distributions in respect of the Convertible Preferred Shares and the Redeemable Preferred Shares and related Preferred Units, have been paid in full. The first distribution, for the period from the closing of the IPO through December 31, 1997, was $.16644 per Common Share and per Common Unit, which is equivalent to a quarterly distribution of $.3375 per Common Share and per Common Unit. On April 21, 1998, the Company paid a distribution of $.3375 per Common Share and per Common Unit for the first quarter of 1998 to holders of record on March 31, 1998. On July 20, 1998, the Company paid a distribution of $.3375 per Common Share and Common Unit for the second quarter of 1998 to holders of record on June 30, 1998. On September 17, 1998, the Company declared a dividend of $.3375 per Common Share and Common Unit for the third quarter of 1998 to holders of record on September 30, 1998. The payment date for this dividend is October 20, 1998. Future distributions by the Company will be at the direction of the Board of Trustees of the Company and will depend on the actual cash available for distribution, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code (see "Certain Federal Income Tax Considerations-- Requirements for Qualification"), and such other factors as the Board of Trustees deems relevant. See "Risk Factors--Changes in Policy and Investment Activity without Shareholder Approval."

    The Company anticipates that its distributions will exceed earnings and profits for income tax reporting purposes due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Company. Therefore, approximately 5.5% (or $0.07 per Common Share) of the distributions anticipated to be paid by the Company for the first 12 months subsequent to the IPO are expected to represent a return of capital for federal income tax purposes and in such event will not be subject to federal income tax under current law to the extent such distributions do not exceed a shareholder's basis in his or her Common Shares. The nontaxable distributions will reduce the shareholder's tax basis in the Common Shares and, therefore, the gain (or loss) recognized on the sale of such Common Shares or upon liquidation of the Company will be increased (or decreased) accordingly. The Company has determined that, for federal income tax purposes, none of the $.16644 per Common Share distribution paid for the partial fourth quarter of 1997 represented a return of capital to shareholders. The percentage of shareholder distributions that represents a nontaxable return of capital may vary substantially from year to year.

    Federal income tax law requires that a REIT distribute annually at least 95.0% of its REIT taxable income. See "Certain Federal Income Tax Considerations--Requirements for Qualification--Annual Distribution Requirements." The amount of distributions on an annual basis necessary to maintain the Company's REIT status based on pro forma taxable income of the Operating Partnership for the 12 months ended December 31, 1997, as adjusted for certain items in the following table, would have been approximately $14.8 million. The estimated cash available for distribution is anticipated to be in excess of the annual distribution requirements applicable to REITs. Under certain circumstances, the Company may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT; Other Adverse Consequences." For a discussion of the tax treatment of distributions to holders of Common Shares, see "Certain Federal Income Tax Considerations."

                                 CAPITALIZATION

    The following table sets forth the historical capitalization of the Company as of June 30, 1998 and on a pro forma basis for the Company after giving effect to the Pending Acquisitions to be completed after June 30, 1998. See the historical financial information relating to the Company set forth elsewhere in this Prospectus.

                                                                                            AS OF JUNE 30, 1998
                                                                                          ------------------------
                                                                                          HISTORICAL   PRO FORMA
                                                                                          ----------  ------------
                                                                                           (DOLLARS IN THOUSANDS)
Debt:
  Credit Facility.......................................................................  $   80,700  $    106,472(1)
  Line of Credit........................................................................          --            --
  Mortgage notes payable................................................................     297,801       297,801
  Tax-exempt and taxable bonds payable..................................................      74,450        74,450
                                                                                          ----------  ------------
Total debt..............................................................................     452,951       478,723
Minority interest.......................................................................     149,121       149,121
Shareholders' equity:
  Preferred Shares, $0.01 par value; 30.0 million authorized:
    Series B Cumulative Redeemable Preferred Shares, 4.6 million shares designated; 4.0
      million shares issued and outstanding.............................................          40            40
    Series A Cumulative Convertible Preferred Shares, 2.0 million shares designated,
      issued and outstanding............................................................          20            20
  Common Shares, $.01 par value; 100.0 million shares authorized, 15.57 million shares
    issued and outstanding(2)(3)........................................................         156           156
  Additional paid-in capital............................................................     365,756       365,756
  Distributions in excess of earnings...................................................      (7,552)       (7,552)
                                                                                          ----------  ------------
Total shareholders' equity..............................................................     358,420       358,420
                                                                                          ----------  ------------
Total capitalization....................................................................  $  960,492  $    986,264
                                                                                          ----------  ------------
                                                                                          ----------  ------------

---------

(1) Reflects the net effect of the historical balance as adjusted for borrowings subsequent to June 30, 1998 of $25,772 to fund the Pending Acquisitions.

(2) Assumes no exchange of Common Units issued to the Limited Partners. If all of the Common Units (including the GP Common Units of the NAC General Partner, which are not, by their terms, exchangeable into Common Shares but which represent common equity interests in the Operating Partnership) were exchanged, 25,853,378 Common Shares would be outstanding.

(3) Excludes 737,000 shares of the 1,850,000 Common Shares reserved for issuance pursuant to the Share Incentive Plan. See "Management--Share Incentive Plan."

                            SELECTED FINANCIAL DATA

    The following table sets forth certain financial information on a consolidated historical and pro forma basis for the Company and on a combined historical basis for the Predecessor Properties. The consolidated historical and combined historical financial information should be read in conjunction with the consolidated historical and combined historical financial statements and notes thereto included elsewhere in this Prospectus.

    The unaudited Pro Forma Balance Sheet is presented as if, at June 30, 1998 the Company completed the Pending Acquisitions. The unaudited Pro Forma Consolidated Statements of Operations for the six months ended June 30, 1998 and for the year ended December 31, 1997 are presented as if the above and the following transactions occurred as of January 1, 1997, (i) in connection with the IPO, PGI had contributed the properties, business and operations of the Predecessor Properties and other properties to the Operating Partnership, (ii) the Operating Partnership had sold 4.57 million Common Units to the Primestone Joint Venture, (iii) certain individuals contributed their office and industrial properties to the Operating Partnership, (iv) the Operating Partnership had acquired various office properties in the December Acquisitions, a mortgage note receivable and two construction/property management companies from third parties, (v) the Operating Partnership had repaid debt on certain of the Predecessor Properties and other properties, (vi) the Company sold 2.58 million shares of its Common Shares at $19.38 per share in the Private Placement and used the net proceeds to acquire 2.58 million Common Units of the Operating Partnership, (vii) the Company completed the 1998 Acquisitions and (viii) the Company sold 4.0 million shares of its Redeemable Preferred Shares at $25.00 per share in the Redeemable Preferred Share Offering and used the net proceeds to acquire 4.0 million Series B Preferred Units of the Operating Partnership.

    The unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with all of the financial statements contained elsewhere in the Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the above transactions have been made.

    The unaudited Pro Forma Consolidated Balance Sheet and Statements of Operations of the Company are not necessarily indicative of what the actual financial position or results operations would have been assuming the Redeemable Preferred Share Offering had occurred at the dates indicated above, nor do they purport to represent the future financial position or results of operations of the Company.

                            SELECTED FINANCIAL DATA
 THE COMPANY (CONSOLIDATED HISTORICAL AND PRO FORMA) AND PREDECESSOR PROPERTIES
                             (COMBINED HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                            PREDECESSOR
                                                                    COMPANY--CONSOLIDATED                   PROPERTIES--COMBINED
                                                    ------------------------------------------------------  HISTORICAL
                                                    PRO FORMA--   HISTORICAL--               HISTORICAL--   -----------
                                                        SIX           SIX                     PERIOD FROM       SIX
                                                       MONTHS       MONTHS     PRO FORMA--   NOVEMBER 17,     MONTHS
                                                       ENDED         ENDED      YEAR ENDED   1997 THROUGH      ENDED
                                                      JUNE 30,     JUNE 30,    DECEMBER 31,  DECEMBER 31,    JUNE 30,
                                                        1998         1998          1997          1997          1997
                                                    ------------  -----------  ------------  -------------  -----------
STATEMENTS OF OPERATIONS DATA:
  REVENUE:
    Rental........................................   $   48,776    $  41,476    $   95,560     $   7,293     $  16,131
    Tenant reimbursements.........................       21,208       18,401        37,454         2,041         7,769
    Mortgage note interest........................        3,014        3,014         6,027           248            --
    Insurance settlement..........................           --           --            --            --            --
    Other.........................................        2,924        2,783         1,909           248           689
                                                    ------------  -----------  ------------       ------    -----------
      Total revenue...............................       75,922       65,674       140,950         9,830        24,589
                                                    ------------  -----------  ------------       ------    -----------
  EXPENSES:
    Property operations...........................       15,528       11,941        33,493         2,213         4,318
    Real estate taxes.............................       14,083       12,232        25,066         1,765         5,590
    Depreciation and amortization.................       12,888       11,575        24,669         2,478         6,492
    Interest......................................       16,300       14,476        28,212         1,680        13,587
    Interest--affiliate...........................           --           --            --            --         5,649
    Property management fee--affiliate............           --           --            --            --           640
    Financing fees................................           --           --            --            --           801
    General and administrative....................        3,044        3,044         4,524           267         1,886
    Provision for environmental remediation
      costs.......................................           --           --         3,205            --         3,205
    Write-off of deferred tenant costs............           --           --            --            --            --
                                                    ------------  -----------  ------------       ------    -----------
      Total expenses..............................       61,843       53,268       119,169         8,403        42,168
                                                    ------------  -----------  ------------       ------    -----------
    Income (loss) before minority interest and
      extraordinary item..........................       14,079       12,406        21,781         1,427       (17,579)
    Minority interest.............................       (5,599)      (5,167)       (8,662)         (635)          368
                                                    ------------  -----------  ------------       ------    -----------
    Net income (loss) before extraordinary item...        8.480        7,239        13,119           792       (17,211)
    Extraordinary (loss) gain on early
      extinguishment of debt, net of minority
      interests' share in the amount of ($375) in
      1998 and $1,127 in 1997.....................           --         (525)           --            --            --
                                                    ------------  -----------  ------------       ------    -----------
    Net income (loss).............................        8,480        6,714        13,119           792     $ (17,211)
                                                                                                            -----------
    Net income allocated to preferred
      shareholders................................       (5,900)      (2,041)      (11,800)         (345)
                                                    ------------  -----------  ------------       ------
    Net income available to common shareholders...   $    2,580    $   4,673    $    1,319     $     447
                                                    ------------  -----------  ------------       ------
                                                    ------------  -----------  ------------       ------
    Net income available per weighted average
      Common Share of beneficial interest-- basic
      and diluted(1)(2)...........................   $     0.17    $    0.32    $     0.08     $    0.04
                                                    ------------  -----------  ------------       ------
                                                    ------------  -----------  ------------       ------
OTHER OPERATING DATA:
    Ratio of earnings before minority interest and
      extraordinary item to combined fixed charges
      and preferred share dividends(3)............         1.33         1.56          1.23          1.50            --
    Excess (deficit) of combined fixed charges and
      preferred share dividends over earnings
      before minority interest and extraordinary
      item........................................   $    7,715    $   9,901    $    9,517     $   1,082     $ (17,579)
    Ratio of Funds from Operations to combined
      fixed charges and preferred share
      dividends(4)................................         1.85         2.18          1.92          2.85            --
    Excess (deficit) of combined fixed charges and
      preferred share dividends over funds from
      operations..................................   $   19,921    $  20,794    $   37,832     $   3,964     $  (8,180)


                                                    PERIOD FROM
                                                     JANUARY 1,
                                                    1997 THROUGH           YEAR ENDED DECEMBER 31,
                                                    NOVEMBER 16,  ------------------------------------------
                                                        1997        1996       1995       1994       1993
                                                    ------------  ---------  ---------  ---------  ---------
STATEMENTS OF OPERATIONS DATA:
  REVENUE:
    Rental........................................   $   27,947   $  30,538  $  33,251  $  30,352  $  28,177
    Tenant reimbursements.........................       12,490      14,225     14,382     12,451     10,750
    Mortgage note interest........................           --          --         --         --         --
    Insurance settlement..........................           --          --      7,257         --         --
    Other.........................................        1,515       3,397      2,715      3,170      1,527
                                                    ------------  ---------  ---------  ---------  ---------
      Total revenue...............................       41,952      48,160     57,605     45,973     40,454
                                                    ------------  ---------  ---------  ---------  ---------
  EXPENSES:
    Property operations...........................        8,622       9,767      9,479      8,852      8,452
    Real estate taxes.............................        8,575       9,383      9,445      9,057      7,167
    Depreciation and amortization.................       11,241      12,409     12,646     11,624     11,739
    Interest......................................       24,613      27,080     27,671     25,985     22,827
    Interest--affiliate...........................        9,804      10,137      8,563      7,402      6,335
    Property management fee--affiliate............        1,348       1,561      1,496      1,388      1,106
    Financing fees................................        1,180       1,232         --         --         --
    General and administrative....................        2,414       4,927      4,508      3,727      3,657
    Provision for environmental remediation
      costs.......................................        3,205          --         --         --         --
    Write-off of deferred tenant costs............           --       3,081     13,373         --         --
                                                    ------------  ---------  ---------  ---------  ---------
      Total expenses..............................       71,002      79,577     87,181     68,035     61,283
                                                    ------------  ---------  ---------  ---------  ---------
    Income (loss) before minority interest and
      extraordinary item..........................      (29,050)    (31,417)   (29,576)   (22,062)   (20,829)
    Minority interest.............................          666         894      3,281      5,393     10,531
                                                    ------------  ---------  ---------  ---------  ---------
    Net income (loss) before extraordinary item...      (28,384)    (30,523)   (26,295)   (16,669)   (10,298)
    Extraordinary (loss) gain on early
      extinguishment of debt, net of minority
      interests' share in the amount of ($375) in
      1998 and $1,127 in 1997.....................       65,990          --         --         --         --
                                                    ------------  ---------  ---------  ---------  ---------
    Net income (loss).............................   $   37,606   $ (30,523) $ (26,295) $ (16,669) $ (10,298)
                                                    ------------  ---------  ---------  ---------  ---------
    Net income allocated to preferred
      shareholders................................

    Net income available to common shareholders...

    Net income available per weighted average
      Common Share of beneficial interest-- basic
      and diluted(1)(2)...........................

OTHER OPERATING DATA:
    Ratio of earnings before minority interest and
      extraordinary item to combined fixed charges
      and preferred share dividends(3)............           --          --         --         --         --
    Excess (deficit) of combined fixed charges and
      preferred share dividends over earnings
      before minority interest and extraordinary
      item........................................   $  (29,050)  $ (31,417) $ (29,576) $ (22,062) $ (20,829)
    Ratio of Funds from Operations to combined
      fixed charges and preferred share
      dividends(4)................................           --          --         --         --         --
    Excess (deficit) of combined fixed charges and
      preferred share dividends over funds from
      operations..................................   $  (14,461)  $ (17,367) $ (12,733) $ (12,930) $  (9,345)

                                                                                                               PREDECESSOR
                                                                                                          PROPERTIES--COMBINED
                                                                          COMPANY--CONSOLIDATED           ---------------------
                                                                  --------------------------------------
                                                                                      HISTORICAL           HISTORICAL DECEMBER
                                                                   PRO FORMA   -------------------------           31,
                                                                   JUNE 30,     JUNE 30,    DECEMBER 31,  ---------------------
                                                                     1998         1998          1997         1996       1995
                                                                  -----------  -----------  ------------  ----------  ---------
BALANCE SHEET DATA:
  Real estate assets, before accumulated depreciation...........  $   862,170  $   846,398   $  589,279   $  291,757  $ 289,558
  Total assets..................................................    1,048,500    1,022,728      741,468      325,230    343,641
  Mortgages notes and bonds payable.............................      478,723      452,951      328,044      421,983    405,562
  Total liabilities.............................................      540,959      515,187      370,192      447,927    434,993
  Minority interest.............................................      149,121      149,121      147,207       (6,905)    (6,047)
  Shareholders' equity (partners' deficit)......................      358,420      358,420      224,069     (115,792)   (85,305)


                                                                    1994       1993
                                                                  ---------  ---------
BALANCE SHEET DATA:
  Real estate assets, before accumulated depreciation...........  $ 285,687  $ 281,316
  Total assets..................................................    356,421    357,158
  Mortgages notes and bonds payable.............................    388,309    361,832
  Total liabilities.............................................    421,257    397,539
  Minority interest.............................................        886    (11,527)
  Shareholders' equity (partners' deficit)......................    (65,722)   (28,854)

                                                                                                        PREDECESSOR
                                                         COMPANY--CONSOLIDATED                     PROPERTIES--COMBINED
                                         ------------------------------------------------------         HISTORICAL
                                         PRO FORMA--  HISTORICAL--                  HISTORICAL   -------------------------
                                             SIX          SIX                      PERIOD FROM       SIX      PERIOD FROM
                                           MONTHS        MONTHS      PRO FORMA--   NOVEMBER 17,    MONTHS      JANUARY 1,
                                            ENDED        ENDED       YEAR ENDED    1997 THROUGH     ENDED     1997 THROUGH
                                          JUNE 30,      JUNE 30,    DECEMBER 31,   DECEMBER 31,   JUNE 30,    NOVEMBER 16,
                                            1998          1998          1997           1997         1997          1997
                                         -----------  ------------  -------------  ------------  -----------  ------------
OTHER DATA:
  Funds from Operations(5).............  $    20,385   $   21,258     $  38,296     $    3,964   $    (8,180)  $  (14,461)
  Cash flows provided by (used in):
    Operating activities...............           --       19,788            --          6,658        (3,058)      (5,700)
    Investing activities...............           --     (267,336)           --       (353,816)         (133)      (2,467)
    Financing activities...............           --      248,746            --        335,390         1,327        6,331
  Office Properties:
    Square footage.....................    5,814,510(6)   5,814,510(6)          --   3,372,621     1,414,897    1,414,897
    Occupancy (%)......................         89.0(6)        89.0(6)          --        92.6          92.5         92.7
  Industrial Properties:
    Square footage.....................    6,002,249(6)   5,839,179(6)          --   5,765,964     2,462,430    2,462,430
    Occupancy (%)......................         87.4(6)        87.1(6)          --        87.4          72.5         73.1


                                                YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1996         1995         1994
                                         -----------  -----------  -----------
OTHER DATA:
  Funds from Operations(5).............  $   (17,367) $   (12,733) $   (12,930)
  Cash flows provided by (used in):
    Operating activities...............       (3,165)      (1,259)     (13,875)
    Investing activities...............        1,126       (9,176)      (6,495)
    Financing activities...............        5,733       10,873       15,422
  Office Properties:
    Square footage.....................    1,414,897    1,414,897    1,414,897
    Occupancy (%)......................         92.5         95.8         93.7
  Industrial Properties:
    Square footage.....................    2,462,430    2,551,624    2,547,388
    Occupancy (%)......................         73.5         72.9         62.3

-------------

(1) Pro forma net income per share equals pro forma net income divided by the
    15.57 million Common Shares.

(2) Net income (loss) available per weighted average Common Share--basic and diluted equals net income divided by 14.38 million and 14.40 million Common Shares, respectively, for the six months ended June 30, 1998 and 12.59 million Common Shares (basic and diluted) for the period from November 17, 1997 through December 31, 1997, respectively. See Note 10 to the Company's consolidated financial statements for further information.

(3) For purposes of these computations, earnings before minority interests consist of income (loss) before minority interest, plus combined fixed charges and Preferred Share dividends. Combined fixed charges and Preferred Share dividends consist of interest costs, whether expensed or capitalized, and amortization of debt issuance costs and Preferred Share dividends.

(4) For purposes of these computations, Funds from Operations consist of Funds from Operations (as defined in note 5 below) plus combined fixed charges and Preferred Share dividends (as defined in note 3 above).

(5) As defined by NAREIT, Funds from Operations represents net income (loss) before minority interest of holders of Common Units (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Non-cash adjustments to Funds from Operations were as follows: in all periods, depreciation and amortization, for pro forma 1997, and for the period from January 1, 1997 through November 16, 1997, provision for environmental remediation cost, for pro forma 1997, and for the period from January 1, 1997 through November 16, 1997, and for the years ended December 31, 1996, 1995, 1994, gains on the sale of real estate, for the years ended December 31, 1996 and 1995, write-off of deferred tenant costs, for the year ended December 31, 1995, excess proceeds from insurance claims, and for the year ended December 31, 1994, lease termination fees. Management considers Funds from Operations an appropriate measure of performance of an office and/or industrial REIT because industry analysts have accepted it as such. The Company computes Funds from Operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (with the exception that the Company reports rental revenues on a cash basis (i.e., based on contractual lease terms) rather than a straight-line GAAP basis, which the Company believes results in a more accurate presentation of its actual operating activities), which may differ from the methodology for calculating Funds from Operations used by certain other office and/or industrial REITs and, accordingly, may not be comparable to such other REITs. Further, Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt repayment obligations, or other commitments and uncertainties. Funds from Operations should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Funds from Operations."

(6) Square footage and occupancy percentages as of March 31, 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the "Selected Financial Data," the Consolidated Financial Statements of the Company and the Combined Financial Statements for the Predecessor Properties and notes thereto appearing elsewhere in this Prospectus. The Consolidated Financial Statements of the Company and the Combined Financial Statements of the Predecessor Properties are comprised of the operations, assets and liabilities of the properties described in Note 1 of the Notes to the Consolidated and Combined Financial Statements of the Company and the Predecessor Properties.

    PGI, through the PGI Partnerships which own the Predecessor Properties, engaged in the ownership, management, development, redevelopment, operation, and leasing of commercial office and industrial properties located primarily in the Chicago Metropolitan Area. On November 17, 1997, following completion of the IPO and the consummation of the Formation Transactions, the Company owned 63 properties and succeeded to the office and industrial real estate business of PGI and certain of its affiliates. During the period from November 17, 1997 through December 31, 1997, the Company acquired two office properties in the December Acquisitions containing approximately 1.0 million net rentable square feet and one first mortgage note relating to an office property containing approximately 728,406 net rentable square feet. During the period from January 1, 1998 to June 30, 1998, the Company acquired eight office properties. As of June 30, 1998, the Company (through the Operating Partnership) owned 24 office properties ("Owned Office Properties") containing an aggregate of approximately
5.8 million net rentable square feet, 46 Industrial Properties containing an aggregate of approximately 5.8 million net rentable square feet, one retail center and one parking facility. The properties are located primarily in the Chicago Metropolitan Area. As of June 30, 1998, the Owned Office Properties and the Industrial Properties generated 78.9% and 21.1%, respectively, of the Company's Annualized Net Rent. In addition, the Company owns a mortgage on an office property containing 728,406 net rentable square feet. The Company also owns approximately 139.6 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately 386.2 acres of developable land (including rights to acquire a development site located in the Chicago CBD containing approximately 58,000 square feet), which management believes could be developed with approximately 3.03 million square feet of additional office space and over 9.4 million square feet of additional industrial space.

    In terms of net rentable square feet, approximately 90.1% of the Owned Office Properties and 87.5% of the Industrial Properties are located in the Chicago metropolitan area in prime business locations within established business communities. The properties located in the Chicago metropolitan area account for approximately 92.6% of the Company's Annualized Net Rent. The remaining Owned Office Properties are located in Nashville, Tennessee; Knoxville, Tennessee; and the Milwaukee, Wisconsin metropolitan areas, and the remaining Owned Industrial Properties are located in the Columbus, Ohio metropolitan area. The Company intends to continue to invest in the acquisition, development and redevelopment of office and industrial properties primarily located in the Chicago metropolitan area.

    The Company intends to access multiple sources of capital to fund future acquisition and development activities. These capital sources may include undistributed cash flow, borrowings under certain acquisition facilities, proceeds from the issuance of long-term, tax-exempt bonds, joint venture arrangements and other debt or equity securities and other bank and/or institutional borrowings. There can be no assurance that any such financing will be obtained.

    Income is derived primarily from rental revenue (including tenant reimbursements) from owned properties supplemented by interest income on mortgage notes owned. The Company expects that revenue growth over the next several years will come from a combination of additional acquisitions, development and revenue generated through increased rental and occupancy rates in the current portfolio.

CAUTIONARY STATEMENTS

    The following discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management's current views with respect to future events and financial performance. Such forward-looking statements are subject to certain risks and uncertainties; including, but not limited to, effects of future events on the Company's financial performance; the risk that the Company may be unable to finance its planned acquisition and development activities; risks related to the industrial and office industry in which the Company's properties compete, including the potential adverse impact of external factors such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences; risks associated with the Company's development activities, such as the potential for cost overruns, delays and lack of predictability with respect to the financial returns associated with these development activities; the risk of potential increase in market interest rates from current rates; and risks associated with real estate ownership, such as the potential adverse impact of changes in the local economic climate on the revenues and the value of the Company's properties.

RESULTS OF OPERATIONS

    The following analysis provides a comparison of the property operations for the six month periods ended June 30, 1998 and June 30, 1997 and for the years ended December 31, 1997 and 1996. The periods from January 1, 1998 through June 30, 1998 and from November 17, 1997 through December 31, 1997 records the activity of the Company and the periods from January 1, 1997 through June 30, 1997 and from January 1, 1997 through November 17, 1997 records the activity of the Predecessor Properties.

 COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 1998 OF THE COMPANY TO THE SIX MONTHS ENDED JUNE 30, 1997 OF THE PREDECESSOR PROPERTIES

    In analyzing the operating results for the six months ended June 30, 1998, the changes in rental and reimbursable income, property operating expenses, real estate taxes and depreciation and amortization from 1997 are due principally to the addition of operating results from properties contributed and acquired as part of the Company's IPO as well as properties acquired after the IPO through June 30, 1998.

    For the six months ended June 30, 1998, rental revenue increased $25.3 million, or 157.1%, to $41.5 million, tenant reimbursement income increased $10.6 million, or 136.8%, to $18.4 million, property operating expenses increased $7.6 million, or 176.5%, to $11.9 million, real estate tax expense increased $6.6 million, or 118.8%, to $12.2 million and depreciation and amortization increased $5.1 million, or 78%, to $11.6 million as compared to the six months ended June 30, 1997. The additional office and industrial properties resulted in total revenue of $24.8 million, tenant reimbursements income of $9.3 million, property operating expenses of $8.3 million, real estate tax expense of $7.0 million and depreciation and amortization of $4.9 million for the six months ended June 30, 1998. Rental revenue and tenant reimbursement income for the Predecessor Properties (decreased) increased $(0.8) million and $0.8 million, respectively, for the six months ended June 30, 1998 compared to the same period in 1997, due to a major tenant of the 77 West Wacker Drive building defaulting on its lease in the second quarter of 1997. Property operating expenses, real estate tax expense and depreciation and amortization for the Predecessor Properties for the six months ended June 30, 1998 remained consistent with the same period in 1997.

    Mortgage note interest income increased by $3.0 million to $3.0 million due to the acquisition of the first mortgage note encumbering the property known as 180 North LaSalle in December 1997.

    Interest expense had a net decrease of $4.8 million, or 24.7%, to $14.5 million during the six months ended June 30, 1998. The decrease was due to an $17.9 million decrease as a result of the repayment of debt with proceeds from the Company's IPO, offset by an increase of $13.1 million due to mortgages obtained on certain of the properties which were contributed or acquired after the IPO, as well as Credit Facility and Line of Credit borrowings used to fund property acquisitions.

    General and administrative expense increased $1.2 million during the six months ended June 30, 1998, reflecting costs related to the Company's new public status and its increased size.

    The decrease in financing fees and property and asset management fees is due to these fees being incurred by the Predecessor Properties under their previous ownership and the costs are no longer incurred by the Company.

    In 1997, the Predecessor Properties recorded a provision for environmental remediation costs of $3.2 million as an estimate of costs to be incurred for environmental clean-up of certain properties. In management's opinion, no additional provision is necessary.

    Income allocated to minority interest increased $5.5 million, or 106%, to $5.2 million for the six months ended June 30, 1998 compared to the same period in 1997 due to an increase in income before minority interest of $30.0 million, or 170.6%, to $12.4 million and a change in the ownership structure. The increase in income before minority interest is due to additional properties being either contributed or acquired and the effects they had on revenue and expenses described above. The change in ownership structure is due to the certain ownership percentages changing during the IPO.

    Net income increased $23.9 million, or 170.6%, to $6.7 million for the six months ended June 30, 1998 compared to the same period in 1997 due to the changes in revenue, expenses and minority interest described above.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    Total revenue increased $3.6 million, or 7.5%, to $51.8 million for the year ended December 31, 1997 compared to $48.2 million for the year ended December 31, 1996 primarily due to the addition of the activity of the IPO Properties and December Acquisitions. Rental revenue increased $4.7 million, or 15.4%, to $35.2 million in 1997 from $30.5 million in 1996. In 1997, rental revenue from the Owned Office Properties increased $3.2 million, or 13.0%, to $27.9 million from $24.7 million in 1996. In 1997, rental revenue from the Industrial Properties increased $1.5 million, or 25.9%, to $7.3 million from $5.8 million in 1996. Tenant reimbursements increased $0.3 million, or 2.1%, to $14.5 million in 1997 from $14.2 million in 1996. Tenant reimbursements from the Owned Office Properties were $12.1 million for both 1997 and 1996. During 1996, Keck paid no tenant reimbursements until a final restructuring agreement was reached in late 1996. During 1997, Keck paid $0.6 million of tenant reimbursements. Tenant reimbursements from the Industrial Properties increased $0.3 million, or 14.3%, to $2.4 million in 1997 from $2.1 million in 1996. Other nonrecurring items recorded in 1996 resulted in a net decrease of $1.4 million, or 41.2%, in all other revenue to $2.0 million in 1997 from $3.4 million in 1996. Included in the historical financials of the Company, related to the period from November 17, 1997 to December 31, 1997, are rental revenues of $3.5 million, tenant reimbursements of $0.8 million, and $0.4 million of other revenue related to the IPO Properties and December Acquisitions.

    Total expenses decreased $0.2 million, or 0.3%, to $79.4 million for the year ended December 31, 1997 compared to $79.6 million for the year ended December 31, 1996. Property operating expenses increased $1.0 million, or 10.2%, to $10.8 million in 1997 from $9.8 million in 1996. In 1997, property operating expenses from the Owned Office Properties increased $1.6 million, or 19.5%, to $9.8 million for the year ended December 31, 1997 compared to $8.2 million for the year ended December 31, 1996. The property operating expenses from the Industrial Properties decreased $0.6 million, or 37.5%, to $1.0 million for the year ended December 31, 1997 compared to $1.6 million for the year ended December 31, 1996. In 1997, real estate tax expenses increased $1.0 million, or 10.6%, to $10.4 million from $9.4 million in 1996 primarily due to higher property assessments in 1997. In 1997, total interest expense decreased $1.1 million, or 3.0%, to $36.1 million from $37.2 million in 1996 primarily due to the paydown of the 77 West Wacker mortgage note agreement. In 1997, general and administrative expenses decreased $2.2 million, or 44.9%, to $2.7 million from $4.9 million in 1996 primarily due to the nonrecurring expenses recorded in the last six months of 1996. In 1997, the Industrial Properties recorded a provision for environmental remediation costs of $3.2 million, which represents the probable costs to be incurred for the clean-up of environmental contamination at the properties. PGI has contractually agreed to indemnify the Company from any environmental liabilities the Prime Partnerships may incur. Other expenses decreased $2.1 million on a net basis in 1997 from $18.3 million in 1996 compared to $16.2 million in 1997 primarily due to the write-off of deferred tenant costs in 1996. Included in the historical financials of the Company, related to the period from November 17, 1997 to December 31, 1997, are property operating expenses of $0.6 million, real estate tax expense of $0.6 million, interest expense of $1.3 million and general and administrative expense of $0.7 million related to the IPO Properties and December Acquisitions.

    In 1997, net income allocated to minority interest increased $2.0 million, or 222.2%, to $1.1 million from ($0.9) million of net loss in 1996, primarily due to an extraordinary gain resulting from early extinguishment of debt.

    In 1997, net income of $38.4 million was reported compared to a loss of $30.5 million in 1996, primarily due to the changes described above and the extraordinary gain on early extinguishment of debt of $65,990, net of minority interest, recorded in 1997.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Total revenue decreased $9.4 million, or 16.3%, to $48.2 million for the year ended December 31, 1996 compared to $57.6 million for the year ended December 31, 1995 primarily due to the realization of a gain in 1995 from a non-recurring insurance settlement payment to the Company relating to fire damage to one of the Industrial Properties. Rental revenue decreased $2.8 million, or 8.4%, to $30.5 million in 1996 from $33.3 million in 1995. In 1996, rental revenue from Owned Office Properties decreased $3.8 million, or 13.3%, to $24.7 million from $28.5 million in 1995 primarily due to the restructuring of Keck's lease. The restructuring resulted in decreased average percentage leased (94.1% in 1996 and 94.7% in 1995) and net rent per leased square foot ($18.71 in 1996 and $21.40 in 1995). In 1996, rental revenue from Industrial Properties increased $1.0 million, or 20.8%, to $5.8 million from $4.8 million in 1995 primarily due to increased average percentage leased (73.2% in 1996 and 67.6% in 1995) and net rent per leased square foot ($3.18 in 1996 and $2.77 in 1995). Tenant reimbursements decreased $0.2 million, or 1.4%, to $14.2 million in 1996 from $14.4 million in 1995. In 1996, tenant reimbursements from Owned Office Properties decreased $0.4 million, or 3.2%, to $12.1 million from $12.5 million in 1995 primarily due to the restructuring of Keck's lease. In 1996, tenant reimbursements from Industrial Properties increased $0.3 million, or 16.6%, to $2.1 million from $1.8 million in 1995 primarily due to the increased occupancy described above. In 1995, one of the Industrial Properties received a final insurance settlement of $7.3 million related to a fire that destroyed the Property. No such proceeds were received in 1996. Other revenue increased to $2.2 million in 1996 from $1.6 million in 1995 primarily due to a $0.6 million increase in interest income. The increase in interest income was due to a $1.0 million increase in the average balance outstanding of amounts due from affiliates from 1995 to 1996. All other revenue amounts remained comparable between 1996 and 1995.

    Total expenses decreased $7.6 million, or 8.7%, to $79.6 million for the year ended December 31, 1996 compared to $87.2 million for the year ended December 31, 1995 primarily due to a decrease of $10.3 million, or 77.4%, to $3.0 million in 1996 from $13.3 million in 1995 of the write-off by the Company of deferred tenant costs as part of the restructuring of the Keck lease. Property operating expenses increased $0.3 million, or 3.2%, to $9.8 million in 1996 from $9.5 million in 1995. Property operating expenses from Owned Office Properties remained constant at $8.2 million in both 1996 and 1995. Although there was a decline in Owned Office Properties' occupancy in 1996, property operations were at such a level that a decline in occupancy had a minimal effect on the overall property operations. In 1996, property operating expenses from Industrial Properties decreased $0.1 million, or 7.7%, to $1.2 million from $1.3 million in 1995. In 1996, depreciation and amortization expense decreased $0.2 million, or 1.6%, to $12.4 million from $12.6 million in 1995, primarily due to the restructuring of Keck's lease, offset by an increase in occupancy and additional tenant improvements at the Industrial Properties described above. No additional costs were written off in 1996. In 1996, total interest expense increased $1.0 million, or 2.8%, to $37.2 million from $36.2 million in 1995 primarily due to a

$16.4 million increase in outstanding debt during May 1996. Financing fees increased $1.2 million in 1996 from the same period in 1995 due to a letter of credit facility obtained in 1996 on behalf of the Industrial Properties. In 1996, general and administrative expenses increased $0.4 million, or 8.9%, to $4.9 million from $4.5 million in 1995 primarily due to a $0.5 million allowance for uncollectible tenant receivables due from the restructured lease with Keck recorded in 1996. All other expenses remained comparable between 1996 and 1995.

    In 1996, loss allocated to minority interest decreased $2.4 million, or 72.7%, to $0.9 million from $3.3 million in 1995 primarily due to a reduction of the minority interest's ownership in the Prime Properties during 1995.

    Net loss increased $4.2 million to $30.5 million in 1996 compared to a net loss of $26.3 million in 1995, primarily due to the changes described above.

LIQUIDITY AND CAPITAL RESOURCES

    At June 30, 1998, on a pro forma basis, after giving effect to the Pending Acquisitions, $106.5 million would have been outstanding under the Credit Facility and no borrowings would have been outstanding under the Line of Credit. In addition to the Credit Facility, the Company's pro forma indebtedness includes Mortgage Debt consisting of twelve mortgage notes payable totaling $297.8 million and 14 issues of Tax-Exempt Bonds totaling $74.5 million. See "--Pro Forma Indebtedness." On a pro forma basis, the Company's ratio of debt to total market capitalization will be approximately 45.3%.

    PRO FORMA INDEBTEDNESS. As of June 30, 1998, on a pro forma basis, after giving effect to the Pending Acquisitions, the Company had outstanding approximately $478.7 million of secured indebtedness as listed below:

                                                                                 ANNUAL DEBT                  ESTIMATED
                                                                   PRINCIPAL       SERVICE                   BALANCE AT
                                                                 -------------  -------------   MATURITY      MATURITY
                                          INTEREST RATE (%)(1)                                    DATE      -------------
                                          ---------------------  (IN MILLIONS)       (IN       -----------
                                                                                 THOUSANDS)                 (IN MILLIONS)
Credit Facility(2)                                   7.13          $   106.5      $   7,591         11/00     $   106.5
Line of Credit(3)                                    7.55                 --             --          1/99            --
Mortgage Notes:
Various properties(4)                                7.17               47.0          3,370          5/00          41.2
Various properties(4)                                7.15               14.6          1,044          4/00          14.6
Various industrial properties(5)                     6.85               29.3          2,007          3/08          25.2
33 North Dearborn(5)                                 7.25               18.0          1,305          1/00          18.0
Commerce Point(5)                                    7.07               20.0          1,608          2/08          17.2
208 S. LaSalle Street(5)                             7.79               45.8          3,951          4/13          39.9
2100 Swift Drive(5)                                  7.19                5.2            423          5/09           4.5
1699 E. Woodfield(5)                                 7.18                8.7            625          5/08           7.5
1701 Golf Road(5)                                    7.22               75.0          5,415          5/13          45.6
1001 Technology Way(6)                               8.30                6.3            618         10/11           4.2
Dearborn Center(7)                                   7.65               13.5          1,032          4/99          13.5
6400 Shafer Court(8)                                 7.09               14.3          1,160          6/08          12.4
Tax-Exempt Bonds:
201 4th Avenue N.(9)                                 4.05                4.8            194         12/14           4.8
620 Market Street(9)                                 4.05                9.0            364         12/14           9.0
625 Gay Street(9)                                    4.05                9.0            364         12/14           9.0
4823 Old Kingston Pike(9)                            4.05                3.5            142         12/14           3.5
Chicago Enterprise Center(9)                         3.93               23.3            916          6/22          23.3
East Chicago Enterprise Center(9)                    3.93               15.0            590          6/22          15.0
Hammond Enterprise Center(9)                         3.93                9.9            389          6/22           9.9
                                                                      ------    -------------                    ------
Total                                                              $   478.7      $  33,108                   $   424.8
                                                                      ------    -------------                    ------
                                                                      ------    -------------                    ------

----------

 (1) Represents the interest rate on such indebtedness as of the later of June 30, 1998 or the date such indebtedness was incurred.

 (2) Represents the outstanding balance on the Credit Facility. The Credit Facility is currently collateralized by the 77 West Wacker Building and all of the Properties located in Tennessee. Annual debt service represents interest only. See Note 6 to the Notes to the Consolidated Financial Statements of the Company contained elsewhere in this Prospectus.

 (3) The interest rate on the Line of Credit is 195 basis points over LIBOR or 0.50% plus the lender's "US prime rate" or the federal funds rate. Annual debt service represents interest only. The Line of Credit is collateralized by 475 Superior Avenue. See "--The Line of Credit."

 (4) Represents the outstanding balance on a mortgage note that is collateralized by various office and industrial properties. The note was refinanced in May 1998 with two mortgage notes, as a result of which the principal increased to $61.6 million and the maturity was extended to May 2001 ($14.6 million--interest only, payable monthly at 150 basis points over LIBOR or the higher of .05% plus the lender's "US prime rate" or 1.0% plus federal funds rate) and April 2008 ($47.0 million--principal and interest payable monthly, using a 30 year amortization period, with interest fixed at 7.17%). Annual debt service represents the refinanced notes. See "-- New Mortgage Notes" below and Note 6 to the Notes to the Consolidated Financial Statements of the Company contained elsewhere in this Prospectus.

 (5) Represents individual mortgage notes obtained at the time of the properties' purchase or mortgage notes recently refinanced.

 (6) Annual debt service represents principal and interest. See Note 6 to the Notes to the Consolidated Financial Statements of the Company contained elsewhere in this Prospectus.

 (7) Represents borrowings under a bank loan obtained by the Venture. The interest rate on such bank loan is, at the election of Venture, 200 basis points over LIBOR or the lender's prime rate. Annual debt service represents interest only. See Notes 3 and 6 to the Notes to the Consolidated Financial Statements of the Company contained elsewhere in this Prospectus.

 (8) Annual debt service represents principal and interest, bearing interest at a fixed rate.

 (9) Annual debt service represents interest only. See Note 6 to the Notes to the Consolidated Financial Statements of the Company contained elsewhere in this Prospectus.

    THE CREDIT FACILITY. The Company has a Credit Facility with a maximum borrowing availability of $190.0 million from BankBoston, N.A. and Prudential Securities Credit Corporation ("PSCC"), an affiliate of Prudential Securities Incorporated. Borrowings under the Credit Facility are available to fund acquisitions and development activities and to provide letters of credit in amounts up to $50.0 million. Currently, $26.0 million of letters of credit are outstanding under the Credit Facility to credit enhance the Tax-Exempt Bonds related to the Tennessee properties. The Credit Facility, which matures on November 17, 2000, is collateralized by the 77 West Wacker Building and all of the Properties located in Tennessee.

    The Credit Facility, at the Company's election, bears interest on Eurodollar loans at a floating rate based on a spread over the Eurodollar rate equal to 120 to 150 basis points, depending upon the Company's applicable leverage ratio, or the higher of BankBoston's prime rate or the federal funds rate plus 50 basis points. Notwithstanding the foregoing, the Credit Facility was amended to provide that for the period from December 15, 1997 through February 14, 1998, the spread over the Eurodollar rate applicable to Eurodollar loans was equal to 175 basis points and for the period from February 15, 1998 through May 15, 1998, such spread was equal to 200 basis points. Borrowings under the Credit Facility may be repaid at any time, without penalty, except for the costs related to the breakage of the Eurodollar rate loan, if any. The Credit Facility requires monthly payments of interest only on prime rate and Eurodollar rate loans. Eurodollar rate loans may be for periods of between 30 and 180 days. At June 30, 1998 borrowings under the Credit Facility bore interest at a weighted-average rate equal to 7.13%.

    The Company's ability to borrow under the Credit Facility is subject to the Company's ongoing compliance with a number of financial and other covenants. The Credit Facility, except under certain circumstances, limits the Company's ability to make distributions in excess of 90% of its annual Funds from Operations.

    Since the IPO, the Credit Facility has been amended from time to time to, among other things, modify the loan commitments and the interest rate payable thereunder, and the Company has obtained several limited waivers from the lenders under the Credit Facility in connection with certain acquisitions.

    THE LINE OF CREDIT. The Company has a $15.0 million revolving line of credit with LaSalle National Bank (the "Line of Credit"). The Line of Credit, which matures in January 1999 and is subject to a one-year extension at the Company's option, is secured by 475 Superior Avenue. Outstanding balances under the Line of Credit bear interest at a rate equal to LIBOR plus 195 basis points or 0.50% plus the greater of the lender's "U.S. prime rate" or the federal funds rate. Generally, the covenants contained in the Line of Credit are identical to the covenants contained in the Credit Facility. A portion of the net proceeds from the Redeemable Preferred Share Offering were used to repay the $15.0 million outstanding principal balance under the Line of Credit.

    NEW MORTGAGE NOTES. The Company borrowed $83.5 million aggregate principal amount under the New Mortgage Notes. PSCC provided the original New Mortgage Notes financing on a short-term basis. The New Mortgage Notes consist of two separate notes secured, respectively, by first mortgages on certain office and industrial properties. Prior to their refinancing, interest on the New Mortgage Notes was fixed to 7.19% (a rate equal to seven-year U.S. Treasury Notes, plus 1.27%). On March 23, 1998, the Company refinanced one of the notes (original principal balance of $27.5 million) with a loan of $29.4 million, which matures on April 1, 2008. Interest on this loan accrues at a rate of 6.85% and is payable monthly. The remaining New Mortgage Note (which had an original principal balance of $56.0 million) was refinanced on May 1, 1998 with two loans, the first of which is a $47.0 million loan which has principal and interest payable monthly, using a 30-year amortization period, with interest fixed at 7.17% and will mature on May 1, 2008. The second loan is a $14.6 million loan which has interest only payable monthly at 150 basis points over LIBOR or 0.50% plus the greater of (a) the lender's U.S. prime rate or (b) the Federal Funds rate plus 1.0% and will mature on May 1, 2000, not including a 6 month extension option. The refinanced notes are collateralized by first mortgages on certain office and industrial properties.

    1998 MORTGAGE NOTES. During 1998, the Company has acquired five of its eight new Office Properties with proceeds from property mortgage loans. The following is a summary of those loans:

                           INITIAL
                          PRINCIPAL
       PROPERTY         (IN MILLIONS)          INTEREST RATE(%)           MATURITY
----------------------  -------------  --------------------------------  -----------
33 North Dearborn         $    18.0      LIBOR plus 165 basis points         1/2000
Commerce Point                 20.0                  7.07                    2/2008
208 South LaSalle              45.8                 7.785                    4/2013
2100 Swift Drive                5.2                  7.19                    5/2009
6400 Shafer Court              14.4                  7.09                    6/2008
                             ------
                          $   103.4
                             ------
                             ------

    Except for the loan relating to 33 North Dearborn, all of the loans require monthly payments of principal and interest. The 33 North Dearborn loan requires monthly payments of interest only.

    On May 15, 1998, the Company obtained a 7.22% note payable, collateralized by a mortgage on the suburban office building known as Continental Towers, with a principal balance of $75.0 million. The note matures in 2013, with a prepayment option in 2005, and has monthly payments of principal and interest, using a 25-year principal amortization payment schedule. The Company used $70.0 million of the proceeds to repay a portion of the Credit Facility.

    LETTERS OF CREDIT. The Company has refinanced $48.8 million of letters of credit that provided credit enhancements on certain of the Company's bonds payable from the Credit Facility to the New LOC's. The New LOC's have a quarterly fee of 1.4% of the face amount and are collateralized by mortgages on certain industrial and office properties and a $5.0 million cash collateral account.

    ANALYSIS OF LIQUIDITY AND CAPITAL RESOURCES.

    The Company expects to meet its short-term liquidity requirements generally through its initial working capital and net cash provided by operations. The Properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. Over the past three years, the Company's recurring tenant improvements and leasing commissions for the Prime Properties averaged $4.47 per square foot of leased office space and $0.40 per square foot of leased industrial space per year. The Company expects that the average annual cost of recurring tenant improvements and leasing commissions will be approximately $3.7 million based upon an average annual square feet for which leases expire during the next three years. The Company expects the cost of general capital improvements to the Properties to average approximately $1.5 million annually based upon an estimated blended rate for the Office Properties and Industrial Properties of $0.10 per square foot.

    The Company expects to meet its long-term liquidity requirements for the funding of property development, property acquisitions and other non-recurring capital improvements through long-term secured and unsecured indebtedness (including the Credit Facility), joint venture agreements and the issuance of additional equity securities from the Company. The terms of the Credit Facility, the Convertible Preferred Shares, and the Redeemable Preferred Shares impose restrictions on the Company's ability to incur indebtedness and issue additional preferred shares.

HISTORICAL CASH FLOWS

    Historically, the Predecessor Properties' principal sources of funding for operations and capital expenditures were from debt financings. PGI incurred net losses before extraordinary items in each of the last five years. However, after adding back depreciation and amortization, the Properties have generated positive net operating cash flows for each of the last four years.

    The Company and the Predecessor Properties had net cash provided by (used in) operating activities of $17.2 million and ($2.7 million) for the six months ended June 30, 1998 and 1997, respectively. The $19.9 million increase is primarily due to a $23.9 million increase in net income, a $5.1 million increase in depreciation and amortization expense, a $5.5 million increase in income allocated to minority interest, a $0.5 million increase in accrued interest, a $6.5 million increase in accrued real estate taxes, a $3.0 million increase in accounts payable and accrued expenses, and a $1.2 million increase in other liabilities, offset by a $5.6 million decrease in interest expense and fees added to principal on mortgage note payable-affiliate, a $2.1 million increase in tenant receivables, and a $18.5 million increase in other assets.

    The Company and the Predecessor Properties had net cash provided by investing activities of $267.3 million and $0.8 million for the six months ended June 30, 1998 and 1997, respectively. The $266.5 million increase in net cash used in investing activities from the period ended June 30, 1997 as compared to the period ended June 30, 1998 was primarily due to an $253.5 million increase in expenditures for real estate and equipment, principally related to the acquisition of five properties during the six months ended June 30, 1998, $7.3 million in escrow deposits made during the six months ended June 30, 1998, a $3.9 million net increase in advances to affiliates and $1.8 million increase in leasing costs.

    The Company and the Predecessor Properties had net cash provided by financing activities of $251.3 million and $2.4 million for the six months ended June 30, 1998 and 1997, respectively. The

$248.9 million increase in net cash provided by financing activities from the period ended June 30, 1997 as compared to the period ended June 30, 1998 was due to net proceeds of $95.3 and $47.2 million from the Redeemable Preferred Share Offering and the Private Placement, respectively, net proceeds from mortgage notes payable of $125.6 million and additional minority interest contributions of $1.0 million, offset by distributions to preferred shareholders, common shareholders and minority interest of $13.6 million and the payment of $4.1 million in financing costs.

    The Company and the Predecessor Properties had combined net cash provided by operating activities of $1.0 million for the year ended December 31, 1997 and the Predecessor Properties had net cash used in operating activities of $3.2 million and $1.3 million for the years ended December 31, 1996 and 1995, respectively. The $4.2 million increase in net cash provided by operating activities for the year ended December 31, 1997 from the year ended December 31, 1996 was primarily due to a $68.9 million increase in net income, a $1.3 million decrease in tenant receivables from straight-lining rent, a $0.6 million decrease in gain on sale of real estate, a $1.3 million increase in depreciation and amortization expense, a $0.9 million decrease in loss allocated to minority interest, a $7.7 million increase in accrued real estate taxes and a $9.3 million increase in accounts payable and accrued expenses, offset by a $0.2 million decrease in interest added to principal, a $3.1 million decrease in the write-off of deferred tenant costs, a $66.0 million increase in extraordinary item, a $2.9 million increase in tenant receivables, a $0.8 million increase in deferred costs, a $10.1 million increase in other assets, a $1.6 million decrease in accrued interest and a $1.1 million increase in other liabilities. The $1.9 million increase in net cash used in operating activities for the year ended December 31, 1996 from the year ended December 31, 1995 is primarily due to a $12.1 million increase in loss before minority interest (exclusive of the write-off of deferred tenant costs in 1995 and 1996), offset by a $8.1 million decrease in the adjustment related to the straight-lining of rent and a $1.6 million increase in interest added to principal on mortgage note payable-affiliate.

    The Company and the Predecessor Properties had combined net cash used in investing activities of ($356.3 million) for the year ended December 31, 1997 and the Predecessor Properties had net cash provided by (used in) investing activities of $1.1 million and ($9.2 million) for the years ended December 31, 1996 and 1995, respectively. The $357.4 million increase in net cash used in investing activities for the year ended December 31, 1997 from the year ended December 31, 1996 was primarily due to a $1.8 million decrease in proceeds from the sale of real estate, a $298.8 million increase in real estate expenditures, a $51.2 million purchase of a mortgage note receivable, a $5.2 million increase in amounts due from affiliates and a $0.4 million cash contribution to the Services Company. The $10.3 million increase in net cash provided by investing activities for the year ended December 31, 1996 from the year ended December 31, 1995 was primarily due to an $8.1 million net repayment of advances to affiliates, a $1.2 million increase in proceeds from sale of real estate and a $10.0 million decrease in real estate expenditures.

    The Company and the Predecessor Properties had combined net cash provided by financing activities of $361.7 million for the year ended December 31, 1997 and the Predecessor Properties had net cash provided by financing activities of $5.7 million and $10.9 million for the years ended December 31, 1996 and 1995, respectively. The $356.0 million increase in net cash provided by financing activities for the year ended December 31, 1997 from the year ended December 31, 1996 was primarily due to $272.0 million in net proceeds from the IPO, the Private Placement, $85.0 million from the sale of Common Units, a $242.4 million increase in proceeds from mortgage notes payable, and a $44.3 million increase in contributions from partners, offset by a $235.7 increase in the repayment of mortgage notes payable, a $46.1 million increase in the repayment of mortgage notes payable affiliates, the payment of $5.0 million of deferred financing costs and debt termination fees and a $0.5 million decrease in due to affiliates. The $5.2 million decrease in net cash provided by financing activities from the year ended December 31, 1996 from the year ended December 31, 1995 was primarily due to a $5.4 million decrease in proceeds from mortgage notes payable, offset by a $0.2 million decrease in distributions to partners.

FUNDS FROM OPERATIONS

    Industry analysts generally consider Funds from Operations, as defined by NAREIT, an alternative measure of performance of an equity REIT. Funds from Operations is defined by NAREIT to mean net income (loss) determined in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization (other than amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures. The Company believes that in order to facilitate a clear understanding of the combined historical operating results of the Company, Funds from Operations should be examined in conjunction with net income (loss) as presented in the audited Combined Financial Statements and selected financial data included elsewhere in this Prospectus.

    The Company computes Funds from Operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (with the exception that the Company reports rental revenues on a cash basis (i.e., based on contractual lease terms), rather than a straight-line
GAAP basis, which the Company believes results in a more accurate presentation of its actual operating activities), which may differ from the methodology for calculating Funds from Operations used by other certain office and/or industrial REITs and, accordingly, may not be comparable to such other REITs. As a result of the Company's reporting rental revenues on a contractual basis, scheduled rent increases will cause reported Funds from Operations to increase. Further, Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt repayment obligations, or other commitments and uncertainties. Funds from Operations should not be considered as an alternative to net income (loss), as an indication of the Company's performance or to cash flows as a measure of liquidity or the ability to pay dividends or make distributions.

IMPACT OF YEAR 2000

    In the year 2000, many existing computer programs that use only two digits (rather than four) to identify a year in the date filed could fail or create erroneous results if not corrected. This computer flaw is expected to affect virtually all companies and organizations. The Company cannot quantify the potential costs and uncertainties associated with this computer program flaw at this time, but does not anticipate that the effect of this computer program flaw on the operations of the Company will be significant. However, the Company may be required to spend time and monetary resources addressing any necessary computer program changes.

    The Company is currently evaluating the nature and extent of the work required to make its systems and infrastructure Year 2000 compliant. Based on a recent assessment, the Company will have to modify or replace significant portions of its hardware and software so that its systems will function properly with respect to the Year 2000 and beyond. Certain of these systems are currently in the process of being modified and/or replaced. The Company believes that with modifications to certain existing software and conversions to new software applications, in addition to hardware upgrades on certain mechanical systems, the Year 2000 issue will not pose significant operational problems. However, if such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 issue could have a material impact on the operations of the Company.

    The Company continues to evaluate the Year 2000 issue and will utilize both internal and external resources in order to reprogram, or replace, systems that are not in compliance with the Year 2000. The Company anticipates completing the project in mid-1999. The cost to complete the project has not yet been determined.

    The project completion date is based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the ability of third parties to modify the Company's systems on timely basis. There can be no guarantee that the project will be completed in a timely manner.

Specific factors that might delay completion of the project include, but are not limited to, the availabilty of qualified personnel, the ability to locate and correct relevant computer codes, and similar uncertainties.

INFLATION

    The Company's leases with the majority of its tenants require the tenants to pay most operating expenses, including real estate taxes and insurance, and increases in common area maintenance expenses, which reduce the Company's exposure to increases in costs and operating expenses resulting from inflation. As of June 30, 1998, approximately $201.3 million in principal amount of the Company's indebtedness bore interest at floating rates and future indebtedness may bear floating rate interest. Inflation, and its impact on floating interest rates, could affect the amount of interest payments due on such indebtedness.

                            BUSINESS AND PROPERTIES

    Unless indicated otherwise, information contained herein concerning the economies of the Chicago Metropolitan Area; Nashville and Knoxville, Tennessee; Milwaukee, Wisconsin; and Columbus, Ohio office and industrial markets thereof is derived from a report commissioned by the Company and prepared by RCG, a nationally known real estate consulting company, and is included herein with the consent of RCG.

GENERAL

    Including the Pending Property Acquisition, the Company (through the Operating Partnership) will own 24 Office Properties encompassing an aggregate of approximately 5.8 million net rentable square feet, 47 industrial properties containing an aggregate of approximately 6.0 million net rentable square feet, one parking facility with 398 parking spaces and one retail center. The Properties are owned in fee simple (except for 1701 Golf Road in Schaumburg, Illinois with respect to which the Company holds mortgage) by the respective Property Partnerships. Nineteen of the 24 Office Properties and 40 of the 47 Industrial Properties are located in the Chicago Metropolitan Area. The Company also owns a mortgage on an office property located in the Chicago CBD containing 728,406 net rentable square feet. Three office properties are located in Knoxville, Tennessee; one office property is located in downtown Nashville, Tennessee; one office property is located in Milwaukee, Wisconsin; six industrial properties are located in the Columbus, Ohio metropolitan area; the parking facility is located in Knoxville, Tennessee; and the retail center is located in Suburban Chicago.

    In the Chicago Metropolitan Area, the most notable office property is the 77 West Wacker Drive Building, a premier 50-story landmark office tower in downtown Chicago, which contains approximately 944,600 net rentable square feet. The building has won numerous awards, including, in 1993, the Sun-Times Real Estate Development of the Year and the Best New Building Award from Friends of Downtown. As of March 31, 1998, the Office Properties were approximately 89.0% leased to more than 610 tenants, and the Industrial Properties were approximately 87.4% leased to more than 60 tenants.

    The Company has acquired experience across a broad range of development and redevelopment projects. For example, the Company has developed 10 office properties, including the 77 West Wacker Drive Building, and 21 of the Industrial Properties. The Company also has redeveloped both office properties, such as 201 4th Avenue N. in Nashville, and industrial properties such as the Chicago Enterprise Center, the East Chicago Enterprise Center and the Hammond Enterprise Center in the Chicago Metropolitan Area. The Company believes that all of its Properties are well-maintained and, based on recent engineering reports, do not require significant capital improvements.

    In addition to its interests in the Office Properties and Industrial Properties, and including the Pending Parcel Acquisitions, the Company will own approximately 246.5 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has the rights to acquire approximately 302.8 acres of developable land (including rights to acquire two development sites located in the Chicago CBD containing approximately 119,000 square feet). Management believes that the developable land and development site could be developed with approximately 5.6 million square feet of additional office space and over 7.6 million square feet of additional industrial space. See "--Land for Development and Option Properties." The Company also has a 15-year right of first offer to develop (or develop and acquire an ownership interest in) all or any portion of approximately 360 acres of undeveloped office and industrial land in Huntley, Illinois currently owned and controlled by an affiliate of PGI, subject to a participation interest in such property held by a third-party lender. The right of first offer will apply if it is determined by PGI that the parcel can be best utilized through the construction of an office or industrial development to be owned and leased to third parties by PGI or held by PGI for sale to a third party. See "--Land for Development and Option Properties."

    In general, the Office Properties are leased to tenants on a net basis with tenants obligated to pay their proportionate share of real estate taxes, insurance, utility and operating expenses or on a gross basis, with the landlord responsible for the payment of taxes, insurance and operating expenses up to the amount incurred during the tenant's first year of occupancy ("Base Year") or a negotiated amount approximating the landlord's pro rata share of real estate taxes, insurance and operating expenses ("Expense Stop"). The tenant pays its pro rata share of increases in expenses above the Base Year or Expense Stop. Most of the leases for the Industrial Properties are written on a net basis, with tenants paying their proportionate share of real estate taxes, insurance, utilities and operating expenses.

    The following table sets forth certain information (on a per net rentable square foot basis) regarding leasing activity at the Prime Properties that comprise a portion of the Office Properties since 1995 (based upon an average of all renovations and renewal lease transactions during the respective periods):

                     PRIME PROPERTIES-OFFICE PROPERTIES(1)

                                                                          YEAR ENDED DECEMBER 31,        THREE MONTH
                                                                      -------------------------------   PERIOD ENDED
                                                                        1995       1996       1997     MARCH 31, 1998
                                                                      ---------  ---------  ---------  ---------------
Number of lease transactions during period(2).......................         22         15         19             5
Rentable square feet during period(2)...............................     77,359     30,513     77,987        16,479
Net Rent (in dollars per square foot)(3)............................      15.72      13.14      17.67         13.43
Tenant Improvements (in dollars per square foot)....................       3.90       6.16       2.96            --
Leasing Commissions (in dollars per square foot)(4).................       2.19       1.92       1.12          0.05
Effective Net Rent (in dollars per square foot)(5)..................      14.94      12.04      16.42         13.42
Occupancy rate at end of period(%)(6)...............................        96%        93%        93%           93%

---------

(1) Comparative historical information for other properties owned is not available.

(2) Includes only office tenants with lease terms of 12 months or longer. Excludes leases for amenity, parking, retail and month-to-month office tenants.

(3) Equals aggregate net rent received over their respective terms from all lease transactions during the period, divided by the number of months of such lease, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.

(4) Equals the aggregate of leasing commissions payable to employees and third parties based on standard commission rates and excludes negotiated commission discounts obtained from time to time.

(5) Equals aggregate net rent received over their respective terms from all lease transactions during the period minus all tenant improvements, leasing commissions and other concessions from all lease transactions during the period, divided by the number of months of such leases, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.

(6) This table includes Keck's occupancy for the year ended December 31, 1995 and, under the restructured lease, for the year ended December 31, 1996.

    The following table sets forth certain information (on a per net rentable square foot basis) regarding leasing activity at the Prime Properties which are industrial properties which have been managed by the Company since 1995 (based upon an average of all lease transactions during the respective periods):

                   PRIME PROPERTIES-INDUSTRIAL PROPERTIES(1)

                                                                        YEAR ENDED DECEMBER 31,        THREE MONTH
                                                                    -------------------------------   PERIOD ENDED
                                                                      1995       1996       1997     MARCH 31, 1998
                                                                    ---------  ---------  ---------  ---------------
Number of lease transactions during period(2).....................          5          2          5            --
Rentable square feet during period(2).............................    236,027     41,440    383,010            --
Net Rent (in dollars per square foot)(3)..........................       2.60       1.82       3.64            --
Tenant Improvements (in dollars per square foot)..................       0.28       0.16         --            --
Leasing Commissions (in dollars per square foot)(4)...............       0.45       0.53       0.17            --
Effective Net Rent (in dollars per square foot)(5)................       2.45       1.72       3.62            --
Overall occupancy rate at end of period(%)........................        75%        73%        73%           73%

---------

(1) Comparative historical information for other properties owned is not available.

(2) Includes only industrial tenants with lease terms of 12 months or longer. Excludes leases for amenity, parking, retail and month-to-month office tenants.

(3) Equals aggregate net rent received over their respective terms from all lease transactions during the period, divided by the number of months of such lease, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.

(4) Equals the aggregate of leasing commissions payable to employees and third parties based on standard commission rates and excludes negotiated commission discounts obtained from time to time.

(5) Equals aggregate net rent received over their respective terms from all lease transactions during the period minus all tenant improvements, leasing commissions and other concessions from all lease transactions during the period, divided by the number of months of such leases, multiplied by 12, divided by the total net rentable square feet leased under all lease transactions during the period.

THE OFFICE AND INDUSTRIAL PROPERTIES

    The following table sets forth certain information relating to each of the Properties as of March 31, 1998, unless indicated otherwise. After completion of the Pending Acquisitions, the Company (through the Operating Partnership and its affiliates) will own a 100% interest in all of the Office Properties and the Industrial Properties.

                                                                                  NET      PERCENTAGE
                                                                                RENTABLE     LEASED     ANNUALIZED   ANNUALIZED NET
                                                                 YEAR            SQUARE       AS OF      NET RENT       RENT PER
PROPERTY                                 LOCATION           BUILT/RENOVATED       FEET     3/31/98(%)    ($000)(1)    SQ. FT.($)(2)
---------------------------------  ---------------------  -------------------  ----------  -----------  -----------  ---------------
OFFICE PROPERTIES:

77 West Wacker Drive(5)..........  Chicago, IL                   1992             944,556        95.7       20,308          22.48

1990 Algonquin Road/
  2000-2060 Algonquin Road
  (Salt Creek Office
  Center)(7)(8)..................  Schaumburg, IL              1979/1986          125,922        96.2        1,228          10.13

1699 E. Woodfield Road
  (Citibank Office Plaza)(9).....  Schaumburg, IL                1979             105,400        98.9          987           9.47

201 4th Avenue N.................  Nashville, TN               1968/1985          250,566        83.2        1,794           8.60

620 Market Street................  Knoxville, TN                 1988              93,711        91.8          894          10.40

625 Gay Street...................  Knoxville, TN                 1988              91,426        83.2          625           8.22

4823 Old Kingston Pike...........  Knoxville, TN                 1988              34,638       100.0          306           8.83

941-961 Weigel Drive(10).........  Elmhurst, IL                1989/1994          123,077       100.0        1,571          12.76

4100 Madison Street(10)..........  Hillside, IL                  1978              24,536        60.1           57           3.87

1600-1700 167th Street(10).......  Calumet City, IL              1981              65,394        56.9          459          12.35

4343 Commerce Court(10)..........  Lisle, IL                     1989             170,708        67.2        1,871          16.31

1301 East Tower Road(10).........  Schaumburg, IL                1992              50,400       100.0          524          10.41

                                                     ANNUALIZED
                                                     EFFECTIVE           TENANTS LEASING 10%
                                     ANNUALIZED     NET RENT PER       OR MORE OF NET RENTABLE
                                    EFFECTIVE NET       SQ.                SQUARE FEET PER
PROPERTY                           RENT ($000)(3)    FT.($)(4)         PROPERTY AS OF 3/31/98
---------------------------------  ---------------  ------------  ---------------------------------
OFFICE PROPERTIES:
77 West Wacker Drive(5)..........        17,651        19.54(6)   Donnelley (25.6%)
                                                                  Everen (25.5%)
                                                                  Jones Day (11.8%)
1990 Algonquin Road/
  2000-2060 Algonquin Road
  (Salt Creek Office
  Center)(7)(8)..................         1,216        10.03      Silicon Graphics
                                                                  (14.3%)
1699 E. Woodfield Road
  (Citibank Office Plaza)(9).....           976         9.37      McGladrey &
                                                                  Pullen (47.5%)
                                                                  Merrill Lynch (14.6%)
201 4th Avenue N.................         1,670         8.01(6)   SunTrust Bank (49.0%)
620 Market Street................           801         9.31(6)   Morton, Lewis, King &
                                                                  Kreig (31.7%)
                                                                  FNB Financial (20.7%)
625 Gay Street...................           514         6.75(6)   Healthsource (21.5%)
4823 Old Kingston Pike...........           259         7.47(6)   Talbots (68.1%)
941-961 Weigel Drive(10).........         1,559        12.66      Household Financial
                                                                  Corporation (100.0%)(11)
4100 Madison Street(10)..........            56         3.77      Nardi Group (27.3%)
                                                                  Narco Construction (20.9%)
1600-1700 167th Street(10).......           456        12.25      Unger-Sirovatka (11.1%)
4343 Commerce Court(10)..........         1,860        16.21      EquiFax (17.2%)
                                                                  Hinshaw, Culbertson (47.9%)
1301 East Tower Road(10).........           519        10.31      Household Credit
                                                                  Services (100.0%)(12)

                                                                                    NET     PERCENTAGE
                                                                                 RENTABLE     LEASED      ANNUALIZED
                                                                YEAR BUILT/       SQUARE       AS OF       NET RENT
PROPERTY                                     LOCATION            RENOVATED         FEET     3/31/98(%)     ($000)(1)
--------------------------------------  -------------------  ------------------  ---------  -----------  -------------
280 Shuman Blvd.(7)...................  Naperville, IL              1979            65,001        90.8           593

2205-2255 Enterprise Drive(7).........  Westchester, IL             1987           129,574        94.9         1,249

33 North Dearborn(13).................  Chicago, IL              1967/1986         302,818        87.6         2,358

2675 North Mayfair Road(14)...........  Wauwatosa, WI               1979           102,660        90.4           953

3800 North Wilke Road(13).............  Arlington Heights,
                                        IL                       1987/1989         235,269        96.1         3,168

1701 Golf Road(14)(15)................  Rolling Meadows, IL    1977/1979/1981      916,000        97.4         8,114

122 South Michigan(13)................  Chicago, IL                 1910           512,660        53.5         3,001

208 South LaSalle(13).................  Chicago, IL          1914/1956/1982/1991   827,494        93.1         7,332

1700 East Golf Road(13)(16)...........  Schaumburg, IL              1989           217,960        96.7         3,838

6400 Shafer Court(13).................  Rosemont, IL             1980/1990         167,495        93.5         2,088

2100 Swift Drive(13)..................  Oak Brook, IL            1985/1991          58,000       100.0         1,065

2000 York Road(13)                      Oak Brook, IL            1960/1986         199,245        87.2         1,819
                                                                                 ---------                    ------

Office Properties Subtotals                                                      5,814,510        89.0        66,202
                                                                                 ---------                    ------

INDUSTRIAL PROPERTIES:

WAREHOUSE/
  DISTRIBUTION FACILITIES:

425 East Algonquin Road...............  Arlington Heights,
                                        IL                          1978           304,506       100.0           946

801 Technology Way....................  Libertyville, IL            1997            68,824        63.4           303

1001 Technology Way(10)...............  Libertyville, IL            1996           212,831       100.0           906

3818 Grandville/
  1200 Northwestern(10)...............  Gurnee, IL               1961/1990         345,232       100.0         1,041

306-310 Era Drive(10)(17).............  Northbrook, IL              1984            36,495       100.0           295

555 Huehl Road(10)....................  Northbrook, IL              1987            74,000       100.0           529

2160 McGaw Road(9)....................  Obetz, OH                   1974           310,100       100.0           487

                                                                           ANNUALIZED
                                                                           EFFECTIVE          TENANTS LEASING 10%

                                        ANNUALIZED NET     ANNUALIZED     NET RENT PER      OR MORE OF NET RENTABLE

                                           RENT PER       EFFECTIVE NET       SQ.               SQUARE FEET PER

PROPERTY                                 SQ. FT.($)(2)   RENT ($000)(3)    FT.($)(4)        PROPERTY AS OF 3/31/98

--------------------------------------  ---------------  ---------------  ------------  -------------------------------

280 Shuman Blvd.(7)...................         10.05              587         9.95      EBY-Brown (35.4%)

                                                                                        Devtech Associates (14.3%)

                                                                                        General Electric (10.1%)

                                                                                        Nexgen Software Tech (14.9%)

2205-2255 Enterprise Drive(7).........         10.16            1,237        10.06      Census Bureau (14.5%)

                                                                                        National Restaurant

                                                                                        Enterprise (12.6%)

                                                                                        Cherry Communications (12.3%)

33 North Dearborn(13).................          8.89            2,332         8.79      None

2675 North Mayfair Road(14)...........         10.26              943        10.16      Aetna (46.0%)

3800 North Wilke Road(13).............
                                               14.01            3,146        13.91      CITGO Petroleum (34.8%)

1701 Golf Road(14)(15)................          9.10            8,025         9.00      Motorola, Inc. (21.6%)

                                                                                        AT&T (16.3%)

122 South Michigan(13)................         10.95            2,973        10.85      None

208 South LaSalle(13).................          9.52            7,255         9.42      The Chicago Corp. (29.5%)

1700 East Golf Road(13)(16)...........         18.21            3,817        18.11      Santa Fe Pacific Corp. (75.0%)

6400 Shafer Court(13).................         13.33            2,072        13.23      AHI International Corp. (10.7%)

2100 Swift Drive(13)..................         18.35            1,059        18.25      OSN Communications (100.0%)

2000 York Road(13)                             10.47            1,801        10.37      Tribune Programming (43.6%)

                                                               ------
Office Properties Subtotals                    12.79           62,784        12.13
                                                               ------
INDUSTRIAL PROPERTIES:
WAREHOUSE/
  DISTRIBUTION FACILITIES:
425 East Algonquin Road...............
                                                3.11              836         2.75(6)   Berlin Packaging (34.2%)

                                                                                        AM International (26.1%)

                                                                                        International Components

                                                                                        (20.8%)

                                                                                        Barnes & Reineke (18.9%)

801 Technology Way....................          6.96              299         6.86      Moore USA (63.4%)

1001 Technology Way(10)...............          4.26              885         4.16      Rank Video (76.1%)

                                                                                        Arlington Industries (23.9%)

3818 Grandville/
  1200 Northwestern(10)...............          3.02            1,007         2.92      Rank Video (100.0%)

306-310 Era Drive(10)(17).............          8.09              292         7.99      Roche/NICL (62.3%)

                                                                                        SLJ/Lionstone (37.7%)

555 Huehl Road(10)....................          7.15              522         7.05      Rank Video (100.0%)

2160 McGaw Road(9)....................          1.57              456         1.47      Spartan Warehouse (100.0%)


                                                                                  NET      PERCENTAGE
                                                                                RENTABLE     LEASED     ANNUALIZED   ANNUALIZED NET
                                                                 YEAR            SQUARE       AS OF      NET RENT       RENT PER
PROPERTY                                 LOCATION           BUILT/RENOVATED       FEET     3/31/98(%)    ($000)(1)    SQ. FT.($)(2)
---------------------------------  ---------------------  -------------------  ----------  -----------  -----------  ---------------
4849 Groveport Road(9)...........  Obetz, OH                     1968             132,100       100.0          288           2.18

2400 McGaw Road(9)...............  Obetz, OH                     1972              86,400       100.0          191           2.21

5160 Blazer Memorial
  Parkway(9)(18).................  Dublin, OH                    1983              85,962        66.8          342           5.96

600 London Road(9)...............  Delaware, OH                  1981              52,441       100.0          134           2.55

1401 South Jefferson(10).........  Chicago, IL                 1965/1985           17,265       100.0           89           5.15

1051 North Kirk Road(10)(19).....  Batavia, IL                   1990             120,004       100.0          474           3.95

4211 Madison Street(10)..........  Hillside, IL                1977/1992           90,334       100.0          349           3.87

200 East Fullerton Avenue(10)....  Carol Stream, IL            1968/1995           66,254       100.0          248           3.75

350 Randy Road(10)...............  Carol Stream, IL              1974              25,200       100.0          145           5.77

4248, 4250 and 4300 Madison
  Street(10).....................  Hillside, IL                  1980             127,129        87.7          545           4.89

370 Carol Lane(10)...............  Elmhurst, IL                1977/1994           60,290       100.0          256           4.25

388 Carol Lane(10)...............  Elmhurst, IL                  1979              40,920        88.4          180           4.97

342-346 Carol Lane(10)...........  Elmhurst, IL                  1989              67,935       100.0          310           4.56

343 Carol Lane(10)...............  Elmhurst, IL                  1989              30,084       100.0          202           6.71

4160-4190 Madison Street(10).....  Hillside, IL                1974/1992           79,532       100.0          314           3.95

11039 Gage Avenue(10)............  Franklin Park, IL           1965/1993           21,935       100.0          107           4.90

11045 Gage Avenue(10)............  Franklin Park, IL           1970/1992          140,815        97.0          535           3.91

550 Kehoe Blvd(10)...............  Carol Stream, IL              1997              44,575       100.0          292           6.55

475 Superior Avenue(7)...........  Munster, IN                   1989             450,000       100.0        1,258           2.80

300 Craig Place(28)                Hillside, IL                  1997             163,070       100.0          849           5.21

                                                     ANNUALIZED
                                                     EFFECTIVE           TENANTS LEASING 10%
                                     ANNUALIZED     NET RENT PER       OR MORE OF NET RENTABLE
                                    EFFECTIVE NET       SQ.                SQUARE FEET PER
PROPERTY                           RENT ($000)(3)    FT.($)(4)         PROPERTY AS OF 3/31/98
---------------------------------  ---------------  ------------  ---------------------------------
4849 Groveport Road(9)...........           274         2.08      Premier Auto Glass Corp (100.0%)
2400 McGaw Road(9)...............           183         2.11      S.P. Richards (100.0%)
5160 Blazer Memorial
  Parkway(9)(18).................           336         5.86      Cross Medical (32.2%)
                                                                  Alkon (32.3%)
600 London Road(9)...............           129         2.45      Schneider National, Inc. (100.0%)
1401 South Jefferson(10).........            87         5.05      Federal Express Corp (100.0%)
1051 North Kirk Road(10)(19).....           462         3.85      Master Lease
4211 Madison Street(10)..........           340         3.77      Dynamic Manufacturing Co. (71.2%)
                                                                  Aratex Services, Inc. (28.8%)
200 East Fullerton Avenue(10)....           242         3.65      Spraying Systems (100.0%)(21)
350 Randy Road(10)...............           143         5.67      Data Instruments (37.5%)
                                                                  Micro Energy (12.5%)
                                                                  Miller Pharmaceutical Group
                                                                  (12.5%)
                                                                  Mar-Cole Music Center (12.5%)
                                                                  Installation Services (12.5%)
                                                                  David Wetzler (12.5%)
4248, 4250 and 4300 Madison
  Street(10).....................           533         4.79      Best Buy Co., Inc. (40.1%)
                                                                  Micron Industries (28.9%)
370 Carol Lane(10)...............           250         4.15      Semblex Corp (100.0%)
388 Carol Lane(10)...............           176         4.87      Ameritech (88.4%)
342-346 Carol Lane(10)...........           303         4.46      3-D Exhibits (70.5%)
                                                                  Old Kent Financial Corp. (29.5%)
343 Carol Lane(10)...............           199         6.61      Matsushita Industrial Equipment
                                                                  (100.0%)
4160-4190 Madison Street(10).....           306         3.85      Evans, Inc. (46.0%)
                                                                  Dynamic Manufacturing (53.9%)
11039 Gage Avenue(10)............           105         4.80      Boston Coach Illinois Corp.
                                                                  (100.0%)
11045 Gage Avenue(10)............           521         3.81      Echlin, Inc. (100.0%)(22)
550 Kehoe Blvd(10)...............           288         6.45      Associated Material (100.0%)
475 Superior Avenue(7)...........         1,213         2.70      General Electric (100.0%)
300 Craig Place(28)                         833         5.11      Federal Express Corp. (73.5%)
                                                                  Storopack Inc. (26.5%)

                                                                                    NET     PERCENTAGE
                                                                                 RENTABLE     LEASED     ANNUALIZED
                                                                YEAR BUILT/       SQUARE       AS OF      NET RENT
PROPERTY                                     LOCATION            RENOVATED         FEET     3/31/98(%)    ($000)(1)
--------------------------------------  -------------------  ------------------  ---------  -----------  -----------
OVERHEAD CRANE/MANUFACTURING FACILITIES:

1301 Ridgeview Drive(10)(22)..........  McHenry, IL                 1995           217,600      100.00        1,031

515 Huehl Road/500                      Northbrook, IL              1988           201,244      100.00          822
  Lindberg(10)........................

455 Academy Drive(10)(23).............  Northbrook, IL              1976           105,444       100.0          406

4411 Marketing Place(9)...............  Groveport, OH               1984            65,804       100.0          227

Chicago Enterprise Center.............  Chicago, IL            1916/1991-1996

13535-A S. Torrence Avenue............                                             384,806        37.9          321

13535-B S. Torrence Avenue............                                             239,752       100.0          649

13535-C S. Torrence Avenue............                                              99,333       100.0          250

13535-D S. Torrence Avenue............                                              77,325       100.0          236

13535-E S. Torrence Avenue............                                              57,453        15.3           30

13535-F S. Torrence Avenue............                                              44,800       100.0          146

13535-G S. Torrence Avenue............                                              54,743          --           --

13535-H S. Torrence Avenue............                                              73,612        56.3           76

East Chicago Enterprise Center........  East Chicago, IN       1917/1991-1997

  Building 2 (4407 Railroad Avenue)...                                             169,435          --           --

  Building 3 (4407 Railroad Avenue)...                                             291,550       100.0        1,423

  Building 4 (4407 Railroad Avenue)...                                              87,483        98.1          286

  4440 Railroad Avenue(24)............                                              40,000          --           --

  4635 Railroad Avenue................                                              14,070          --           --

Hammond Enterprise Center.............  Hammond, IN              1920-1952

  4507 Columbia Avenue(25)............                                             256,595        98.8          686

  4527 Columbia Avenue(26)............                                              16,701        49.3           50

  4531 Columbia Avenue................                                             250,266        74.1          274
                                                                                 ---------               -----------

Industrial Properties Subtotal........                                           6,002,249        87.4       18,528
                                                                                 ---------               -----------

Portfolio Total.......................                                           11,816,759       88.2       84,729
                                                                                 ---------               -----------
                                                                                 ---------               -----------

                                                                           ANNUALIZED
                                                                           EFFECTIVE          TENANTS LEASING 10%

                                        ANNUALIZED NET     ANNUALIZED     NET RENT PER      OR MORE OF NET RENTABLE

                                           RENT PER       EFFECTIVE NET       SQ.               SQUARE FEET PER

PROPERTY                                 SQ. FT.($)(2)   RENT ($000)(3)    FT.($)(4)        PROPERTY AS OF 3/31/98

--------------------------------------  ---------------  ---------------  ------------  -------------------------------

OVERHEAD CRANE/MANUFACTURING FACILITIE
1301 Ridgeview Drive(10)(22)..........          4.74            1,009          4.64     Motorola (100.0%)

515 Huehl Road/500                              4.08              801          3.98     Rank Video (100.0%)

  Lindberg(10)........................
455 Academy Drive(10)(23).............          3.85              395          3.75     National Service Industries

                                                                                        (100.0%)

4411 Marketing Place(9)...............          3.45              220          3.35     Wes-Tran Corp. (100.0%)

Chicago Enterprise Center.............
13535-A S. Torrence Avenue............          2.20              321          2.20     Co-Steel Lasco (37.9%)

13535-B S. Torrence Avenue............          2.71              432          1.80     Welded Tube Company (100.0%)

13535-C S. Torrence Avenue............          2.51               72          0.72     Sterling Steel (81.9%)

13535-D S. Torrence Avenue............          3.05              213          2.75     Alpha Processing (100.0%)

13535-E S. Torrence Avenue............          3.42               25          2.85     Signode (13.9%)

13535-F S. Torrence Avenue............          3.25              129          2.87     Signode (100.0%)

13535-G S. Torrence Avenue............            --               --         --        Vacant

13535-H S. Torrence Avenue............          1.83               72          1.74     Performance Minerals (42.4%)

                                                                                        Jet Vac (13.9%)

East Chicago Enterprise Center........
  Building 2 (4407 Railroad Avenue)...            --               --         --        Vacant

  Building 3 (4407 Railroad Avenue)...          4.88            1,248          4.28(6)  Acutus-Gladwin (47.1%)

                                                                                        Metro Metals (52.9%)

  Building 4 (4407 Railroad Avenue)...          3.33              277          3.23     Illiana Steel (98.1%)

  4440 Railroad Avenue(24)............            --               --         --        Vacant

  4635 Railroad Avenue................            --               --         --        Vacant

Hammond Enterprise Center.............
  4507 Columbia Avenue(25)............          2.71              633          2.50(6)  A.M. Castle (85.2%)

                                                                                        HECO (12.7%)

  4527 Columbia Avenue(26)............          6.02               15          1.85     The Prime Group, Inc. (24.2%)

                                                                                        Great Lakes Engineering LLC

                                                                                        (16.6%)

  4531 Columbia Avenue................          1.48              251          1.35     HECO (41.6%)

                                                                                        Bar Processing (32.5%)

                                                              -------
Industrial Properties Subtotal........          3.53           17,333          3.30
                                                              -------
Portfolio Total.......................          8.13           80,117          7.69
                                                              -------
                                                              -------

                                                                                  NET      PERCENTAGE
                                                                                RENTABLE     LEASED     ANNUALIZED   ANNUALIZED NET
                                                                 YEAR            SQUARE       AS OF      NET RENT       RENT PER
PROPERTY                                 LOCATION           BUILT/RENOVATED       FEET     3/31/98(%)    ($000)(1)    SQ. FT.($)(2)
---------------------------------  ---------------------  -------------------  ----------  -----------  -----------  ---------------
MORTGAGE PROPERTY
180 North LaSalle................  Chicago, IL                   1972             728,406

OTHER PROPERTIES
398 Unit Parking Facility........  Knoxville, TN                 1981
371-385 North Gary
  Avenue(10)(27).................  Carol Stream, IL              1978              11,276

                                                     ANNUALIZED
                                                     EFFECTIVE           TENANTS LEASING 10%
                                     ANNUALIZED     NET RENT PER       OR MORE OF NET RENTABLE
                                    EFFECTIVE NET       SQ.                SQUARE FEET PER
PROPERTY                           RENT ($000)(3)    FT.($)(4)         PROPERTY AS OF 3/31/98
---------------------------------  ---------------  ------------  ---------------------------------
MORTGAGE PROPERTY
180 North LaSalle................
OTHER PROPERTIES
398 Unit Parking Facility........
371-385 North Gary
  Avenue(10)(27).................

-------------

 (1) Annualized Net Rent is the monthly net rent due under the lease as determined in accordance with GAAP, annualized for all leases in effect on March 31, 1998. Net rent is the amount due under the lease without including operating expenses, taxes and other similar reimbursements due from the tenant.

 (2) Annualized Net Rent per square foot represents Annualized Net Rent divided by net rentable square feet for leases in effect at March 31, 1998.

 (3) Annualized Effective Net Rent represents total net rent to be received over their respective terms from all leases in effect at March 31, 1998 minus all Tenant Expenditures for all such leases, divided by the terms in months for such leases, multiplied by 12. Tenant Expenditures for Acquisition and Contribution Properties have been estimated at $0.10 per square foot for leases in effect at March 31, 1998. The Company estimated the $.10 per square foot cost for the Acquisition Properties and Contribution Properties by taking the available total costs of the tenants divided by the total square footage of such Properties.

 (4) Annualized Effective Net Rent per square foot represents Annualized Effective Net Rent at March 31, 1998 divided by net rentable square feet leased at March 31, 1998.

 (5) Keck vacated the Keck Space in November 1997 pursuant to a settlement agreement. Through March 31, 1998, 85,000 net rentable square feet of the 113,000 net rentable square feet of Keck Space has been re-leased.

 (6) For the purpose of this table, the historical Tenant Expenditures for these Properties developed by PGI have been adjusted for management's estimate of costs that can be reused for future tenants (77 West Wacker Drive Building--$24.65 per leased square foot, other Office Properties--$5.12 per leased square foot and Industrial Properties--$4.20 per leased square foot). The Company has deducted from historical Tenant Expenditures its estimated cost of certain non-recurring building improvements such as: ceilings and lights, building standard blinds, HVAC distribution systems, interior partitioning and sprinkler system distribution.

 (7) These Properties are IPO Acquisitions.

 (8) This property complex is comprised of 1990 Algonquin Road (a two-story office building) and 2000-2060 Algonquin Road (seven single-story office buildings), but is treated as one office property.

 (9) These Properties are Prime Contribution Properties.

 (10) These Properties are Contribution Properties.

 (11) Household Financial Corporation has a right of first refusal to purchase 941-961 Weigel Drive.

 (12) Household Credit Services has both a right of first refusal to purchase 1301 E. Tower Road and a purchase option exercisable prior to December 30, 2001 at fair market value.

 (13) This Property is a 1998 Acquisition Property.

 (14) This Property is a December Acquisition Property.

 (15) The Company owns a mortgage loan collateralized by this Property whose terms effectively provide all the economic benefits of ownership to the Company.

 (16) Excluded from this property is a sublet lease effective February 1, 2001 through December 31, 2007.

 (17) Roche/NICL Ltd. has a right of first refusal to purchase 306 Era Drive.

 (18) This property is a mixed use Industrial/Office Property that has been classified as an Industrial Property.

 (19) Includes a master lease with the NAC General Partner.

 (20) Spraying Systems has a right of first refusal for 200 E. Fullerton Avenue.

 (21) Echlin, Inc. has a right of first refusal to purchase 11045 Gage Avenue.

 (22) Motorola has an option to purchase 1301 Ridgeview Drive for $10,375,000 on May 31, 2000, the end of the initial lease term, $11,620,040 on May 31, 2003, the end of the first option period, $13,014,488 on May 31, 2006, the end of the second option period and $14,576,297 on May 31, 2009, the end of the third option period.

 (23) National Service Industries, Inc., has a right of first refusal to purchase the industrial building at 455 Academy Drive, and the land adjacent thereto.

 (24) This property is an office building adjacent to the East Chicago Enterprise Center.

 (25) This space was leased to A.M. Castle on August 1, 1997 for $2.39 per square foot, at which time A.M. Castle increased its existing space from 121,000 square feet to 218,589 square feet.

 (26) This property is an office building within the Hammond Enterprise Center.

 (27) This is a retail center.

 (28) This Property is a Pending Acquisition.

SUMMARY LAND PARCEL INFORMATION

    Including the Pending Parcel Acquisitions, the Company will own approximately 246.5 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately 302.8 acres of developable land (including rights to acquire two development sites located in the Chicago CBD containing approximately 119,000 square feet) which management believes could be developed with approximately 5.6 million square feet of additional office space and over 7.6 million square feet of additional industrial space. The following table provides additional information with respect to these undeveloped parcels:

DESCRIPTION                                             LOCATION                   SIZE         OWNERSHIP STATUS
------------------------------------------  --------------------------------  ---------------  ------------------
425 E. Algonquin Road.....................  Arlington Heights, IL             3.7 Acres                       Own
Chicago Enterprise Center.................  Chicago, IL                       51.2 Acres                      Own
East Chicago Enterprise Center............  East Chicago, IN                  9.1 Acres                       Own
Hammond Enterprise Center.................  Hammond, IN                       8.2 Acres                       Own
455 Academy Drive(1)......................  Northbrook, IL                    2.5 Acres                       Own
Libertyville Business Park(2).............  Libertyville, IL                  34.4 Acres                      Own
                                                                              14.1 Acres           Under Contract
1301 Ridgeview Drive......................  McHenry, IL                       13.0 Acres                   Option
4849 Groveport Road.......................  Obetz, OH                         4.2 Acres                       Own
600 London Road...........................  Delaware, OH                      4.5 Acres                       Own
300 North LaSalle(3)......................  Chicago, IL                       58,025 Sq. Ft.               Option
NAC Properties(4).........................  Carol Stream, IL/Batavia, IL      94.4 Acres           Under Contract
Dearborn Center(5)........................  Chicago, IL                       66,768 Sq. Ft.                  Own
Prime Aurora(6)...........................  Aurora, IL                        54.7 Acres                      Own
                                                                              132.8 Acres          Under Contract
DeKalb I..................................  DeKalb County, IL                 50.4 Acres                      Own
DeKalb II(7)..............................  DeKalb County, IL                 45.8 Acres           Under Contract
Monroe/Wacker(8)..........................  Chicago, IL                       61,302 Sq. Ft.       Under Contract
Rolling Meadows Land(9)...................  Rolling Meadows, IL               22.0 Acres           Under Contract

---------

(1) National Services Industries, Inc., the current tenant of the industrial building at 455 Academy Drive, has a right of first refusal to purchase this land.

(2) The Company is obligated to purchase this land for $2.9 million (subject to certain purchase price adjustments) by November 17, 2000.

(3) The Company has a ten-year option to purchase this Chicago CBD development site at 95.0% of the fair market value at the time of the exercise of the option.

(4) The Company is obligated to purchase 20.0 acres of this property per year, starting on November 17, 1998, for $3.00 per square foot, or approximately $2.5 million for each 20.0 acres.

(5) This property is a mixed-use development site in downtown Chicago and is owned by a joint venture consisting of the Company and a third party. The Company owns a majority interest in this joint venture.

(6) The Company is obligated to purchase this land over a three to five year period beginning in June, 1998 under two separate contracts for an aggregate purchase price totaling $10.4 million.

(7) The Company is obligated to purchase this land no later than October 31, 1998, under a contract for an aggregate purchase price totaling $825,000.

(8) The Company is obligated to buy this land by January 12, 1999.

(9) The purchase of this property is scheduled to occur in January 1999.

    For additional information regarding these parcels, see "--Land for Development and Option Properties."

OCCUPANCY AND RENTAL INFORMATION

    The following table sets forth the average percentage leased and average annual base rent per leased square foot for the Properties for the three months ended March 31, 1998 and for the past three calendar years:

                                                                AVERAGE       AVERAGE ANNUAL BASE
                                                              PERCENTAGE       RENT PER RENTABLE
YEAR                                                         LEASED(%)(1)      SQUARE FOOT($)(2)
----------------------------------------------------------  ---------------  ---------------------
Office:
  March 31, 1998..........................................          90.2               16.10
  December 31, 1997.......................................          92.6               12.78
  December 31, 1996(3)....................................          94.1               18.71
  December 31, 1995(3)....................................          94.7               21.40
Industrial:
  March 31, 1998..........................................          87.5                3.58
  December 31, 1997.......................................          83.8                2.09
  December 31, 1996(3)....................................          73.2                3.18
  December 31, 1995(3)....................................          67.6                2.77

---------

(1) Average of aggregate percentage leased for the beginning and end of the period ending on date indicated.

(2) Total Base Rent for the period ending on the date indicated divided by the average of the aggregate rentable square feet leased for the beginning and end of such period.

(3) Includes only Prime Properties.

LEASE EXPIRATIONS

    The following table sets out a schedule of the lease expirations for the Office Properties for each of the ten years beginning with April 1, 1998, assuming that none of the tenants exercises renewal options or termination rights:

                                                                                                       AVERAGE ANNUAL
                                                               NET        PERCENTAGE OF                   RENT PER
                                                             RENTABLE     TOTAL LEASED   ANNUAL BASE    NET RENTABLE
                                                           AREA SUBJECT    SQUARE FEET   RENT UNDER      SQUARE FOOT
                                             NUMBER OF     TO EXPIRING     REPRESENTED    EXPIRING     REPRESENTED BY
YEAR OF LEASE                                EXPIRING         LEASES       BY EXPIRING     LEASES         EXPIRING
EXPIRATION                                    LEASES        (SQ. FT.)      LEASES (%)      ($000)        LEASES ($)
-----------------------------------------  -------------  --------------  -------------  -----------  -----------------
4/1/98-12/31/98..........................          112          442,181          8.54         4,230            9.57
1999.....................................          134          644,963         12.46         6,892           10.69
2000.....................................          151          651,987         12.60         5,999            9.20
2001.....................................          103          730,925         14.13         8,994           12.30
2002.....................................           98          576,327         11.14         7,588           13.17
2003.....................................           53          401,794          7.76         4,734           11.78
2004.....................................           22          199,316          3.85         1,918            9.63
2005.....................................           26          368,125          7.11         3,992           10.84
2006.....................................            8           67,094          1.30           631            9.40
2007.....................................           14          732,519         14.15        17,399           23.75
2008+....................................           13          360,174          6.96         3,825           10.62
                                                   ---    --------------       ------    -----------
                                                   734        5,175,405        100.00        66,202           12.79
                                                   ---    --------------       ------    -----------
                                                   ---    --------------       ------    -----------

    The following table sets out a schedule of the lease expirations for the Industrial Properties for each of the ten years beginning with April 1, 1998, assuming that none of the tenants exercises renewal options or termination rights:

                                                                                                         AVERAGE ANNUAL
                                                                            PERCENTAGE OF    ANNUAL       RENT PER NET
                                                              NET RENTABLE  TOTAL LEASED    BASE RENT    RENTABLE SQUARE
                                                              AREA SUBJECT   SQUARE FEET      UNDER           FOOT
                                                NUMBER OF     TO EXPIRING    REPRESENTED    EXPIRING     REPRESENTED BY
YEAR OF LEASE                                   EXPIRING         LEASES      BY EXPIRING     LEASES         EXPIRING
EXPIRATION                                       LEASES        (SQ. FT.)      LEASES(%)      ($000)         LEASES($)
-------------------------------------------  ---------------  ------------  -------------  -----------  -----------------
4/1/98-12/31/98............................             6         330,588          6.30           585            1.77
1999.......................................            15       1,062,983         20.25         3,286            3.09
2000.......................................            13         827,424         15.77         3,154            3.81
2001.......................................            15       1,011,393         19.27         3,731            3.69
2002.......................................             1           2,766          0.06            13            4.57
2003.......................................             6         667,918         12.73         2,661            3.98
2004.......................................             1          60,290          1.15           256            4.25
2005.......................................             7         333,502          6.35           971            2.91
2006.......................................             3          97,750          1.86           457            4.68
2007.......................................             3          91,402          1.74           441            4.82
2008+......................................             6         762,046         14.52         2,971            3.90
                                                       --
                                                              ------------       ------    -----------
                                                       76       5,248,062        100.00        18,526            3.53
                                                       --
                                                       --
                                                              ------------       ------    -----------
                                                              ------------       ------    -----------

    The following table set forth detailed lease expiration information for each of the Properties for leases in place as of April 1, 1998, assuming that none of the tenants exercise renewal options or terminations rights, if any, at or prior to the schedule expirations:

OFFICE PROPERTIES

                                                                                       YEAR OF LEASE EXPIRATION
                                                                  ------------------------------------------------------------------
                                                                   1998(1)     1999       2000       2001        2002        2003
                                                                  ---------  ---------  ---------  ---------  ----------  ----------
77 West Wacker Drive
  Square Footage of Expiring Leases.............................      7,723      1,424     29,267     12,844      84,060      63,715
  Percentage of Total Leased Sq. Ft. (%)........................        0.9        0.2        3.2        1.4         9.3         7.1
  Annualized Net Rent of Expiring Leases ($)....................     15,936     17,871    240,939    166,053   1,296,817   1,007,479
  Annualized Net Rent per Square Foot ($).......................       2.06      12.55       8.23      12.93       15.43       15.81
  Percentage of Total Annualized Net Rent (%)...................        0.1        0.1        1.2        0.8         6.4         5.0
  Number of Leases Expiring.....................................          1          1          3          2           7           6
1990, 2000-2060 Algonquin Road (Salt Creek Office Center)
  Square Footage of Expiring Leases.............................     14,838     14,512     36,811     21,411      27,458       6,110
  Percentage of Total Leased Sq. Ft. (%)........................       12.2       12.0       30.4       17.7        22.7         5.0
  Annualized Net Rent of Expiring Leases ($)....................    133,457    143,213    410,431    201,369     274,350      64,882
  Annualized Net Rent per Square Foot ($).......................       8.99       9.87      11.15       9.40        9.99       10.62
  Percentage of Total Annualized Net Rent (%)...................       10.9       11.7       33.4       16.4        22.3         5.3
  Number of Leases Expiring.....................................          9          8         10          6           6           1
1699 East Woodfield Road (Citibank Office Plaza)
  Square Footage of Expiring Leases.............................        965      6,417      8,987      8,196      64,267      15,374
  Percentage of Total Leased Sq. Ft. (%)........................        0.9        6.2        8.6        7.9        61.7        14.8
  Annualized Net Rent of Expiring Leases ($)....................      4,534     66,070     43,616     62,713     645,333     164,459
  Annualized Net Rent per Square Foot ($).......................       4.70      10.30       4.85       7.65       10.04       10.70
  Percentage of Total Annualized Net Rent (%)...................        0.5        6.7        4.4        6.4        65.4        16.7
  Number of Leases Expiring.....................................          1          3          4          4          12           4
201 4th Avenue N.
  Square Footage of Expiring Leases.............................     17,023      5,307     25,056     21,415       6,303          --
  Percentage of Total Leased Sq. Ft. (%)........................        8.1        2.5       12.0       10.3         3.0          --
  Annualized Net Rent of Expiring Leases ($)....................    208,366     45,245    219,659    162,828      56,023          --
  Annualized Net Rent per Square Foot ($).......................      12.24       8.53       8.77       7.60        8.89          --
  Percentage of Total Annualized Net Rent (%)...................       11.6        2.5       12.2        9.1         3.1          --
  Number of Leases Expiring.....................................          7          5          6          6           1          --
620 Market Street
  Square Footage of Expiring Leases.............................     15,925      9,972      1,820      9,308      10,359       8,871
  Percentage of Total Leased Sq. Ft. (%)........................       18.5       11.6        2.1       10.8        12.0        10.3
  Annualized Net Rent of Expiring Leases ($)....................    130,355     84,483     16,380     79,048      79,134     114,979
  Annualized Net Rent per Square Foot ($).......................       8.19       8.47       9.00       8.49        7.64       12.96
  Percentage of Total Annualized Net Rent (%)...................       14.6        9.4        1.8        8.8         8.8        12.9
  Number of Leases Expiring.....................................          5          4          1          4           4           1


                                                                    2004       2005       2006        2007        2008+
                                                                  ---------  ---------  ---------  -----------  ---------
77 West Wacker Drive
  Square Footage of Expiring Leases.............................     22,576     22,617      4,485      648,531      6,234
  Percentage of Total Leased Sq. Ft. (%)........................        2.5        2.5        0.5         71.8        0.7
  Annualized Net Rent of Expiring Leases ($)....................    208,530    469,303     46,147   16,722,759    116,033
  Annualized Net Rent per Square Foot ($).......................       9.24      20.75      10.29        25.79      18.61
  Percentage of Total Annualized Net Rent (%)...................        1.0        2.3        0.2         82.3        0.6
  Number of Leases Expiring.....................................          1          1          1            6          1
1990, 2000-2060 Algonquin Road (Salt Creek Office Center)
  Square Footage of Expiring Leases.............................         --         --         --           --         --
  Percentage of Total Leased Sq. Ft. (%)........................         --         --         --           --         --
  Annualized Net Rent of Expiring Leases ($)....................         --         --         --           --         --
  Annualized Net Rent per Square Foot ($).......................         --         --         --           --         --
  Percentage of Total Annualized Net Rent (%)...................         --         --         --           --         --
  Number of Leases Expiring.....................................         --         --         --           --         --
1699 East Woodfield Road (Citibank Office Plaza)
  Square Footage of Expiring Leases.............................         --         --         --           --         --
  Percentage of Total Leased Sq. Ft. (%)........................         --         --         --           --         --
  Annualized Net Rent of Expiring Leases ($)....................         --         --         --           --         --
  Annualized Net Rent per Square Foot ($).......................         --         --         --           --         --
  Percentage of Total Annualized Net Rent (%)...................         --         --         --           --         --
  Number of Leases Expiring.....................................         --         --         --           --         --
201 4th Avenue N.
  Square Footage of Expiring Leases.............................         --     12,520         --           --    120,901
  Percentage of Total Leased Sq. Ft. (%)........................         --        5.9         --           --       57.4
  Annualized Net Rent of Expiring Leases ($)....................         --    131,683         --           --    969,903
  Annualized Net Rent per Square Foot ($).......................         --      10.52         --           --       8.02
  Percentage of Total Annualized Net Rent (%)...................         --        7.3         --           --       54.1
  Number of Leases Expiring.....................................         --          2         --           --          1
620 Market Street
  Square Footage of Expiring Leases.............................     29,735         --         --           --         --
  Percentage of Total Leased Sq. Ft. (%)........................       34.6         --         --           --         --
  Annualized Net Rent of Expiring Leases ($)....................    390,051         --         --           --         --
  Annualized Net Rent per Square Foot ($).......................      13.12         --         --           --         --
  Percentage of Total Annualized Net Rent (%)...................       43.6         --         --           --         --
  Number of Leases Expiring.....................................          3         --         --           --         --


                                                                     TOTAL
                                                                  ------------
77 West Wacker Drive
  Square Footage of Expiring Leases.............................       903,476
  Percentage of Total Leased Sq. Ft. (%)........................       100.00%
  Annualized Net Rent of Expiring Leases ($)....................  $ 20,307,868
  Annualized Net Rent per Square Foot ($).......................  $      22.48
  Percentage of Total Annualized Net Rent (%)...................       100.00%
  Number of Leases Expiring.....................................            30
1990, 2000-2060 Algonquin Road (Salt Creek Office Center)
  Square Footage of Expiring Leases.............................       121,140
  Percentage of Total Leased Sq. Ft. (%)........................       100.00%
  Annualized Net Rent of Expiring Leases ($)....................  $  1,227,702
  Annualized Net Rent per Square Foot ($).......................  $      10.13
  Percentage of Total Annualized Net Rent (%)...................       100.00%
  Number of Leases Expiring.....................................            40
1699 East Woodfield Road (Citibank Office Plaza)
  Square Footage of Expiring Leases.............................       104,206
  Percentage of Total Leased Sq. Ft. (%)........................       100.00%
  Annualized Net Rent of Expiring Leases ($)....................  $    986,724
  Annualized Net Rent per Square Foot ($).......................  $       9.47
  Percentage of Total Annualized Net Rent (%)...................       100.00%
  Number of Leases Expiring.....................................            28
201 4th Avenue N.
  Square Footage of Expiring Leases.............................       208,525
  Percentage of Total Leased Sq. Ft. (%)........................       100.00%
  Annualized Net Rent of Expiring Leases ($)....................  $  1,793,708
  Annualized Net Rent per Square Foot ($).......................  $       8.60
  Percentage of Total Annualized Net Rent (%)...................       100.00%
  Number of Leases Expiring.....................................            28
620 Market Street
  Square Footage of Expiring Leases.............................        85,990
  Percentage of Total Leased Sq. Ft. (%)........................       100.00%
  Annualized Net Rent of Expiring Leases ($)....................  $    894,431
  Annualized Net Rent per Square Foot ($).......................  $      10.40
  Percentage of Total Annualized Net Rent (%)...................       100.00%
  Number of Leases Expiring.....................................            22

                                                                          YEAR OF LEASE EXPIRATION
                                                -----------------------------------------------------------------------------
                                                  1998(1)      1999       2000       2001       2002       2003       2004
                                                -----------  ---------  ---------  ---------  ---------  ---------  ---------
625 Gay Street
  Square Footage of Expiring Leases...........      26,805      13,382     18,605      2,314      8,321         --      6,670
  Percentage of Total Leased Sq. Ft. (%)......        35.2        17.6       24.4        3.0       10.9         --        8.8
  Annualized Net Rent of Expiring Leases ($)..     213,967     137,189    152,472     17,335     46,178         --     58,048
  Annualized Net Rent per Square Foot ($).....        7.98       10.25       8.20       7.49       5.55         --       8.70
  Percentage of Total Annualized Net Rent
    (%).......................................        34.2        21.9       24.4        2.8        7.4         --        9.3
  Number of Leases Expiring...................           6           4          3          1          2         --          1
4823 Old Kingston Pike
  Square Footage of Expiring Leases...........       1,873      25,398         --      4,964      1,100      1,303         --
  Percentage of Total Leased Sq. Ft. (%)......         5.4        73.3         --       14.3        3.2        3.8         --
  Annualized Net Rent of Expiring Leases ($)..      10,977     238,680         --     34,121      7,178     14,740         --
  Annualized Net Rent per Square Foot ($).....        5.86        9.40         --       6.87       6.53      11.31         --
  Percentage of Total Annualized Net Rent
    (%).......................................         3.6        78.1         --       11.2        2.3        4.8         --
  Number of Leases Expiring...................           2           3         --          3          1          1         --
941-961 Weigel Drive
  Square Footage of Expiring Leases...........          --     123,077         --         --         --         --         --
  Percentage of Total Leased Sq. Ft. (%)......          --       100.0         --         --         --         --         --
  Annualized Net Rent of Expiring Leases ($)..          --   1,571,076         --         --         --         --         --
  Annualized Net Rent per Square Foot ($).....          --       12.76         --         --         --         --         --
  Percentage of Total Annualized Net Rent
    (%).......................................          --       100.0         --         --         --         --         --
  Number of Leases Expiring...................          --           1         --         --         --         --         --
4100 Madison Street
  Square Footage of Expiring Leases...........          --         739        939     13,067         --         --         --
  Percentage of Total Leased Sq. Ft. (%)......          --         5.0        6.4       88.6         --         --         --
  Annualized Net Rent of Expiring Leases ($)..          --       3,981      1,402     51,671         --         --         --
  Annualized Net Rent per Square Foot ($).....          --        5.39       1.49       3.95         --         --         --
  Percentage of Total Annualized Net Rent
    (%).......................................                     7.0        2.5       90.6         --         --         --
  Number of Leases Expiring...................          --           1          1          3         --         --         --
1600-1700 167th Street
  Square Footage of Expiring Leases...........       6,299       4,996      5,944      4,922      9,632         --         --
  Percentage of Total Leased Sq. Ft. (%)......        16.9        13.4       16.0       13.2       25.9         --         --
  Annualized Net Rent of Expiring Leases ($)..      77,358      41,821     62,160     48,840    115,492         --         --
  Annualized Net Rent per Square Foot ($).....       12.28        8.37      10.46       9.92      11.99         --         --
  Percentage of Total Annualized Net Rent
    (%).......................................        16.8         9.1       13.5       10.6       25.1         --         --
  Number of Leases Expiring...................           4           2          4          1          2         --         --
4343 Commerce Court
  Square Footage of Expiring Leases...........      40,338      25,943     12,549        429     23,351     12,094         --
  Percentage of Total Leased Sq. Ft. (%)......        35.2        22.6       10.9        0.4       20.4       10.5         --
  Annualized Net Rent of Expiring Leases ($)..     620,221     410,124    208,200      1,512    419,615    211,579         --
  Annualized Net Rent per Square Foot ($).....       15.38       15.81      16.59       3.52      17.97      17.49         --
  Percentage of Total Annualized Net Rent
    (%).......................................        33.1        21.9       11.1        0.1       22.4       11.3         --
  Number of Leases Expiring...................           5           4          3          1          5          1         --


                                                  2005       2006       2007       2008+       TOTAL
                                                ---------  ---------  ---------  ---------  -----------
625 Gay Street
  Square Footage of Expiring Leases...........         --         --         --         --       76,097
  Percentage of Total Leased Sq. Ft. (%)......         --         --         --         --      100.00%
  Annualized Net Rent of Expiring Leases ($)..         --         --         --         --  $   625,189
  Annualized Net Rent per Square Foot ($).....         --         --         --         --  $      8.22
  Percentage of Total Annualized Net Rent
    (%).......................................         --         --         --         --      100.00%
  Number of Leases Expiring...................         --         --         --         --           17
4823 Old Kingston Pike
  Square Footage of Expiring Leases...........         --         --         --         --       34,638
  Percentage of Total Leased Sq. Ft. (%)......         --         --         --         --      100.00%
  Annualized Net Rent of Expiring Leases ($)..         --         --         --         --  $   305,695
  Annualized Net Rent per Square Foot ($).....         --         --         --         --  $      8.83
  Percentage of Total Annualized Net Rent
    (%).......................................         --         --         --         --      100.00%
  Number of Leases Expiring...................         --         --         --         --           10
941-961 Weigel Drive
  Square Footage of Expiring Leases...........         --         --         --         --      123,077
  Percentage of Total Leased Sq. Ft. (%)......         --         --         --         --      100.00%
  Annualized Net Rent of Expiring Leases ($)..         --         --         --         --  $ 1,571,076
  Annualized Net Rent per Square Foot ($).....         --         --         --         --  $     12.76
  Percentage of Total Annualized Net Rent
    (%).......................................         --         --         --         --      100.00%
  Number of Leases Expiring...................         --         --         --         --            1
4100 Madison Street
  Square Footage of Expiring Leases...........         --         --         --         --       14,745
  Percentage of Total Leased Sq. Ft. (%)......         --         --         --         --      100.00%
  Annualized Net Rent of Expiring Leases ($)..         --         --         --         --  $    57,054
  Annualized Net Rent per Square Foot ($).....         --         --         --         --  $      3.87
  Percentage of Total Annualized Net Rent
    (%).......................................         --         --         --         --      100.00%
  Number of Leases Expiring...................         --         --         --         --            5
1600-1700 167th Street
  Square Footage of Expiring Leases...........      5,400         --         --         --       37,193
  Percentage of Total Leased Sq. Ft. (%)......       14.5         --         --         --      100.00%
  Annualized Net Rent of Expiring Leases ($)..    113,670         --         --         --  $   459,341
  Annualized Net Rent per Square Foot ($).....      21.05         --         --         --  $     12.35
  Percentage of Total Annualized Net Rent
    (%).......................................       24.7         --         --         --      100.00%
  Number of Leases Expiring...................          1         --         --         --           14
4343 Commerce Court
  Square Footage of Expiring Leases...........         --         --         --         --      114,704
  Percentage of Total Leased Sq. Ft. (%)......         --         --         --         --      100.00%
  Annualized Net Rent of Expiring Leases ($)..         --         --         --         --  $ 1,871,251
  Annualized Net Rent per Square Foot ($).....         --         --         --         --  $     16.31
  Percentage of Total Annualized Net Rent
    (%).......................................         --         --         --         --      100.00%
  Number of Leases Expiring...................         --         --         --         --           19

                                                                              YEAR OF LEASE EXPIRATION
                                                              --------------------------------------------------------
                                                              1998(1)    1999       2000      2001     2002     2003
                                                              -------  ---------  ---------  -------  -------  -------
1301 East Tower Road
  Square Footage of Expiring Leases.........................       --         --         --   50,400       --       --
  Percentage of Total Leased Sq. Ft (%).....................       --         --         --    100.0       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --         --  524,412       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --         --    10.41       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --         --    100.0       --       --
  Number of Leases Expiring.................................       --         --         --        1       --       --
280 Shuman Boulevard
  Square Footage of Expiring Leases.........................       --      6,533     18,208    1,586    9,674       --
  Percentage of Total Leased Sq. Ft (%).....................       --       11.1       30.9      2.7     16.4       --
  Annualized Net Rent of Expiring Leases ($)................       --     75,388    210,785   15,819  119,110       --
  Annualized Net Rent per Square Foot ($)...................       --      11.54      11.58     9.97    12.31       --
  Percentage of Total Annualized Net Rent (%)...............       --       12.7       35.5      2.7     20.1       --
  Number of Leases Expiring.................................       --          1          6        1        1       --
2205-2255 Enterprise Drive
  Square Footage of Expiring Leases.........................    6,966     16,881     27,144   14,721    2,726   37,908
  Percentage of Total Leased Sq. Ft (%).....................      5.7       13.7       22.1     12.0      2.2     30.8
  Annualized Net Rent of Expiring Leases ($)................   73,990    145,044    265,123  133,416   34,080  432,528
  Annualized Net Rent per Square Foot ($)...................    10.62       8.59       9.77     9.06    12.50    11.41
  Percentage of Total Annualized Net Rent (%)...............      5.9       11.6       21.2     10.7      2.7     34.6
  Number of Leases Expiring.................................        3          4          6        2        1        1
33 North Dearborn Street
  Square Footage of Expiring Leases.........................   21,864      9,000     46,821   21,532   41,244   50,346
  Percentage of Total Leased Sq. Ft (%).....................      8.2        3.4       17.5      8.0     15.4     18.8
  Annualized Net Rent of Expiring Leases ($)................  252,191     43,707    397,433  199,996  253,938  474,138
  Annualized Net Rent per Square Foot ($)...................    11.53       4.86       8.49     9.29     6.16     9.42
  Percentage of Total Annualized Net Rent (%)...............     10.7        1.9       16.9      8.5     10.8     20.1
  Number of Leases Expiring.................................        8          4         12        6        9        7
2675 North Mayfair Road
  Square Footage of Expiring Leases.........................   11,967     60,156      1,750    1,810       --    3,217
  Percentage of Total Leased Sq. Ft (%).....................     12.9       64.8        1.9      1.9       --      3.5
  Annualized Net Rent of Expiring Leases ($)................  178,280    652,750     19,508    7,755       --   48,072
  Annualized Net Rent per Square Foot ($)...................    14.90      10.85      11.15     4.28       --    14.94
  Percentage of Total Annualized Net Rent (%)...............     18.7       68.5        2.0      0.8       --      5.0
  Number of Leases Expiring.................................        5          6          1        1       --        1
3800 North Wilke Road
  Square Footage of Expiring Leases.........................   12,650      5,608     30,227   40,129  114,349       --
  Percentage of Total Leased Sq. Ft (%).....................      5.6        2.5       13.4     17.7     50.6       --
  Annualized Net Rent of Expiring Leases ($)................   79,736     57,568    242,562  411,624  2,004,798      --
  Annualized Net Rent per Square Foot ($)...................     6.30      10.27       8.02    10.26    17.53       --
  Percentage of Total Annualized Net Rent (%)...............      2.5        1.8        7.7     13.0     63.3       --
  Number of Leases Expiring.................................        3          2          6        5        6       --


                                                               2004     2005     2006     2007     2008+     TOTAL
                                                              -------  -------  -------  -------  -------  ----------
1301 East Tower Road
  Square Footage of Expiring Leases.........................       --       --       --       --       --      50,400
  Percentage of Total Leased Sq. Ft (%).....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  524,412
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $    10.41
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           1
280 Shuman Boulevard
  Square Footage of Expiring Leases.........................   22,988       --       --       --       --      58,989
  Percentage of Total Leased Sq. Ft (%).....................     39.0       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................  171,925       --       --       --       --  $  593,027
  Annualized Net Rent per Square Foot ($)...................     7.48       --       --       --       --  $    10.05
  Percentage of Total Annualized Net Rent (%)...............     29.0       --       --       --       --     100.00%
  Number of Leases Expiring.................................        1       --       --       --       --          10
2205-2255 Enterprise Drive
  Square Footage of Expiring Leases.........................   16,618       --       --       --       --     122,964
  Percentage of Total Leased Sq. Ft (%).....................     13.5       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................  164,682       --       --       --       --  $1,248,864
  Annualized Net Rent per Square Foot ($)...................     9.91       --       --       --       --  $    10.16
  Percentage of Total Annualized Net Rent (%)...............     13.2       --       --       --       --     100.00%
  Number of Leases Expiring.................................        1       --       --       --       --          18
33 North Dearborn Street
  Square Footage of Expiring Leases.........................   29,326   13,928   26,558    2,634    1,986     265,239
  Percentage of Total Leased Sq. Ft (%).....................     10.9      5.2      9.9      1.0      0.7     100.00%
  Annualized Net Rent of Expiring Leases ($)................  232,978  207,006  215,036   28,068   53,877  $2,358,367
  Annualized Net Rent per Square Foot ($)...................     7.94    14.86     8.10    10.66    27.13  $     8.89
  Percentage of Total Annualized Net Rent (%)...............      9.9      8.8      9.1      1.2      2.3     100.00%
  Number of Leases Expiring.................................        3        3        2        1        1          56
2675 North Mayfair Road
  Square Footage of Expiring Leases.........................    3,106       --       --   10,835       --      92,841
  Percentage of Total Leased Sq. Ft (%).....................      3.3       --       --     11.7       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................   40,040       --       --    6,226       --  $  952,630
  Annualized Net Rent per Square Foot ($)...................    12.89       --       --     0.57       --  $    10.26
  Percentage of Total Annualized Net Rent (%)...............      4.2       --       --      0.7       --     100.00%
  Number of Leases Expiring.................................        1       --       --        2       --          17
3800 North Wilke Road
  Square Footage of Expiring Leases.........................       --   23,194       --       --       --     226,157
  Percentage of Total Leased Sq. Ft (%).....................       --     10.3       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --  372,063       --       --       --  $3,168,351
  Annualized Net Rent per Square Foot ($)...................       --    16.04       --       --       --  $    14.01
  Percentage of Total Annualized Net Rent (%)...............       --     11.7       --       --       --     100.00%
  Number of Leases Expiring.................................       --        1       --       --       --          23

                                                                           YEAR OF LEASE EXPIRATION
                                                    ----------------------------------------------------------------------
                                                     1998(1)       1999        2000        2001        2002        2003
                                                    ----------  ----------  ----------  ----------  ----------  ----------
1701 Golf Road
  Square Footage of Expiring Leases...............     177,298     185,548     272,350     151,692      26,281      28,235
  Percentage of Total Leased Sq. Ft (%)...........        19.9        20.8        30.5        17.0         2.9         3.2
  Annualized Net Rent of Expiring Leases ($)......   1,570,366   1,951,913   2,193,166   1,479,326     281,957     187,891
  Annualized Net Rent per Square Foot ($).........        8.86       10.52        8.05        9.75       10.73        6.65
  Percentage of Total Annualized Net Rent (%).....        19.4        24.1        27.0        18.2         3.5         2.3
  Number of Leases Expiring.......................          23          23          39          19           6          10
122 South Michigan Avenue
  Square Footage of Expiring Leases...............       7,914      25,827      13,345      15,091      42,871       4,339
  Percentage of Total Leased Sq. Ft (%)...........         2.9         9.4         4.9         5.5        15.6         1.6
  Annualized Net Rent of Expiring Leases ($)......      59,106     143,622     181,238     338,983     555,775      57,953
  Annualized Net Rent per Square Foot ($).........        7.47        5.56       13.58       22.46       12.96       13.36
  Percentage of Total Annualized Net Rent (%).....         2.0         4.8         6.0        11.3        18.5         1.9
  Number of Leases Expiring.......................           5           9           8           6           9           2
208 South LaSalle Street
  Square Footage of Expiring Leases...............      57,352      70,098      52,373      98,129      67,315      24,951
  Percentage of Total Leased Sq. Ft (%)...........         7.4         9.2         6.8        12.7         8.7         3.2
  Annualized Net Rent of Expiring Leases ($)......     486,720     684,327     473,866   1,000,834     948,193     243,370
  Annualized Net Rent per Square Foot ($).........        8.49        9.65        9.05       10.20       14.09        9.75
  Percentage of Total Annualized Net Rent (%).....         6.6         9.3         6.5        13.6        12.9         3.3
  Number of Leases Expiring.......................          23          42          30          17          19           9
1700 East Golf Road
  Square Footage of Expiring Leases...............          --       3,334      23,740     167,012      16,683          --
  Percentage of Total Leased Sq. Ft (%)...........          --         1.6        11.3        79.2         7.9          --
  Annualized Net Rent of Expiring Leases ($)......          --      38,959     435,132   3,157,119     207,192          --
  Annualized Net Rent per Square Foot ($).........          --       11.69       18.33       18.90       12.42          --
  Percentage of Total Annualized Net Rent (%).....          --         1.0        11.3        82.3         5.4          --
  Number of Leases Expiring.......................          --           2           2           5           3          --
6400 Schafer Court
  Square Footage of Expiring Leases...............       5,341      15,254       2,694      40,304      20,333      48,386
  Percentage of Total Leased Sq. Ft (%)...........         3.4         9.7         1.7        25.7        13.0        30.8
  Annualized Net Rent of Expiring Leases ($)......      65,805     145,834      32,673     604,332     242,992     621,852
  Annualized Net Rent per Square Foot ($).........       12.32        9.56       12.13       14.99       11.95       12.85
  Percentage of Total Annualized Net Rent (%).....         3.1         7.0         1.6        28.8        11.6        29.8
  Number of Leases Expiring.......................           1           2           1           6           4           6
2000 York Road
  Square Footage of Expiring Leases...............       9,040      14,747      23,357      29,649          --      96,945
  Percentage of Total Leased Sq. Ft (%)...........         5.2         8.5        13.4        17.1          --        55.8
  Annualized Net Rent of Expiring Leases ($)......      48,513     192,679     192,514     294,894          --   1,090,266
  Annualized Net Rent per Square Foot ($).........        5.37       13.07        8.24        9.95          --       11.25
  Percentage of Total Annualized Net Rent (%).....         2.7        10.6        10.6        16.2          --        59.9
  Number of Leases Expiring.......................           1           3           5           3          --           3


                                                      2004        2005       2006       2007       2008+       TOTAL
                                                    ---------  ----------  ---------  ---------  ---------  ------------
1701 Golf Road
  Square Footage of Expiring Leases...............     27,633      21,027      1,582        100         --       891,746
  Percentage of Total Leased Sq. Ft (%)...........        3.1         2.4        0.2        0.0         --       100.00%
  Annualized Net Rent of Expiring Leases ($)......    202,983     208,590     37,968         --         --  $  8,114,161
  Annualized Net Rent per Square Foot ($).........       7.35        9.92      24.00         --         --  $       9.10
  Percentage of Total Annualized Net Rent (%).....        2.5         2.6        0.5        0.0         --       100.00%
  Number of Leases Expiring.......................          4           4          1          1         --           130
122 South Michigan Avenue
  Square Footage of Expiring Leases...............         --      22,507     19,420     36,594     86,148       274,056
  Percentage of Total Leased Sq. Ft (%)...........         --         8.2        7.1       13.4       31.4       100.00%
  Annualized Net Rent of Expiring Leases ($)......         --     245,322    184,573    394,395    839,680  $  3,000,648
  Annualized Net Rent per Square Foot ($).........         --       10.90       9.50      10.78       9.75  $      10.95
  Percentage of Total Annualized Net Rent (%).....         --         8.2        6.2       13.1       28.0       100.00%
  Number of Leases Expiring.......................         --           3          2          1          5            50
208 South LaSalle Street
  Square Footage of Expiring Leases...............     34,210     229,058     15,049     33,825     86,905       770,075
  Percentage of Total Leased Sq. Ft (%)...........        4.4        29.7        2.0        4.4       11.3        100.00%
  Annualized Net Rent of Expiring Leases ($)......    308,433   2,010,744    146,857    247,507    781,494  $  7,332,345
  Annualized Net Rent per Square Foot ($).........       9.02        8.78       9.76       7.32       8.99  $       9.52
  Percentage of Total Annualized Net Rent (%).....        4.2        27.4        2.0        3.4       10.7       100.00%
  Number of Leases Expiring.......................          6          10          2          3          4           165
1700 East Golf Road
  Square Footage of Expiring Leases...............         --          --         --         --         --       210,769
  Percentage of Total Leased Sq. Ft (%)...........         --          --         --         --         --       100.00%
  Annualized Net Rent of Expiring Leases ($)......         --          --         --         --         --  $  3,838,402
  Annualized Net Rent per Square Foot ($).........         --          --         --         --         --  $      18.21
  Percentage of Total Annualized Net Rent (%).....         --          --         --         --         --       100.00%
  Number of Leases Expiring.......................         --          --         --         --         --            12
6400 Schafer Court
  Square Footage of Expiring Leases...............      6,454      17,874         --         --         --       156,640
  Percentage of Total Leased Sq. Ft (%)...........        4.1        11.4         --         --         --       100.00%
  Annualized Net Rent of Expiring Leases ($)......    140,772     233,806         --         --         --  $  2,088,065
  Annualized Net Rent per Square Foot ($).........      21.81       13.08         --         --         --  $      13.33
  Percentage of Total Annualized Net Rent (%).....        6.7        11.2         --         --         --       100.00%
  Number of Leases Expiring.......................          1           1         --         --         --            22
2000 York Road
  Square Footage of Expiring Leases...............         --          --         --         --         --       173,738
  Percentage of Total Leased Sq. Ft (%)...........         --          --         --         --         --       100.00%
  Annualized Net Rent of Expiring Leases ($)......         --          --         --         --         --  $  1,818,866
  Annualized Net Rent per Square Foot ($).........         --          --         --         --         --  $      10.47
  Percentage of Total Annualized Net Rent (%).....         --          --         --         --         --       100.00%
  Number of Leases Expiring.......................         --          --         --         --         --            15

                                                                                YEAR OF LEASE EXPIRATION
                                                        -------------------------------------------------------------------------
                                                         1998(1)       1999        2000        2001         2002         2003
                                                        ----------  ----------  ----------  -----------  -----------  -----------
2100 Swift Drive
  Square Footage of Expiring Leases...................          --          --          --           --           --           --
  Percentage of Total Leased Sq. Ft (%)...............          --          --          --           --           --           --
  Annualized Net Rent of Expiring Leases ($)..........          --          --          --           --           --           --
  Annualized Net Rent per Square Foot ($).............          --          --          --           --           --           --
  Percentage of Total Annualized Net Rent (%).........          --          --          --           --           --           --
  Number of Leases Expiring...........................          --          --          --           --           --           --
OFFICE SUBTOTALS
  Square Footage of Expiring Leases...................     442,181     644,963     651,987      730,925      576,327      401,794
  Percentage of Aggregate Leased Sq. Ft (%)...........         8.5        12.5        12.6         14.1         11.1          7.8
  Annualized Net Rent of Expiring Leases ($)..........   4,229,879   6,891,542   5,999,260    8,994,000    7,588,155    4,734,189
  Annualized Net Rent per Square Foot ($).............        9.57       10.69        9.20        12.30        13.17        11.78
  Percentage of Total Annualized Net Rent (%).........         6.4        10.4         9.0         13.6         11.5          7.2
  Number of Leases Expiring...........................         112         134         151          103           98           53

INDUSTRIAL PROPERTIES

Warehouse/Distribution Facilities:
425 East Algonquin Road
  Square Footage of Expiring Leases...................          --      57,404          --           --           --           --
  Percentage of Total Leased Sq. Ft. (%)..............          --        18.9          --           --           --           --
  Annualized Net Rent of Expiring Leases ($)..........          --     166,657          --           --           --           --
  Annualized Net Rent per Square Foot ($).............          --        2.90          --           --           --           --
  Percentage of Total Annualized Net Rent (%).........          --        17.6          --           --           --           --
  Number of Leases Expiring...........................          --           1          --           --           --           --
801 Technology Way
  Square Footage of Expiring Leases...................          --          --      43,614           --           --           --
  Percentage of Total Leased Sq. Ft. (%)..............          --          --       100.0           --           --           --
  Annualized Net Rent of Expiring Leases ($)..........          --          --     303,409           --           --           --
  Annualized Net Rent per Square Foot ($).............          --          --        6.96           --           --           --
  Percentage of Total Annualized Net Rent (%).........          --          --       100.0           --           --           --
  Number of Leases Expiring...........................          --          --           1           --           --           --


                                                           2004         2005         2006         2007         2008+
                                                        -----------  -----------  -----------  -----------  -----------
2100 Swift Drive
  Square Footage of Expiring Leases...................           --           --           --           --       58,000
  Percentage of Total Leased Sq. Ft (%)...............           --           --           --           --        100.0
  Annualized Net Rent of Expiring Leases ($)..........           --           --           --           --    1,064,300
  Annualized Net Rent per Square Foot ($).............           --           --           --           --        18.35
  Percentage of Total Annualized Net Rent (%).........           --           --           --           --       100.0%
  Number of Leases Expiring...........................           --           --           --           --            1
OFFICE SUBTOTALS
  Square Footage of Expiring Leases...................      199,316      368,125       67,094      732,519      360,174
  Percentage of Aggregate Leased Sq. Ft (%)...........          3.9          7.1          1.3         14.2          6.9
  Annualized Net Rent of Expiring Leases ($)..........    1,918,444    3,992,186      630,581   17,398,954    3,825,287
  Annualized Net Rent per Square Foot ($).............         9.63        10.84         9.40        23.75        10.62
  Percentage of Total Annualized Net Rent (%).........          2.9          6.0          1.0         26.3          5.7
  Number of Leases Expiring...........................           22           26            8           14           13
INDUSTRIAL PROPERTIES
Warehouse/Distribution Facilities:
425 East Algonquin Road
  Square Footage of Expiring Leases...................           --      247,102           --           --           --
  Percentage of Total Leased Sq. Ft. (%)..............           --         81.1           --           --           --
  Annualized Net Rent of Expiring Leases ($)..........           --      779,610           --           --           --
  Annualized Net Rent per Square Foot ($).............           --         3.16           --           --           --
  Percentage of Total Annualized Net Rent (%).........           --        82.39           --           --           --
  Number of Leases Expiring...........................           --            6           --           --           --
801 Technology Way
  Square Footage of Expiring Leases...................           --           --           --           --           --
  Percentage of Total Leased Sq. Ft. (%)..............           --           --           --           --           --
  Annualized Net Rent of Expiring Leases ($)..........           --           --           --           --           --
  Annualized Net Rent per Square Foot ($).............           --           --           --           --           --
  Percentage of Total Annualized Net Rent (%).........           --           --           --           --           --
  Number of Leases Expiring...........................           --           --           --           --           --


                                                           TOTAL
                                                        ------------
2100 Swift Drive
  Square Footage of Expiring Leases...................        58,000
  Percentage of Total Leased Sq. Ft (%)...............       100.00%
  Annualized Net Rent of Expiring Leases ($)..........  $  1,064,300
  Annualized Net Rent per Square Foot ($).............  $      18.35
  Percentage of Total Annualized Net Rent (%).........       100.00%
  Number of Leases Expiring...........................             1
OFFICE SUBTOTALS
  Square Footage of Expiring Leases...................     5,175,405
  Percentage of Aggregate Leased Sq. Ft (%)...........        100.0%
  Annualized Net Rent of Expiring Leases ($)..........  $ 66,202,475
  Annualized Net Rent per Square Foot ($).............  $      12.79
  Percentage of Total Annualized Net Rent (%).........        100.0%
  Number of Leases Expiring...........................           734
INDUSTRIAL PROPERTIES
Warehouse/Distribution Facilities:
425 East Algonquin Road
  Square Footage of Expiring Leases...................       304,506
  Percentage of Total Leased Sq. Ft. (%)..............       100.00%
  Annualized Net Rent of Expiring Leases ($)..........  $    946,266
  Annualized Net Rent per Square Foot ($).............  $       3.11
  Percentage of Total Annualized Net Rent (%).........       100.00%
  Number of Leases Expiring...........................             7
801 Technology Way
  Square Footage of Expiring Leases...................        43,614
  Percentage of Total Leased Sq. Ft. (%)..............       100.00%
  Annualized Net Rent of Expiring Leases ($)..........  $    303,409
  Annualized Net Rent per Square Foot ($).............  $       6.96
  Percentage of Total Annualized Net Rent (%).........       100.00%
  Number of Leases Expiring...........................             1

                                                                            YEAR OF LEASE EXPIRATION
                                                  -----------------------------------------------------------------------------
                                                    1998(1)      1999       2000       2001       2002       2003       2004
                                                  -----------  ---------  ---------  ---------  ---------  ---------  ---------
1001 Technology Way
  Square Footage of Expiring Leases.............          --          --         --    212,831         --         --         --
  Percentage of Total Leased Sq. Ft. (%)........          --          --         --      100.0         --         --         --
  Annualized Net Rent of Expiring Leases ($)....          --          --         --    906,277         --         --         --
  Annualized Net Rent per Square Foot ($).......          --          --         --       4.26         --         --         --
  Percentage of Total Annualized Net Rent (%)...          --          --         --      100.0         --         --         --
  Number of Leases Expiring.....................          --          --         --          2         --         --         --
3818 Grandville
  Square Footage of Expiring Leases.............          --          --         --    155,332         --         --         --
  Percentage of Total Leased Sq. Ft. (%)........          --          --         --     100.00         --         --         --
  Annualized Net Rent of Expiring Leases ($)....          --          --         --    551,429         --         --         --
  Annualized Net Rent per Square Foot ($).......          --          --         --       3.55         --         --         --
  Percentage of Total Annualized Net Rent (%)...          --          --         --     100.00         --         --         --
  Number of Leases Expiring.....................          --          --         --          1         --         --         --
1200 Northwestern
  Square Footage of Expiring Leases.............          --          --         --    189,900         --         --         --
  Percentage of Total Leased Sq. Ft. (%)........          --          --         --     100.00         --         --         --
  Annualized Net Rent of Expiring Leases ($)....          --          --         --    489,942         --         --         --
  Annualized Net Rent per Square Foot ($).......          --          --         --       2.58         --         --         --
  Percentage of Total Annualized Net Rent (%)...          --          --         --     100.00         --         --         --
  Number of Leases Expiring.....................          --          --         --          1         --         --         --
306-310 Era Drive
  Square Footage................................          --      36,495         --         --         --         --         --
  Percentage of Total Leased Sq. Ft. (%)........          --      100.00         --         --         --         --         --
  Annualized Net Rent of Expiring Leases ($)....          --     295,341         --         --         --         --         --
  Annualized Net Rent per Square Foot ($).......          --        8.09         --         --         --         --         --
  Percentage of Total Annualized Net Rent (%)...          --      100.00         --         --         --         --         --
  Number of Leases Expiring.....................          --           2         --         --         --         --         --
555 Huehl Road
  Square Footage of Expiring Leases.............          --          --         --         --         --     74,000         --
  Percentage of Total Leased Sq. Ft. (%)........          --          --         --         --         --     100.00         --
  Annualized Net Rent of Expiring Leases ($)....          --          --         --         --         --    528,956         --
  Annualized Net Rent per Square Foot ($).......          --          --         --         --         --       7.15         --
  Percentage of Total Annualized Net Rent (%)...          --          --         --         --         --     100.00         --
  Number of Leases Expiring.....................          --          --         --         --         --          1         --


                                                    2005       2006       2007       2008+       TOTAL
                                                  ---------  ---------  ---------  ---------  -----------
1001 Technology Way
  Square Footage of Expiring Leases.............         --         --         --         --      212,831
  Percentage of Total Leased Sq. Ft. (%)........         --         --         --         --      100.00%
  Annualized Net Rent of Expiring Leases ($)....         --         --         --         --  $   906,277
  Annualized Net Rent per Square Foot ($).......         --         --         --         --  $      4.26
  Percentage of Total Annualized Net Rent (%)...         --         --         --         --      100.00%
  Number of Leases Expiring.....................         --         --         --         --            2
3818 Grandville
  Square Footage of Expiring Leases.............         --         --         --         --      155,332
  Percentage of Total Leased Sq. Ft. (%)........         --         --         --         --      100.00%
  Annualized Net Rent of Expiring Leases ($)....         --         --         --         --  $   551,429
  Annualized Net Rent per Square Foot ($).......         --         --         --         --  $      3.55
  Percentage of Total Annualized Net Rent (%)...         --         --         --         --      100.00%
  Number of Leases Expiring.....................         --         --         --         --            1
1200 Northwestern
  Square Footage of Expiring Leases.............         --         --         --         --      189,900
  Percentage of Total Leased Sq. Ft. (%)........         --         --         --         --      100.00%
  Annualized Net Rent of Expiring Leases ($)....         --         --         --         --  $   489,942
  Annualized Net Rent per Square Foot ($).......         --         --         --         --  $      2.58
  Percentage of Total Annualized Net Rent (%)...         --         --         --         --      100.00%
  Number of Leases Expiring.....................         --         --         --         --            1
306-310 Era Drive
  Square Footage................................         --         --         --         --       36,495
  Percentage of Total Leased Sq. Ft. (%)........         --         --         --         --      100.00%
  Annualized Net Rent of Expiring Leases ($)....         --         --         --         --  $   295,341
  Annualized Net Rent per Square Foot ($).......         --         --         --         --  $      8.09
  Percentage of Total Annualized Net Rent (%)...         --         --         --         --      100.00%
  Number of Leases Expiring.....................         --         --         --         --            2
555 Huehl Road
  Square Footage of Expiring Leases.............         --         --         --         --       74,000
  Percentage of Total Leased Sq. Ft. (%)........         --         --         --         --      100.00%
  Annualized Net Rent of Expiring Leases ($)....         --         --         --         --  $   528,956
  Annualized Net Rent per Square Foot ($).......         --         --         --         --  $      7.15
  Percentage of Total Annualized Net Rent (%)...         --         --         --         --      100.00%
  Number of Leases Expiring.....................         --         --         --         --            1

                                                                              YEAR OF LEASE EXPIRATION
                                                              --------------------------------------------------------
                                                              1998(1)    1999       2000      2001     2002     2003
                                                              -------  ---------  ---------  -------  -------  -------
2160 McGaw Road
  Square Footage of Expiring Leases.........................  310,100         --         --       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................   100.00         --         --       --       --       --
  Annualized Net Rent of Expiring Leases ($)................  486,852         --         --       --       --       --
  Annualized Net Rent per Square Foot ($)...................     1.57         --         --       --       --       --
  Percentage of Total Annualized Net Rent (%)...............   100.00         --         --       --       --       --
  Number of Leases Expiring.................................        1         --         --       --       --       --
4849 Groveport Road
  Square Footage of Expiring Leases.........................       --         --         --       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --         --       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --         --       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --         --       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --         --       --       --       --
  Number of Leases Expiring.................................       --         --         --       --       --       --
2400 McGaw Road
  Square Footage of Expiring Leases.........................       --         --         --       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --         --       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --         --       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --         --       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --         --       --       --       --
  Number of Leases Expiring.................................       --         --         --       --       --       --
5160 Blazer Memorial Parkway
  Square Footage of Expiring Leases.........................       --         --         --   27,680       --   29,768
  Percentage of Total Leased Sq. Ft. (%)....................       --         --         --     48.2       --     51.8
  Annualized Net Rent of Expiring Leases ($)................       --         --         --  188,112       --  154,092
  Annualized Net Rent per Square Foot ($)...................       --         --         --     6.80       --     5.18
  Percentage of Total Annualized Net Rent (%)...............       --         --         --     55.0       --     45.0
  Number of Leases Expiring.................................       --         --         --        1       --        1
600 London Road
  Square Footage of Expiring Leases.........................       --         --     52,441       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --      100.0       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --    113,860       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --       2.55       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --      100.0       --       --       --
  Number of Leases Expiring.................................       --         --          1       --       --       --
1401 South Jefferson Street
  Square Footage of Expiring Leases.........................       --     17,265         --       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --     100.00         --       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --     88,944         --       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --       5.15         --       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --     100.00         --       --       --       --
  Number of Leases Expiring.................................       --          1         --       --       --       --


                                                               2004     2005     2006     2007     2008+     TOTAL
                                                              -------  -------  -------  -------  -------  ----------
2160 McGaw Road
  Square Footage of Expiring Leases.........................       --       --       --       --       --     310,100
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  486,852
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     1.57
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --      100.0%
  Number of Leases Expiring.................................       --       --       --       --       --           1
4849 Groveport Road
  Square Footage of Expiring Leases.........................       --       --       --       --  132,100     132,100
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --   100.00     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --  287,688  $  287,688
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --     2.18  $     2.18
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --    100.0      100.0%
  Number of Leases Expiring.................................       --       --       --       --        1           1
2400 McGaw Road
  Square Footage of Expiring Leases.........................       --   86,400       --       --       --      86,400
  Percentage of Total Leased Sq. Ft. (%)....................       --    100.0       --       --       --        100%
  Annualized Net Rent of Expiring Leases ($)................       --  191,352       --       --       --  $  191,352
  Annualized Net Rent per Square Foot ($)...................       --     2.21       --       --       --  $     2.21
  Percentage of Total Annualized Net Rent (%)...............       --    100.0       --       --       --      100.0%
  Number of Leases Expiring.................................       --        1       --       --       --           1
5160 Blazer Memorial Parkway
  Square Footage of Expiring Leases.........................       --       --       --       --       --      57,448
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --        100%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  342,204
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     5.96
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --      100.0%
  Number of Leases Expiring.................................       --       --       --       --       --           2
600 London Road
  Square Footage of Expiring Leases.........................       --       --       --       --       --      52,441
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --        100%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  133,860
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     2.55
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --      100.0%
  Number of Leases Expiring.................................       --       --       --       --       --           1
1401 South Jefferson Street
  Square Footage of Expiring Leases.........................       --       --       --       --       --      17,265
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $   88,944
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     5.15
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           1

                                                                              YEAR OF LEASE EXPIRATION
                                                              --------------------------------------------------------
                                                              1998(1)    1999       2000      2001     2002     2003
                                                              -------  ---------  ---------  -------  -------  -------
1051 North Kirk Road
  Square Footage of Expiring Leases.........................       --         --         --       --       --  120,004
  Percentage of Total Leased Sq. Ft. (%)....................       --         --         --       --       --   100.00
  Annualized Net Rent of Expiring Leases ($)................       --         --         --       --       --  474,012
  Annualized Net Rent per Square Foot ($)...................       --         --         --       --       --     3.95
  Percentage of Total Annualized Net Rent (%)...............       --         --         --       --       --   100.00
  Number of Leases Expiring.................................       --         --         --       --       --        1
4211 Madison Street
  Square Footage of Expiring Leases.........................       --     26,035         --   64,299       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --       28.8         --     71.2       --       --
  Annualized Net Rent of Expiring Leases ($)................       --    108,084         --  241,116       --       --
  Annualized Net Rent per Square Foot ($)...................       --       4.15         --     3.75       --       --
  Percentage of Total Annualized Net Rent (%)...............       --       31.0         --     69.0       --       --
  Number of Leases Expiring.................................       --          1         --        1       --       --
200 East Fullerton Avenue
  Square Footage of Expiring Leases.........................       --     66,254         --       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --     100.00         --       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --    248,448         --       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --       3.75         --       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --     100.00         --       --       --       --
  Number of Leases Expiring.................................       --          1         --       --       --       --
350 Randy Road
  Square Footage of Expiring Leases.........................    3,150      3,150      3,150   12,600       --    3,150
  Percentage of Total Leased Sq. Ft. (%)....................     12.5       12.5       12.5    50. 0       --     12.5
  Annualized Net Rent of Expiring Leases ($)................   13,944     21,720     13,512   62,973       --   33,332
  Annualized Net Rent per Square Foot ($)...................     4.43       6.90       4.29     5.00       --    10.58
  Percentage of Total Annualized Net Rent (%)...............     9.60       14.9        9.3     43.3       --     22.9
  Number of Leases Expiring.................................        1          1          1        2       --        1
4248, 4250 and 4300 Madison Street
  Square Footage of Expiring Leases.........................   11,872     62,847     36,730       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................     10.7       56.4       33.0       --       --       --
  Annualized Net Rent of Expiring Leases ($)................   47,484    323,818    173,280       --       --       --
  Annualized Net Rent per Square Foot ($)...................     4.00       5.15       4.72       --       --       --
  Percentage of Total Annualized Net Rent (%)...............      8.7       59.5       31.8       --       --       --
  Number of Leases Expiring.................................        1          2          1       --       --       --
370 Carol Lane
  Square Footage of Expiring Leases.........................       --         --         --       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --         --       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --         --       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --         --       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --         --       --       --       --
  Number of Leases Expiring.................................       --         --         --       --       --       --


                                                               2004     2005     2006     2007     2008+     TOTAL
                                                              -------  -------  -------  -------  -------  ----------
1051 North Kirk Road
  Square Footage of Expiring Leases.........................       --       --       --       --       --     120,004
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  474,012
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     3.95
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           1
4211 Madison Street
  Square Footage of Expiring Leases.........................       --       --       --       --       --      90,334
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  349,200
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     3.87
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           2
200 East Fullerton Avenue
  Square Footage of Expiring Leases.........................       --       --       --       --       --      66,254
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  248,448
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     3.75
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           1
350 Randy Road
  Square Footage of Expiring Leases.........................       --       --       --       --       --      25,200
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  145,481
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     5.77
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           6
4248, 4250 and 4300 Madison Street
  Square Footage of Expiring Leases.........................       --       --       --       --       --     111,449
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  544,582
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     4.89
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           4
370 Carol Lane
  Square Footage of Expiring Leases.........................   60,290       --       --       --       --      60,290
  Percentage of Total Leased Sq. Ft. (%)....................   100.00       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................  256,224       --       --       --       --  $  256,224
  Annualized Net Rent per Square Foot ($)...................     4.25       --       --       --       --  $     4.25
  Percentage of Total Annualized Net Rent (%)...............   100.00       --       --       --       --     100.00%
  Number of Leases Expiring.................................        1       --       --       --       --           1

                                                                              YEAR OF LEASE EXPIRATION
                                                              --------------------------------------------------------
                                                              1998(1)    1999       2000      2001     2002     2003
                                                              -------  ---------  ---------  -------  -------  -------
388 Carol Lane
  Square Footage of Expiring Leases.........................       --         --     36,184       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --     100.00       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --    179,760       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --       4.97       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --     100.00       --       --       --
  Number of Leases Expiring.................................       --         --          1       --       --       --
342-346 Carol Lane
  Square Footage of Expiring Leases.........................       --         --     67,935       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --     100.00       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --    309,504       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --       4.56       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --     100.00       --       --       --
  Number of Leases Expiring.................................       --         --          2       --       --       --
343 Carol Lane
  Square Footage of Expiring Leases.........................       --         --         --       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --         --       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --         --       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --         --       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --         --       --       --       --
  Number of Leases Expiring.................................       --         --         --       --       --       --
4160-4190 Madison Street
  Square Footage of Expiring Leases.........................       --     36,625         --   42,907       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --       46.1         --     53.9       --       --
  Annualized Net Rent of Expiring Leases ($)................       --    157,412         --  157,001       --       --
  Annualized Net Rent per Square Foot ($)...................       --       4.30         --     3.66       --       --
  Percentage of Total Annualized Net Rent (%)...............       --       50.1         --     49.9       --       --
  Number of Leases Expiring.................................       --          1         --        2       --       --
11039 Gage Avenue
  Square Footage of Expiring Leases.........................       --         --         --       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --         --       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --         --       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --         --       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --         --       --       --       --
  Number of Leases Expiring.................................       --         --         --       --       --       --
11045 Gage Avenue
  Square Footage of Expiring Leases.........................       --         --         --  136,600       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --         --   100.00       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --         --  534,612       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --         --     3.91       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --         --   100.00       --       --
  Number of Leases Expiring.................................       --         --         --        1       --       --


                                                               2004     2005     2006     2007     2008+     TOTAL
                                                              -------  -------  -------  -------  -------  ----------
388 Carol Lane
  Square Footage of Expiring Leases.........................       --       --       --       --       --      36,184
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  179,760
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     4.97
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           1
342-346 Carol Lane
  Square Footage of Expiring Leases.........................       --       --       --       --       --      67,935
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  309,504
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     4.56
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           2
343 Carol Lane
  Square Footage of Expiring Leases.........................       --       --       --   30,084       --      30,084
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --   100.00       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --  201,744       --  $  201,744
  Annualized Net Rent per Square Foot ($)...................       --       --       --     6.71       --  $     6.71
  Percentage of Total Annualized Net Rent (%)...............       --       --       --   100.00       --     100.00%
  Number of Leases Expiring.................................       --       --       --        1       --           1
4160-4190 Madison Street
  Square Footage of Expiring Leases.........................       --       --       --       --       --      79,532
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  314,413
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     3.95
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           3
11039 Gage Avenue
  Square Footage of Expiring Leases.........................       --       --   21,935       --       --      21,935
  Percentage of Total Leased Sq. Ft. (%)....................       --       --   100.00       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --  107,376       --       --  $  107,376
  Annualized Net Rent per Square Foot ($)...................       --       --     4.90       --       --  $     4.90
  Percentage of Total Annualized Net Rent (%)...............       --       --   100.00       --       --     100.00%
  Number of Leases Expiring.................................       --       --        1       --       --           1
11045 Gage Avenue
  Square Footage of Expiring Leases.........................       --       --       --       --       --     136,600
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  534,612
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     3.91
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           1

                                                                              YEAR OF LEASE EXPIRATION
                                                              --------------------------------------------------------
                                                              1998(1)    1999       2000      2001     2002     2003
                                                              -------  ---------  ---------  -------  -------  -------
550 Kehoe Boulevard
  Square Footage of Expiring Leases.........................       --         --         --       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --         --       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --         --       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --         --       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --         --       --       --       --
  Number of Leases Expiring.................................       --         --         --       --       --       --
475 Superior Avenue
  Square Footage of Expiring Leases.........................       --    450,000         --       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --     100.00         --       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --  1,258,200         --       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --       2.80         --       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --     100.00         --       --       --       --
  Number of Leases Expiring.................................       --          1         --       --       --       --
1301 Ridgeview Drive
  Square Footage of Expiring Leases.........................       --         --    217,600       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --     100.00       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --  1,030,568       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --       4.74       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --     100.00       --       --       --
  Number of Leases Expiring.................................       --         --          1       --       --       --
515 Huehl Road/500 Lindberg
  Square Footage of Expiring Leases.........................       --         --         --       --       --  201,244
  Percentage of Total Leased Sq. Ft. (%)....................       --         --         --       --       --   100.00
  Annualized Net Rent of Expiring Leases ($)................       --         --         --       --       --  821,580
  Annualized Net Rent per Square Foot ($)...................       --         --         --       --       --     4.08
  Percentage of Total Annualized Net Rent (%)...............       --         --         --       --       --   100.00
  Number of Leases Expiring.................................       --         --         --       --       --        1
455 Academy Drive
  Square Footage of Expiring Leases.........................       --         --         --  105,444       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --         --   100.00       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --         --  405,648       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --         --     3.85       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --         --   100.00       --       --
  Number of Leases Expiring.................................       --         --         --        1       --       --
4411 Marketing Place
  Square Footage of Expiring Leases.........................       --         --     65,804       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --     100.00       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --    226,800       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --       3.45       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --     100.00       --       --       --
  Number of Leases Expiring.................................       --         --          1       --       --       --


                                                               2004     2005     2006     2007     2008+     TOTAL
                                                              -------  -------  -------  -------  -------  ----------
550 Kehoe Boulevard
  Square Footage of Expiring Leases.........................       --       --   44,575       --       --      44,575
  Percentage of Total Leased Sq. Ft. (%)....................       --       --   100.00       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --  291,972       --       --  $  291,972
  Annualized Net Rent per Square Foot ($)...................       --       --     6.55       --       --  $     6.55
  Percentage of Total Annualized Net Rent (%)...............       --       --   100.00       --       --     100.00%
  Number of Leases Expiring.................................       --       --        1       --       --           1
475 Superior Avenue
  Square Footage of Expiring Leases.........................       --       --       --       --       --     450,000
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $1,258,200
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     2.80
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           1
1301 Ridgeview Drive
  Square Footage of Expiring Leases.........................       --       --       --       --       --     217,600
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $1,030,568
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     4.74
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           1
515 Huehl Road/500 Lindberg
  Square Footage of Expiring Leases.........................       --       --       --       --       --     201,244
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  821,580
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     4.08
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           1
455 Academy Drive
  Square Footage of Expiring Leases.........................       --       --       --       --       --     105,444
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  405,648
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     3.85
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           1
4411 Marketing Place
  Square Footage of Expiring Leases.........................       --       --       --       --       --      65,804
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  226,800
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     3.45
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           1

                                                                              YEAR OF LEASE EXPIRATION
                                                              --------------------------------------------------------
                                                              1998(1)    1999       2000      2001     2002     2003
                                                              -------  ---------  ---------  -------  -------  -------
Chicago Enterprise Center(2)
13535-A S. Torrence Avenue
  Square Footage of Expiring Leases.........................       --    145,941         --       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --     100.00         --       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --    321,070         --       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --       2.20         --       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --     100.00         --       --       --       --
  Number of Leases Expiring.................................       --          1         --       --       --       --
13535-B S. Torrence Avenue
  Square Footage of Expiring Leases.........................       --         --         --       --       --  239,752
  Percentage of Total Leased Sq. Ft. (%)....................       --         --         --       --       --   100.00
  Annualized Net Rent of Expiring Leases ($)................       --         --         --       --       --  648,634
  Annualized Net Rent per Square Foot ($)...................       --         --         --       --       --     2.71
  Percentage of Total Annualized Net Rent (%)...............       --         --         --       --       --   100.00
  Number of Leases Expiring.................................       --         --         --       --       --        1
13535-C S. Torrence Avenue
  Square Footage of Expiring Leases.........................       --         --     81,328       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --       81.8       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --    200,634       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --       2.47       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --       80.4       --       --       --
  Number of Leases Expiring.................................       --         --          1       --       --       --
13535-D S. Torrence Avenue
  Square Footage of Expiring Leases.........................       --     77,325         --       --       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --     100.00         --       --       --       --
  Annualized Net Rent of Expiring Leases ($)................       --    235,532         --       --       --       --
  Annualized Net Rent per Square Foot ($)...................       --       3.05         --       --       --       --
  Percentage of Total Annualized Net Rent (%)...............       --     100.00         --       --       --       --
  Number of Leases Expiring.................................       --          1         --       --       --       --
13535-E/13535-F S. Torrence Avenue
  Square Footage of Expiring Leases.........................       --         --         --   53,600       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --         --   100.00       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --         --  175,667       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --         --     3.28       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --         --   100.00       --       --
  Number of Leases Expiring.................................       --         --         --        2       --       --
13535-H S. Torrence Avenue
  Square Footage of Expiring Leases.........................       --         --         --   10,200       --       --
  Percentage of Total Leased Sq. Ft. (%)....................       --         --         --     24.6       --       --
  Annualized Net Rent of Expiring Leases ($)................       --         --         --   17,856       --       --
  Annualized Net Rent per Square Foot ($)...................       --         --         --     1.75       --       --
  Percentage of Total Annualized Net Rent (%)...............       --         --         --     23.5       --       --
  Number of Leases Expiring.................................       --         --         --        1       --       --


                                                               2004     2005     2006     2007     2008+     TOTAL
                                                              -------  -------  -------  -------  -------  ----------
Chicago Enterprise Center(2)
13535-A S. Torrence Avenue
  Square Footage of Expiring Leases.........................       --       --       --       --       --     145,941
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  321,072
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     2.20
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           1
13535-B S. Torrence Avenue
  Square Footage of Expiring Leases.........................       --       --       --       --       --     239,752
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  648,634
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     2.71
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           1
13535-C S. Torrence Avenue
  Square Footage of Expiring Leases.........................       --       --       --   18,055       --      99,383
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --     18.2       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --   48,902       --  $  249,536
  Annualized Net Rent per Square Foot ($)...................       --       --       --     2.71       --  $     2.51
  Percentage of Total Annualized Net Rent (%)...............       --       --       --     19.6       --     100.00%
  Number of Leases Expiring.................................       --       --       --        1       --           2
13535-D S. Torrence Avenue
  Square Footage of Expiring Leases.........................       --       --       --       --       --      77,325
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  235,532
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     3.05
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           1
13535-E/13535-F S. Torrence Avenue
  Square Footage of Expiring Leases.........................       --       --       --       --       --      53,600
  Percentage of Total Leased Sq. Ft. (%)....................       --       --       --       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --       --       --       --  $  175,667
  Annualized Net Rent per Square Foot ($)...................       --       --       --       --       --  $     3.28
  Percentage of Total Annualized Net Rent (%)...............       --       --       --       --       --     100.00%
  Number of Leases Expiring.................................       --       --       --       --       --           2
13535-H S. Torrence Avenue
  Square Footage of Expiring Leases.........................       --       --   31,240       --       --      41,440
  Percentage of Total Leased Sq. Ft. (%)....................       --       --     75.4       --       --     100.00%
  Annualized Net Rent of Expiring Leases ($)................       --       --   58,046       --       --  $   75,902
  Annualized Net Rent per Square Foot ($)...................       --       --     1.86       --       --  $     1.83
  Percentage of Total Annualized Net Rent (%)...............       --       --     76.5       --       --     100.00%
  Number of Leases Expiring.................................       --       --        1       --       --           2

                                                                                       YEAR OF LEASE EXPIRATION
                                                                  ------------------------------------------------------------------
                                                                    1998(1)      1999       2000       2001       2002       2003
                                                                  -----------  ---------  ---------  ---------  ---------  ---------
Building 3 (4407 Railroad Avenue)
  Square Footage of Expiring Leases.............................          --          --         --         --         --         --
  Percentage of Total Leased Sq. Ft. (%)........................          --          --         --         --         --         --
  Annualized Net Rent of Expiring Leases ($)....................          --          --         --         --         --         --
  Annualized Net Rent per Square Foot ($).......................          --          --         --         --         --         --
  Percentage of Total Annualized Net Rent (%)...................          --          --         --         --         --         --
  Number of Leases Expiring.....................................          --          --         --         --         --         --
Building 4 (4407 Railroad Avenue)
  Square Footage of Expiring Leases.............................          --          --     85,799         --         --         --
  Percentage of Total Leases Sq. Ft. (%)........................          --          --     100.00         --         --         --
  Annualized Net Rent of Expiring Leases ($)....................          --          --    285,653         --         --         --
  Annualized Net Rent per Square Foot ($).......................          --          --       3.33         --         --         --
  Percentage of Total Annualized Net Rent (%)...................          --          --     100.00         --         --         --
  Number of Leases Expiring.....................................          --          --          1         --         --         --
Hammond Enterprise Center
4507 Columbia Avenue
  Square Footage of Expiring Leases.............................          --       2,280     32,657         --         --         --
  Percentage of Total Leased Sq. Ft. (%)........................          --         0.9      12.88         --         --         --
  Annualized Net Rent of Expiring Leases ($)....................          --       4,970     78,681         --         --         --
  Annualized Net Rent per Square Foot ($).......................          --        2.18       2.41         --         --         --
  Percentage of Total Annualized Net Rent (%)...................          --         0.7       11.5         --         --         --
  Number of Leases Expiring.....................................          --           1          1         --         --         --
4527 Columbia Avenue
  Square Footage of Expiring Leases.............................       5,466          --         --         --      2,766         --
  Percentage of Total Leased Sq. Ft. (%)........................        66.4          --         --         --       33.6         --
  Annualized Net Rent of Expiring Leases ($)....................      36,941          --         --         --     12,641         --
  Annualized Net Rent per Square Foot ($).......................        6.76          --         --         --       4.57         --
  Percentage of Total Annualized Net Rent (%)...................        74.5          --         --         --       25.5         --
  Number of Leases Expiring.....................................           3          --         --         --          1         --
4531 Columbia Avenue
  Square Footage of Expiring Leases.............................          --      81,362    104,182         --         --         --
  Percentage of Total Leased Sq. Ft. (%)........................          --        43.9       56.1         --         --         --
  Annualized Net Rent of Expiring Lease ($).....................          --      55,651    218,030         --         --         --
  Annualized Net Rent per Square Foot ($).......................          --         .68       2.09         --         --         --
  Percentage of Total Annualized Net Rent (%)...................          --        20.3       79.7         --         --         --
  Number of Leases Expiring.....................................          --           1          1         --         --         --
300 Craig Place
  Square Footage of Expiring Leases.............................          --          --         --         --         --         --
  Percentage of Total Leased Sq. Ft. (%)........................
  Annualized Net Rent of Expiring Leases ($)....................          --          --         --         --         --         --
  Annualized Net Rent per Square Foot ($).......................          --          --         --         --         --         --
  Percentage of Total Annualized Net Rent (%)...................
  Number of Leases Expiring.....................................          --          --         --         --         --         --


                                                                    2004       2005       2006       2007       2008+
                                                                  ---------  ---------  ---------  ---------  ----------
Building 3 (4407 Railroad Avenue)
  Square Footage of Expiring Leases.............................         --         --         --         --     291,550
  Percentage of Total Leased Sq. Ft. (%)........................         --         --         --         --      100.00
  Annualized Net Rent of Expiring Leases ($)....................         --         --         --         --   1,422,636
  Annualized Net Rent per Square Foot ($).......................         --         --         --         --        4.88
  Percentage of Total Annualized Net Rent (%)...................         --         --         --         --      100.00
  Number of Leases Expiring.....................................         --         --         --         --           2
Building 4 (4407 Railroad Avenue)
  Square Footage of Expiring Leases.............................         --         --         --         --          --
  Percentage of Total Leases Sq. Ft. (%)........................         --         --         --         --          --
  Annualized Net Rent of Expiring Leases ($)....................         --         --         --         --          --
  Annualized Net Rent per Square Foot ($).......................         --         --         --         --          --
  Percentage of Total Annualized Net Rent (%)...................         --         --         --         --          --
  Number of Leases Expiring.....................................         --         --         --         --          --
Hammond Enterprise Center
4507 Columbia Avenue
  Square Footage of Expiring Leases.............................         --         --         --         --     218,589
  Percentage of Total Leased Sq. Ft. (%)........................         --         --         --         --        86.2
  Annualized Net Rent of Expiring Leases ($)....................         --         --         --         --     602,213
  Annualized Net Rent per Square Foot ($).......................         --         --         --         --        2.76
  Percentage of Total Annualized Net Rent (%)...................         --         --         --         --        87.8
  Number of Leases Expiring.....................................         --         --         --         --           2
4527 Columbia Avenue
  Square Footage of Expiring Leases.............................         --         --         --         --          --
  Percentage of Total Leased Sq. Ft. (%)........................         --         --         --         --          --
  Annualized Net Rent of Expiring Leases ($)....................         --         --         --         --          --
  Annualized Net Rent per Square Foot ($).......................         --         --         --         --          --
  Percentage of Total Annualized Net Rent (%)...................         --         --         --         --          --
  Number of Leases Expiring.....................................         --         --         --         --          --
4531 Columbia Avenue
  Square Footage of Expiring Leases.............................         --         --         --         --          --
  Percentage of Total Leased Sq. Ft. (%)........................         --         --         --         --          --
  Annualized Net Rent of Expiring Lease ($).....................         --         --         --         --          --
  Annualized Net Rent per Square Foot ($).......................         --         --         --         --          --
  Percentage of Total Annualized Net Rent (%)...................         --         --         --         --          --
  Number of Leases Expiring.....................................         --         --         --         --          --
300 Craig Place
  Square Footage of Expiring Leases.............................         --         --         --     43,263     119,807
  Percentage of Total Leased Sq. Ft. (%)........................                                        26.5        73.5
  Annualized Net Rent of Expiring Leases ($)....................         --         --         --    190,356     658,932
  Annualized Net Rent per Square Foot ($).......................         --         --         --       4.40        5.50
  Percentage of Total Annualized Net Rent (%)...................                                        22.4        77.6
  Number of Leases Expiring.....................................         --         --         --          1           1


                                                                     TOTAL
                                                                  ------------
Building 3 (4407 Railroad Avenue)
  Square Footage of Expiring Leases.............................       291,550
  Percentage of Total Leased Sq. Ft. (%)........................       100.00%
  Annualized Net Rent of Expiring Leases ($)....................  $  1,422,636
  Annualized Net Rent per Square Foot ($).......................  $       4.88
  Percentage of Total Annualized Net Rent (%)...................       100.00%
  Number of Leases Expiring.....................................             2
Building 4 (4407 Railroad Avenue)
  Square Footage of Expiring Leases.............................        85,799
  Percentage of Total Leases Sq. Ft. (%)........................       100.00%
  Annualized Net Rent of Expiring Leases ($)....................  $    285,653
  Annualized Net Rent per Square Foot ($).......................  $       3.33
  Percentage of Total Annualized Net Rent (%)...................       100.00%
  Number of Leases Expiring.....................................             1
Hammond Enterprise Center
4507 Columbia Avenue
  Square Footage of Expiring Leases.............................       253,526
  Percentage of Total Leased Sq. Ft. (%)........................       100.00%
  Annualized Net Rent of Expiring Leases ($)....................  $    685,864
  Annualized Net Rent per Square Foot ($).......................  $       2.71
  Percentage of Total Annualized Net Rent (%)...................       100.00%
  Number of Leases Expiring.....................................             4
4527 Columbia Avenue
  Square Footage of Expiring Leases.............................         8,232
  Percentage of Total Leased Sq. Ft. (%)........................       100.00%
  Annualized Net Rent of Expiring Leases ($)....................  $     49,582
  Annualized Net Rent per Square Foot ($).......................  $       6.02
  Percentage of Total Annualized Net Rent (%)...................       100.00%
  Number of Leases Expiring.....................................             4
4531 Columbia Avenue
  Square Footage of Expiring Leases.............................       185,544
  Percentage of Total Leased Sq. Ft. (%)........................       100.00%
  Annualized Net Rent of Expiring Lease ($).....................  $    273,681
  Annualized Net Rent per Square Foot ($).......................  $       1.48
  Percentage of Total Annualized Net Rent (%)...................       100.00%
  Number of Leases Expiring.....................................             2
300 Craig Place
  Square Footage of Expiring Leases.............................       163,070
  Percentage of Total Leased Sq. Ft. (%)........................       100.00%
  Annualized Net Rent of Expiring Leases ($)....................  $    849,288
  Annualized Net Rent per Square Foot ($).......................  $       5.21
  Percentage of Total Annualized Net Rent (%)...................       100.00%
  Number of Leases Expiring.....................................             2

                                                                          YEAR OF LEASE EXPIRATION
                                                  -------------------------------------------------------------------------
                                                   1998(1)       1999         2000         2001         2002        2003
                                                  ----------  -----------  -----------  -----------  ----------  ----------
INDUSTRIAL SUBTOTAL
  Square Footage of Expiring Leases.............     330,588    1,062,983      827,424    1,011,393       2,766     667,918
  Percent of Total Leased Sq. Ft. (%)...........         6.3         20.2         15.8         19.3         0.1        12.7
  Annualized Net Rent of Expiring Leases ($)....     585,221    3,285,847    3,153,690    3,730,633      12,641   2,660,605
  Annualized Net Rent per Square Foot ($).......        1.77         3.09         3.81         3.69        4.57        3.98
  Percentage of Total Annualized Net Rent (%)...         3.2         17.7         17.0         20.1         0.1        14.4
  Number of Leases Expiring.....................           6           15           13           15           1           6
OFFICE SUBTOTAL
  Square Footage of Expiring Leases.............     442,181      644,963      651,987      730,925     576,327     401,794
  Percent of Total Leased Sq. Ft. (%)...........         8.5         12.5         12.6         14.1        11.1         7.8
  Annualized Net Rent of Expiring Leases ($)....   4,229,879    6,891,542    5,999,260    8,994,000   7,588.155   4,734,189
  Annualized Net Rent per Square Foot ($).......        9.57        10.69         9.20        12.30       13.17       11.78
  Percentage of Total Annualized Net Rent (%)...         6.4         10.4          9.0         13.6        11.5         7.2
  Number of Leases Expiring.....................         112          134          151          103          98          53
PORTFOLIO TOTAL
  Square Footage of Expiring Leases.............     772,769    1,707,946    1,479,411    1,742,318     579,093   1,069,712
  Percent of Total Leased Sq. Ft. (%)...........         7.4         16.4         14.2         16.7         5.6        10.3
  Annualized Net Rent of Expiring Leases ($)....   4,815,100   10,177,389    9,152,951   12,724,634   7,600,796   7,394,794
  Annualized Net Rent per Square Foot ($).......        6.23         5.96         6.19         7.30       13.13        6.91
  Percentage of Total Annualized Net Rent (%)...         5.7         12.0         10.7         15.0         9.0         8.7
  Number of Leases Expiring.....................         118          149          164          118          99          59


                                                     2004        2005        2006        2007         2008+         TOTAL

                                                  ----------  ----------  ----------  -----------  -----------  -------------

INDUSTRIAL SUBTOTAL
  Square Footage of Expiring Leases.............      60,290     333,502      97,750       91,402      762,046      5,248,062

  Percent of Total Leased Sq. Ft. (%)...........         1.1         6.4         1.9          1.7         14.5           100%

  Annualized Net Rent of Expiring Leases ($)....     256,224     970,962     457,394      441,002    2,971,469  $  18,525,688

  Annualized Net Rent per Square Foot ($).......        4.25        2.91        4.68         4.82         3.90  $        3.53

  Percentage of Total Annualized Net Rent (%)...         1.4         5.2         2.5          2.4         16.0         100.0%

  Number of Leases Expiring.....................           1           7           3            3            6             76

OFFICE SUBTOTAL
  Square Footage of Expiring Leases.............     199,316     368,125      67,904      732,519      360,174      5,175,405

  Percent of Total Leased Sq. Ft. (%)...........         3.9         7.1         1.3         14.2          6.9         100.0%

  Annualized Net Rent of Expiring Leases ($)....   1,918,444   3,992,186     630,581   17,398,954    3,825,287  $  66,202,475

  Annualized Net Rent per Square Foot ($).......        9.63       10.84        9.40        23.75        10.62  $       12.79

  Percentage of Total Annualized Net Rent (%)...         2.9         6.0         1.0         26.3          5.7         100.0%

  Number of Leases Expiring.....................          22          26           8           14           13            734

PORTFOLIO TOTAL
  Square Footage of Expiring Leases.............     259,606     701,627     164,844      823,921    1,122,220     10,423,467

  Percent of Total Leased Sq. Ft. (%)...........         2.5         6.7         1.6          7.9         10.7         100.0%

  Annualized Net Rent of Expiring Leases ($)....   2,174,668   4,963,148   1,087,975   17,839,956    6,796,756  $  84,728,162

  Annualized Net Rent per Square Foot ($).......        8.38        7.07        6.60        21.65         6.06  $        8.13

  Percentage of Total Annualized Net Rent (%)...         2.6         5.9         1.3         21.1          8.0         100.0%

  Number of Leases Expiring.....................          23          33          11           17           19            810


-------------

(1) Represents lease expirations data from April 1, 1998 to December 31, 1998.

TENANT INFORMATION

    The Company's tenants include significant corporate and other commercial enterprises representing a range of industries including, among others, commercial and financial printing, legal services, investment brokerage, manufacturing, banking, insurance, consulting and finance. The following table set forth information as to the Company's ten largest office and industrial tenants based upon annual net rental revenue for the twelve months ended March 31, 1998:

                                                       PERCENTAGE OF
                                                         COMPANY'S
                                       TENANT ANNUAL       TOTAL
                                        NET RENTAL      NET RENTAL         INITIAL LEASE         LEASE EXPIRATION
                                       REVENUE($)(1)    REVENUES(%)            DATE                    DATE
                                       -------------  ---------------  ---------------------  ----------------------
Office Tenants
  Donnelley..........................  $   6,158,276          7.27              July 1, 1992           June 30, 2007
  EVEREN.............................      6,009,902          7.09              June 1, 1992            May 31, 2007
  Jones, Day.........................      3,559,291          4.20              July 6, 1992           June 30, 2007
  Santa Fe Pacific Corp..............      3,157,119          3.73             July 13, 1990        January 31, 2001
  The Chicago Corp...................      2,228,635          2.63           October 1, 1992       December 31, 2005
  Motorola                                 1,822,999          2.15             April 1, 1995      September 30, 2000
  Citgo..............................      1,706,121          2.02          December 1, 1990       November 30, 2002
  Household International............      1,571,076          1.85         September 1, 1989         August 31, 1999
  AT&T Lease Administration..........      1,483,696          1.75           October 1, 1989       December 31, 1999
  USN Communications.................      1,064,300          1.26             April 7, 1998           March 1, 2008
                                       -------------         -----
    Total............................  $  28,761,415         33.95
                                       -------------         -----
                                       -------------         -----

                                                      PERCENTAGE OF
                                                        COMPANY'S
                                      TENANT ANNUAL       TOTAL
                                       NET RENTAL      NET RENTAL         INITIAL LEASE          LEASE EXPIRATION
                                      REVENUE($)(1)    REVENUES(%)             DATE                    DATE
                                      -------------  ---------------  ----------------------  ----------------------
Industrial Tenants
  Rank Video........................   $ 2,521,823           2.98           December 1, 1989          March 31, 2005
  General Electric..................     1,258,200           1.48          February 21, 1989       February 20, 1999
  Motorola..........................     1,030,568           1.22               July 1, 1995           June 30, 2000
  Metro Metals......................       887,263           1.05          November 15, 1995       November 30, 2015
  Federal Express Corp..............       658,932           0.78             March 17, 1998          August 1, 2008
  Welded Tube Company of America....       648,634           0.77               July 1, 1993           June 30, 2003
  AM Castle & Co....................       602,213           0.71           November 1, 1993        October 31, 2013
  A.B. Industries d/b/a/Acutus-
    Gladwin.........................       535,373           0.63              March 1, 1997       February 28, 2017
  Echlin, Inc.......................       534,612           0.63              April 1, 1991          March 31, 2001
  Spartan Warehouse & Distribution
    Inc.............................       486,852           0.57            January 1, 1993         August 30, 1998
                                      -------------         -----
    Total...........................   $ 9,164,470          10.82
                                      -------------         -----
                                      -------------         -----

---------

(1) Determined in accordance with GAAP.

OFFICE PROPERTIES

    Approximately 59.1% of the Office Properties (based on Annualized Net Rent) are Class A office properties. The Company considers Class A office buildings to be buildings that are centrally located, professionally managed and maintained, attract high-quality tenants, command upper-tier rental rates and are modern structures or have been modernized to compete with new buildings. The balance of the Office Properties consist of Class B office buildings which the Company believes are located in desirable locations where significant potential exists to improve the operating income of such assets by redeveloping or repositioning them to a higher level of operating standard. The Company considers Class B office buildings to be properties which are generally more than 20 years old, in good physical condition, occupied by quality tenants and situated in desirable locations, but which may lack the latest functional and technological advances and amenities. The Office Properties contain an aggregate of approximately 5.8 million net rentable square feet in 24 Properties. Nineteen of the Office Properties are located in the Chicago Metropolitan Area; one in Nashville, Tennessee; three in Knoxville, Tennessee; and one in Milwaukee, Wisconsin. As of March 31, 1998, the Office Properties had an occupancy rate of 89.0%. The Office Properties range in size from one to 50 stories and are easily accessible from major highways and major airports. Management believes that the location, quality of construction and amenities at the Office Properties as well as the Company's reputation for providing a high level of tenant service have enabled the Company to attract and retain a national tenant base. Management believes that as a result of these factors, the Office Properties in the Chicago Metropolitan Area achieve among the highest rent, occupancy and tenant retention rates when compared to other properties within their respective submarkets.

    Approximately 49.3% of the Company's Annualized Net Rent from the Office Properties is attributable to leases expiring in the year 2003 or beyond and approximately 5.9% of such income is attributable to leases expiring in the year 2008 or beyond. In terms of square footage and Annualized Net Rent, the average annual turnover for the next five years is only 12.4% and 10.8% per annum, respectively. In addition, several of the Company's largest Office Property tenants, such as Donnelley, Everen and Jones Day have signed long-term leases with contractual rent escalations, which provide an average annual increase in base rents of 2.5% through 2007.

INDUSTRIAL PROPERTIES

    Like the Office Properties, the Industrial Properties were designed and developed to provide above-standard quality and meet the long-term needs of tenants. While many of the Industrial Properties are occupied by a single tenant, they have been designed (or redesigned) for multitenant operations and most can be reconfigured for such use, if necessary. The Industrial Properties are located in the Chicago Metropolitan Area and the Columbus, Ohio metropolitan area and are primarily comprised of one-story buildings ranging in size from approximately 14,100 to 450,000 square feet. Certain of the Industrial Properties feature supporting office space for management and administrative functions.

    Most of the Industrial Property leases are written on a net basis (i.e., the tenant has responsibility for its proportionate share of all operating costs, real estate taxes and common area expenses) with initial terms of three to 20 years and options to renew for up to an additional five to ten years at the then current fair market value. Approximately 41.9% of the Company's Annualized Net Rent from the Industrial Properties is attributable to leases expiring in the year 2003 or beyond and approximately 16.0% of such income is attributable to leases expiring in the year 2008 or beyond. In terms of square footage and Annualized Net Rent, the average annual turnover for the next five years is 12.8% and 12.2% per annum, respectively. The leases generally provide for rent increases based on specific contractual rent escalations. Several of the Company's largest Industrial Property tenants, such as Welded Tube Company and Metro Metals, have signed long-term leases with contractual rent escalations, which provide an average annual increase in Annualized Net Rent of 3.2% through 2003.

    Certain of the Industrial Properties can support additional development and, subject to substantial pre-leasing, the Company may develop over 9.4 million additional square feet. The Company anticipates that any such development would be funded at least partially with amounts available under the Credit Facility. There can be no assurance, however, that the Company will be able to successfully develop any of the Industrial Properties or obtain financing for any such development on terms favorable to the Company.

See "Risk Factors--Real Estate Financing Risks--Ability to Obtain Permanent Financing" and "--No Limitation on Debt."

DEVELOPMENT, LEASING AND MANAGEMENT ACTIVITIES

    Since 1981, PGI has developed (or redeveloped) over 10.0 million square feet of office and industrial space, primarily located in the Chicago Metropolitan Area, Texas and Tennessee for its own portfolio. In connection with the IPO, the Company succeeded to PGI's rights in and to PGI's office and industrial development, leasing and management business. Development and redevelopment activities include site selection, land entitlement, project design and construction, marketing, leasing, finance, build-to-suit projects, base building and tenant construction. The Company has successfully developed numerous sophisticated development projects for some of the nation's most prominent corporations both in the Chicago Metropolitan Area and around the country. The Company's extensive experience has enabled it to form key alliances with major corporate tenants, landowners and contractors in the Chicago Metropolitan Area. The Company's relationships with tenants and users has enabled it to receive fees in connection with its role as developer of various projects, or, in several cases, such as the 77 West Wacker Drive Building, to develop the land for its own account where such development may result in an attractive risk-adjusted return on investment.

    Including the Pending Parcel Acquisitions, the Company will also own approximately 246.5 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately 302.8 acres of developable land (including rights to acquire two development sites located in the Chicago CBD containing approximately 119,000 square feet) which management believes could be developed with approximately 5.6 million square feet of additional office space and over 7.6 million square feet of additional industrial space. The Company expects to initiate development on a portion of this land in 1998 and expects that over time development activities will contribute significantly to its growth.

    The Company provides its own development, leasing and property management services for the Properties. The Company's staff of approximately 352 employees provides these services from the Company's headquarters in Chicago, Illinois and through on-site staff at the Properties. The Services Company provides building management services for independent building owners for terms that vary in length and which generally provide for management fees of 1.5% to 5.0% of collected revenue and reimbursement of expenses. The Services Company also provides third-party development services for third parties at market rates.

THE COMPANY'S MARKETS

    Because of the Company's primary focus on the Chicago Metropolitan Area, general economic information on the Chicago Metropolitan Area is presented below, followed by discussions of the submarkets in which the Company has Properties, including the Chicago Metropolitan Area office and industrial markets, as well as Nashville, Tennessee; Knoxville, Tennessee; Milwaukee, Wisconsin; and Columbus, Ohio. The Company has relied, with permission, on research of the Company's submarkets performed by RCG, a nationally recognized expert in real estate consulting and urban economics. The discussion of such submarkets below and under the caption "Prospectus Summary--The Company's Markets--Chicago Metropolitan Area" is based upon the findings of RCG. While the Company believes that these estimates of economic trends are reasonable, there can be no assurance that these trends will in fact continue.

    Information contained in this section contains "forward-looking statements" relating to the future performance of the economies of the Chicago Metropolitan Area; Nashville, Tennessee; Knoxville, Tennessee; Milwaukee, Wisconsin; and Columbus, Ohio and office and industrial markets thereof. Actual results may differ materially from those set forth herein as the result of a number of factors, including, without limitation, the national and regional economic climate (which may be adversely affected by business layoffs or downsizing, industry slowdowns, relocations of business, changing demographics, infrastructure quality and governmental budgetary constraints) and priorities and conditions in the national, regional and Chicago Metropolitan Area office and industrial markets (such as oversupply of or reduced demand for office or industrial space, and increased telecommuting).

    THE CHICAGO METROPOLITAN AREA--GENERAL OVERVIEW. The Company currently owns or has an interest in office and industrial properties in the suburban and downtown submarkets of the Chicago Metropolitan Area. The Company believes that the Chicago Metropolitan Area has been and will continue to be an excellent market in which to own and operate office and industrial properties over the long term. The Company believes that this area is attractive for a number of reasons, including:

    - The Chicago Metropolitan Area contains the largest number of jobs of any MSA in the United States, and is the third most populous MSA, with an estimated population of over 7.7 million;

    - Chicago's manufacturing sector has continued to expand, and the services sector of the Chicago Metropolitan Area economy has grown even faster, and has outpaced the manufacturing sector in additional employment both in absolute terms and as a proportion of the local economy. This development has diversified Chicago's employment base, which already leads the nation in three (wholesale trade and retail trade; transportation, communications and utilities; and construction) out of the seven major employment sectors;

    - Employment sectors requiring the use of office and industrial properties continue to expand with the Chicago Metropolitan Area's continuing growth and diversification of industries; and

    - Since 1992, there has been no increase in the inventory of Chicago CBD office space and only a slight increase in the inventory of Suburban Chicago office space.

    Chicago is the nation's largest and one of its fastest-growing economies in terms of absolute job growth. The Chicago Metropolitan Area had approximately
4.1 million jobs as of December 1997, which ranks it as the nation's largest metropolitan economy. In addition, during the last five years, from 1992 through 1997, Chicago ranked second nationwide in terms of total jobs added. The Chicago Metropolitan Area economy grew by 409,200 jobs over the last five years compared to first-ranked Atlanta, which added 425,400 jobs and third-ranked Phoenix, which added 397,700 new jobs over the same period. The following charts indicate the five largest MSAs in the United States for both total employment and growth in employment for the last five years.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL EMPLOYMENT AS OF DECEMBER 1997
Top Five MSAs
Jobs (000s)
Chicago                                 4,114.0
New York                                4,006.5
LA                                      3,958.9
Washington                              2,524.9
Philadelphia                            2,303.1
Source: Bureau of Labor Statistics

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

FASTEST GROWING MSAS, 1992 TO 1997
in Absolute Terms (000 jobs)
Jobs (000s)
Atlanta                                 425.4
Chicago                                 409.2
Phoenix                                 397.7
Dallas                                  365.6
Houston                                 283.1
Source: Bureau of Labor Statistics

    The strengths of Chicago's economy include its transportation system, highly diverse economy, strong high-technology sector, growing international trade and high per capita income. For example, Chicago retains its preeminent role in transportation as the location of the world's busiest airport, the hub of the nation's rail system and the primary port connecting the Great Lakes with the Mississippi River and the Gulf of Mexico. While Chicago has been (and continues to be) a national center of heavy manufacturing, Illinois recently surpassed Massachusetts in high-technology employment and merchandise exports and is behind only California, Texas and New York, according to a recent survey by AEA. Furthermore, Chicago, as the home of the CBOT, the CME and the CBOE, has become the international center of options, futures and commodity trading and an important center of international finance. In addition, according to RCG, the Chicago Metropolitan Area's median household income in 1997 was $65,648, 35.3% above the national average. Based on the foregoing, the Company believes that the Chicago Metropolitan Area's long-term outlook is positive.

    The Chicago Metropolitan Area's top companies include such national leaders as Sears, Motorola, Ameritech, Allstate, UAL Corporation (United Airlines), Waste Management, Baxter International, McDonald's, Abbott Laboratories, Walgreen's, Sara Lee, Donnelley, Arthur Andersen, Amoco and First Chicago NBD. The economic fundamentals and steady growth of both the Midwest and the Chicago Metropolitan Area lead the Company to expect continued strength in this market.

    The Company believes that the solid, diversified local economy in the Chicago Metropolitan Area is creating continued office space demand and absorption. Because of the steady expansion of office employment and nearly no new construction, the overall Class A vacancy rate has steadily declined for five years and is expected to continue to decline through 1998. According to RCG, Class A rental rates in the Company's largest office market, the Chicago CBD, have risen as Class A vacancy rates have decreased from 23.1% in 1992 to 8.1% by the end of 1997.

    The Chicago Metropolitan Area also has experienced a very active market in industrial space in the 1990s. As of year-end 1997, the Chicago Metropolitan Area's industrial market overall vacancy rate was 7.9%, below the national average vacancy rate of 8.4%. In addition, 30.9% (in terms of net rentable square feet) of the Company's Industrial Properties in the Chicago Metropolitan Area consist of overhead crane facilities which have a relatively expensive replacement cost substantially in excess of the Company's basis in its Properties. The Company believes that current rental rates in the overhead crane/manufacturing submarket are less than the level which would justify the construction of new overhead crane/manufacturing facilities and, therefore, the Company believes that there will be little new competition in this area with the Company's overhead crane/manufacturing Properties.

    INCREASING EMPLOYMENT. The Chicago Metropolitan Area economy experienced significant recessionary conditions during the 1989-1993 period. While the Chicago Metropolitan Area entered the recession earlier than other parts of the nation, in part due to cutbacks in the manufacturing sector, it also entered the economic recovery before many other areas. During 1997, the Chicago Metropolitan Area experienced a net increase in employment of approximately 67,000 jobs, representing an approximately 1.7% increase for the year. Of the total, approximately 37,600 jobs (approximately 56.1% of the total) were created in the services sector. Total employment was approximately 4.1 million during 1997, according to the Bureau of Labor Statistics. RCG expects an average increase of nearly 65,000 jobs annually during the next three years, representing an annual growth rate of approximately 1.3% to 2.0% (or 1.6% annual average).

    The Chicago Metropolitan Area's unemployment rate has steadily decreased from its 1992 peak and is currently below the national average unemployment rate. The national unemployment rate for 1997 was approximately 4.9% versus approximately 4.5% in the Chicago Metropolitan Area. By comparison, the 1992 unemployment rates for the United States and Chicago were both approximately 7.4%. According to the Bureau of Labor Statistics, unemployment in the Chicago Metropolitan Area has been declining for the last five years. According to RCG, the unemployment rate in the Chicago Metropolitan Area will probably remain lower than the unemployment rate for the nation as a whole through the year 2000.

    GROWING SERVICE ECONOMY. Chicago's economy is highly diversified. Traditionally strong industries such as manufacturing and transportation continue to be vibrant sectors of the economy, and increasingly, knowledge-based industries are growing at a rapid pace. The dynamic growth of knowledge-based industries is evident in the strong growth in subsectors within the services and finance, insurance and real estate ("FIRE") sectors. During 1997, the services sector, which grew from 25.1% of the total employment base in 1987 to 31.1% in 1997, grew at a rate of 3.4% compared to a rate of 3.5% nationally. The following graph illustrates the growing diversification of Chicago's economic base.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       CHICAGO'S CHANGING ECONOMIC BASE

                                                     1987
Construction                                           4%
Trade                                                 25%
Manufacturing                                         19%
TCPU                                                   6%
FIRE                                                   8%
Services                                              25%
Government                                            13%
                                                     1997
Construction                                           4%
Trade                                                 23%
Manufacturing                                         16%
TCPU                                                   6%
FIRE                                                   8%
Services                                              31%
Government                                            12%
Sources: Bureau of Labor Statistics, RCG for
1997

    Growth was particularly strong in 1997 in the following knowledge-based services employment subsectors: engineering and management (3.0%) and business services (6.3%). RCG expects that the recent $675.0 million expansion of the McCormick Place Convention Center will boost visitor volume and tourism-related services in Chicago. In addition, Chicago has a large legal services industry. A number of the largest law firms in the U.S. are based in Chicago, in a concentration second only to New York.

    Growth in knowledge-based industries is also occurring in the financial services industry. As the home of the CBOT, the CME and the CBOE, Chicago is the international center of options, futures and commodity trading and an important center of international finance. The CBOT is the world's oldest and largest futures and options exchange. In February 1997, the CBOT opened its new 60,000 square foot trading facility, which combined with its existing facility, makes it the largest trading facility in the world. The CME, consisting of twin 40-story office towers with one of the world's largest trading floors is by far the world's largest financial marketplace in terms of open interest futures and options (open interest represents the positions outstanding at the close of trading). With the increasing use of options, the CBOE has grown to become the world's largest options exchange and the second largest securities exchange in the U.S. Currently, the CBOE captures the largest share of the U.S. options market and as of December 31, 1997, the CBOE's options trades accounted for more than 42.5% of equity options trading, 92.0% of index options trading and 55.3% of all options trading nationwide.

    Reflecting the importance of Chicago as a center of derivative finance, employment in the FIRE sector, especially security and commodity broker jobs, is highly concentrated in Chicago. Employment in these sectors grew significantly during 1997. During 1997, employment in the security and commodity brokers industry increased 4.6%, and employment in the security brokers and dealers industry increased 5.1%. The high concentration of financial services employment has significant spillover effects in other industries, such as business services and publishing. For example, Donnelley, one of the nation's largest financial publishers, is a Fortune 500 company headquartered in Chicago at the Company's 77 West Wacker Drive Building.

    The Company believes that strong employment growth in the services and FIRE sectors is a good sign for the Chicago office market, because employment growth in these two sectors is a major source of demand for office space, particularly in the Company's largest market of the Chicago CBD.

    GROWING MANUFACTURING SECTOR. Chicago has historically been, and continues to be, associated with heavy manufacturing, and it has the second largest manufacturing employment base nationwide. Much of the growth in manufacturing employment is occurring in high-wage, high-technology industries, which are relocating and expanding in the Chicago Metropolitan Area, due to its large pool of educated workers and affordable cost of living. Illinois recently surpassed Massachusetts in high-technology employment and is behind only California, New York and Texas, according to a 1997 ranking by the AEA. Similarly, Illinois is also ranked fourth for high-technology merchandise exports, according to the AEA survey. Because of the continued strong presence of heavy manufacturing and the increased presence of high-technology manufacturing, Chicago's manufacturing employment base has expanded at an average rate of 0.9% during the last five years, compared to national growth of 0.5% over the same period. Similarly, during 1997, Chicago's manufacturing employment increased 0.5% compared to a national rate of 0.4%. As of the year ended February 1998, growth in the manufacturing sector accelerated to 1.1%. As of the year ended February 1998, the fastest growing manufacturing subsectors have all been high-technology subsectors such as electronics and other electric equipment (2.0%) and electronic components (2.1%). Several large high-technology companies are headquartered in Chicago, including Motorola. The Company believes this growth in high-technology manufacturing, which is reflected in the Company's tenant base, has strengthened the submarkets in which the Properties are located, including the Schaumburg submarket, because Schaumburg contains the headquarters of Motorola, the third-largest tenant of the Company's Industrial Properties.

    While high technology is a fast-growing segment of the manufacturing industry in Chicago, the steel industry, which contains several of the Company's largest industrial tenants, remains a stable and important local industry. Many of the manufacturing subsectors associated with steel manufacturing and fabrication, such as metal forging and stamping, metalworking machinery and fabricated metal products, are highly concentrated in the Chicago Metropolitan Area. Inland Steel Industries and Acme Metals are the largest local steel processors. Several large steel fabricators are also based in the Chicago Metropolitan Area, including Tempel Steel Company, a manufacturer of magnetic steel laminations, and A.M. Castle, a processor of specialty metals. A.M. Castle is a tenant of the Company's Hammond Enterprise Center.

    OTHER SECTORS. The retail and wholesale trade sectors have enjoyed moderate growth over the last year. During 1997, trade employment was up 1.1%, compared to 2.4% nationwide. Growth in the wholesale sector has been particularly strong, increasing 1.8% during the last year. Sears, a Fortune 500 retail company headquartered in the Chicago Metropolitan Area, is growing rapidly. Other large retailers headquartered in the Chicago Metropolitan Area are Walgreen's and Spiegel Inc.

    Reflecting its role as a major international trade center, the Chicago Metropolitan Area has a high concentration of transportation-related employment. Air transportation is particularly concentrated in the Chicago Metropolitan Area, because of the size and volume of activity of Chicago O'Hare International Airport. Chicago O'Hare International Airport has handled more passengers and aircraft operations than any other airport in the world for the past 30 years. As the hub of the nation's rail system and the primary port linking the Great Lakes with the Mississippi River and the Gulf of Mexico, the Chicago Metropolitan Area also has a high concentration of employment in trucking and warehousing and transportation services. Employment growth in these two sectors was up a strong 3.3% and 3.8%, respectively, during 1997.

    The Company believes that all three of the sectors described above, manufacturing, retail and wholesale trade and transportation are important indicators of demand for warehouse/distribution space.

    FORECASTED EMPLOYMENT GROWTH. RCG forecasts that the Chicago Metropolitan Area employment base will continue to grow at a moderate rate of 1.3% to 2.0% per year during the next three years, with an absolute growth of approximately 65,000 jobs per year on average. RCG believes that the strongest job growth will continue to occur in services, finance and high-technology manufacturing. The following graph illustrates the employment trends and forecasts for the Chicago Metropolitan Area and the United States.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  CHICAGO METROPOLITAN AREA VS. U.S.
Total Non-Agricultural Employment
                                        United States    Chicago
1979                                            3.81%      2.37%
1980                                            0.65%      0.20%
1981                                            0.83%     -1.30%
1982                                           -1.76%     -3.09%
1983                                            0.68%     -0.38%
1984                                            4.72%      5.40%
1985                                            3.16%      4.17%
1986                                            2.01%      0.80%
1987                                            2.63%      2.53%
1988                                            3.19%      2.72%
1989                                            2.55%      2.63%
1990                                            1.41%      1.03%
1991                                           -1.06%     -1.57%
1992                                            1.00%     -2.06%
1993                                            2.10%      2.09%
1994                                            3.10%      2.29%
1995                                            2.70%      2.58%
1996                                            2.00%      1.57%
1997                                            2.30%      1.70%
1998f                                           2.20%      2.00%
Sources: Bureau of Labor Statistics,
RCG

THE COMPANY'S OFFICE SUBMARKETS

  CHICAGO METROPOLITAN AREA OFFICE SUBMARKETS

    Reflecting the large size of the metropolitan economy, the Chicago Metropolitan Area was one of the top office markets nationwide as of year-end 1997. The overall metropolitan area office market is third in size, but the Chicago CBD office market ranks second only to New York's combined midtown and downtown office markets.

    The Chicago Metropolitan Area office market has improved significantly over the last five years; the overall vacancy rate has declined from 19.3% in 1992 to a low of 11.7% as of year-end 1997. As the largest financial and business center in the Midwest and the international center of derivative finance, the Chicago Metropolitan Area has a large and growing office employment sector. Strong growth in office employment sectors has contributed greatly to the improved health of the Chicago Metropolitan Area office market. During the five years between 1992 and 1997, office employment (defined as employment in FIRE and business services) grew by 114,000, ranking the Chicago Metropolitan Area first among all metropolitan areas nationwide in terms of office employment growth over the last five years. The Chicago CBD office market consists of 107.6 million net rentable square feet, in the aggregate, and the Suburban Chicago office market consists of 80.2 million net rentable square feet, in the aggregate.

    Chicago Metropolitan Area office market vacancy rates have declined steadily over the last five years; the vacancy rate has declined from a high of 19.3% in 1992 to a low of 11.7% as of year-end 1997. The greatest gains in the Chicago Metropolitan Area have occurred in the Class A office market, where the vacancy rate has fallen from a high of 20.5% in 1992 to 7.5% in 1997. The Class A office market, which represents 40% of the overall office market, has had strong net absorption of approximately 2.0 million square feet per year since 1992. The total office market has averaged net absorption of only 2.7 million square feet per year since 1992, which reflects the movement of tenants of Class B and Class C space into Class A spaces, where the rents have remained moderate. However, rents have recently been increasing at an accelerating pace. The following tables illustrate historical and forecasted conditions in the Chicago Metropolitan Area overall office market and Class A office market, respectively.

             CHICAGO TOTAL METROPOLITAN AREA OFFICE MARKET (000SF)

                            1992       1993       1994       1995       1996       1997       1998F      1999F      2000F
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Stock                       189,054    189,259    189,215    188,624    187,574    187,864    189,139    191,511    194,801
New Construction              3,893        205        230          0        216        797      2,275      3,122      4,040
Conversion/Demolition             0          0        274        591      1,266        507      1,000        750        750
Net Absorption                   --      1,257      3,490      2,709      1,303      4,611      4,150      3,400      2,850
Occupied Stock              152,567    153,824    157,314    160,022    161,325    165,937    170,087    173,487    176,337
Vacancy Rate                  19.3%      18.7%      16.9%      15.2%      14.0%      11.7%      10.1%       9.4%       9.5%
Source: RCG

            CHICAGO METROPOLITAN AREA CLASS A OFFICE MARKET (000SF)

                            1992       1993       1994       1995       1996       1997       1998F      1999F      2000F
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Stock                        73,116     73,321     73,551     73,551     73,767     74,564     76,839     79,961     84,001
New Construction              3,893        205        230          0        216        797      2,275      3,122      4,040
Net Absorption                1,892      2,106      2,666      2,412      1,636      2,079      2,550      2,600      2,800
Occupied Stock               58,095     60,201     62,867     65,279     66,915     68,995     71,545     74,145     76,945
Vacancy Rate                  20.5%      17.9%      14.5%      11.2%       9.3%       7.5%       6.9%       7.3%       8.4%
Source: RCG

  CHICAGO CENTRAL BUSINESS DISTRICT OFFICE SUBMARKET

    The Company owns and operates the 77 West Wacker Drive Building in the Chicago CBD submarket.

    The Chicago CBD submarket encompasses Chicago's downtown area. The Chicago CBD submarket is the primary location within the city for financial institutions, business services companies, law firms and government agencies. In addition, a number of major corporations have a significant presence in the Chicago CBD submarket, including Donnelley, Leo Burnett, Helene Curtis, Wrigley, Everen, Morton International, Aon, Blue Cross/Blue Shield, Quaker Oats, Amoco and First Chicago NBD.

    The Chicago CBD office market has improved since 1993, when the office vacancy rate peaked at 19.6%. As of year-end 1997, the overall Chicago CBD office vacancy rate fell to 13.7%.

    RCG believes that the improvement in the Chicago CBD office market is the result of both strong growth in office employment and the lack of new construction in the Chicago CBD office market since 1992. During the first half of 1997, several large tenants, including Commonwealth Edison, the State of Illinois and Andersen Consulting, leased significant space in the Chicago CBD. In addition, the Class A office market has been the main beneficiary of strong office employment growth. As a result, Class A vacancy rates in the Chicago CBD have declined from a high of 23.1% in 1992 to a low of 8.1% as of year-end 1997.

    RCG forecasts a further decline in vacancy rates in the Chicago CBD office market in 1998 and 1999, due to expected continued strong growth in office employment, lack of construction of new office space and the conversion of Class C buildings to other uses. Two new office buildings are expected during the next two years, and RCG believes, based on a three-year construction cycle for large office buildings in the Chicago CBD, that approximately 2.0 million square feet of new office space will be recovered in the Chicago CBD before the year 2001.

    The following graph illustrates the historical and forecasted declines in Chicago CBD office vacancy rates.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   CHICAGO CBD OFFICE VACANCY RATE
Total vs Class A
Percent
                                           Total    Class A
1992                                       19.3%      23.1%
1993                                       19.6%      20.3%
1994                                       18.2%      16.5%
1995                                       17.6%      13.1%
1996                                       15.9%      10.3%
1997                                       13.7%       8.1%
1998f                                      11.3%       6.5%
1999f                                       9.5%       5.8%
2000f                                       9.1%       6.9%
Source: Bureau of Labor Statistics,
RCG

    An additional factor contributing to tightening in the Class B downtown office market is the renovation and redevelopment of older Class B and Class C space. Many Class B and C buildings in the downtown market have already been sold for single user or non-office conversion. In total, since 1994, approximately 2.6 million square feet of space have been removed from the downtown inventory due to conversions and demolitions. Currently, the Marina City Office Building and the Silversmith Building are being converted into the House of Blues and a 143-room Crowne Plaza, respectively. Several office buildings have been or are being renovated for hotel use and at least six downtown buildings have been or are in the process of being converted to residential use. In addition, the enlargement of the West Loop Tax Increment Financing District in February of 1997 made available $300 million for redevelopment subsidies and infrastructure improvements. RCG expects an additional 2.5 million square feet of Class B and Class C space will be removed from the downtown office inventory over the next three years, although as office vacancy rates fall, this process should slow. In fact, several Class B office buildings have been or are in the process of being upgraded to Class A, due to the scarcity of Class A space. For instance, One Illinois Center just underwent a $12 million renovation. The following tables illustrate historical and forecasted conditions in the Chicago CBD overall office market and Class A office market, respectively.

                                      TOTAL CHICAGO CBD OFFICE MARKET (000SF)

                     1992       1993       1994       1995       1996       1997       1998f      1999f      2000f
                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Stock                110,244    110,244    109,970    109,379    108,113    107,606    106,721    106,291    107,141
New Construction       3,893          0          0          0          0          0        115        320      1,600
Conversion/
  Demolition               0          0        274        591      1,266        507      1,000        750        750
Net Absorption            --       (331)     1,319        173        795      1,995      1,700      1,500      1,200
Occupied Stock        88,967     88,636     89,955     90,128     90,923     92,918     94,668     96,168     97,368
Vacancy Rate           19.3%      19.6%      18.2%      17.6%      15.9%      13.7%      11.3%       9.5%       9.1%
Source: RCG


                                          CHICAGO CBD CLASS A OFFICE MARKET (000SF)

                               1992       1993       1994       1995       1996       1997       1998f      1999f      2000f
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Stock                           43,915     43,915     43,915     43,915     43,915     43,915     44,030     44,350     45,950
New Construction                 3,893          0          0          0          0          0        115        320      1,600
Net Absorption                     759      1,230      1,669      1,493      1,230        971        800        600      1,000
Occupied Stock                  33,771     35,000     36,669     38,162     39,392     40,362     41,162     41,762     42,762
Vacancy Rate                     23.1%      20.3%      16.5%      13.1%      10.3%       8.1%       6.5%       5.8%       6.9%
Source: RCG

  CENTRAL LOOP SUBMARKET

    The Central Loop is the largest submarket in the Chicago CBD and the center of Chicago's downtown financial district, with a tenant base that consists primarily of financial institutions, business services companies, law firms, major corporations and government agencies. The 77 West Wacker Drive Building, 208 South LaSalle, 33 North Dearborn and 180 North LaSalle are located within the Central Loop.

    The Central Loop office vacancy rate declined from a high of 18.2% in 1993 to 13.0% as of year-end 1997. The Central Loop Class A vacancy rate was 7.6% as of year-end 1997, lower than the overall Chicago CBD Class A vacancy rate of 8.1%. The Central Loop had a high amount of net absorption in 1997, due in large part to large leases by Commonwealth Edison, Andersen Consulting and the law firm of O'Donnell, Wicklun, Pigozzi and Peterson.

    The Central Loop has had no new additions to office space since 1992, and although Class A rents are rising, RCG does not expect any new construction of office space in the Central Loop before 2001. RCG expects the Central Loop, because of its large base of financial, legal, corporate and government tenants, to remain a strong submarket. The following tables and graph illustrate historical and forecasted conditions in the Central Loop office markets.

                                        CENTRAL LOOP CLASS A OFFICE SUBMARKET (000SF)


                               1992       1993       1994       1995       1996       1997       1998f      1999f      2000f
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Stock                           18,999     18,999     18,999     18,999     18,999     18,999     18,999     18,999     18,999
New Construction                 2,841          0          0          0          0          0          0          0          0
Net Absorption                   3,901        114        931        665        323        458        300        200         50
Occupied Stock                  15,066     15,180     16,111     16,776     17,099     17,557     17,857     18,057     18,107
Vacancy Rate                     20.7%      20.1%      15.2%      11.7%      10.0%       7.6%       6.0%       5.0%       4.7%
Source: RCG


                                          CENTRAL LOOP CLASS B OFFICE MARKET (000SF)

                               1992       1993       1994       1995       1996       1997       1998f      1999f      2000f
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Stock                           15,645     15,645     15,645     15,645     15,645     15,645     15,645     15,645     15,645
New Construction                     0          0          0          0          0          0          0          0          0
Net Absorption                   2,894       (375)       (47)       (63)       166      1,003        300         50         25
Occupied Stock                  13,705     13,330     13,283     13,220     13,386     14,389     14,689     14,739     14,764
Vacancy Rate                     12.4%      14.8%      15.1%      15.5%      14.4%       8.0%       6.1%       5.8%       5.6%
Source: RCG

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     CENTRAL LOOP OFFICE MARKET
Construction and Net Absorption
Trends
Square Feet (000s)
                                                            Absorption         Vac. Rate
                                        Construction            (left)           (right)
1992                                           2,841             3,901             20.7%
1993                                               0               114             20.1%
1994                                               0               931             15.2%
1995                                               0               665             11.7%
1996                                               0               323             10.0%
1997                                               0               458              7.6%
1998f                                              0               300              6.0%
1999f                                              0               200              5.0%
2000f                                              0                50              4.7%

    77 WEST WACKER DRIVE BUILDING. The Company developed, leases, manages and owns the 77 West Wacker Drive Building, a Class A high-rise, multitenant corporate office building situated in what the Company considers to be a premier location in the Chicago CBD. The 77 West Wacker Drive Building was completed in 1992 to high-quality specifications to address the anticipated demands of the submarket's tenants. The building, upon its completion, opened with commitments for long-term leases for over 95.0% of its net rentable office area even though office space occupancy rates in the Central Loop submarket averaged 79.3% in 1992. The building has received awards for its design, structural engineering, lighting and general merit, including the Sun-Times Real Estate Development of the Year Award for 1993, Chicago's most prestigious real estate industry award, and the Best New Building Award from the Friends of Downtown. The Company believes the 77 West Wacker Drive Building has a premier location in the Chicago CBD submarket for a number of reasons, including convenience of access to mass transportation, views from the building and close proximity to hotels, restaurants and other attractions of downtown Chicago.

    Because the book value of the 77 West Wacker Drive Building will be in excess of 10.0% of the Company's total assets and the gross revenues for the 77 West Wacker Drive Building for the year ended December 31, 1997 were in excess of 10.0% of the Company's aggregate gross revenues, additional information regarding this Property is presented hereafter.

    The building is comprised of 50 floors, encompassing an aggregate of approximately 944,600 net rentable square feet, of which 95.7% was leased as of March 31, 1998. The building has an exterior curtain wall of silver reflective glass enclosed in a grid of white granite and is topped by a "Grecian temple," which creates distinctive tenant spaces on the 49th and 50th floors. The exterior is lighted at night by 540 high-intensity lamps which accentuate the building's position on Chicago's downtown skyline. One design feature of the 77 West Wacker Drive Building is its floor plates, which provide highly efficient, column free space for tenants. The building was designed and constructed with above-standard floor loadings and floor-to-ceiling heights to accommodate the weight and raised floors requirements of computers and other equipment. The building's floors are climate controlled in 16 zones, thus increasing tenant comfort, allowing for separate thermostat controls for areas housing temperature sensitive equipment and reducing costs for after-hour operations. In this area, the building has been recognized by the American Society of Heating, Refrigeration and Air-Conditioning Engineers for its energy-efficient heating, ventilating and air conditioning systems, which reduce operating costs for both the Company and its tenants. The building was designed for tenant efficiency and convenience and features a very high ratio of elevators to rentable square feet, as well as 24-hour on-site security and management, and convenient on-site facilities, such as a health club and dining facilities. Management believes that because of these and other high-quality features, the 77 West Wacker Drive Building continues to attract long-term major corporate tenants at rates above those of other facilities in the Chicago CBD and neighboring submarkets.

    Major tenants of the facility include the headquarters of Donnelley, a financial printer, the headquarters of Everen, a securities firm, and Jones Day, a law firm. These tenants have been tenants in the building since its opening. Certain legal action was taken against Keck, another significant tenant in the 77 West Wacker Drive Building, to obtain possession of the Keck Space. Keck vacated the Keck Space in November 1997 pursuant to a settlement agreement.

    The annual net rent, in accordance with GAAP, per leased square foot of the 77 West Wacker Drive Building for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 was $20.79, $21.19, $21.56, $20.39 and $20.53, respectively.

    The 77 West Wacker Drive Building had a percentage leased rate of 95.3%, 97.0%, 99.6%, 93.6% and 93.6% for each of the five years ended December 31, 1993 through 1997. As of March 31, 1998, Donnelley occupied approximately 25.6% of the Property's net rentable square feet. The lease for this space commenced on July 1, 1992 for occupancy of 241,569 square feet. Pursuant to its lease, Donnelley is obligated to pay net rent per square foot of $29.90 in 1997 (escalating at a rate of 2.5% per annum through June 30, 2007), for an aggregate of $7.2 million. The current lease term is subject to two ten-year options to renew at 95% of fair market value basis. As of March 31, 1998, Everen occupied approximately 25.5% of the Property's net rentable square feet. The lease for this space commenced on June 1, 1992 for occupancy of 241,225 square feet. Pursuant to its lease, Everen is obligated to pay net rent per square foot of $29.43 in 1997 (escalating at an annual rate of 200% of the change in the CPI but not to exceed 2.5% per annum on a cumulative compounded basis through June 30, 2007), for an aggregate of $7.1 million. The current lease term is subject to two five-year options to renew at 95% of fair market value basis. Everen has an option to terminate the lease effective approximately June 1, 2002, upon two years prior written notice, and upon payment of a termination fee calculated at more than $37.9 million. As of March 31, 1998, Jones Day occupied approximately 11.8% of the Property's net rentable square feet. The lease for this space commenced on August 1, 1992 for occupancy of 111,706 square feet. Pursuant to its lease, Jones Day is obligated to pay net rent per square foot of $27.32 in 1997 (escalating at an average rate of 3.2% per annum through April 30, 2007), for an aggregate of $3.1 million. The current lease term is subject to two five-year options to renew at 95% of fair market value basis.

    Management believes that because of the high quality and strategic location of the 77 West Wacker Drive Building, it has had higher occupancy, tenant retention and rental rates than other properties within this submarket. The vacancy rate of office buildings in the Chicago CBD submarket was approximately 13.7% for 1997 as compared to approximately 4.3% for the 77 West Wacker Drive Building for 1997. The average net rental rate in the Chicago CBD submarket during 1997 was approximately $12.00 per square foot for Class A office buildings compared to an average net rental rate of $18.50 per square foot plus three percent per annum for the 77 West Wacker Drive Building as of March 31, 1998. The Company is aware of the construction of only one new office building in the Chicago CBD, the new headquarters for Blue Cross/Blue Shield, a major insurance company.

    The following table sets forth for the 77 West Wacker Drive Building for each of the following ten years: (i) the number of tenants whose leases will expire, (ii) the total net rentable square feet covered by such leases, (iii) the percentage of total leased net rentable square feet represented by such leases, (iv) the annual base rent represented by such leases, (v) the average annual rent per net rentable square foot represented by such leases and (vi) the percentage of gross annual rental represented by such leases.

                                   NET        PERCENTAGE OF                     AVERAGE ANNUAL
                                 RENTABLE     TOTAL LEASED     ANNUAL BASE       RENT PER NET        PERCENTAGE OF GROSS
                               AREA SUBJECT    SQUARE FEET     RENT UNDER    RENTABLE SQUARE FOOT       ANNUAL RENTAL
YEAR OF          NUMBER OF     TO EXPIRING   REPRESENTED BY     EXPIRING        REPRESENTED BY           REPRESENTED
LEASE            EXPIRING         LEASES        EXPIRING         LEASES            EXPIRING          BY EXPIRING LEASES
EXPIRATION        LEASES        (SQ. FT.)      LEASES (%)        ($000)           LEASES ($)                 (%)
------------  ---------------  ------------  ---------------  -------------  ---------------------  ---------------------
4/1/98-12/31/98..            1       7,723           0.85              16               2.06                   0.08
1999........             1           1,424           0.16              18              12.55                   0.09
2000........             3          29,267           3.24             241               8.23                   1.18
2001........             2          12,844           1.42             166              12.93                   0.82
2002........             7          84,060           9.30           1,297              15.43                   6.38
2003........             6          63,715           7.05           1,007              15.81                   4.96
2004........             1          22,576           2.50             209               9.24                   1.03
2005........             1          22,617           2.50             469              20.75                   2.31
2006........             1           4,485           0.50              46              10.29                   0.23
2007........             6         648,531          71.78          16,723              25.79                  82.35
2008+.......             1           6,234           0.70             116              18.61                   0.57
                        --
                               ------------        ------          ------                                    ------
                        30         903,476         100.00          20,308              22.48                 100.00
                        --
                        --
                               ------------        ------          ------                                    ------
                               ------------        ------          ------                                    ------

    The Company's tax basis in the 77 West Wacker Drive Building for federal income tax purposes as of December 31, 1997 was approximately $163.0 million (net of accumulated depreciation and reductions in depreciable basis). The Property is depreciated using the modified accelerated cost recovery system straight-line method, based on an estimated useful life ranging from five years to 39 years, depending upon the date of certain capitalized improvements to the Property. For the year ended December 31, 1997, the estimated average depreciation rate for this Property under the modified accelerated cost recovery system was 3.3%. For the year ended December 31, 1997, the Company was assessed property taxes on this Property at an effective annual rate of approximately 9.5%. Property taxes on this Property for the year ended December 31, 1997 totaled approximately $7.2 million, which represents 1996 taxes paid in 1997. Management does not believe that any capital improvements made during the 12-month period immediately following the Offering should result in an increase in annual property taxes. In the Company's opinion, this Property is adequately covered by insurance.

    208 SOUTH LASALLE. 208 South LaSalle is a twenty-two story, multi-tenant Class B office building situated on 1.23 acres of land at the Southwest corner of LaSalle Street and Adams Street. The property contains 827,494 of net rentable square feet (including 48,519 of net rentable square feet of retail space), of which 93.1% was leased as of March 31, 1998. It was built in 1914 and renovated in 1956, 1982, and 1991. The property is within a mile of several interstate and state highways that connect to the North, South and West suburbs. In addition, it is located within close proximity to regional train stations and the Chicago Transit Authority subway and bus lines. Larger tenants include Chicago Corp., CT Corporation, American Heart Association, and the Community and Economic Development Association of Cook County ("CEDA").

    33 NORTH DEARBORN. 33 North Dearborn is a twenty-four story, multi-tenant Class B office building that is situated on 0.5 acres of land at the Southeast corner of Dearborn Street and Washington Street. The property contains 302,818 of net rentable square feet (including 11,589 of net rentable square feet of retail space, of which 87.6% was leased as of March 31, 1998. In addition, it contains a three-story attached annex. The main building was constructed in 1967, while the annex was built in 1986. The property is within a mile of several interstate and state highways that connect to the North, South and West suburbs. In addition, it is located within close proximity to regional train stations and the Chicago Transit Authority subway and bus lines. Larger tenants include Attorney's Title Guaranty, Corboy & Demetrio, Ecology & Environment, and French, Kezelis & Kominiarek.

    180 NORTH LASALLE. 180 North LaSalle, commonly known as Heitman Centre, is a thirty-eight story office building at the Southwest corner of LaSalle Street and Lake Street. The Company owns a mortgage loan collateralized by the property whose terms effectively provide all the economic benefits of ownership to the Company. The property contains 728,406 net rentable square feet, of which 81.6% was leased as of March 31, 1998. The property was completed in 1973. The property is within a mile of several interstate and state highways that connect to the North, South and West suburbs of Chicago. In addition, it is located within close proximity to regional train stations and the Chicago Transit Authority subway and bus lines. Larger Tenants include Heitman Financial Services, Schwartz, Cooper, Greenberger & Krauss, and Robert Morris College.

  EAST LOOP SUBMARKET

    The East Loop submarket is dominated by the Illinois Center Complex, Prudential Plaza, and the Amoco building. Unlike other parts of Chicago, the East Loop has very high vacancy rates. The overall office vacancy rate in the East Loop submarket decreased 0.5 percentage points in the fourth quarter to end the year at 18.6%, an improvement from the year-end 1996 vacancy rate of 19.1%. However, Class A vacancy rates are very low in this submarket. At the end of 1997, the Class A vacancy rate was 8.7%. Class B and C vacancy rates were 21.8% and 25.4%, respectively. Contributing to the high Class B vacancy rate in the East Loop was the return of 895,000 square feet of Blue Cross Blue Shield of Illinois space at Two Illinois Center. Helping the market late in the year were Andersen Consulting's 282,000 square-foot lease at 225 North Michigan Avenue. KPMG's 230,000 square-foot lease at Three Illinois Center, and D'Acona & Pflaum's 83,000 square-foot lease at One Illinois Center. In recent sales activity, Hines Interests acquired the 803,000 square-foot Three Illinois Center at 303 East Wacker from Metropolitan Life Insurance for an estimated $92 million.

                    CHICAGO EAST LOOP CLASS B OFFICE MARKET (000SF)


                         1995       1996       1997       1998f      1999f      2000f
                       ---------  ---------  ---------  ---------  ---------  ---------
Stock                      9,356      9,356      9,356      9,356      9,356      9,356
New Construction               0          0          0          0          0          0
Net Absorption                --        (26)      (437)       300        240        150
Occupied Stock             7,776      7,750      7,313      7,613      7,853      8,003
Vacancy Rate               16.9%      17.2%      21.8%      18.6%      16.1%      14.5%
Source: RCG

    122 SOUTH MICHIGAN. 122 South Michigan is a twenty-one story, multi-tenant Class B office building at the northwest corner of Adams St. and Michigan Avenue. It is located directly across the street from the Art Institute of Chicago. The property contains 512,660 net rentable square feet (including 21,692 net rentable square feet of retail space), of which 53.5% was leased as of March 31, 1998. The property was constructed in 1910 by People's Gas Light and Coke Company, but has undergone several renovations over the last three decades. The property is within a mile of several interstate and state highways that connect to the North, South and West suburbs. In addition, it is located within close proximity to regional train stations and the Chicago Transit Authority subway and bus lines. Larger tenants include American Planning Association, Tony Stone Images, and the Institute for Psychoanalysis.

  CHICAGO METROPOLITAN AREA SUBURBAN OFFICE SUBMARKET

    The Company will own and operate 15 Office Properties in the Suburban Chicago office submarket, with approximately 2.7 million aggregate net rentable square feet.

    The Suburban Chicago office submarket consists of the suburbs surrounding the City of Chicago. The suburban market is comprised of four distinct submarkets. Besides the Office Properties attached to the Industrial Properties, the Company owns Office Properties in both the west and northwest suburbs of Chicago.

    The west and northwest suburbs have served as the primary alternative choice for large corporations which choose not to locate in the Chicago CBD, and currently, although the Chicago CBD retains its traditional dominance as the primary home of the Chicago Metropolitan Area's governmental, financial and legal communities, the north and northwest suburbs contain the headquarters of several of the Chicago Metropolitan Area's most prominent companies, ranging from Motorola (in Schaumburg) and McDonald's (in Oak Brook) to Allstate Insurance, Baxter International, W.W. Grainger and Abbott Laboratories (in Lake County) and Sears, Ameritech and Siemens (in the northwest suburbs).

    The Suburban Chicago office market has experienced a dramatic decline in office vacancy rates, from a high of 19.3% in 1992 to 9.0% as of year-end 1997. The Suburban Chicago Class A office market vacancy rate of 6.6% as of year-end 1997 is lower than that of the suburban office market as a whole. RCG believes that this better performance is the result of the movement of tenants from Class B and Class C space into Class A space, because during the last five years, Suburban Chicago Class A net absorption has averaged over 860,000 square feet per year, compared to a total net absorption of 1.88 million square feet per year in the overall Suburban Chicago office market. However, during 1997, as Class A space became more scarce, net absorption of Class B and Class C space accelerated.

    RCG believes that Class A office rents in Suburban Chicago have risen to the point where construction of new Class A office space is economically feasible. A total of 11 new office buildings, with an aggregate of 1.54 million net rentable square feet (representing approximately 1.9% of the existing net rentable square feet in the Suburban Chicago office market) are scheduled to be completed during 1998. Fourteen new office buildings with an aggregate of 2.58 million net rentable square feet are scheduled to be completed in 1999. Approximately 27 other office buildings are being planned, but are not scheduled to be completed before 2000.

    RCG believes that the outlook for the Suburban Chicago office market is good. RCG believes that, because office employment growth is expected to remain in the 2.5% to 3.0% range, overall vacancy rates in the Suburban Chicago office market may rise slightly but will remain relatively low in the 8.5% to 9.9% range through the year 2000, despite the addition of new office space. Because of the disparity between the Class A and Class B office markets, the Company believes that there are increasingly more development and redevelopment opportunities in Suburban Chicago. The following graph and tables illustrate Suburban Chicago vacancy rates and historical and forecasted conditions in the Suburban Chicago office market.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    SUBURBAN OFFICE VACANCY RATE
Total vs Class A
                                           Total    Class A
1992                                       19.3%      16.7%
1993                                       17.5%      14.3%
1994                                       15.0%      11.6%
1995                                       11.8%       8.5%
1996                                       11.4%       7.8%
1997                                        9.0%       6.6%
1998f                                       8.5%       7.4%
1999f                                       9.3%       9.1%
2000f                                       9.9%      10.2%
Source: Bureau of Labor Statistics,
RCG

                                            SUBURBAN CHICAGO OFFICE MARKET (000SF)


                               1992       1993       1994       1995       1996       1997       1998f      1999f      2000f
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Stock                           78,810     79,015     79,245     79,245     79,461     80,258     82,418     85,220     87,660
New Construction                     0        205        230          0        216        797      2,160      2,802      2,440
Net Absorption                       0      1,588      2,171      2,536        508      2,616      2,400      1,900      1,650
Occupied Stock                  63,600     65,187     67,358     69,894     70,402     73,019     75,419     77,319     78,969
Vacancy Rate                     19.3%      17.5%      15.0%      11.8%      11.4%       9.0%       8.5%       9.3%       9.9%
Source: RCG


                                        SUBURBAN CHICAGO CLASS A OFFICE MARKET (000SF)

                               1992       1993       1994       1995       1996       1997       1998f      1999f      2000f
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Stock                           29,201     29,406     29,636     29,636     29,852     30,649     32,809     35,611     38,051
New Construction                     0        205        230          0        216        797      2,160      2,802      2,440
Net Absorption                   1,133        877        997        919        407      1,109      1,750      2,000      1,800
Occupied Stock                  24,324     25,201     26,198     27,117     27,524     28,632     30,382     32,382     34,182
Vacancy Rate                     16.7%      14.3%      11.6%       8.5%       7.8%       6.6%       7.4%       9.1%      10.2%
Source: RCG


              SUBURBAN CHICAGO OFFICE SUBMARKETS: RECENT VACANCY RATE STATISTICS

                                                                                     Change
                                   N.R.A.            % Vacant                        3Q97-
Submarket                           1Q98         1Q98        4Q97        3Q97         1Q98
-------------------------------  -----------  ----------  ----------  ----------  ------------
Lake Shore                         4,156,145       13.6%       12.7%       13.4%         0.2%
North Suburbs                      5,088,414        7.7%        5.1%        5.7%         2.0%
NORTHWEST SUBURBS                 21,595,422        9.4%        8.0%       10.0%        -0.6%
O'Hare                            13,046,055       10.4%       10.3%       12.5%        -2.1%
EAST-WEST TOLLWAY                 26,642,822        8.8%        9.0%        9.3%        -0.5%
West Cook                          1,276,779       17.2%       17.0%       14.1%         3.1%
South Suburbs                      2,440,264       13.6%       13.6%       13.5%         0.1%
Lake County                        6,242,503        6.8%        7.2%        8.0%        -1.2%
Suburban Total                    80,488,404        9.5%        9.0%       10.1%        -0.6%
Source: RCG

  NORTHWEST SUBURBS OFFICE SUBMARKET

    The Company owns and operates six Office Properties in the Northwest Suburbs submarket. The Northwest Suburbs submarket encompasses the communities of Schaumburg, Hoffman Estates, Itasca, Mt. Prospect, Rolling Meadows and Arlington Heights in northwest Cook County and is located 20 to 30 minutes west of Chicago O'Hare International Airport. The Northwest Suburbs submarket serves as the headquarters for some of the Chicago Metropolitan Area's top companies, such as Motorola and Sears. In addition, several other major office employers have large facilities in the Northwest Suburbs submarket, including Ameritech, U.S. Robotics (now 3Com) and Siemens.

    The Northwest Suburbs office submarket has the second highest concentration of office space in the Suburban Chicago office market. During the 1980s, the Northwest Suburbs emerged as a popular business location, and approximately 70.0% of the submarket's current inventory of 18.8 million square feet of Class A and Class B office space was built during the 1980s. The Northwest Suburbs Class A office submarket has experienced the largest decline in vacancy rates of any office submarket in the Chicago metropolitan area; the Northwest Suburbs Class A office vacancy rate declined from a high of 20.1% in 1992 to 6.4% as of year-end 1997. During 1996, the Northwest Suburbs submarket recorded the largest amount of leasing activity of any suburban submarket. Ameritech and U.S. Robotics (now 3Com) leased large spaces in 1996. Net absorption slowed in 1997 so several companies vacated space in favor of build-to-suit projects and purchases. Examples of this trend include GE Capital, which is vacating 150,000 square feet in favor of the former Recon Headquarters and TransAmerica Distribution Finance, which is vacating another 150,000 square feet in favor of a build-to-suit at Prairie Stone in Hoffman Estates. As of year end 1997, the Northwest Suburbs submarket's overall office vacancy rate declined to 8.0%, approximately one-third of its 1992 vacancy rate of 23.9%. The low vacancy rates in the Northwest Suburbs Class A office market have contributed to pushing vacancy rates lower in the Class B market. As of year-end 1997, the Class B vacancy rate was down to 8.6% from 17.8% a year earlier.

    Absorption of Class A office space in the Northwest Suburbs was extremely strong between 1992 and 1996, averaging 500,000 square feet per year. However, the combination of strong demand and little new construction demand contributed to a scarcity of available Class A space. So, during 1997, net absorption of Class B space spiked, reaching nearly 800,000 square feet. A dozen other buildings are likely to be completed in 2000 or thereafter.

    RCG believes that the outlook for the Northwest Suburbs office market is strong. Demand for office space is expected to remain strong, but will continue to be constrained by the lack of new supply of Class A office space through 1998. RCG forecasts that Class A vacancy rates will remain low through 1998. Starting in 1999, with the delivery of up to nine new buildings totaling almost
1.25 million square feet, pent-up demand will be unleashed, resulting in a spike in net absorption, similar to what occurred in the Class B submarket in 1997. These trends will persist through 2000, coinciding with a gradual easing of tight market conditions. The following table and graph illustrate historical and forecasted conditions in the Northwest Suburbs office markets.

                                 NORTHWEST SUBURBS SUBMARKET CLASS A OFFICE MARKET (000SF)


                            1992       1993       1994       1995       1996       1997       1998f      1999f      2000f
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Stock                        10,026     10,026     10,081     10,136     10,136     10,285     10,600     11,600     12,600
New Construction                  0         55         55          0          0        149        315      1,000      1,000
Net Absorption                  (50)       261        529        433        203        188        300        750        700
Occupied Stock                8,011      8,271      8,801      9,234      9,437      9,625      9,925     10,675     11,375
Vacancy Rate                  20.1%      17.5%      12.7%       8.9%       6.9%       6.4%       6.4%       8.0%       9.7%
Source: RCG

                                 NORTHWEST SUBURBS SUBMARKET CLASS B OFFICE MARKET (000SF)


                            1992       1993       1994       1995       1996       1997       1998f      1999f      2000f
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Stock                         8,624      8,624      8,624      8,624      8,624      8,624      8,624      8,624      8,624
New Construction                  0          0          0          0          0          0          0          0          0
Net Absorption                   60        276        207        405       (336)       794         75       (200)      (400)
Occupied Stock                6,537      6,813      7,020      7,425      7,089      7,883      7,958      7,758      7,358
Vacancy Rate                  24.2%      21.0%      18.6%      13.9%      17.8%       8.6%       7.7%      10.0%      14.7%
Source: RCG

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   NORTHWEST SUBURBS OFFICE MARKET
Construction and Net Absorption
Trends
Square Feet (000s)
                                                            Absorption         Vac. Rate
                                        Construction            (left)           (right)
1992                                               0                               23.9%
1993                                               0               515             21.5%
1994                                               0               858             17.5%
1995                                               0               944             13.1%
1996                                               0               129             12.5%
1997                                             149             1,096              8.0%
1998f                                            315               450              7.3%
1999f                                          1,000               600              8.7%
2000f                                          1,000               400             10.9%

  DESCRIPTION OF NORTHWEST SUBURBS PROPERTIES

    The Company has six Office Properties in the Northwest Suburbs submarket. Each is easily accessible from Interstate 355 and Interstate 90, which are major highways providing access to downtown Chicago. Also, these Properties have convenient access to Chicago O'Hare International Airport, which is approximately 10 miles away.

    1701 GOLF ROAD, ROLLING MEADOWS. 1701 Golf Road consists of three, 12 story, Class A, high-rise, multi-tenant office buildings that were built in 1977, 1979, and 1981, respectively. The Company owns a mortgage loan collateralized by this property whose terms effectively provide all the economic benefits of ownership to the Company.

    Because the book value of the 1701 Golf Road Property will be in excess of 10.0% of the Company's total assets, additional information regarding this Property is presented below.

    The buildings are comprised of approximately 916,000 net rentable square feet of which 97.4% was leased as of March 31, 1998. Major tenants include Motorola, AT&T, IBM, and American Express. The Annualized Net Rent per leased square foot as of March 31, 1998 is $9.10. Information as to the occupancy rate for each of the last five years and the average effective annual rental per square foot for each of the last five years is not available to the Company.

    As of March 31, 1998, Motorola occupied 21.4% of the net rentable square feet of the Property. The six leases for this space commenced on April 1, August 1 and November 1, 1995 and January 1, March 1 and June 1, 1997, for a total occupancy of 196,152 square feet, and each such lease, except the June 1, 1997 lease (which expires on March 31, 2000), expires on September 30, 2000. Pursuant to three of these leases, Motorola is obligated to pay net rent per square foot of $8.50, $7.00 (increasing to $7.25 in April 1999) and $7.50, respectively. Each of such three leases provide Motorola with a three-year option to renew at a net rent per square foot of $12.00. Pursuant to two of the remaining Motorola leases, Motorola is obligated to pay net rent per square foot of $13.25 (increasing by $0.25 in April 1999 and April 2000). Pursuant to the last lease, Motorola is obligated to pay net rent per square foot of $13.00 (increasing by $0.25 in April 1999). Motorola has a three-year option to renew the last three leases at 100.0% of fair market value. Motorola's Annualized Net Rent under the current leases is approximately $1.5 million

    As of March 31, 1998, AT&T occupied 16.1% of the net rentable square feet of the Property. Two leases for this space commenced on January 1, 1995 and one lease commenced on each of October 1, 1995, November 1, 1996 and January 1, 1997, for a total occupancy of 147,272 square feet. All five leases expire on December 31, 1999. AT&T is obligated to pay net rent per square foot of $9.50 pursuant to two of the leases, $11.50 per square foot pursuant to two other leases and $12.50 per square foot pursuant to the last lease, for an Annualized Net Rent of approximately $1.5 million. Each lease provides AT&T with one five-year renewal option for net rent per square foot of $11.50.

    The following table sets forth for the 1701 Golf Road Property for each of the following ten years: (i) the number of tenants whose leases will expire,
(ii) the total net rentable square feet covered by such leases, (iii) the percentage of total leased net rentable square feet represented by such leases,
(iv) the annual base rent represented by such leases, (v) the average annual rent per net rentable square foot represented by such leases and (vi) the percentage of gross annual rental represented by such leases.

                                  NET        PERCENTAGE OF                     AVERAGE ANNUAL
                                RENTABLE     TOTAL LEASED     ANNUAL BASE       RENT PER NET           PERCENTAGE OF
                              AREA SUBJECT    SQUARE FEET     RENT UNDER    RENTABLE SQUARE FOOT       GROSS ANNUAL
                 NUMBER OF    TO EXPIRING   REPRESENTED BY     EXPIRING        REPRESENTED BY       RENTAL REPRESENTED
YEAR OF LEASE    EXPIRING        LEASES        EXPIRING         LEASES            EXPIRING          BY EXPIRING LEASES
 EXPIRATION       LEASES       (SQ. FT.)      LEASES (%)        ($000)           LEASES ($)                 (%)
-------------  -------------  ------------  ---------------  -------------  ---------------------  ---------------------
4/1/98-12/31/98..          23     177,298          19.88           1,570               8.86                  19.35
1999.........           23        185,548          20.81           1,952              10.52                  24.06
2000.........           39        272,350          30.54           2,193               8.05                  27.03
2001.........           19        151,692          17.01           1,479               9.75                  18.23
2002.........            6         26,281           2.95             282              10.73                   3.48
2003.........           10         28,235           3.17             188               6.65                   2.32
2004.........            4         27,633           3.10             203               7.35                   2.50
2005.........            4         21,027           2.36             209               9.92                   2.58
2006.........            1          1,582           0.18              38              24.00                   0.47
2007.........            1            100           0.01              --                 --                     --
2008+........           --             --           0.00              --                 --                   0.00
                       ---    ------------        ------           -----                                    ------
                       130        891,746         100.00           8,114               9.10                 100.00
                       ---    ------------        ------           -----                                    ------
                       ---    ------------        ------           -----                                    ------

    The Company's tax basis in the note receivable related to 1701 Golf Road for federal income tax purposes as of December 31, 1997 was approximately $110 million. For the year ended December 31, 1997, this Property was assessed property taxes at an effective annual rate of approximately 8.11%. Property taxes for this property for the year ended December 31, 1997, totaled approximately $2.6 million. Because the Company owns the mortgage loan for this property, it does not take depreciation on it for federal income tax purposes.

    3800 NORTH WILKE ROAD, ARLINGTON HEIGHTS. 3800 North Wilke Road, also known as Commerce Point Business Park, is a complex of two four-story office buildings and one single-story office/technology center. The property was completed in 1987 and contains 235,269 net rentable square feet of office space. As of March 31, 1998, the complex is 96.1% leased and the major tenants are Citgo, Quantum Executive and Administrative Management Group.

    1700 EAST GOLF ROAD, SCHAUMBURG. 1700 East Golf Road, also known as Two Century Centre, is an eleven-story, multi-tenant, Class A office building situated on 8.25 acres of land in Schaumburg. The property, which was constructed in 1989, contains 217,960 of net rentable square feet, of which 96.7% was leased as of March 31, 1998. The Property contains 636 surface parking spaces and 50 covered parking spaces that are linked to the building through an underground tunnel. It is located 8 miles from O'Hare International Airport. Larger tenants include Sante Fe Pacific Corp., Fidelity Investments, Decision Consultants, Inc. and CKD-Createc Corporation.

    1699 EAST WOODFIELD ROAD, SCHAUMBURG. 1699 East Woodfield Road, also known as the Citibank Office Plaza, is a five-story Class A office building located across from the Woodfield Mall, a large regional shopping center. The building is situated on a 5.2 acre parcel of land and includes 410 spaces for surface parking. It was built in 1979 and renovated from 1991 to 1997. It has approximately 105,400 net rentable square feet of office space, of which 98.9% was leased as of March 31, 1998. The building's exterior is clad in pebbled white quartz set in precast concrete, with bronze-tinted thermopaned windows. The building's tenants include Citibank, Merrill Lynch and McGladrey & Pullen, the nation's seventh largest accounting firm.

    1990 ALGONQUIN ROAD and 2000-2060 ALGONQUIN ROAD, SCHAUMBURG. 1990 Algonquin Road and 2000-2060 Algonquin Road constitute a complex of office buildings known as the Salt Creek Office Center. The Salt Creek Office Center comprises one two-story office building and seven single-story office buildings situated on approximately ten acres of land. The two-story building is 1990 Algonquin Road, and the seven single-story buildings are 2000-2060 Algonquin Road. The complex includes 478 spaces of surface parking. It was built in phases from 1979 through 1986. The buildings have masonry exterior walls with tinted glass windows. The complex has approximately 125,900 net rentable square feet of office space, of which 96.2% was leased as of March 31, 1998. The buildings are close to, and visible from, Interstate 355 and a ten-minute drive from O'Hare International Airport. Tenants include Silicon Graphics and Ticor Title Insurance.

    1301 EAST TOWER ROAD, SCHAUMBURG. 1301 East Tower Road is a single-story Class B office building. The building is situated on a 6.0-acre parcel of land and includes 23 spaces for surface parking. It was built in 1992. It has approximately 50,000 net rentable square feet of office space, of which 100.0% was leased as of March 31, 1998. The building has three docks and is located near Interstate highways 90 and 290. Household Credit Services leases the entire building. Household Credit Services has both a right of first refusal to purchase 1301 East Tower Road and a purchase option exercisable prior to December 30, 2001 at fair market value. The Company is aware of certain environmental contamination at this facility and is involved in certain litigation relating to such contamination. See "--Governmental Regulations--Environmental Matters."

  O'HARE OFFICE SUBMARKET

    The overall vacancy rate of 10.3% in the O'Hare submarket reflects a Class A vacancy rate of 4.0%. According to RCG, the overall vacancy rate understates the health of the O'Hare submarket because many large blocks of available space in older, obsolete buildings have prevented improvement in the vacancy rate. The Class B market registered relatively strong net absorption of almost 200,000 square feet, the strongest demand growth registered in six years. The low Class A rate of 4.0% contributed to the strong Class B net absorption. Two of the larger leases of the fourth quarter were Galileo International's 24,000 square-foot lease at the Orchard Point Office Center and AT&T's 19,000 square-foot lease at President's Plaza II. The lack of space has resulted in a Class A rental rate of $26.64, the highest of all the suburban markets.

    The outlook for the O'Hare office submarket is strong. No new construction is expected to be completed in 1998 or 1999 and only one new Class A office building totaling 280,000 square feet is expected to be completed in 2000 or 2001. As a result, vacancy rates will continue to decline in both the Class A and B markets through 1999.

    The following table illustrates historical and forecasted conditions in the O'Hare submarket Class B office market.

                                      O'HARE SUBMARKET CLASS B OFFICE MARKET (000SF)


                            1992       1993       1994       1995       1996       1997       1998f      1999f      2000f
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Stock                         4,085      4,085      4,085      4,085      4,085      4,085      4,085      4,085      4,085
New Construction                  0          0          0          0          0          0         00          0          0
Net Absorption                  147         41       (212)       135          0        199        200        150        (50)
Occupied Stock                3,301      3,342      3,129      3,264      3,264      3,463      3,663      3,813      3,763
Vacancy Rate                  19.2%      18.2%      23.4%      20.1%      20.1%      15.2%      10.3%       6.7%       7.9%
Source: RCG

  DESCRIPTION OF O'HARE PROPERTY

    6400 SHAFER COURT, ROSEMONT. 6400 Shafer Court is a Class B, eight-story building that was constructed in 1980. The property has 167,495 net rentable square feet and a lower level of 13,937 square feet which includes 22 enclosed parking spaces. The property is located on 4.5 acres of land including 495 surface parking spaces (2.96 surface per 1,000 square feet and 3.09 total per 1,000 square feet). The property has a reinforced concrete foundation, floor structure, and framing; and a polished granite exterior facade with bronze reflective glass windows. The building is located one mile from O'Hare International Airport and has access to Interstate 294. The building is presently 93.5% occupied with the largest tenants being AHI International, Miller and Company, and Anixter Inc.

  EAST-WEST TOLLWAY OFFICE SUBMARKET

    The Company owns and operates six Office Properties in the East-West Tollway submarket. The East-West Tollway office submarket encompasses the communities of Oak Brook, Lombard, Downers Grove and Elmhurst in eastern DuPage County. The East-West Tollway submarket was the first suburban office market developed outside of downtown Chicago that attracted large firms and corporate headquarters in large numbers. Some of the East-West Tollway submarket's largest employers are WMX Technologies, McDonalds and Spiegel.

    The East-West Tollway office submarket has the largest concentration of office space in the Suburban Chicago office market. The East-West Tollway Class A vacancy rate declined from 17.1% in 1992 to a low of 6.6% in 1995. Subsequently, in 1996 and 1997, with the delivery of four new office buildings, the submarket's tight conditions eased slightly, with vacancy rates rising to 8.8% as of year-end 1997. During 1997, several major tenants, including Alliance of America, Ameritech, Wausau Insurance, Deutsche Financial, Raytheon Engineers and Constructors, Rockwell International and Donnelley, leased large amounts of office space. By year-end 1997, the East-West Tollway submarket's overall office vacancy rate declined to 9.0%, compared to a vacancy rate of 17.3% in 1992 and well below the peak vacancy rate of 24.7% in 1986. Unlike some other submarkets, Class B and Class C buildings within the East-West Tollway office submarket are also experiencing strong leasing activity; the office vacancy rates for Class B and Class C office buildings as of year-end 1997 were 8.0% and 11.4%, respectively.

    As the largest and one of the most popular of the suburban office markets, the East-West Tollway market has experienced and continues to experience a high volume of new construction relative to other suburban submarkets. During 1997, four buildings totaling approximately 476,000 square feet were completed. Another nine buildings totaling approximately 1,227,000 square feet and six buildings totaling approximately 1,030,000 square feet are expected to be completed during 1998 and 1999, respectively.

    RCG believes that the trends will continue, with strong net absorption offset by office deliveries in 1998 and 1999. By 2000, the Class A vacancy rate will be at a level of 10% or above. The delivery of significant Class A space in 1998, 1999 and 2000 will draw some tenants out of Class B and C buildings, contributing to a slight rise in Class B vacancy. The following tables and graph illustrate historical and forecasted conditions in the East-West Tollway overall and Class A and Class B office markets.

                                  EAST-WEST TOLLWAY MARKET CLASS A OFFICE MARKET (000SF)


                            1992       1993       1994       1995       1996       1997       1998f      1999f      2000f
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Stock                         9,550      9,550      9,915      9,915     10,159     10,635     11,862     12,892     13,892
New Construction                247          0        365          0        244        476      1,227      1,030      1,000
Net Absorption                  316        535        779         30        136        305      1,000        900        850
Occupied Stock                7,917      8,452      9,231      9,261      9,397      9,702     10,702     11,602     12,452
Vacancy Rate                  17.1%      11.5%       6.9%       6.6%       7.5%       8.8%       9.8%      10.0%      10.4%
Source: RCG

                                  EAST-WEST TOLLWAY MARKET CLASS B OFFICE MARKET (000SF)


                            1992       1993       1994       1995       1996       1997       1998f      1999f      2000f
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Stock                        10,566     10,759     10,759     10,759     10,759     10,759     10,759     10,759     10,759
New Construction                  0        193          0          0          0          0          0          0          0
Net Absorption                 (190)       235        430         43        215        255        (50)       (50)      (100)
Occupied Stock                8,717      8,951      9,382      9,425      9,640      9,895      9,845      9,795      9,695
Vacancy Rate                  17.5%      16.8%      12.8%      12.4%      10.4%       8.0%       8.5%       9.0%       9.9%
Source: RCG

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   EAST-WEST TOLLWAY OFFICE MARKET
Construction and Net Absorption
Trends
Square Feet (000s)
                                                            Absorption         Vac. Rate
                                        Construction            (left)           (right)
92                                               247               354             17.3%
93                                               193               592             15.6%
94                                               365             1,289             11.8%
95                                                 0               310             10.6%
96                                               244               531              9.4%
97                                               476               540              9.0%
98f                                            1,227               950              9.6%
99f                                            1,030               850              9.9%
00f                                            1,000               750             10.4%

  DESCRIPTION OF EAST-WEST TOLLWAY PROPERTIES

    2100 SWIFT DRIVE, OAK BROOK. 2100 Swift Road is a three-story Class B office building situated on a 3.1-acre parcel of land. The parcel includes 223 spaces for surface parking. It was built in 1985 and completely renovated in 1991. The Property has approximately 58,000 net rentable square feet, of which 100.0% was leased as of March 31, 1998. The building is located near the confluence of the Tri-State

Tollway, East-West Tollway and the Eisenhower Expressway and is leased entirely by USN Communications, Inc.

    941-961 WEIGEL DRIVE. 941-961 Weigel Drive is a single-story Class B office building located in Elmhurst, Illinois. The building is situated on a 10.6-acre parcel of land. It was built in 1989. It has approximately 123,000 net rentable square feet of office space, of which 100.0% was leased as of March 31, 1998. The building is six miles southwest of O'Hare International Airport, near Interstate Highways 88, 290 and 294. The building is leased entirely by Household Finance Corp., which has a right of first refusal to purchase the building under certain circumstances.

    280 SHUMAN BOULEVARD. 280 Shuman Boulevard is a two-story Class B office building located in Naperville, Illinois. The building is situated on a 5.5-acre parcel of land and includes 218 spaces for surface parking. It was built in 1979. It has approximately 65,000 net rentable square feet of office space, of which 90.8% was leased as of March 31, 1998. The building has a masonry exterior with a 6,000 square foot two-story, sky-lit atrium. The building is approximately one mile from Interstate highway 88. The building's tenants include General Electric and Nexgen Software.

    4343 COMMERCE COURT. 4343 Commerce Court is a seven-story Class A office building located in Lisle, Illinois. The building is situated on a 7.4-acre parcel of land and includes 559 spaces for surface parking. It was built in 1989 and renovated in 1995. It has approximately 171,000 net rentable square feet of office space, of which 67.2% was leased as of March 31, 1998. The building has bronze-tinted ribbon windows and features a striking ten-story glass atrium. The building's tenants include the Federal Bureau of Investigation and Hinshaw & Culbertson, a large Chicago law firm.

    4100 MADISON STREET. 4100 Madison Street is a two-story Class B office building located in Hillside, Illinois. The building is situated on a 2.3-acre parcel of land and includes 86 spaces for surface parking. It was completely renovated from 1978 to 1994. It has approximately 25,000 net rentable square feet of office space, of which 60.1% was leased as of March 31, 1998. The building's tenants include the Nardi Group and Narco Construction.

    2000 YORK ROAD, OAK BROOK. 2000 York Road, also known as Oak Brook Business Center, is a one-story, Class B, multi-tenant office/service building with a two-story office section. The steel frame building with masonry wall and glass exterior was built in 1960 and extensively renovated in 1986. The building contains an aggregate of 199,245 net rentable square feet of office space as well as a fitness center of 2,086 net rentable square feet and storage space of 500 net rentable square feet. The property provides an expansive 26,780 square foot interior loading dock with a twenty-two foot ceiling height. The property is situated on an eleven and a half-acre site that include 497 parking spaces. An additional 100 parking spaces are available through a lease with an adjacent building. The property was 87.2% leased as of March 31, 1998. Major tenants include Cable Land TV Regional Programming/Chicago Tribune, Nationwide NOVA Cellular and SDI Consultants, Inc.

  OTHER CHICAGO METROPOLITAN AREA OFFICE PROPERTIES

    2205-2255 ENTERPRISE DRIVE. 2205-2255 Enterprise Drive is a complex of six single-story Class B office buildings located in Westchester, Illinois. The complex is situated on a 9.7-acre parcel of land and includes 518 spaces for surface parking. It was built in 1987. It has approximately 130,000 net rentable square feet of office space, of which 94.9% was leased as of March 31, 1998. The buildings' tenants include the regional office for the U.S. Census Bureau and National Restaurant Enterprise, the owner and operator of over 200 Burger King restaurants in the Midwest and Southeast. The complex is located less than two miles from each of Interstate Highways 88, 290 and 294.

    1600-1700 167TH STREET. 1600-1700 167th Street is a complex of two single-story Class B office buildings located in Calumet City, Illinois. The building is situated on a 5.2-acre parcel of land. It was built in 1981 and remodeled in 1982. It has approximately 65,000 net rentable square feet of office space, of which 56.9% was leased as of March 31, 1998. The building has a masonry and brick exterior and ceiling skylights. The building's tenants include Conrail Corp., IBM and the General Services Administration.

  NASHVILLE AND KNOXVILLE OFFICE SUBMARKETS

    The Company owns and operates four Office Properties and owns a parking facility in Tennessee. The Company believes that the inclusion of the Tennessee Properties in the portfolio of Properties provides some measure of balance in the portfolio from an exclusive focus on the Chicago Metropolitan Area, and provides valuable contacts in and information about these growing markets to the Company.

  THE NASHVILLE OFFICE MARKET

    The Company owns and operates one Office Property in the Nashville office submarket. Nashville, the capital of the state of Tennessee, has a population of approximately 1.1 million and is home to a number of major employers, including Vanderbilt University, Gaylord Entertainment and Kroger. According to RCG, during the five years between 1992 and 1997, employment growth in Nashville averaged 4.0% per year compared to a 2.4% average annual rate for the nation as a whole. During 1997, total employment growth in Nashville accelerated to 2.9% compared with the national growth rate of 2.3%. Office employment in Nashville grew at an average annual rate of 5.4% between 1992 and 1997, compared to a 4.3% average annual rate for the nation as a whole. As of year-end 1997, office employment grew 4.2%, compared with the national growth rate of 4.0%.

  DESCRIPTION OF NASHVILLE PROPERTY

    201 4TH AVENUE N. 201 4th Avenue N. is a 20-story office building centrally located in downtown Nashville. It was built in 1968, renovated in 1985, acquired by PGI in 1993 and further redeveloped. It has approximately 250,600 net rentable square feet of office space, of which 83.2% was leased as of March 31, 1998. The building is the regional headquarters of SunTrust Bank, which leases approximately 49.0% of the net rentable square footage.

  THE KNOXVILLE OFFICE MARKET

    The Company owns three Office Properties and a parking facility in the Knoxville office submarket. Each of the Knoxville Office Properties was developed by PGI and is among the highest quality buildings in Knoxville.

    Knoxville has a diverse economy and real estate market and has benefited from, among other things, the presence of the University of Tennessee, the Tennessee Valley Authority and several large apparel manufacturers, as well as the proximity of the U.S. Department of Energy's Oak Ridge facility. However, in early November 1997, one large apparel manufacturer announced plans to shut down two of its factories in the Knoxville area. Knoxville's economy has grown rapidly and steadily during the 1990s. Between 1992 and 1997, employment growth in Knoxville averaged 2.1% per year compared with an average national employment growth rate of 2.4%. As of year-end 1997, Knoxville employment rose 1.0% and office employment increased 2.9%. RCG believes that these positive trends will continue through the year 2000.

  DESCRIPTION OF KNOXVILLE PROPERTIES

    620 MARKET STREET. 620 Market Street, also known as One Centre Square, is a six-story Class A office building located in downtown Knoxville. PGI built One Centre Square in 1988, and the same year, the building won the First Place Certificate of Merit for Quality Construction from the Associated Builders and Contractors. The building has approximately 93,700 net rentable square feet of office space, of which 91.8% was leased as of March 31, 1998. One Centre Square shares the Knoxville parking facility with Two Centre Square. Major tenants include Morton, Lewis, King & Kreig, a major local law firm, which leases approximately 31.7% of the building and FNB Financial Corp., a bank, which leases approximately 20.7% of the building.

    625 GAY STREET. 625 Gay Street, also known as Two Centre Square, is a six-story Class A office building located in downtown Knoxville adjacent to One Centre Square. PGI built Two Centre Square in 1988, and in 1989, the building, along with One Centre Square, won the Grand Certificate of Merit for Quality Construction from the Associated Builders and Contractors. It has approximately 91,400 net rentable square feet of office space, of which approximately 83.2% was leased as of March 31, 1998. Two Centre Square shares the Knoxville parking facility with One Centre Square. Major tenants of the building include Healthsource, a health maintenance organization, and PaineWebber.

    4823 OLD KINGSTON PIKE. 4823 Old Kingston Pike is a three-story Class A office building located in western Knoxville, in the premium residential/office neighborhood in Knoxville. PGI built 4823 Old Kingston Pike in 1988, and the building, like the Company's other Office Properties in Knoxville, is one of the highest-quality buildings in Knoxville. It has approximately 34,600 net rentable square feet of office space, of which approximately 100.0% was leased as of March 31, 1998. Talbots operates one of its two national telemarketing centers in 4823 Old Kingston Pike and leases approximately 68.1% of the office space.

    KNOXVILLE PARKING FACILITY. The Company also owns a 398-space parking facility in downtown Knoxville. The parking facility was built in 1981 and acquired by PGI in 1987. It services the One Centre Square and Two Centre Square buildings.

  THE MILWAUKEE OFFICE MARKET

    The Company owns and operators one property in the Mayfair submarket of Milwaukee. According to RCG, Mayfair is the most popular submarket of Milwaukee, and has a vacancy rate of 10.6% at year-end 1997 as compared to 15.4% for Milwaukee overall. With the exception of one 43,700 square foot building in 1997, no new construction has been delivered in the Mayfair submarket during the last six years. Total employment in Milwaukee was up 1.8% in 1997, with the service sector nearly doubling that with a 3.4% employment increase. RCG expects overall Milwaukee employment to grow between 1.4% and 2.2% over the next three years.

  DESCRIPTION OF MILWAUKEE PROPERTY

    2675 NORTH MAYFAIR RD. 2675 North Mayfair Rd. is a six-story multi-tenant office building located in Wauwatosa, in the Mayfair submarket. It was built in 1979 and has a total of 380 parking spaces, including 224 covered underground spaces. The Class B property has 102,660 rentable square feet, and was 90.4% leased as of March 31, 1998. Larger tenants include Aetna, General Services Administration, and Norwest.

THE COMPANY'S INDUSTRIAL SUBMARKETS

  CHICAGO METROPOLITAN AREA INDUSTRIAL SUBMARKETS--GENERAL OVERVIEW

    The Company owns and operates 39 Industrial Properties in the Chicago Metropolitan Area. Seventeen Industrial Properties are Prime Properties located in four industrial parks which were acquired by PGI between 1988 and 1992 and subsequently substantially renovated, and six Industrial Properties are Contribution Properties. The industrial parks acquired from PGI are located in East Chicago, Indiana; Hammond, Indiana; the city of Chicago; Hillside, Illinois; and Arlington Heights, Illinois.

    The Chicago Metropolitan Area's manufacturing sector is the second largest of any metropolitan area in the nation, measured by total jobs. According to RCG, Chicago's manufacturing employment base has expanded at an average rate of 0.9% during the last five years, compared to national growth of 0.4% over the same period. Similarly, during 1997, Chicago's manufacturing employment increased 0.5%, compared to a national rate of 0.1%, and growth in manufacturing in the Chicago Metropolitan Area is expected by RCG to outpace the nation over the next several years.

    Chicago has one of the nation's largest industrial markets, second only to Los Angeles in terms of the total square footage of its vacant and occupied stock of industrial space. Chicago's industrial vacancy rate of 7.9% as of year-end 1997 (which reflects conditions in both overhead crane/manufacturing facilities and warehouse/distribution facilities) was lower than the national average industrial vacancy rate of 8.4%.

    The Chicago Metropolitan Area industrial market benefits from strong manufacturing and trade-related demand. The Chicago Metropolitan Area is the nation's largest metal-processing market and one of the nation's major manufacturing centers. In addition, both the Chicago Metropolitan Area's central location and its highly efficient and extensive, well-integrated transportation system contribute to the high volume of trade conducted through the area's distribution system. Located mid-way between the East and West coasts and between Canada and Mexico, with the world's busiest airport, the hub of the nation's rail system and the primary port connecting the Great Lakes with the Mississippi River and the Gulf of Mexico, Chicago plays a preeminent role in U.S. trade and transportation. The following table and graph illustrate historical and forecasted conditions in the Chicago Metropolitan Area overall industrial market and vacancy rates in and additions to the Chicago Metropolitan Area industrial market.

                               CHICAGO TOTAL METROPOLITAN AREA INDUSTRIAL MARKET (000SF)
                        1992       1993       1994       1995       1996       1997       1998f      1999f      2000f
                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total Stock                  --         --    862,823    874,822    892,709    909,611    922,861    933,861    942,861
Construction                 --         --         --     11,999     17,887     16,902     13,250     11,000      9,000
Net Absorption               --         --         --     26,247      9,336      9,407     10,000      9,250      7,500
Occupied Stock               --         --    792,762    819,008    828,345    837,752    847,752    857,002    864,502
Vacancy Rate               8.5%       8.4%       8.1%       6.4%       7.2%       7.9%       8.1%       8.2%       8.3%

Source: RCG

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    INDUSTRIAL MARKET
Chicago Metropolitan Area
Square Feet (000s)
                            Additions   Net Absorption   Vacancy Rate
1995                           11,999           26,247           6.4%
1996                           17,887            9,336           7.2%
1997                           16,902            9,407           7.9%
1998f                          13,250           10,000           8.1%
1999f                          11,000            9,250           8.2%
2000f                           9,000            7,500           8.3%
Source: RCG

    The Chicago Metropolitan Area industrial market comprises almost 910 million square feet of space. Demand for industrial space has been strong over the last three years, with net absorption averaging approximately 15 million square feet per year. Gross leasing activity, which RCG considers a good measure of demand, has also been robust. During 1997, gross leasing activity in the Chicago Metropolitan Area was slightly higher than 1996's level at approximately 24.5 million square feet. Although the vacancy rate increased to 7.9% as of year-end 1997, RCG believes that this reflects new space coming into the market, rather than a weakness in demand. The greatest vacancy rates were in larger buildings of over 100,000 square feet. The following graph illustrates gross leasing activity in the Chicago Metropolitan Area.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

INDUSTRIAL MARKET GROSS LEASING VOLUME
Chicago Metropolitan Area
Square Feet (000s)
                                          Manufacturing    Warehouse
1992                                              7,330       13,745
1993                                             27,865       15,690
1994                                             11,609       18,478
1995                                             15,498       29,587
1996                                             10,529       13,164
1997                                              7,864       16,616

    THE INDUSTRIAL PARKS. The industrial parks acquired from PGI consist of certain industrial properties commonly referred to as the Enterprise Centers, which consist of overhead crane/manufacturing facilities and one warehouse/distribution facility. The East Chicago Enterprise Center (the "ECEC"), Hammond Enterprise Center (the "HEC") and Chicago Enterprise Center (the "CEC") are primarily composed of high bay, heavy overhead crane warehouse facilities. The fourth park, 425 East Algonquin Road, also known as the Arlington Heights Enterprise Center (the "AHEC"), contains a warehouse/distribution facility. Each of the parks also contains a small portion of office space available for lease. For a description of the office space available for lease, see "--Description of Chicago Metropolitan Area Overhead Crane/ Manufacturing Properties." The AHEC, CEC and ECEC contain acreage sufficient for the construction of build-to-suit opportunities: up to 80,000 square feet at the AHEC; 670,000 square feet at the CEC; and 250,000 square feet at the ECEC.

    The industrial parks were acquired by PGI between 1988 and 1992, and all four had previously been utilized as single tenant sites. Upon acquiring the Properties, PGI redeveloped the parks to reposition them as multi-tenant facilities. Among the improvements PGI made to the parks were the separation of utilities, installation of demising walls, exterior wall and roof repair (or replacement), repair of uneven floors, insulation, lighting, paint/signage/graphics, reconfiguration of site lay-outs and construction of railroad spurs to service the sites. The industrial parks were redeveloped using funds provided by the issuance of Tax-Exempt Bonds. For a description, see "--Tax-Exempt Bonds."

    The ECEC, CEC and HEC are located in close proximity to the steel industry of northwest Indiana and contain primarily tenants who service the steel industry. These tenants are primarily steel processors, who perform functions formerly performed by more vertically integrated steel companies before the downsizing of those companies. These steel processors purchase steel from steel producers and process it for end users in various ways, including slitting, cutting, leveling, straightening, strengthening and electrogalvanizing the steel. Other tenants include a manufacturer of steel roll strapping, a refurbisher of steel mill generators, a steel caster repair and maintenance firm and a metallurgist. The AHEC is located in the northwest suburb of Arlington Heights and contains a wide variety of tenants. Each of these Industrial Properties has convenient access to Interstate highways and the ECEC, CEC and HEC is each served by rail. The Company is aware of environmental contamination at certain of the industrial parks. For a description, see "--Government Regulations--Environmental Matters."

  WAREHOUSE/DISTRIBUTION INDUSTRIAL SUBMARKET

    The Company owns 21 warehouse/distribution Industrial Properties located in Suburban Chicago, which contain an aggregate of approximately 2.5 million rentable square feet. At March 31, 1998, 17 of the Company's warehouse/distribution Industrial Properties were 100.0% leased.

    The strength of trade in the industrial market is reflected in the growth of transportation services at 5.4% per year for the last five years. Chicago remains the hub of the nation's rail system, and trucking and warehousing employment has grown significantly during the last five years, increasing 3.3% to 11.0% per year since 1992.

    RCG believes that the warehouse/distribution submarket is strong. The vacancy rate in this submarket increased to 15.2% at year-end 1997. RCG believes that this reflects new space coming into the market, rather than a weakness in demand. Gross leasing activity, which RCG considers a good measure of demand, is particularly strong, averaging over 17.8 million square feet per year for the last six years. RCG believes that while demand in this market continues to be strong, increases in new construction will keep the vacancy rate from declining significantly in the near term. The following graph illustrates vacancy rates in and additions to the Chicago Metropolitan Area warehouse/distribution submarket.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

WAREHOUSE/DISTRIBUTION SUBMARKET
Chicago Metropolitan Area
Square Feet (000s)
                                   Addition   Vacancy Rate
1992                                  1,496          13.9%
1993                                  1,329          11.3%
1994                                  4,124          11.4%
1995                                  5,089           8.8%
1996                                  6,193          10.1%
1997                                 13,975          15.2%

  DESCRIPTION OF CHICAGO METROPOLITAN AREA WAREHOUSE/DISTRIBUTION PROPERTIES

    475 SUPERIOR AVENUE. 475 Superior Avenue is a distribution facility located in Munster, Indiana. The building is situated on an approximately 31-acre parcel of land. It was built in 1989. It has approximately 450,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The facility is served by 58 truck docks and three rail spurs which connect to the CSX railroad. The facility is approximately two miles from Interstate 80. The facility is 100% leased by GE Appliances, which has located one of its eight national distribution centers in the facility. GE Appliances' lease expires on March 31, 1999; certain tax abatements for local property taxes also expire in 1999. The facility includes approximately 11 acres of vacant land.

    3818 GRANDVILLE/1200 NORTHWESTERN. 3818 Grandville/1200 Northwestern is a warehouse/distribution facility built in 1990 and located in Gurnee, Illinois. The building has approximately 345,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998, located on an approximately 15.0 acre parcel of land. The building has ten exterior docks. Rank Video leases the entire facility.

    425 EAST ALGONQUIN ROAD. 425 East Algonquin Road, also known as the Arlington Heights Enterprise Center, is a warehouse/distribution facility located in Arlington Heights, Illinois. It was built in 1978 for a single user and acquired by PGI in 1992. PGI redeveloped the AHEC by demising the facility into four separate spaces in order to convert the single-user building into a multitenant facility. The building has approximately 304,500 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998, located on an approximately 17 acre parcel of land. The existing facility may be expanded by an additional 80,000 square feet to 385,000 square feet by expansion along the southern portion of the property. This expansion option is currently being marketed as a build-to-suit opportunity for prospective tenants. The building has 23 truck docks and excellent access to the local Interstate highways. Major tenants include Berlin Packaging Corp., a personal products packaging company, AM International, Inc., an office machine supply company, and International Components Corp., which uses its space for distribution and some light assembly for Motorola.

    1001 TECHNOLOGY WAY. 1001 Technology Way is a warehouse/distribution facility built in 1996 and located in Libertyville, Illinois. The building has approximately 212,800 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. Located on an approximately 13.1 acre parcel of land, the building has 15 exterior docks. Major tenants include Rank Video.

    11045 GAGE AVENUE. 11045 Gage Avenue is a distribution facility located in Franklin Park, Illinois. The building is situated on a 7.0-acre parcel of land and includes 211 spaces for surface parking. It was built in 1970 and renovated in 1992. It has approximately 141,000 net rentable square feet of space, of which 97.0% was leased as of March 31, 1998. The building has nine docks and is near Interstate Highway 294. Echlin Inc., which leases the entire facility, has a right of first refusal to purchase the building.

    4248, 4250 AND 4300 MADISON STREET. 4248, 4250 and 4300 Madison Street is a distribution facility located in Hillside, Illinois. The building is situated on a 4.7-acre parcel of land and includes 105 spaces for surface parking. It was built in 1980 and renovated in 1994. It has approximately 127,000 net rentable square feet of office space, of which 87.7% was leased as of March 31, 1998. The building has eleven docks and is located five miles from O'Hare International Airport, near Interstate Highways 88, 290 and 294. The building's tenants include Micron Industries and Hussey Copper.

    1051 NORTH KIRK ROAD. 1051 North Kirk Road is a distribution facility located in Batavia, Illinois. The building is situated on a 8.9-acre parcel of land and includes 52 spaces for surface parking. It was built in 1990. It has approximately 120,000 net rentable square feet of space which is master leased by the NAC General Partner. The building has 12 docks.

    4211 MADISON STREET. 4211 Madison Street is a distribution facility located in Hillside, Illinois. The building is situated on a 3.4-acre parcel of land and includes 120 spaces for surface parking. It was built in 1977 and renovated in 1992. It has approximately 90,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The building has nine docks and is located five miles from O'Hare International Airport, near Interstate Highways 88, 290 and 294. The building's tenants are Dynamic Manufacturing Co. and Aratex Services, Inc.

    4160-4190 MADISON STREET. 4160-4190 Madison Street is a distribution facility located in Hillside, Illinois. The building is situated on a 3.9-acre parcel of land and includes 86 spaces for surface parking. It was built in 1974 and renovated in 1992. It has approximately 80,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The building has eight docks and is five miles from O'Hare International Airport. The building's tenants include Dynamic Manufacturing Co. and Evans, Inc.

    342-346 CAROL LANE. 342-346 Carol Lane is a distribution facility located in Elmhurst, Illinois. The building is situated on a 3.6-acre parcel of land and includes 151 spaces for surface parking. It was built in 1989 and remodeled in 1995. It has approximately 68,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The building has six docks and is six miles southwest of O'Hare International Airport, near Interstate Highways 88, 290 and 294. The building's tenants include Old Kent Financial Corporation and 3-D Exhibits Inc.

    200 EAST FULLERTON AVENUE. 200 East Fullerton Avenue is a distribution facility located in Carol Stream, Illinois. The building is situated on a 4.5-acre parcel of land and includes 122 spaces for surface parking. It was built in 1968 and renovated in 1995. It has approximately 66,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. Spraying Systems Co., which has a right of first refusal to purchase the facility, leases the entire facility.

    370 CAROL LANE. 370 Carol Lane is a distribution facility located in Elmhurst, Illinois. The building is situated on a 2.8-acre parcel of land and includes 39 spaces for surface parking. It was built in 1977 and renovated in 1994. It has approximately 60,000 net rentable square feet of distribution and office space, of which 100.0% was leased as of March 31, 1998. The building has four docks and is six miles southwest of O'Hare International Airport, near Interstate Highways 88, 290 and 294. Semblex Corp. leases the entire facility.

    550 KEHOE BOULEVARD. 550 Kehoe Boulevard is a distribution facility located in Carol Stream, Illinois. The building is situated on a 3.4-acre parcel of land and includes 102 spaces for surface parking. It was built in 1997. It has approximately 45,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. Associated Material leases the entire facility.

    388 CAROL LANE. 388 Carol Lane is a distribution facility located in Elmhurst, Illinois. The building is situated on a 2.0-acre parcel of land and includes 24 spaces for surface parking. It was built in 1979 and remodeled in 1982. It has approximately 41,000 net rentable square feet of space, of which 88.4% was leased as of March 31, 1998. The building has two docks and is six miles southwest of O'Hare International Airport, near Interstate Highways 88, 290 and 294. Ameritech leases substantially all of the facility.

    306-310 ERA DRIVE. 306-310 Era Drive is a warehouse/distribution facility built in 1984 and located in Northbrook, Illinois. The building has approximately 36,500 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. Located on an approximately 2.09 acre parcel of land, the building has three interior docks. The facility is 62.3% leased by Roche/NICL Ltd., which has installed a high end clinical testing laboratory on the Property. Roche/NICL Ltd. has a right of first refusal to purchase such facility.

    555 HUEHL ROAD. 555 Huehl Road is a two-story Class A flex-industrial building located in Northbrook, Illinois. It was built in 1987 and has approximately 74,000 net rentable square feet of space, of which 100% was leased as of March 31, 1998 and contains three interior docks. The building is leased entirely by Rank Video, a video duplication company, as its corporate headquarters. The building also houses Rank Video's U.S. computer and communication centers.

    343 CAROL LANE. 343 Carol Lane is a distribution facility located in Elmhurst, Illinois. The building is situated on a 2.1-acre parcel of land and includes 57 spaces for surface parking. It was built in 1989. It has approximately 30,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The building is six miles southwest of O'Hare International Airport, near Interstate Highways 88, 290 and 294. Matsushita Industrial Equipment leases the entire facility.

    350 RANDY ROAD. 350 Randy Road is a distribution facility located in Carol Stream, Illinois. The building is situated on a 1.9-acre parcel of land and includes 55 spaces for surface parking. It was built in 1974. It has approximately 25,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The building's tenants include Micro Energy Inc. and Miller Pharmacal Group, Inc.

    11039 GAGE AVENUE. 11039 Gage Avenue is a distribution facility located in Franklin Park, Illinois. The building is situated on a 1.6-acre parcel of land and includes 18 spaces for surface parking. It was built in 1965 and renovated in 1993. It has approximately 22,000 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The building is located near Interstate Highway 294. Boston Coach Illinois Corp. leases the entire facility.

    1401 SOUTH JEFFERSON STREET. 1401 South Jefferson Street is a distribution facility located in Chicago. The building is situated on a 0.6-arce parcel of land. It was built in 1965 and renovated in 1985. It has approximately 17,300 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998. The building has two docks. Federal Express Corp. leases the entire facility.

    801 TECHNOLOGY WAY. 801 Technology Way is a distribution facility located in the Libertyville Business Park in Libertyville, Illinois. It is a single-story building scheduled to be completed in the fourth quarter of 1997. The exterior is pre-cast concrete with tinted glass windows with blue aluminum accents. The building has approximately 68,800 net rentable square feet. Moore USA, which recently signed a lease to rent approximately 43,600 square feet of the facility, will be the building's first tenant; the remaining space is being actively marketed to other prospective tenants.

    371-385 NORTH GARY AVENUE. 371-385 North Gary Avenue is a retail facility located in Carol Stream, Illinois. The building is situated on a 1.3-acre parcel of land and includes 48 spaces for surface parking. It was built in 1978 and remodeled in 1992. It has approximately 11,000 net rentable square feet of space, of which 67.5% was leased as of March 31, 1998. The building's tenants include American General Finance.

    300 CRAIG PLACE, HILLSIDE. 300 Craig Place is a single-story distribution facility situated on a 9.2 acre site in Hillside. The steel frame building with precast concrete panels and 28-foot clear ceiling highlights, was built in 1997. The property contains 333 parking spaces. It has an aggregate of 163,070 net rentable square feet, of which 100% was leased to two tenants as of March 31, 1998. The two tenants are Federal Express Corporation and Storopak, Inc.

  OVERHEAD CRANE/MANUFACTURING INDUSTRIAL SUBMARKET

    The Company owns 19 overhead crane/manufacturing Industrial Properties located in the Chicago Metropolitan Area, which contain an aggregate of approximately 2.7 million rentable square feet. At March 31, 1998, the Company's overhead crane/manufacturing Industrial Properties were 74.8% leased to more than 20 tenants. RCG believes that the manufacturing submarket is strong. As of year-end 1997, the manufacturing vacancy rate was 11.9%. Gross leasing activity, which RCG considers a good measure of demand, has averaged approximately 13.5 million square feet between December 1991 and December 1997. RCG believes that the manufacturing submarket will continue to experience moderate to strong growth in demand, which in conjunction with moderate levels of new construction, will result in stable vacancy rates in the near term. The following graph illustrates vacancy rates in and additions to the Chicago Metropolitan Area manufacturing submarket.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 MANUFACTURING SUBMARKET
Chicago Metropolitan Area
Square Feet (000s)
                            Additions   Vacany Rate
1992                              839          7.3%
1993                              657          8.5%
1994                            1,195          8.1%
1995                            1,805          6.0%
1996                            1,311          7.9%
1997                            2,927         11.9%

    Three of the overhead crane/manufacturing facilities are manufacturing facilities located in the north suburbs of the Chicago Metropolitan Area. The remaining overhead crane/manufacturing facilities are located in three of the industrial parks, the ECEC, CEC and HEC, each of which contain both manufacturing and overhead crane buildings. The market for overhead crane buildings in the Chicago Metropolitan Area is closely tied to the local steel-processing industry (which includes the South Side of Chicago, East Chicago and Northern Indiana), the nation's largest, which produces nearly 30.0% of the nation's steel output. Over the past few years, major steel companies have outsourced certain steel processing operations, such as those performed in the Company's overhead crane buildings, and smaller companies, which have proven able to process steel at a lower cost, have fulfilled some of the demand for this outsourced steel processing. These developments have increased the demand for overhead crane facilities that can accommodate such operations. The Company believes this development is a positive signal of future demand for large crane buildings in this market. The Company also believes that its overhead crane buildings are well-positioned to take advantage of this demand, due to, among other things, the relatively high cost of constructing appropriate replacement buildings in that submarket.

    RCG believes that the overhead crane market, which has a vacancy rate of less than 4.0%, is strong. The vacancy rate is low primarily because during the last five years, strong industrial output, particularly of large durable, steel-intensive products like automobiles, has increased the demand for overhead crane facilities to handle the processing and distribution of steel. In addition, while demand has grown for these facilities during the last ten to 15 years, particularly in markets like Chicago, which is the nation's largest steel-processing market, few overhead crane buildings have been built during the last seven years. Because of high land costs and greater structural reinforcing required for overhead crane facilities as opposed to more conventional manufacturing facilities, the cost to erect a 100,000 square-foot building with 20-ton cranes is approaching $60.00 per square foot, and RCG estimates that the rents required to justify new construction are currently close to $8.00 per square foot compared to a market rent of $3.25 to $4.50 per square foot for the Company's Properties. According to RCG, as of March 31, 1998, demand was greatest for larger overhead crane buildings of 100,000 square feet or more.

  DESCRIPTION OF CHICAGO METROPOLITAN AREA OVERHEAD CRANE/MANUFACTURING
    PROPERTIES

    The Company's overhead crane/manufacturing Properties in the Chicago Metropolitan Area industrial market consist of certain of the Contribution Properties and the ECEC, HEC and CEC.

    1301 RIDGEVIEW DRIVE. 1301 Ridgeview Drive is a manufacturing facility built in 1995 and located in McHenry, Illinois. It has approximately 217,600 net rentable square feet of space, of which 100% was leased as of March 31, 1998. Located on an approximately 20.0 acre parcel of land, the Company has an option to purchase 13.0 acres of land adjacent to this Property. The building has 18 exterior docks, rail access and excellent access to the local highway system. The Property is occupied by Cellular Infrastructure Group, a division of Motorola, which has installed a high-tech manufacturing and assembly facility. Motorola has an option to lease or purchase this land, exercisable on or before August 1, 1998.

    515 HUEHL ROAD/500 LINDBERG. 515 Huehl Road/500 Lindberg is a manufacturing facility built in 1988 and located in Northbrook, Illinois. The building has approximately 201,200 net rentable square feet of space, of which 100% was leased as of March 31, 1998. Located on an approximately 7.9 acre parcel of land, the building has two interior docks and eight exterior docks. Rank Video uses the entire building for its video duplication and packaging facility, which currently operates around the clock seven days a week.

    455 ACADEMY DRIVE. 455 Academy Drive is a manufacturing facility built in 1976 and located in Northbrook, Illinois. The building has approximately 105,400 net rentable square feet of space, of which 100% was leased as of March 31, 1998. Located on an approximately 6.7 acre parcel of land, the existing facility may be expanded by an additional 50,000 square feet to approximately 155,000 square feet. The building has four interior docks. This Property is occupied by National Service Industries, which uses it as a production, warehouse and distribution center for commercial lighting reflectors. National Service Industries has a right of first refusal to purchase this Property. The Company is aware of environmental contamination at this Property and will receive indemnification for such contamination from National Service Industries. For a description, see "--Government Regulations--Environmental Matters."

    CHICAGO ENTERPRISE CENTER. The CEC is an overhead crane facility located on the south side of Chicago. The facility consists of four main buildings of overhead crane steel processing space and four light manufacturing/warehouse buildings situated on approximately 113.0 acres of land. The crane facilities contain overhead cranes with a lifting capacity of 7.5 tons to 40.0 tons. The warehouse buildings are suited for light manufacturing and distribution. The facility was built in multiple phases from 1916 through 1991 and was acquired and redeveloped by PGI in 1990. The facility has approximately 1.0 million net rentable square feet of space, of which 63.7% was leased as of March 31, 1998. The existing facility may be expanded by an additional 670,000 square feet of manufacturing and distribution space to approximately 1.7 million square feet. The CEC has convenient access to all of the steel mills in northwest Indiana, as well as all Interstate highways in the area. It is located within one mile of a four-way entrance/exit ramp to the Calumet Expressway and within four miles of a four-way entrance/exit ramp to Interstate 90. The facility is also served by the Norfolk & Southern, EJ&E, Conrail and Indiana Harbor Belt railways. Major tenants include Co-Steel Lasco, Inc., Welded Tube Company, Alpha Processing, Inc. and Sterling Steel Services, Inc., which are all steel processing companies.

    EAST CHICAGO ENTERPRISE CENTER. The ECEC is an overhead crane facility located in East Chicago, Indiana. The facility consists of three main buildings of overhead crane steel processing space, one warehouse building and one office building situated on approximately 41.3 acres of land. The crane facilities contain high bays and overhead cranes with lifting capacities ranging from five tons to 100 tons. The warehouse building is a single-story, free standing metal clad building with approximately 14,100 net rentable square feet. The facility was built in multiple phases from 1917 through 1952 and was acquired by PGI in 1988. PGI redeveloped facilities at the ECEC by insulating and heating certain facilities, installing new roofs, refinishing floors and purchasing new cranes. The ECEC (excluding the office building) has approximately 562,538 net rentable square feet of industrial space, of which 67.1% was leased as of March 31, 1998. The existing facility contains a 9.1 acre parcel of land on which the Company may construct an additional 250,000 square feet of manufacturing and distribution space. The ECEC has convenient access to all of the steel mills in northwest Indiana, as well as all Interstate highways in the area. The facility is located within two miles of an entrance to Interstate 90 and within five miles of a four-way

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entrance/exit ramp to Interstate 80/94. It is also served by rail, and the three industrial buildings have rail spurs located within the crane bay areas, providing access to the Indiana Harbor Belt railroad. Major tenants include Acutus-Gladwin, Metro Metals and Illiana Steel, which are all steel processing companies.

    HAMMOND ENTERPRISE CENTER. The HEC is an overhead crane facility located in Hammond, Indiana. The facility consists of two buildings of overhead crane steel processing space and one office building situated on approximately 37 acres of land. It was built in multiple phases from 1920 through 1952 and was acquired and redeveloped by PGI in 1989. The HEC (excluding the office building) has approximately 506,900 net rentable square feet of industrial space, of which 86.6% was leased as of March 31, 1998. The HEC has convenient access to all of the steel mills in northwest Indiana, as well as Interstate highways in the area. It is located within one half-mile of an entrance to Interstate 90 and within four miles of a four-way entrance/exit ramp to Interstate 90. It is also served by rail, and the two industrial buildings have rail spurs located within the crane bay areas providing access to the CSX railroad. Major tenants include HECO, A.M. Castle and Bar Processing.

    4440 RAILROAD AVENUE. 4440 Railroad Avenue is a single-story office building located adjacent to the East Chicago Enterprise Center in East Chicago, Indiana. It was built in 1917, renovated in 1991 and has approximately 40,000 net rentable square feet of office space, which was vacant as of March 31, 1998.

    4527 COLUMBIA AVENUE. 4527 Columbia Avenue is a single-story office building located within the Hammond Enterprise Center in Hammond, Indiana. It was built in phases from 1920 through 1952 and has approximately 16,700 net rentable square feet of office space, of which 49.3% was leased as of March 31, 1998. Tenants of the building include the Company, Town & Country and Great Lakes Engineering LLC.

THE COLUMBUS METROPOLITAN AREA INDUSTRIAL MARKET

    The Company owns and operates six Industrial Properties in the Columbus industrial market. Columbus, the capital of the state of Ohio, has a population of approximately 1.5 million and is home to a number of major employers, including The Ohio State University, Banc One, Worthington Industries, CompuServe and The Limited, and to a large manufacturing facility of Lucent Technologies.

    Columbus' employment base has expanded at an average rate of 2.7% during the last five years, compared to national growth of 2.4% over the same period. Furthermore, during 1997, Columbus' non-agricultural employment grew 2.4% compared to 2.3% for the nation as a whole.

    The Columbus industrial market, which is comprised of approximately 94.0 million square feet of industrial space, had a vacancy rate of 8.3% as of year-end 1997, which was slightly lower than the national average industrial vacancy rate of 8.4%. RCG believes that the Columbus industrial vacancy rate will increase slightly over the next three years, ranging up to 8.8%.

    Employment in the transportation, communications and public utilities sector increased by 3.6% annually between 1992 and 1997, reflecting, in part, expansion in cargo shipping operations at Rickenbacker International Airport and Port Columbus International Airport. Manufacturing employment was up 0.9% in 1997. According to RCG, several large companies, including Kraft Foods, AK Steel, Coca-Cola, Crane Plastics Company and General Castings Company (a manufacturer of iron castings and provider of machine shop services) have either recently completed or proposed expansions in the Columbus, Ohio metropolitan area.

    FORECASTED EMPLOYMENT GROWTH. RCG forecasts that the Columbus metropolitan area employment base will continue to grow at a moderate rate of 1.5% to 2.1% per year during the next three years, with growth in the services sector accelerating in the next year.

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
DESCRIPTION OF COLUMBUS, OHIO PROPERTIES

    2160 MCGAW ROAD. 2160 McGaw Road is a warehouse/distribution building built in 1974 and located in Obetz, Ohio. The building has approximately 310,100 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998, located on an approximately 18.1 acre parcel of land. Spartan Warehouse leases the entire facility.

    4849 GROVEPORT ROAD. 4849 Groveport Road is a warehouse/distribution building built in 1968 and located in Obetz, Ohio. The building has approximately 132,100 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998, located on an approximately 11.7 acre parcel of land. Approximately 4.2 acres of this land can be further developed. Premier Auto Glass Corp. leases the entire facility.

    2400 MCGAW ROAD. 2400 McGaw Road is a warehouse/distribution building built in 1972 and located in Obetz, Ohio. The building has approximately 86,400 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998, located on an approximately 6.1 acre parcel of land. S.P. Richards leases the entire facility.

    5160 BLAZER MEMORIAL PARKWAY. 5160 Blazer Memorial Parkway is a light industrial warehouse/ distribution/office or "flex" building built in 1983 and located in Dublin, Ohio. The building has approximately 86,000 net rentable square feet of space, of which 66.8% was leased as of March 31, 1998, located on an approximately 10.0 acre parcel of land. Major tenants include Alkon Corporation and Cross Medical. Most of the leased space in this Property is currently used as office space, but could be converted to light industrial or warehouse use.

    4411 MARKETING PLACE. 4411 Marketing Place is a manufacturing building built in 1984 and located in Groveport, Ohio. The building has approximately 65,800 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998, located on an approximately 5.4 acre parcel of land. Wes Tran Corp. leases the entire facility.

    600 LONDON ROAD. 600 London Road is a warehouse/distribution building built in 1981 and located in Delaware, Ohio. The building has approximately 52,440 net rentable square feet of space, of which 100.0% was leased as of March 31, 1998, located on an approximately 9.2 acre parcel of land. Approximately 4.5 acres of this land can be further developed. Schneider National Inc. leases the entire facility.

LAND FOR DEVELOPMENT AND OPTION PROPERTIES

    The Company has significant experience in the development of both Office Properties, such as the 77 West Wacker Drive Building, and Industrial Properties, such as the Contribution Properties. The Company expects to continue to develop properties, both for "build-to-suit" projects and under pre-leasing arrangements. The Company already owns several prime parcels of developable land in the Chicago Metropolitan Area. Including the Pending Parcel Acquisitions, the Company will own approximately 246.5 acres (including a development site containing approximately 67,000 square feet located in the Chicago CBD held by a joint venture with a third party) and has rights to acquire approximately 302.8 acres of developable land (including rights to acquire two development sites located in the Chicago CBD containing approximately 119,000 square feet), which management believes could be developed with approximately 5.6 million square feet of additional office space and over 7.6 million square feet of additional

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industrial space. The following table provides additional information with respect to these undeveloped parcels:

DESCRIPTION                                             LOCATION                   SIZE         OWNERSHIP STATUS
------------------------------------------  --------------------------------  ---------------  ------------------
425 East Algonquin Road...................  Arlington Heights, IL             3.7 Acres                       Own
Chicago Enterprise Center.................  Chicago, IL                       51.2 Acres                      Own
East Chicago Enterprise Center............  East Chicago, IN                  9.1 Acres                       Own
Hammond Enterprise Center.................  Hammond, IN                       8.2 Acres                       Own
455 Academy Drive(1)......................  Northbrook, IL                    2.5 Acres                       Own
Libertyville Business Park(2).............  Libertyville, IL                  34.4 Acres                    Owned
                                                                              14.1 Acres           Under Contract
1301 Ridgeview Drive......................  McHenry, IL                       13.0 Acres                   Option
4849 Groveport Road.......................  Obetz, OH                         4.2 Acres                       Own
600 London Road...........................  Delaware, OH                      4.5 Acres                       Own
300 North LaSalle(3)......................  Chicago, IL                       58,025 Sq. Ft.               Option
NAC Properties(4).........................  Carol Stream, IL/Batavia, IL      94.4 Acres           Under Contract
Dearborn Center(5)........................  Chicago, IL                       66,768 Sq. Ft.                  Own
Prime Aurora(6)...........................  Aurora, IL                        54.7 Acres                      Own
                                                                              132.8 Acres          Under Contract
DeKalb I..................................  DeKalb County, IL                 50.4 Acres                      Own
DeKalb II(7)..............................  DeKalb County, IL                 45.8 Acres           Under Contract
Monroe/Wacker(8)..........................  Chicago, IL                       61,302 Sq. Ft.       Under Contract
Rolling Meadows Land(9)...................  Rolling Meadows, IL               22.0 Acres           Under Contract

---------

(1) National Service Industries, the current tenant of the industrial building at 455 Academy Drive, has a right of first refusal to purchase such building which includes this land.

(2) The Company is obligated to purchase this land for $2.9 million (subject to certain purchase price adjustments) by November 17, 2000.

(3) The Company has a ten-year option to purchase this Chicago CBD development site at 95.0% of the fair market value at the time of the exercise of the option.

(4) The Company is obligated to purchase 20.0 acres of this property per year, starting on November 17, 1998, for $3.00 per square foot, or approximately $2.5 million for each 20.0 acres.

(5) This property is a mixed-use development site in downtown Chicago and is owned by a joint venture consisting of the Company and a third party. The Company owns a majority interest in this joint venture.

(6) The Company is obligated to purchase this land over a three to five year period beginning in June, 1998 under two separate contracts for an aggregate purchase price totaling $10.4 million.

(7) The Company is obligated to purchase this land no later than October 31, 1998 under a contract for an aggregate purchase price totaling $825,000.

(8) The Company is obligated to buy this land by January 12, 1999.

(9) The purchase of this property is scheduled to occur in January 1999.

    The Company has successfully developed land both for its own portfolio and for other parties. For example, in 1991, PGI developed a build-to-suit project and in 1996 sold a parcel of land formerly attached to the CEC, and in 1996, sold a parcel of land formerly attached to the ECEC. The Company believes that it has developed close working relationships with quality subcontractors in its markets, and that its reputation in its current markets for developing properties for its own account and others has aided and will aid it in working with potential clients and tenants on a "build-to-suit" or pre-lease basis.

    Following are descriptions of certain developable parcels of land which the Company owns or has an option to purchase. For a description of the parcels of land attached to Properties, see the descriptions of those Properties above.

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
    LIBERTYVILLE BUSINESS PARK. Libertyville Business Park is a site located in the north suburb of Libertyville, Illinois. The Company entered into an agreement with the current owner to purchase the entire 48.5 acre undeveloped portion of the site over the next three years and has recently acquired 34.4 acres of the site. The parcel is suitable for industrial development, is zoned for the development of an approximately 1.1 million square feet of office or industrial space and is located adjacent to several buildings, including 801 Technology Way, 901 Technology Way and 1001 Technology Way, which were developed by certain members of management.

    901 TECHNOLOGY WAY. 901 Technology Way is an industrial building located in the Libertyville Business Park in Libertyville, Illinois. It is a single-story building developed by certain members of management and completed in early 1997. The building is pre-cast concrete and has tinted glass windows with blue aluminum accents. The building has approximately 68,800 net rentable square feet. The building is being actively marketed by the owner to prospective tenants. The Company has an option to purchase the building, which is currently owned by one of the Contributors. The option on the property is exercisable for three years or until 16 days after the leasing of substantially all of the property to a non-affiliate of the Contributor. Under the terms of the option, the Company may buy the property for a purchase price of the product of ten times the pro forma net operating income from the property for the following 12 months. The purchase price may be no less than the direct out-of-pocket cost to develop and construct the property and no more than 120.0% of such cost.

    300 NORTH LASALLE. 300 North LaSalle is a site located in the Chicago CBD and currently contains a parking facility. PGI owns the site. Upon the consummation of the Formation Transactions, PGI granted the Company a ten-year option to purchase this site consisting of approximately 58,000 square feet for a purchase price equal to 95.0% of the then fair market value of such site. The parcel is in the heart of downtown Chicago and is a highly suitable site for a variety of developments. In management's opinion, this site is suitable, with the acquisition of certain adjacent land, for the development of a major office or mixed-use project containing up to 3.0 million square feet of space.

    HUNTLEY PROPERTY. The Company has a 15-year right of first offer to develop (or develop and acquire an ownership interest in) all or any portion of approximately 360 acres of undeveloped office and industrial land in Huntley, Illinois currently owned and controlled by an affiliate of PGI subject to a participation interest in such property held by a third-party lender. The right of first offer will apply to the extent that PGI determines that such parcel shall be utilized for the construction of an office or industrial facility to be owned and leased to third parties by PGI or held by PGI for sale to a third party.

COMPETITION

    The Company may be competing with other owners and developers that may have greater resources and more experience than the Company. Additionally, the number of competitive properties in any particular market or submarket in which the Properties are located could have a material adverse effect on both the Company's ability to lease space at the Properties or any newly-acquired property and on the rents charged at the Properties. The Company believes that the Redeemable Preferred Share Offering, the Credit Facility and the Company's access as a public company to the capital markets to raise funds during periods when conventional sources of financing may be unavailable or prohibitively expensive will provide the Company with substantial competitive advantages. Further, the Company believes that its capital structure and ability to acquire properties in exchange for Common Units, and thereby defer a seller's potential taxable gain, will enhance the ability of the Company to consummate transactions quickly and to structure more competitive acquisitions than other real estate companies in the market which lack the Company's access to capital and ability to acquire property with Common Units. See "Business Objective and Growth Strategies--Acquisition Strategy." The Company believes that the number of real estate developers has decreased as a result of the recessionary market conditions and tight credit markets during the early 1990s as well as the reluctance on the part of more conventional financing sources to fund development and acquisition projects. In addition, the Company believes that it will be one of a limited number of publicly-traded real estate companies primarily focusing on the office and industrial market in the Chicago Metropolitan Area.

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
TAX-EXEMPT BONDS

    The development or redevelopment of certain of the Industrial Properties and the Office Properties in Tennessee were financed in part by proceeds from the issuance of the Tax-Exempt Bonds. The Tax-Exempt Bonds are credit enhanced by letters of credit. Subject to compliance by the Company with the applicable loan covenants, the Credit Facility has been and may be used to provide funds for acquisitions and development activities and to provide the replacement letters of credit for varying amounts of Tax-Exempt Bonds the value of which were $26.3 million as of June 30, 1998. Also, the Company has $48.2 million of Tax-Exempt Bonds outstanding which are credit enhanced by certain other financial institutions. The Company expects that the interest rate with respect to such Tax-Exempt Bonds will fluctuate with changes in market interest rates.

INSURANCE

    Management believes that the Properties are covered by adequate comprehensive liability, rental loss, and all-risk insurance, provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. There are, however, certain types of losses which may be either uninsurable or not economically insurable, such as losses due to floods, riots or acts of war. Should an uninsured loss occur, the Company could lose both its invested capital in, and anticipated profits from, the property.

GOVERNMENT REGULATIONS

    Many laws and governmental regulations are applicable to the Properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently.

    COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT. Under the ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers, and noncompliance could result in the imposition of fines by the federal government or an award of damages to private litigants. Although the Company believes that the Properties are substantially in compliance with these requirements, the Company may incur additional costs to comply with the ADA. Although the Company believes that such costs will not have a material adverse effect on the Company, if required changes involve a greater amount of expenditures than the Company currently anticipates, the Company's ability to make expected distributions could be adversely affected.

    ENVIRONMENTAL MATTERS. Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment, an owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in such property. These laws often impose liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial, and the presence of such substances may adversely affect the owner's or operator's ability to rent or sell the property or to borrow using such property as collateral and may expose such owner or operator to liability resulting from any release of or exposure to such substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances at another location also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and therefore potentially liable for removal or

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
remediation costs, as well as certain other related costs, including governmental penalties and injuries to persons and property.

    All of the Properties were subject to Phase I or similar environmental assessments by independent environmental consultants within approximately the last two years. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations.

    The Company is aware of environmental contamination at certain of the older Industrial Properties, which are already in remediation programs sponsored by the appropriate state environmental agencies. PGI has contractually agreed to retain liability, and indemnify the Company, for environmental remediation with regard to these Industrial Properties, which environmental consultants have estimated will cost, in the aggregate, approximately $3.2 million. Based on such estimates, the Company has recorded a provision for environmental remediation costs of $3.2 million. Investigation of the CEC by PGI and its environmental consultants revealed contamination from petroleum underground storage tanks located on the Property. In August 1996, PGI submitted the CEC into the Illinois Site Remediation Program of the Illinois Environmental Protection Agency (the "IEPA"). The environmental consultants prepared a site assessment and submitted it to the IEPA as the basis for a remedial action plan, as required by the IEPA. They estimate that the remedial action will cost approximately $2.5 million. In August 1996, the Company filed suit against a former tenant, seeking past and future costs of remediation associated with the presence of hazardous substances at the CEC which suit was later expanded to also include a current tenant at the CEC. The suit has since been settled with the former tenant but remains pending with respect to the current tenant. In June 1997, PGI filed suit against one of its former environmental consultants for negligence in failing to disclose the presence of the petroleum underground storage tanks at the CEC. The defendant has filed a motion for summary judgment. The ruling on the motion has yet to be decided.

    Investigation of the ECEC by PGI and its environmental consultants revealed contamination on the Property. In March 1997, PGI submitted the ECEC into the Indiana Department of Environmental Management ("IDEM") Voluntary Remediation Program. Upon completion of any necessary remediation approved by IDEM, the Company will receive a Covenant Not to Sue from the Governor of Indiana. The environmental consultants estimate that the remedial action will cost approximately $371,000. The Company is pursuing a prior owner for some or all of these remediation costs. However, the Company cannot predict the outcome of such efforts.

    In addition, IDEM has requested that the owner of the ECEC participate, along with numerous other property owners, in the development of a Natural Resources Damage Assessment (the "Assessment") for the Grand Calumet River and Indiana Harbor Canal System in northwest Indiana. No lawsuit has been filed or threatened, and no claim for specified damages has been received in connection with this matter. The Company anticipates that the Assessment will take more than twelve months to complete and that prior to that time, the quantity of environmental damage, if any, and the identity of the parties responsible for any damage will remain unknown. Until additional information is known, the likelihood that this matter could result in a liability cannot be determined.

    Investigation of the HEC by PGI and its environmental consultants revealed contamination on the Property. In March 1997, the HEC was submitted by PGI into the IDEM Voluntary Remediation Program and has since been accepted in such program. Upon completion of any necessary remediation approved by IDEM, the Company will receive a Covenant Not to Sue from the Governor of Indiana. The environmental consultants estimate that the remedial action will cost approximately $295,000. The Company is pursuing a prior owner for some or all of these remediation costs. However, the Company cannot predict the outcome of such efforts.

    The Company also is aware of contamination at 455 Academy Drive, one of the Contribution Properties, and this Property has been submitted into the Illinois Environmental Protection Agency voluntary remediation program. The current tenant of the Property, National Service Industries, has provided the Company with an indemnity for all of the costs of environmental remediation regarding the Property caused by National Service Industries either knowingly or unknowingly. Clean-up on the Property has begun, but is not yet completed.

    The Company also is aware of contamination at 1301 East Tower Road, one of the NAC Properties. The Property has been submitted into the voluntary remediation program sponsored by the Illinois Environmental Protection Agency. The Company's environmental consultants are currently quantifying the remediation costs. On or about July 7, 1998, 1301 Tower Road, L.L.C., an affiliate of the Company and the owner of 1301 East Tower Road, joined existing litigation as a plaintiff along with LaSalle National Trust, N.A. Land Trust 11655, the prior owner of 1301 East Tower Road, and Tower Road Associates, the owner of the beneficial interest in such trust and an affiliate of the NAC General Partner, against defendants ECM Motor Co., Environmental Risk Consultants, Inc., Braun Intertec Environmental, Inc. and Hygienetics, Inc. seeking to recover the costs of the clean-up of the contamination at 1301 East Tower Road and damages.

    The Company believes that the other Properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of its other Properties. None of the Company's environmental assessments of the Properties has revealed any environmental liability that, after giving effect to the contractual indemnities described above, the Company believes would have a material adverse effect on the Company's financial condition or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nonetheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks) or by third parties unrelated to the Company. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds the Company's budgets for such items, the Company's ability to make expected distributions to shareholders could be adversely affected.

    OTHER REGULATIONS. The Properties are also subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in material compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's Funds from Operations and expected distributions.

    Except as described in this Prospectus, there are no other laws or regulations which have a material effect on the Company's operations, other than typical state and local laws affecting the development and operation of real property, such as zoning laws. See "Risk Factors--Environmental Risks," "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws," "Partnership Agreement," "Certain Federal Income Tax Considerations" and "ERISA Considerations."

MANAGEMENT AND EMPLOYEES

    The Operating Partnership has been structured as the entity through which the Company will conduct substantially all of its operations. The Services Company has been structured as an entity through which the Company will conduct substantially all of its management, leasing, acquisition and development activities and related operations. The Company generally has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, but not of the Services Company.

    The Company (primarily through the Operating Partnership and the Services Company) has approximately 352 employees. The Company, the Operating Partnership and the Services Company will employ substantially all of the professional employees of PGI that are currently engaged in asset management and administration. The Company, the Operating Partnership and the Services Company believe that relations with their employees are good.

LEGAL PROCEEDINGS

    Except as discussed in the following paragraph, neither the Company nor any of the Properties is subject to any material litigation nor, to the Company's knowledge, is any material litigation threatened against any of them, other than routine litigation arising in the ordinary course of business, much of which is expected to be covered by liability insurance. Keck vacated the Keck Space in November 1997 pursuant to a settlement agreement. The Company has sued various parties in connection with environmental remediation at certain of its Industrial Properties. See "--Government Regulations--Environmental Matters."

    On July 22, 1998, the Company entered into a purchase agreement with certain affiliates of Blackstone to purchase from such sellers the office properties known as IBM Plaza in Chicago, Illinois and National City Center in Cleveland, Ohio for an aggregate purchase price of approximately $355.8 million. On September 15, 1998, the Company terminated the purchase agreement for these properties, in accordance with the terms of the agreement, because the sellers were unable to satisfy a material condition precedent to the closing of these acquisitions. On September 21, 1998, the sellers notified the Company in writing that they believed they were entitled to the $20 million earnest money provided for by the agreement, and instructed the earnest money escrow agent to draw an aggregate of $20 million under two earnest money letters of credit provided by the Company under the terms of the purchase agreement. In accordance with such instructions, the earnest money escrow agent drew down $20 million under the earnest money letters of credit and deposited the funds in an escrow account. Pursuant to the terms of the purchase agreement, such $20 million earnest money funds will remain deposited in the escrow account until the escrow agent receives a joint disbursement direction from the Company and the sellers or until a court of competent jurisdiction directs the disbursement of the escrow funds in a final order. The escrow agent's draw on the earnest money letters of credit, which were issued under the Credit Facility, increased the Company's outstanding indebtedness under the Credit Facility by $20 million. The Company believes that the sellers are not entitled to the earnest money and intends to vigorously pursue available remedies to obtain a return of the $20 million drawn on the earnest money letters of credit. On September 21, 1998, the sellers filed a complaint against the Company in the Supreme Court of the State of New York alleging that the Company breached the contract and seeking, among other things, the $20 million in earnest money now held in the escrow account. Although the Company intends to vigorously defend this lawsuit, the Company is unable to predict the outcome of this dispute.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    The following is a discussion of investment objectives and policies, financing policies, conflict of interest policies and other policies with respect to certain other activities of the Company. The policies with respect to these activities have been determined by the Board of Trustees of the Company and may be amended or revised from time to time at the discretion of the Board of Trustees without a vote of the shareholders of the Company, except that (i) the Company cannot change its policy of holding its assets and conducting its business only through the Operating Partnership and other subsidiaries, (ii) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements and (iii) the Company cannot take any action intended to terminate the Company's status as a REIT without the approval of the holders of a majority of the Common Shares entitled to vote thereon and outstanding at

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the time, voting together as a single class. No assurance can be given that the
Company's investment objectives will be attained or that the value of the Company will not decrease.

INVESTMENT OBJECTIVES AND POLICIES

    The Company's investment objectives are to provide regular quarterly cash dividends to its shareholders and achieve long-term capital appreciation through increases in cash flow from the Company's properties. The Company seeks to accomplish these objectives through the ownership and the enhanced operation of the Properties, the selective acquisition and development of additional office and industrial properties and, where appropriate, renovations and expansions of these properties. See "Business Objective and Growth Strategies--Acquisition Strategies." One of the key criteria for new investments is that they offer the opportunity for growth in Funds from Operations per Common Share. All of the Company's investment activities are conducted through the Operating Partnership and the Property Partnerships, although the Company also may hold temporary cash investments from time to time pending investment or distribution to shareholders. The Company does not have any limit on the amount or percentage of assets invested in any Property.

    The Company may purchase or lease properties for long-term investment, expand and improve the properties presently owned, or sell such properties, in whole or in part, when circumstances warrant. The Company also may participate with other entities in property ownership, through partnerships, limited liability companies or other types of co-ownership arrangements.

    While the Company emphasizes equity real estate investments, it may in its discretion invest in mortgages, stock or other ownership interests in other REITs or entities and other real estate interests. Such mortgage investments may include participating or convertible mortgages. The Company does not currently intend to invest in the securities of other issuers except in connection with the Company's acquisitions of indirect interests in properties (normally through ownership interests in special purpose entities owning title to properties) and investments in short-term income producing investments. Any such investments in the securities of other issuers will be subject to the asset valuation of ownership limitations and gross income tests necessary for REIT qualification for federal income tax purposes. Further, equity investments by the Company may be subject to existing mortgage financing and other indebtedness which have priority over the equity interest of the Company. See "Certain Federal Income Tax Considerations-- Requirements for Qualification." In any event, the Company does not intend that its investment in securities will require it to register as an "investment company" under the Investment Company Act of 1940, as amended, and the Company would intend to divest securities before any such registration would be required.

FINANCING STRATEGY

    The Company's financing strategy and objectives are determined by the Company's Board of Trustees. The Company has based its debt policy on the relationship between its debt and its total market capitalization, rather than the book value of its assets or other historical measures that typically have been employed by publicly traded REITs, because management believes that market capitalization more accurately reflects the Company's ability to borrow money and meet its debt service requirements. In this regard, the Company believes that most industry analysts relate share prices of real estate companies directly to the cash flow generated by the assets of these companies, and that lenders to real estate companies generally utilize cash flow related measures, as opposed to book values, in establishing collateral values, loan to value ratios and estimated debt capacities. Market capitalization is, however, more variable than book value of assets or other historical measures. Because market capitalization is a function of the market price of the Company's Common Shares, the Company's ratio of debt-to-total market capitalization may be affected by changes in that market price, which are beyond the control of the Company. On a pro forma basis, after giving effect to the Pending Acquisitions, the Company's ratio of debt to total market capitalization will be approximately 45.3%. Although the Company's policy has been to operate with a ratio of debt to total market capitalization at a level below 50.0%, the Company's Board of Trustees is currently evaluating a number of alternative measurements of debt capacity in order to

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determine which measurement is the appropriate measure of the Company's debt capacity. Because, subject to certain limitations in the Declaration of Trust with regard to the Convertible Preferred Shares, the organizational documents of the Company do not limit the amount or percentage of indebtedness that the Company may incur, the Company may from time to time modify its debt policy in light of then current economic conditions, relative costs of debt and equity capital, the market values of its properties, general conditions in the market for debt and equity securities, fluctuations in the fair market prices of the Common Shares, growth and acquisition opportunities and other factors. Accordingly, the Company may increase or decrease its debt to total market capitalization ratio above or below the level described above. See "Risk Factors--Real Estate Financing Risks--Company's Ability to Increase Its Debt Could Adversely Affect the Company's Cash Flows." If the Board of Trustees determines that additional funding is required, the Company may raise such funds through additional equity offerings, debt financing, retention of cash flow (subject to provisions in the Code concerning taxability of undistributed REIT taxable income) or a combination of these methods.

    In the event that the Board of Trustees determines to raise additional equity capital, it has the authority, without shareholder approval, to issue additional Common Shares or Preferred Shares of the Company in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Existing shareholders would have no preemptive right to purchase shares issued in any offering and any such offering might cause a dilution of a shareholder's ownership interest in the Company.

    It is anticipated that any additional borrowings will be made through the Operating Partnership, the Property Partnerships or new property entities; however, the Company itself may incur indebtedness, which may be re-loaned to the Operating Partnership. Indebtedness incurred by the Company may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments. Indebtedness incurred by the Operating Partnership, the Property Partnerships or any new property entities may be in the form of purchase money obligations to the sellers of properties, long-term, tax-exempt bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by the Operating Partnership, the Property Partnerships or any new property entities. Such indebtedness may be recourse to all or any part of the property of the Company, the Operating Partnership, any Property Partnership or any new property entity, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by the Company, the Operating Partnership, any Property Partnership or any new property entity may be used for the payment of distributions, for working capital, to refinance existing indebtedness or to finance acquisitions, expansions or development of new properties; provided, that the Company cannot borrow to pay distributions to shareholders except through the Operating Partnership.

CONFLICTS OF INTEREST POLICIES

    The Company has adopted certain policies and entered into various agreements designed to reduce conflicts of interest involving the owners and management of the Company. For a discussion of such conflicts, see "Risk Factors--Conflicts of Interest."

    Michael W. Reschke, the Chairman of the Board of the Company and the principal stockholder of PGI, continues to devote a considerable portion of his time to the management of PGI's continuing commercial real estate operations. Pursuant to the Non-Compete Agreement, Mr. Reschke and PGI have agreed that, so long as PGI and/or its affiliates own a 5.0% or greater economic interest in the Company or Mr. Reschke is Chairman of the Board of the Company, neither Mr. Reschke nor PGI (including its affiliates) will own or manage office or industrial properties (except any ownership resulting from foreclosure of indebtedness). Excluded from the foregoing restrictions are all properties in which PGI had an interest prior to the Formation Transactions and PGI's or Mr. Reschke's ownership of less than 5.0% of any class of securities listed on a national securities exchange or on the Nasdaq National Market. See "Certain Relationships and Related Transactions--Non-Compete Agreement."

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
    In addition, Stephen J. Nardi, an affiliate of the NAC General Partner, is a trustee of the Company. Neither the Company nor the NAC General Partner may (other than in accordance with the Put Option Agreement) withdraw from the Operating Partnership or transfer its general partner interest, nor may another general partner be admitted to the Operating Partnership without the consent of the other general partner.

    Richard S. Curto entered an employment agreement that contains noncompetition provisions designed to reduce potential conflicts of interest. These provisions prohibit Mr. Curto from engaging directly or indirectly in the development or acquisition of office properties during the period he is employed with the Company and for an additional 24-month period following any termination of such employment either by the Company for cause or by Mr. Curto voluntarily. See "Management."

    As holders of Common Units, the Limited Partners and the NAC General Partner may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of the properties and therefore the Limited Partners and the NAC General Partner, on the one hand, and the Company, on the other hand, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such properties. The decision to proceed with any such sale or refinancing will be made by the Board of Trustees. The Partnership Agreement provides that the Company has no obligation to consider the separate interests of the Limited Partners or the NAC General Partner, including tax consequences to the Limited Partners or the NAC General Partner, in deciding whether to sell a property. However, the Company has entered into tax indemnification agreements with the NAC General Partner and the IBD Contributors. So long as the tax indemnity continues for either the NAC General Partner or the IBD Contributors and PGI is responsible to the Company for such indemnity, the Company will use its best efforts to not create such tax liability due to a refinancing or debt repayment with regard to the relevant Properties and to utilize Section 1031 tax-free exchanges to the extent any of the relevant Properties is sold. See "Risk Factors--Conflicts of Interest" and "Certain Relationships and Related Transactions--Tax Indemnification Agreements."

    The Declaration of Trust provides that each trustee will be obligated to offer to the Company any opportunity which comes to such trustee and which the Company could reasonably be expected to have an interest in pursuing. The Declaration of Trust also provides that any contract or transaction between the Company and any trustee or any entity in which the trustee has a material financial interest would not be voidable solely because of such trustee's interest if (a) it is approved after disclosure of the interest, by an affirmative vote of a majority of disinterested trustees or by the affirmative vote of a majority of the votes cast by disinterested shareholders or (b) it is fair and reasonable to the Company.

WORKING CAPITAL RESERVES

    The Company maintains working capital reserves (and when not sufficient, access to borrowings) in amounts the Board of Trustees determines to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

    The Company has authority to offer its shares of beneficial interest or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future. Similarly, the Company may offer additional interests in the Operating Partnership that are exchangeable into Common Shares or, at the Company's option, cash, in exchange for property. The Company also may make loans to the Operating Partnership. The Company expects to issue Common Shares to holders of interests in the Operating Partnership upon exchange thereof, subject to certain restrictions and limitations. Any election by the Company with respect to Common Units held by PGI or any other officer or trustee of the Company will be made with the approval of the independent trustees. The Company has not made loans to any entities or persons, including its officers and trustees. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and does not intend to do so. At all times, the Company intends to make investments in such manner as to be consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in the Treasury Regulations), the Board of Trustees with the consent of the holders of the majority of the votes entitled to be cast on such matter, determines that it is no longer in the best interests of the Company to qualify as a REIT.

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
                                   MANAGEMENT

TRUSTEES, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth certain information concerning each of the Company's trustees, executive officers and key employees.

NAME                                     AGE                                     POSITION
-----------------------------------  -----------  -----------------------------------------------------------------------
Michael W. Reschke(1)(2)...........          42   Chairman of the Board, Trustee
Richard S. Curto(1)(3).............          46   President and Chief Executive Officer, Trustee
William M. Karnes..................          52   Executive Vice President and Chief Financial Officer
Jeffrey A. Patterson...............          39   Executive Vice President and Chief Investment Officer
Kevork M. Derderian................          47   President--Office Division
Edward S. Hadesman.................          66   President--Industrial Division
John O. Wilson.....................          39   President--Prime Group Realty Services, Inc.
Donald H. Faloon...................          52   Executive Vice President--Development
Murray J. Alscher..................          42   Senior Vice President--Acquisitions
Steven R. Baron....................          49   Senior Vice President--Marketing and Leasing/CBD Office
Louis G. Conforti..................          33   Senior Vice President--Capital Markets
Philip A. Hoffer...................          48   Senior Vice President--Real Estate Operations
James F. Hoffman...................          36   Senior Vice President--General Counsel and Secretary
Tucker B. Magid....................          32   Senior Vice President--Industrial Development
S. Craig Nardi.....................          34   Senior Vice President--Industrial Marketing and Leasing
Faye I. Oomen......................          49   Senior Vice President--Development and Leasing--Suburban Office
Roy P. Rendino.....................          42   Senior Vice President--Finance and Chief Accounting Officer
Christopher "Kit" J. Sultz.........          32   Senior Vice President--Industrial Operations
Stephen J. Nardi(1)(4).............          68   Trustee
Jacque M. Ducharme(1)(2)...........          49   Independent Trustee
Christopher J. Nassetta(1)(3)......          35   Independent Trustee
Thomas J. Saylak(1)(4).............          38   Independent Trustee
James R. Thompson(1)(4)............          62   Independent Trustee

---------
(1) All trustees have served as trustee since November 17, 1997.

(2) This trustee's term of office expires in 2001.

(3) This trustee's term of office expires in 1999.

(4) This trustee's term of office expires in 2000.

    MICHAEL W. RESCHKE. Michael W. Reschke serves as the Chairman of the Board of Trustees of the Company. Mr. Reschke founded PGI in 1981 and, since that time, has acted as PGI's Chairman and Chief Executive Officer. Mr. Reschke is also Chairman of the Executive Committee of PGI and is Chairman of the Board of Prime Retail, Inc. and Brookdale Living Communities, Inc. and was a member of the Board of Directors of Ambassador Apartments, Inc. (which merged with and into Apartment Investment and Management Company on May 8, 1998). For the last 17 years, Mr. Reschke has directed and managed the acquisition, development, finance, construction, leasing, marketing, renovation and property management activities of PGI. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Roundtable and the Executive Committee of the

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
National Realty Committee and is a full member of the Urban Land Institute. Mr. Reschke also serves on the Board of Visitors of the University of Illinois Law School.

    RICHARD S. CURTO. Richard S. Curto serves as President, Chief Executive Officer and Trustee of the Company. Mr. Curto served as Executive Vice President of PGI from May 1994 to November 1997. After joining PGI, Mr. Curto was responsible for the capital markets transactions and other project-related financings of PGI. From September 1981 to April 1994, Mr. Curto was employed by Kemper Financial Services, a $65 billion money management firm overseeing the activities of the lending and equity investment group related to real property, most recently serving as Senior Vice President. Mr. Curto held various positions with Northwestern Mutual Life Insurance Co. in the Real Estate Department prior to 1981. Mr. Curto is a member of the Urban Land Institute and the National Realty Committee.

    WILLIAM M. KARNES. William M. Karnes serves as Executive Vice President and Chief Financial Officer of the Company. From July 1997 to immediately prior to the IPO, Mr. Karnes was employed by PGI as an Executive Vice President. From April 1996 to June 1997, Mr. Karnes served as Senior Executive Vice President, Finance and Chief Financial Officer of Capstar Hotel Company. From 1994 to April 1996, Mr. Karnes served as Senior Vice President and Chief Financial Officer of Tucker Properties Corporation, a publicly-traded REIT. From 1991 to 1994, Mr. Karnes served as Senior Vice President, Finance and Administration for Banyan Management Corp., a company that provides management services for five public REITs and three master limited partnerships. Prior to that, from 1989 to 1991, Mr. Karnes served as Chief Operating Officer of Miglin-Beitler, Inc., a private real estate development, management and leasing firm.

    JEFFREY A. PATTERSON. Jeffrey A. Patterson serves as Executive Vice President and Chief Investment Officer of the Company. From 1989 to immediately prior to the IPO, Mr. Patterson was Executive Vice President of PGI, with primary responsibility for the acquisition, financing and redevelopment of office and mixed-use properties. Mr. Patterson also was asset manager for PGI's office properties and has provided real estate advisory services for several major institutional investors related to office buildings. Prior to joining PGI, Mr. Patterson served as Director of Development in Tishman Speyer Properties' Chicago office and as a Senior Financial Analyst at the Metropolitan Life Insurance Company's Real Estate Investment Group. Mr. Patterson is an associate member of the Urban Land Institute.

    KEVORK M. DERDERIAN. Kevork M. Derderian serves as President--Office Division of the Company. From 1989 to immediately prior to the IPO, Mr. Derderian was employed by Continental Offices Ltd. ("Continental"), most recently serving as its President and Chief Executive Officer. At Continental, he oversaw all business operations, including office property management, leasing and construction. Continental managed in excess of $650.0 million in properties. Mr. Derderian is a member of the Urban Land Institute and BOMA International and a member of the board of the U.S. Green Buildings Council.

    EDWARD S. HADESMAN. Edward S. Hadesman serves as President--Industrial Division of the Company. In such capacity, Mr. Hadesman is responsible for the acquisition, development, operation of the properties and the management personnel of the Industrial Division. Prior to joining the Company, Mr. Hadesman was the President and Chief Executive of Industrial Building and Development Company ("IBD"), which he formed in 1965. IBD owned, operated, leased and managed in excess of 1.1 million square feet and developed and constructed over
1.6 million square feet, consisting primarily of high quality warehouse, distribution, manufacturing and office buildings. Mr. Hadesman, as founder and President of IBD, personally supervised all aspects of IBD's business, including development, leasing, acquisition and management.

    JOHN O. WILSON. John O. Wilson serves as President--Prime Group Realty Services, Inc. of the Company. From January 1995 to immediately prior to the IPO, Mr. Wilson served as President of PGI's Corporate Real Estate Services department. Over a 15-year period prior to joining PGI, Mr. Wilson served as President and Chief Executive Officer of Realsource, Inc., a regional real estate service firm, which he co-founded in 1981. Mr. Wilson's responsibilities included overseeing all aspects of property marketing, corporate client services and the implementation of management plans. Prior to 1981, Mr. Wilson was an officer in the Chicago office of Cushman & Wakefield. He is a Charter Member of the Chicago Office Leasing Brokers Association and The International Development and Research Council.

    DONALD H. FALOON. Donald H. Faloon serves as Executive Vice President--Development of the Company. From January 1989 to immediately prior to the IPO, Mr. Faloon was employed by PGI in its commercial development activities. Previous responsibilities for PGI included overseeing PGI's Diagonal Mar project in Barcelona, Spain and serving as Executive Project Manager for the 77 West Wacker Drive Building. Prior to joining PGI, Mr. Faloon had 17 years of experience in the management of real estate development at Homart Development Co. and Urban Investment and Development Co.

    MURRAY J. ALSCHER. Murray J. Alscher serves as Senior Vice President--Acquisitions for the Company. From April 1997 to immediately prior to the IPO, Mr. Alscher acted as a consultant to PGI in its acquisition efforts. From November 1996 to April 1997, Mr. Alscher was a self-employed real estate consultant. From May 1983 through November 1996, Mr. Alscher was employed (most recently as Senior Vice President) by Metropolitan Structures, a private real estate investment, development and management company, where he was responsible for investment, development and asset management matters.

    STEVEN R. BARON. Steven R. Baron serves as Senior Vice President--Marketing and Leasing/CBD Office of the Company. From December 1996 to immediately prior to the IPO, Mr. Baron was employed by PGI as Senior Vice President responsible for commercial development and sales at a 2650-acre planned development in Huntley, Illinois. From February 1996 to December 1996, he served as Senior Vice President of Benjamin E. Sherman & Sons, a real estate company, where he oversaw the management portfolio and leasing activity. From February 1994 to December 1995, he was the Managing Director of PM Realty Group's Midwest Division where he oversaw the leasing and management portfolio. From 1988 to 1994, Mr. Baron was employed by PGI as Executive Vice President responsible for the leasing and marketing of the 77 West Wacker Drive Building. Mr. Baron is a licensed real estate broker and is an instructor at Kellogg School of Management where he lectures on commercial real estate development, leasing and marketing.

    LOUIS G. CONFORTI. Louis G. Conforti serves as Senior Vice President--Capital Markets of the Company. In such capacity, Mr. Conforti is responsible for the capital markets activities of the Company. From September, 1997 to May, 1998, Mr. Conforti was an Executive Director of Real Estate Investment Banking for CIBC Oppenheimer Corp. in New York City, and prior to his affiliation with CIBC Oppenheimer, was a Vice President for Alex. Brown & Sons in Baltimore, Maryland from July, 1993 to August, 1997. During his career, Mr. Conforti has been responsible for the business development and underwriting of several billion dollars of privately-placed and publicly-traded real estate transactions. Mr. Conforti is a member of the National Association of Real Estate Investment Trusts and the Urban Land Institute.

    PHILIP A. HOFFER. Philip A. Hoffer serves as Senior Vice President--Real Estate Operations of the Company. From February 1996 to immediately prior to the IPO, Mr. Hoffer was Vice President and Chief Operating Officer of Continental, where he was responsible for all real estate operations including asset management, construction and leasing for the owned and third party portfolio. From 1989 to 1996, Mr. Hoffer served as Chief Operating Officer for Insignia/Frain Camins & Swartchild, where he oversaw third party institutional property management and leasing for 13 million square feet of office, industrial and retail space located in Chicago and Los Angeles. He has over 15 years of experience in real estate development, management, construction and brokerage in Chicago, California and New York. Past responsibilities also include serving as project manager for the 676 North Michigan Avenue Building in Chicago.

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
    JAMES F. HOFFMAN. James F. Hoffman serves as Senior Vice President, General Counsel and Secretary of the Company. From January 1991 to immediately prior to the IPO, Mr. Hoffman served as Assistant General Counsel of PGI. Prior to his employment with PGI, Mr. Hoffman was an associate with the law firm of Mayer, Brown & Platt from September 1987 to December 1990.

    TUCKER B. MAGID. Tucker B. Magid serves as Senior Vice President--Industrial Development of the Company. In such capacity, he is responsible for overseeing the development activities of the industrial division. From 1991 to immediately prior to the IPO, Mr. Magid was Senior Vice President of IBD, where he was responsible for the management, leasing and operations of the approximately 1.2 million square foot industrial portfolio and development of the Motorola Building and Libertyville Business Park. Mr. Magid is a member of the Association of Industrial Real Estate Brokers ("AIREB").

    S. CRAIG NARDI. S. Craig Nardi serves as Senior Vice President--Industrial Marketing and Leasing of the Company. From 1989 to immediately prior to the IPO, Mr. Nardi served as Vice President of Operations of The Nardi Group Ltd., a corporate real estate development firm, and as Executive Vice President of Nardi Asset Management, the property management arm of The Nardi Group Ltd. Prior to joining The Nardi Group Ltd. and Nardi Asset Management, Mr. Nardi worked as a real estate broker in New York City. Mr. Nardi is a member of the International Association of Corporate Real Estate Executives ("NACORE"), the National Association of Industrial and Office Parks ("NAIOP") and the Elmhurst Economic Development Corporation ("EEDC"). Mr. Nardi is the son of Stephen J. Nardi, the Vice Chairman of the Board and a Trustee of the Company.

    FAYE I. OOMEN. Faye I. Oomen serves as Senior Vice President--Development and Leasing-- Suburban Office of the Company. From 1978 to immediately prior to the IPO, Ms. Oomen was employed by Continental, most recently serving as Vice President of Leasing and Construction. She has over 23 years of experience in real estate leasing, marketing and development. At Continental, she negotiated more than 200 leasing transactions for more than 1.5 million square feet of Continental's portfolio, including Continental Towers, Continental Office Plaza, Regency Office Plaza and The Marquette Building. She also was responsible for development and base building construction at One Financial Place and Continental Towers. She has received numerous awards, including being named the 1995 Sun-Times Suburban Property Representative of the Year.

    ROY P. RENDINO. Roy P. Rendino serves as Senior Vice President--Finance and Chief Accounting Officer of the Company. Mr. Rendino joined the Company in April 1998. From January 1998 to April 1998, Mr. Rendino was Executive Vice President--Finance of Ambassador Apartments, Inc., a publicly-traded apartment REIT. From 1986 through December 1997, Mr. Rendino was associated with Deloitte & Touche LLP, where he held positions including Partner and Midwest Director of Real Estate. Mr. Rendino began his career with Coopers and Lybrand in 1978 where he served as a manager in the real estate and construction practices. Mr. Rendino is a certified public accountant and is a member of the Board of Directors of the National Association of Real Estate Companies and the Real Estate Investment Association and is a member of the Real Estate Committee of the American Institute of Certified Public Accountants.

    CHRISTOPHER "KIT" J. SULTZ. Christopher J. Sultz serves as Senior Vice President--Industrial Operations of the Company. From June 1994 to immediately prior to the IPO, Mr. Sultz was employed by PGI in its Industrial Division as Vice President--Asset Management. Prior to joining PGI, Mr. Sultz was employed by Coopers & Lybrand, LLP from August 1991 to June 1994 in its real estate consulting practice. Mr. Sultz is a certified public accountant.

    STEPHEN J. NARDI. Stephen J. Nardi serves as Trustee and Vice Chairman of the Board. For the past thirty-five years Mr. Nardi has served as President and Chief Executive Officer of The Nardi Group Ltd., a corporate real estate development firm which has designed, built and managed millions of square feet of properties throughout the Chicago Metropolitan Area and other parts of the country. Mr. Nardi is a member of the Chicago Real Estate Board, the National Association of Realtors, the Society of Industrial and Office Realtors ("SIOR"), NAIOP and the Urban Land Institute. Mr. Nardi is the father of S. Craig Nardi, the Senior Vice President--Industrial Marketing and Leasing of the Company.

    JACQUE M. DUCHARME. Jacque M. Ducharme serves as a Trustee of the Company. Since 1972, Mr. Ducharme has been employed by Julien J. Studley, Inc., a real estate corporate and tenant services firm, where he currently serves as Senior Executive Vice President and is the Chicago and Midwest Regional Manager. His clients include some of the largest companies in the Chicago Metropolitan Area, including Quaker Oats, Arthur Andersen and First Chicago. Mr. Ducharme is a past president of the Chicago Office Leasing Brokers Association.

    CHRISTOPHER J. NASSETTA. Christopher J. Nassetta serves as a Trustee of the Company. From October 1995 to the present, Mr. Nassetta has acted as the Executive Vice President and Chief Operating Officer of Host Marriott Corporation, where he is responsible for acquisitions, real estate operations, asset management, lodging partnerships and administration and serves on its Executive Committee. From October 1991 through October 1995, Mr. Nassetta served as President of Bailey Capital Corporation, a real estate investment and advisory firm that he co-founded, where he oversaw all operations. Prior to founding Bailey Capital Corporation, Mr. Nassetta was employed by The Oliver Carr Company, a commercial real estate company, for seven years, where he served as Development Director, Vice President and Regional Partner and ultimately Chief Development Officer, as well as serving on its management committee. Mr. Nassetta serves on the McIntire School of Commerce Advisory Board for the University of Virginia.

    THOMAS J. SAYLAK. Thomas J. Saylak serves as a Trustee of the Company. Mr. Saylak is presently a Senior Managing Director of The Blackstone Group and of Blackstone Real Estate Advisors. Since joining Blackstone Real Estate Advisors in 1993, Mr. Saylak's major accomplishments include creating the Interstone Hotel acquisitions joint venture, as well as leading the multi-billion dollar restructurings of two large regional mall owners, Edward J. DeBartolo Corp. and Cadillac Fairview, Inc. Prior to joining Blackstone Real Estate Advisors, from 1987 to 1993, Mr. Saylak was a principal in Trammell Crow Ventures, the investment advisory arm of Trammell Crow Company, a real estate development and management firm, where he completed over $3.0 billion of real estate acquisitions and financings and led the firm's Distressed Portfolio Initiative. Mr. Saylak currently serves as a director of Interstate Hotel Corporation and Cadillac Fairview, Inc. Mr. Saylak also serves on the Executive Committee of the National Realty Committee and is a charter member of The Columbia Real Estate Forum.

    GOVERNOR JAMES R. THOMPSON. James R. Thompson serves as a Trustee of the Company. Governor Thompson is the Chairman of the law firm of Winston & Strawn and has been a partner with the firm since 1991. Prior to joining Winston & Strawn, Governor Thompson served as the Governor of Illinois from 1977 to 1991. Governor Thompson serves on the board of directors of FMC Corporation, the Chicago Board of Trade, Jefferson Smurfit Group (Dublin), International Advisory Council of the Bank of Montreal, Pechiney International, Prime Retail, Inc., Union Pacific Resources Company, Hollinger International, Inc. and American National Can Co. Governor Thompson received his Juris Doctorate degree from the Northwestern University Law School.

COMMITTEES OF THE BOARD OF TRUSTEES

    AUDIT COMMITTEE. The Board of Trustees of the Company has established an Audit Committee consisting of Messrs. Ducharme, Nassetta and Saylak. The Audit Committee makes recommendations concerning the engagement of independent public accountants, review with the independent accountants the plans and results of the audit engagement, approve professional service provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

    EXECUTIVE COMMITTEE. The Board of Trustees of the Company has established an Executive Committee consisting of Messrs. Reschke, Curto and Nardi. The Executive Committee has been granted certain authority to acquire and dispose of real property and to authorize, on behalf of the full Board of Trustees, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company, and, consistent with the Partnership Agreement, to cause the Operating Partnership to take such actions.

    EXECUTIVE COMPENSATION COMMITTEE. The Board of Trustees of the Company has established an Executive Compensation Committee consisting of Messrs. Ducharme, Nassetta and Saylak to determine compensation for the Company's executive officers and to implement and administer the Company's Share Incentive Plan.

    COMMITTEE OF INDEPENDENT TRUSTEES. The Committee of Independent Trustees consists of Messrs. Ducharme, Nassetta, Saylak and Thompson. The Committee of Independent Trustees was established to consider and approve or reject, on behalf of the full Board of Trustees, any proposed transactions between the Company and any of its shareholders, trustees, officers or employees.

    In the period from the Company's IPO through December 31, 1997, no meetings were held by the Audit Committee, Executive Committee, Executive Compensation Committee, or the Committee of Independent Trustees. The Board of Trustees held one meeting during this period on December 10, 1997. All Trustees of the Company attended or participated telephonically in the meeting, except Thomas J. Saylak.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No executive officer of the Company served as a Trustee or member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Executive Compensation Committee, (ii) the Board of Trustees of another entity in which one of the executive officers of such entity served on the Company's Executive Compensation Committee, or
(iii) the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Company's Board of Trustees, during the year ended December 31, 1997. Mr. Reschke is Chairman of the Board of Trustees of the Company. See "Certain Relationships and Related Transactions."

COMPENSATION OF TRUSTEES

    The Company pays its trustees who are not employees of the Company or affiliated with PGI or the Company a fee for their services as trustees. The trustees' annual compensation is $26,000 plus a fee of $1,000 for attendance at each meeting of the Board of Trustees and $500 for attendance at each committee meeting, and the trustees receive reimbursement of all travel and lodging expenses related to their attendance at both board and committee meetings. Each non-employee trustee has also received a grant of options to purchase 5,000 Common Shares under the Company's Share Incentive Plan, which will vest at the rate of 33.3% per year over the next three years commencing on the first anniversary of their date of grant and will have a term of ten years. See "--Share Incentive Plan." Further, the Company entered a consulting agreement with Mr. Nardi, pursuant to which he was granted options for an aggregate of 75,000 Common Shares upon completion of the IPO. Such options will vest at the rate of 33.3% per year over three years commencing on the first anniversary of their date of grant and will have a term of ten years. See "Certain Relationships and Related Transactions--Consulting Agreement with Stephen J. Nardi."

EXECUTIVE COMPENSATION

    Prior to November 17, 1997, the Company did not pay any compensation to its executive officers. The following table sets forth the compensation earned for the period from November 17, 1997 to December 31, 1997 with respect to the Chairman of the Board, the Chief Executive Officer and the four other persons who are the most highly compensated executive officers of the Company.

                                                                                                           LONG-TERM
                                                                                                         COMPENSATION
                                                                                   COMPENSATION             AWARDS
                                                                             ------------------------  -----------------
NAME                                           TITLE                          SALARY(1)      BONUS     OPTIONS/SAR(S)(2)
-----------------------  --------------------------------------------------  -----------  -----------  -----------------
Michael W. Reschke.....  Chairman of the Board of Trustees                    $  15,625           --         175,000

Richard S. Curto.......  President and Chief Executive Officer                $  28,645           --         175,000

William M. Karnes......  Executive Vice President and Chief                   $  20,833           --          70,000

                         Financial Officer

Jeffrey A. Patterson...  Executive Vice President and Chief                   $  20,833           --          85,000

                         Investment Officer

Kevork M. Derderian....  President--Office Division                           $  20,833           --          70,000

Edward S. Hadesman.....  President--Industrial Division                       $  20,833           --          70,000

------------

(1) Annual compensation for each of the six executive officers had the Company been in existence for a full year: Mr. Reschke-- $150,000; Mr. Curto--$275,000; Mr. Karnes--$200,000; Mr. Patterson--$200,000; Mr.
    Derderian--$200,000; and Mr. Hadesman--$200,000.

(2) Granted pursuant to the Share Incentive Plan. See "--Share Incentive Plan."

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with each of the executive officers named in the table above. These agreements provide that the executive officers shall devote substantially all of their business time to the operation of the Company, except Mr. Reschke, who shall only be required to devote such time as he deems necessary to fulfill his duties and obligations to the Company as Chairman of the Board. The agreements establish the initial base salaries set forth in the table above and provide for an initial term of three years, which, in the case of Messrs. Reschke's, Curto's and Hadesman's agreements only, are automatically extended for an additional year after expiration of the initial term and any extension period unless either the Company provides the applicable officer with at least six months prior written notice or the applicable officer provides the Company with at least thirty days prior written notice, that such term shall not be extended. The agreements also contain (i) an agreement not to solicit, attempt to hire or hire any employee or client of the Company or solicit or attempt to lease space to or lease space to any tenant of the Company for two years following termination of employment and
(ii) with the exception of Mr. Derderian's agreement, non-compete provisions restricting the executive officers from developing, acquiring or operating office or industrial properties (within a ten mile radius of any facility of the Company) for two years following termination of employment if the employment is terminated either by the Company for cause or by the executive officer voluntarily (with certain limited exceptions in the case of Mr. Hadesman's agreement).

    The agreements also set forth the potential bonuses to which the executive officers are entitled. In the case of Messrs. Reschke, Curto, Karnes, Patterson and Hadesman, they are each entitled to receive a discretionary bonus based on achievement of such corporate and individual goals and objectives as may be established by the Board of Trustees or its Compensation Committee. In the case of Mr. Derderian, he is entitled to receive a bonus in an amount of up to 100% of his base salary determined pursuant to the following formula: (i) up to 75% of his base salary based upon the extent to which actual Funds from Operations (as defined in his agreement) exceed the projected budget for Funds from Operations and

(ii) up to 25% of his base salary based on achievement of such corporate and individual goals and objectives as may be established by the Board of Trustees or its Compensation Committee.

    If any agreement is terminated by the Company (i) without cause (as defined in the agreements), (ii) by the executive following the occurrence of a "change of control" and a resulting "diminution event" (as defined in the agreements) or
(iii)(a) in the case of Mr. Reschke's agreement, by Mr. Reschke if he is removed as a director of the Company or (b) in the case of Mr. Curto's agreement, by the Company the event of Mr. Curto's disability (as defined in the agreement), the applicable executive shall be entitled to a lump sum termination payment. With respect to Messrs. Reschke and Curto, such payment will be (x) an amount equal to two times their then current annual base salary, if the termination is by the Company without cause or following Mr. Reschke's or Mr. Curto's disability or
(y) an amount equal to two times the applicable average base salary and bonus for the two prior years, if the termination is by Mr. Reschke or Mr. Curto, as the case may be, due to the occurrence of a change of control and diminution event. With respect to each of Mr. Karnes and Mr. Patterson, such payment will be an amount equal to the greater of 100.0% of his then current base salary and 100.0% of his aggregate base salary for the remainder of the term of his employment agreement, if the termination is either by the Company without cause or by the executive due to the occurrence of a change of control and resulting diminution event (or in the case of Mr. Karnes only, a relocation of his office outside the Chicago metropolitan area). With respect to each of Mr. Derderian and Mr. Hadesman, such payment will be (xx) an amount equal to the product of
(A) his then current base salary plus his last annualized bonus multiplied by
(B) a fraction, the numerator of which is the number of days remaining in the term of his employment agreement at the time of termination (but in no event less than 365 in the case of Mr. Derderian's agreement) and the denominator of which is 365, if the termination is by the Company without cause or (yy) an amount equal to the product of two times the sum of his then current base salary plus his last annualized bonus, if the termination is by the executive due to the occurrence of a change of control and resulting diminution event. See "Certain Relationships and Related Transactions." In addition, Mr. Karnes was granted 10,000 Common Shares pursuant to his employment agreement.

SHARE INCENTIVE PLAN

    The Company established a Share Incentive Plan (the "Share Incentive Plan") for the purpose of attracting and retaining trustees, executive officers and other key employees. Each option granted pursuant to the Share Incentive Plan may be designated at the time of grant as either an "incentive share option" or as a "non-qualified share option." The Share Incentive Plan is administered by the Executive Compensation Committee and permits the grant of stock options, stock appreciation rights, restricted stock, restricted units and performance units to officers and other key employees of the Company, its subsidiaries, the Operating Partnership, the Services Company and Company-owned partnerships. The Share Incentive Plan also permits the grant of stock options to nonemployee trustees. Although the Share Incentive Plan permits the Executive Compensation Committee to grant a wide variety of awards, it does not obligate the Executive Compensation Committee to do so. The variety of awards authorized under the Share Incentive Plan is intended to give the Executive Compensation Committee flexibility to adapt the Company's compensation structure to changes in the business and regulatory environment.

    Under the Share Incentive Plan, up to 1.85 million Common Shares may be issued or transferred to Participants. The maximum aggregate number of Common Shares and Share equivalent units that may be subject to awards granted during any calendar year to any one participant under the Share Incentive Plan, regardless of the type of awards, will be 200,000. This limit will apply regardless of whether such compensation is paid in Common Shares or in cash.

    If any award is canceled, terminates, expires or lapses for any reason, any Common Shares subject to such award will again be available for grant under the Share Incentive Plan, except that such Common Shares will still be counted for purposes of the annual individual award limit described above. In the event of any change in capitalization of the Company, such as a share split, or a corporate transaction, such as a merger or consolidation or any reorganization, or any partial or complete liquidation of the Company, an adjustment may be made in the number and class of Common Shares that may be delivered under the Share Incentive Plan, in the number and class of and/or price of Common Shares subject to outstanding awards, and in the annual individual award limit set forth above, as may be determined to be appropriate and equitable by the Executive Compensation Committee to prevent dilution or enlargement of rights.

    The Executive Compensation Committee has been authorized to grant options under the Share Incentive Plan to purchase Common Shares. The Executive Compensation Committee may grant "incentive stock options" (within the meaning of Section 422 of the Code) and/or nonqualified stock options to employees of the Company and its corporate subsidiaries. Other employees, including employees of the Operating Partnership and the Services Company, and nonemployee trustees, may only receive nonqualified stock options. The exercise price of any option will be at least equal to 100% of the fair market value of a Common Share on the date the option is granted. Each option expires no later than the tenth anniversary of the date of grant.

    Immediately following the IPO, the Executive Compensation Committee granted options to purchase Common Shares (the "Initial Grants") to the following key officers and employees of the Company: Michael W. Reschke (175,000); Richard S. Curto (175,000); William M. Karnes (70,000); Jeffrey A. Patterson (85,000); Kevork M. Derderian (70,000); Edward S. Hadesman (70,000); John O. Wilson (30,000); Donald H. Faloon (40,000); Murray J. Alscher (10,000); Philip A. Hoffer (30,000); Steven R. Baron (30,000); Faye I. Oomen (30,000); Tucker B. Magid (22,500); Christopher J. Sultz (22,500); S. Craig Nardi (20,000); James F. Hoffman (18,000); and certain other employees (167,500, of which 100,000 have been subsequently terminated).

    In addition, on March 6, 1998, the Company made additional grants of options to purchase 12,000 Common Shares to James F. Hoffman and grants of options to purchase an aggregate of 17,500 Common Shares to certain other employees ("March Grants"). On April 23, 1998, the Company made a grant of options to purchase 22,500 Common Shares to Roy P. Rendino, 50,000 to Louis G. Conforti (such grant effective upon commencement of his employment on June 1, 1998), and grants of options to purchase an aggregate of 5,000 Common Shares to another employee (the "April Grants"). On May 22, 1998, the Company made a grant of options to purchase an aggregate of 5,000 Common Shares to two employees (the "May Grants"). The March, April, May and Initial Grants are collectively referred to as the "Grants." 5,000 of the March Grants and 2,500 of the May Grants have been terminated.

    The Initial Grants will vest, subject to certain conditions being met, at a rate of 33.3% per year on November 17, 1998, November 17, 1999 and November 17, 2000 and will have terms of ten years. The exercise price of the options issued pursuant to the Initial Grants is $20.00, which represents the initial public offering price of the Common Shares. The March, April and May Grants will vest at a rate of 33.3% per year on each annual anniversary of their grant and will have terms of ten years. The exercise price of the options issued pursuant to the March Grants is $20.125, the closing price of the Common Shares on the NYSE on March 5, 1998; the exercise price of the options issued to Roy P. Rendino pursuant to the April Grants is $21.00, the closing price of the Common Shares on the NYSE on April 22, 1998; the exercise price of the options issued to Louis
G. Conforti pursuant to the April Grants is $20.50, the closing price of the Common Shares on the NYSE on May 29, 1998; the exercise price of the options issued to another employee pursuant to the April Grants is $20.63, the closing price of the Common Shares on April 28, 1998; and the exercise price of the options issued pursuant to the May Grants is $20.44, the closing price of the Common Shares on the NYSE on May 21, 1998. The exercise price for any option is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of Common Shares.

    All unvested Options held by an optionee will automatically be forfeited if the optionee leaves employment for any reason other than the optionee's death or disability on or after the first anniversary of their date of grant. Upon a "change in control" (as defined in the Share Incentive Plan), all unvested

Options will vest. The rights of any participants to exercise an option may not be transferred in any way other than by will or applicable laws of descent and distribution.

    The Share Incentive Plan terminates ten years from the date the plan was adopted by the Board of Trustees (November 17, 2007).

    The Executive Compensation Committee has also granted options for an aggregate of 5,000 Common Shares to each of its Independent Trustees, and 75,000 Common Shares to Mr. Nardi pursuant to his consulting agreement, that will vest at the rate of 33.3% per year over three years commencing on the first anniversary of their date of grant and will have a term of ten years. The exercise price of these options is $20.00, the initial public offering price of the Common Shares. The exercise price for any of these options will generally be payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of Common Shares.

    The following table contains information concerning options granted during the 1997 fiscal year to the Chairman of the Board and each of the named executive officers under the Company's Share Incentive Plan. The table also lists potential realizable values of such options if the Common Shares appreciate at compounded annual rates of 5.0% and 10.0% over the life of the options. The 5.0% and 10.0% rates of appreciation based on the grant date price of $20.00 per share (based on the IPO) are required to be disclosed by the rules of the Commission and are not intended to forecast potential future appreciation, if any, in the price of the Common Shares. The Company did not use an alternative present value formula permitted by the Commission because, in the Company's view, potential future unknown or volatile factors result in there being no such formula that can determine with reasonable accuracy the present value of such option grants.

                             OPTION GRANTS IN 1997

                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                              NUMBER OF     PERCENT OF                                 ANNUAL RATES OF
                                             SECURITIES    TOTAL OPTIONS                                 SHARE PRICE
                                             UNDERLYING     GRANTED TO      EXERCISE                   APPRECIATION FOR
                                               OPTIONS     EMPLOYEES IN      OR BASE                    OPTION TERM(2)
                                               GRANTED      FISCAL YEAR       PRICE     EXPIRATION   --------------------
                                               (#)(1)          1997%        PER SHARE      DATE         5%         10%
                                             -----------  ---------------  -----------  -----------  ---------  ---------
                                                                                                        (IN THOUSANDS)
Michael W. Reschke.........................     175,000           15.7      $   20.00     11/17/07   $   2,202  $   5,577
Richard S. Curto...........................     175,000           15.7          20.00     11/17/07       2,202      5,577
William M. Karnes..........................      70,000            6.3          20.00     11/17/07         881      2,231
Jeffrey A. Patterson.......................      85,000            7.6          20.00     11/17/07       1,069      2,709
Kevork M. Derderian........................      70,000            6.3          20.00     11/17/07         881      2,231
Edward S. Hadesman.........................      70,000            6.3          20.00     11/17/07         881      2,231

---------

(1) The options granted will vest in three equal installments on November 17, 1998, November 17, 1999 and November 17, 2000.

(2) The potential realizable value is reported net of the option price, but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5.0% and 10.0% only from the date of grant to the expiration date of the option.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Company's named executive officers concerning options held as of December 31, 1997. No options were exercisable by the named executive officers during 1997.

                                                                                           VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED            IN-THE-MONEY
                                                               OPTIONS AT 12/31/97         OPTIONS AT 12/31/97
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Michael W. Reschke........................................          --        175,000           --    $         0
Richard S. Curto..........................................          --        175,000           --              0
William M. Karnes.........................................          --         70,000           --              0
Jeffrey A. Patterson......................................          --         85,000           --              0
Kevork M. Derderian.......................................          --         70,000           --              0
Edward S. Hadesman........................................          --         70,000           --              0

INDEMNIFICATION OF TRUSTEES AND OFFICERS

    The Declaration of Trust contains a provision permitted under Maryland law eliminating (with limited exceptions) each trustee's personal liability for monetary damages for breach of any duty as a trustee. In addition, the Declaration of Trust and Bylaws authorize the Company to indemnify its present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. Maryland law provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against expenses, judgments, fines and amounts paid in settlement, is mandatory in certain circumstances and permissive in others, subject to authorization by the Board of Trustees.

    The Company has entered into indemnification agreements with each of the Company's trustees and certain of its executive officers. The indemnification agreements require, among other things, that the Company indemnify such trustees and officers to the fullest extent permitted by law, and advance to the trustees and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also must indemnify and advance all expenses incurred by trustees and officers seeking to enforce their rights under the indemnification agreements and cover trustees and officers under the Company's trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Declaration of Trust and Bylaws, it provides greater assurance to trustees and officers that indemnification will be available, because as a contract, it cannot be unilaterally modified by the Board of Trustees or by the shareholders to eliminate the rights it provides.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                     STRUCTURE AND FORMATION OF THE COMPANY

    The Company was formed on July 21, 1997. The Operating Partnership and the Services Company were formed in March 1997.

FORMATION TRANSACTIONS

    Prior to or simultaneous with the completion of the IPO, the Company, the Operating Partnership, the Services Company, the NAC General Partner and the Limited Partners engaged in the Formation Transactions which were designed to enable the Company to continue and expand the office and industrial real estate operations of PGI, consolidate the ownership interests in the Properties and the office and industrial development, leasing and property management business of PGI, facilitate the IPO, enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable period ending December 31, 1997, and preserve certain tax advantages for the existing owners of the Properties.

    The Formation Transactions included the following, which occurred in connection with the IPO:

    - Concurrently with the IPO, the Company issued and sold 2.0 million Convertible Preferred Shares to Security Capital Preferred Growth pursuant to the Convertible Preferred Share Offering. The Company contributed the $39.6 million of net proceeds from the Convertible Preferred Share Offering (after the deduction of the related transaction costs and expenses.) The Company used $272.0 million of aggregate net proceeds from the IPO and the Convertible Preferred Share Offering (after the deduction of underwriting discounts and commissions and costs and expenses incurred in connection with the Formation Transactions, the IPO and the Convertible Preferred Share Offering) to acquire 12,980,000 GP Common Units and 2,000,000 Preferred Units of the Operating Partnership. The Company is the managing general partner of the Operating Partnership. See "Partnership Agreement--Distributions" and "Description of Shares of Beneficial Interest--Convertible Preferred Shares" and "--Common Shares."

    - PGI contributed to the Operating Partnership (i) its ownership interests in the Property Partnerships that own the Predecessor Properties and Prime Contribution Properties, (ii) its rights to purchase the subordinate mortgage encumbering the Property Partnership that owns the 77 West Wacker Drive Building from certain third-party lenders and its rights to acquire certain third parties' ownership interests in the Property Partnerships that own the Predecessor Properties and (iii) substantially all of its assets and liabilities relating to its office and industrial development, leasing and management business. The foregoing assets had an aggregate deficit book value of approximately $34.0 million (as determined at November 16, 1997 in accordance with GAAP). In exchange, PGI received 3,465,000 Common Units (with an aggregate value of $69.3 million). As described below, PGI contributed 3,375,000 of such Common Units to the Primestone Joint Venture, resulting in the direct ownership by PGI of a then 0.4% limited partnership interest in the Operating Partnership as of December 31, 1997. The Operating Partnership reimbursed PGI for, approximately $6.5 million of expenses incurred by it in connection with the Formation Transactions and the IPO. In addition, Mr. Patterson contributed his interest in the assets of the office and industrial division of PGI. In exchange, Mr. Patterson received 110,000 Common Units, then representing approximately a 0.5% limited partnership interest in the Operating Partnership as of December 31, 1997.

    - The NAC Contributors contributed the NAC Properties to the Operating Partnership. In exchange, the NAC Contributors received 927,100 GP Common Units, then representing a 3.9% general partnership interest in the Operating Partnership as of December 31, 1997 (with an aggregate value of $18.5 million). In addition, the Operating Partnership paid the NAC Contributors approximately $14.9 million in cash.

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    - The IBD Contributors contributed to the Operating Partnership their ownership interests in the IBD Properties in exchange for 922,317 Common Units then representing a 3.9% limited partnership interest in the Operating Partnership as of December 31, 1997 (with an aggregate value of $18.4 million). In addition, the Operating Partnership paid the IBD Contributors approximately $0.9 million in cash and assumed approximately $10.4 million in debt ($4.0 million payable to one of the IBD Contributors).

    - PGI, BRE/Primestone Investment L.L.C., a Delaware limited liability company, and BRE/Primestone Management Investment L.L.C., a Delaware limited liability company (each of which is an affiliate of Blackstone), formed the Primestone Joint Venture to invest in LP Common Units. To capitalize the Primestone Joint Venture, PGI contributed to the Primestone Joint Venture 3,375,000 of the Common Units it received in exchange for its contributions to the Operating Partnership. Blackstone contributed $45.0 million in cash to the Primestone Joint Venture. In exchange for such capital contributions, PGI received a 60.0% interest and Blackstone received a 40.0% interest. Simultaneously with the other Formation Transactions, the Primestone Joint Venture also borrowed $40.0 million and used the proceeds of such loan and the cash contributed by Blackstone to purchase 4,569,893 LP Common Units from the Operating Partnership, at $18.60 per Common Unit, representing the per share IPO price of the Common Shares, net of an amount equal to the underwriting discount and certain other fees applicable to the Common Shares offered in the IPO. As a result, the Primestone Joint Venture owns, in the aggregate, 7,944,893 Common Units, representing a 34.2% limited partnership interest in the Operating Partnership as of December 31, 1997. In connection with the purchase of the LP Common Units, Blackstone designated Mr. Saylak to be elected as one of the Company's trustees. See "Certain Relationships and Related Transactions--The Primestone Joint Venture."

    - The Operating Partnership borrowed $83.5 million under the New Mortgage Notes that are secured by all of the Contribution Properties and certain of the IPO Properties. The Company executed a definitive loan agreement with PSCC, an affiliate of Prudential Securities Incorporated, to provide a New Mortgage Note financing for a 90-day term, convertible at the option of the Company into a seven-year term, subject to certain conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--New Mortgage Notes."

    - The Operating Partnership repaid third-party lenders approximately $242.1 million (including prepayment fees) of obligations of the Property Partnerships or indebtedness encumbering the Properties.

    - The Operating Partnership utilized the Credit Facility to replace the outstanding letters of credit which secure the payment of principal and interest on the $74.5 million of certain Tax-Exempt Bonds. Upon such replacement of the outstanding letters of credit, PGI received the return of approximately $15.0 million of cash and $7.2 million of certain securities previously pledged by PGI as additional collateral to secure certain of its guarantee obligations in connection with the existing letters of credit.

    - The Operating Partnership paid approximately $40.4 million to acquire the Acquisition Properties and approximately $5.2 million to acquire the Continental Management Business from third parties. The purchase price for the Acquisition Properties and the Continental Management Business were in each case negotiated in arm's-length transactions with third parties based on a multiple of the net operating income of each of the Acquisition Properties and the Continental Management Business, respectively.

    - The Operating Partnership contributed the Continental Management Business, the health club facility located in the 77 West Wacker Drive Building and the office and industrial development, leasing and property management business of PGI to the Services Company in exchange for

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      (i) 100% of the Preferred Stock of the Services Company and (ii) the Note.
      Messrs. Reschke and Curto contributed an aggregate of $50,000 for 100% of the Services Company's voting common stock. The Operating Partnership is expected to receive approximately 95.0% of the economic benefits of the operations of the Services Company by virtue of payments on the Note and distributions in respect of its ownership of the Preferred Stock.

    As a result of the foregoing transactions, the Company acquired 12,980,000 Common Units and 2.0 million Preferred Units. The NAC General Partner owns 927,100 Common Units, the Primestone Joint Venture owns 7,944,893 Common Units, the IBD Contributors own 922,317 Common Units, Mr. Patterson owns 110,000 Common Units and PGI owns 90,000 Common Units. The Company is the managing general partner and retains management control over the Operating Partnership.

    Pursuant to the Partnership Agreement and subject to certain conditions, each Common Unit held by a Limited Partner may be exchanged for one Common Share or, at the option of the Company, cash equal to the fair market value of a Common Share at the time of exchange. However, neither PGI nor the Contributors may exchange any Common Units for Common Shares if actual or constructive ownership of such Common Shares would violate the Ownership Limit with respect to the Common Shares. See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer."

    The Limited Partners have agreed not to exchange their Common Units for Common Shares if, upon such exchange, the Operating Partnership will cease to qualify as a partnership for federal income tax purposes or the Company will not continue to qualify as a REIT.

REASONS FOR THE ORGANIZATION OF THE COMPANY

    The Company believes that the benefits of the Formation Transactions outweighed the detriments to the Company. The benefits of the Company's REIT status and structure include the following:

    - ACCESS TO CAPITAL. The Company's structure, in the Company's judgment, provides it with greater access to capital for refinancing and growth. Sources of capital include the Common Shares sold in the IPO and the Private Placement, the Redeemable Preferred Shares sold in the Redeemable Preferred Share Offering and possible future issuances of debt or equity through public offerings or private placements. The financial strength of the Company should enable it to obtain financing at better rates and on better terms than would otherwise be available to the Property Partnerships, some of which are single asset entities.

    - GROWTH OF THE COMPANY. The Company's structure allows shareholders, and the Limited Partners through their ownership of Common Units, an opportunity to participate in the growth of the real estate market through an ongoing business enterprise. In addition to the existing portfolio of Properties, the Company gives shareholders and the Limited Partners an interest in all future development by the Company and in the office and industrial development, leasing and property management business that was contributed by the Company to the Services Company.

    - LIQUIDITY. The equity interests in the Property Partnerships are typically not marketable. The Company's structure allows shareholders, and the Limited Partners, the opportunity to liquidate their capital investment through the disposition of Common Shares or Common Units. Pursuant to the Partnership Agreement and subject to certain conditions, each LP Common Unit held by the Limited Partners may be exchanged for one Common Share (subject to adjustment) or, at the option of the Company, cash equal to the fair market value of a Common Share at the time of exchange. However, the Limited Partners have agreed not to exchange any LP Common Units for Common Shares if actual or constructive ownership of such Common Shares would violate the Ownership Limit with respect to the Common Shares. See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer." Further, the Limited Partners have agreed not to, among other things, sell or exchange any Common Units, without the consent of Prudential

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      Securities Incorporated, on behalf of the underwriters for the IPO, for their respective Holding Periods.

    - TAX DEFERRAL. The Formation Transactions provided to the Limited Partners and the NAC General Partner the opportunity to defer the tax consequences that would arise from a sale or contribution of their interests in the Properties and other assets to the Company or to a third party.

COMPARISON OF COMMON SHARES AND COMMON UNITS

    Conducting the Company's operations through the Operating Partnership allows the Limited Partners and the NAC General Partner to defer certain tax consequences by contributing their interests in Properties to the Operating Partnership and also offers favorable methods of accessing capital markets and acquiring additional properties. Common Units in the Operating Partnership will be held by the Limited Partners, the NAC General Partner and the Company. Each Common Unit was designed to result in a distribution per Common Unit equal to a distribution per Common Share (assuming the Company distributes to its shareholders all amounts it receives as distributions from the Operating Partnership). Distributions in respect of the Common Shares and Common Units are not permitted unless all current and any accumulated distributions in respect of the Convertible Preferred Shares and Preferred Units, respectively, have been paid in full. Pursuant to the Partnership Agreement and subject to certain conditions, each Common Unit held by the Limited Partners may be exchanged for one Common Share (subject to adjustment) or, at the option of the Company, cash equal to the fair market value of a Common Share at the time of exchange. However, the Limited Partners may not exchange any Common Units for Common Shares if actual or constructive ownership of such Common Shares would violate the Ownership Limit with respect to the Common Shares. See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer." The Limited Partners have agreed not to, among other things, sell or exchange any Common Units, without the consent of Prudential Securities Incorporated, on behalf of the underwriters for the IPO, for the applicable Holding Periods.

    There are, however, certain differences between the ownership of Common Shares and Common Units, including:

    - VOTING RIGHTS. Holders of Common Shares elect the Board of Trustees of the Company, which, as the general partner of the Operating Partnership, controls the business of the Operating Partnership. Holders of Common Units may not elect trustees of the Company.

    - TRANSFERABILITY. The Common Shares sold in the IPO are freely transferable under the Securities Act by holders who are not affiliates of the Company or the Underwriters. The Common Units and the Common Shares for which they are exchangeable are subject to transfer restrictions under applicable securities laws and under the Partnership Agreement, including the required consent of the general partners to the admission of any new limited partner. See "Shares Eligible for Future Sale" for a description of the Registration Rights Agreement applicable to holders of Common Units.

    - DISTRIBUTIONS. Because the relative tax bases of the contributions by the public investors and the Limited Partners are expected to be different, it is possible that the public investors' distribution will include a return of capital that exceeds that of the Limited Partners. See "Certain Federal Income Tax Considerations."

ADVANTAGES AND DISADVANTAGES OF THE FORMATION TRANSACTIONS TO UNAFFILIATED
  SHAREHOLDERS

    The potential advantages of the Formation Transactions to unaffiliated shareholders of the Company included their ability to participate, through ownership of the Company, in the cash flow of the Properties and all future office and industrial property acquisitions and developments by the Company. The potential

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disadvantages of such transactions to unaffiliated shareholders of the Company may be several, including the impact of shares available for future sale.

FORMATION OF THE SERVICES COMPANY

    The Services Company was formed in March 1997 under the laws of the state of Maryland to succeed to the office and industrial property management, leasing and corporate advisory services business of PGI. Messrs. Reschke and Curto together own 100% of the voting common stock of the Services Company, for which they are obligated to contribute an aggregate of $50,000. The Operating Partnership owns 100.0% of the Preferred Stock of the Services Company and the
Note issued by the Services Company in the principal amount of approximately $4.8 million. The Preferred Stock of the Services Company has a dividend rate of 8.5%, pays dividends on a cumulative and participating basis, and is not redeemable by the Services Company or convertible into other securities of the Services Company. The ownership structure of the Services Company is necessary to permit the Company to share in the Service Company's income and also maintain its status as a REIT for federal income tax purposes. Although the Company anticipates that it will receive substantially all of the economic benefit of the business carried on by the Services Company (by virtue of the Company's right to receive (i) dividends through the Operating Partnership's investment in the Preferred Stock and (ii) interest payments on the Note held by the Operating Partnership), the Company will not be able to elect the Services Company's officers or directors and, consequently, will not have the ability to control the operations of the Services Company. The Operating Partnership and the Services Company entered the Management Contracts in connection with the Formation Transactions pursuant to which the Services Company will render development, leasing and property management services for third parties. See "Risk Factors--Managed Property Business and Non-REIT Services--Lack of Control Over the Services Company," "The Company" and "Certain Relationships and Related Transactions."

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
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In addition to the Formation Transactions which are described in the section entitled "Structure and Formation of the Company," the following transactions occurred simultaneously with or prior to the completion of the IPO.

FORMATION AGREEMENT

    Concurrently with the completion of the IPO on November 17, 1997 and pursuant to the Formation Agreement, PGI contributed to the Operating Partnership, subject to certain liabilities, (i) all of its ownership interests in the Prime Properties and the Prime Contribution Properties, (ii) its rights to purchase the subordinate mortgage encumbering the Property Partnership that owns the 77 West Wacker Drive Building from certain third-party lenders and its rights to acquire certain third parties' ownership interests in the Property Partnerships that own the Prime Properties and (iii) substantially all of the assets and liabilities relating to its office and industrial development, leasing and management business in exchange for an aggregate of 3,465,000 Common Units, then representing a 15.5% limited partnership interest in the Operating Partnership (with an aggregate value of approximately $69.3 million). The Formation Agreement also contains representations and warranties to the Operating Partnership concerning the operation of the Prime Properties and environmental matters and certain other covenants, representations and warranties customarily found in real estate purchase agreements. Claims for indemnification for any breach by PGI under the Formation Agreement can be made by the Company for two years from the completion of the IPO. In the event of any such breach by PGI, the Company's recovery will be limited to the value of the Common Units received by PGI in the Formation Transactions. See "Risk Factors--Conflicts of Interest."

PARTNERSHIP AGREEMENT

    On November 17, 1997, the Company, the NAC General Partner and the Limited Partners entered into the Partnership Agreement which sets forth the terms of such partnership and established the Company as the managing general partner of the Operating Partnership with primary responsibility and discretion in the management and control of the Operating Partnership. For a summary description of the Partnership Agreement, see "Partnership Agreement."

EXCHANGE RIGHTS AND REGISTRATION RIGHTS

    For a description of certain exchange and registration rights held by the Limited Partners, see "Partnership Agreement--Limited Partner Exchange Rights and Registration Rights."

THE PRIMESTONE JOINT VENTURE

    On November 17, 1997, pursuant to a contribution agreement relating to the Primestone Joint Venture and immediately following the IPO, PGI contributed to the Primestone Joint Venture 3,375,000 of the Common Units it received in exchange for its contributions to the Operating Partnership. Blackstone contributed $45.0 million in cash to the Primestone Joint Venture. In exchange, PGI received a 60.0% interest, and Blackstone received a 40.0% interest in the Primestone Joint Venture. Simultaneously with the other Formation Transactions, the Primestone Joint Venture also borrowed $40.0 million from a financial institution and used such loan proceeds together with the $45.0 million contributed by Blackstone to purchase 4,569,893 Common Units from the Operating Partnership, at a price per Common Unit equal to $18.60, representing the per share IPO price of the Common Shares, net of an amount equal to the underwriting discounts and certain other fees applicable to the Common Shares. As a result, the Primestone Joint Venture owns, in the aggregate, 7,944,893 Common Units. PSCC, an affiliate of Prudential Securities Incorporated, made the $40.0 million loan to the Primestone Joint Venture, which loan is secured by all of the Common Units held by the Primestone Joint Venture. In connection with the

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
purchase of the Common Units, Blackstone designated Mr. Saylak to be elected one of the Company's trustees. Blackstone has the right after 30 months following the completion of the IPO, or earlier under certain circumstances, to require PGI or the Primestone Joint Venture to purchase or redeem Blackstone's interest in the Primestone Joint Venture. After 30 months following the completion of the IPO, or earlier upon the occurrence of certain events, PGI may require Blackstone to sell its interests in the Primestone Joint Venture to PGI or the Primestone Joint Venture. Up to 50.0% of the price payable upon the exercise of PGI's call right may, under certain circumstances, be made by the delivery of Common Units or Common Shares. After three years following the completion of the IPO or a Change in Control Event (as defined in the agreement forming the Primestone Joint Venture), either PGI or Blackstone may withdraw from Primestone and require a pro rata distribution of such party's respective interest.

    The Company has granted the Primestone Joint Venture registration rights for the Common Shares it receives from exchanging Common Units. Blackstone, and PGI with the consent of Blackstone, were permitted, under the agreement forming the Primestone Joint Venture, to pledge their interests in the Primestone Joint Venture to PSCC, an affiliate of Prudential Securities Incorporated and the third-party lender to the Primestone Joint Venture, may become a partner in the Primestone Joint Venture, in the event of a default under the respective loan documents and upon the foreclosure of such pledge and assumption of certain obligations, with all the rights of the party to whose interest it has succeeded.

IBD CONTRIBUTION AGREEMENT

    The IBD Contributors and PGI entered the IBD Contribution Agreement pursuant to which the IBD Contributors contributed to the Operating Partnership their interests in the IBD Contribution Properties. In exchange, the IBD Contributors received an aggregate of 922,317 Common Units of limited partnership interest and cash of approximately $0.9 million and a mortgage note receivable of approximately $4.0 million. Pursuant to the IBD Contribution Agreement, certain of the IBD Contributors elected to have a portion of the Common Units they received in the foregoing exchange subject to an arrangement pursuant to which upon the earlier of (i) the exchange of the subject Common Units for Common Shares and sale thereof by the holder not earlier than two years following the completion of the IPO or (ii) the third anniversary date of the completion of the IPO, either (x) PGI shall transfer to such holder an amount in cash or Common Units (based on the then current market price) equal to the excess, if any, of an annual pre-tax return of 16.8% on the subject Common Units to the date of transfer over the actual return on such Common Units during such period or (y) such holder shall transfer to PGI an amount in cash or Common Units (based on the then current market price) equal to the excess, if any, of the actual return on such Common Units over an annual pre-tax return of 19.8% on such Common Units.

NAC CONTRIBUTION AGREEMENT; PUT OPTION AGREEMENT

    The NAC Contributors, PGI, the Company and the Operating Partnership entered the NAC Contribution Agreement pursuant to which the NAC Contributors contributed to the Operating Partnership their interests in the NAC Contribution Properties. In exchange, the NAC Contributors received 927,100 GP Common Units and cash of $14.9 million. All of the GP Common Units are held by the NAC General Partner.

    On or after August 17, 1999 pursuant to a certain Put Option Agreement, the NAC General Partner will have the right to cause the Operating Partnership and the Company to purchase for cash at least 50.0% of the NAC General Partner's GP Common Units at a price per Common Unit equal to 95.0% of the then current per share market value of the Common Shares. Further, on or after July 17, 2000 the NAC General Partner shall have the right to cause the Operating Partnership and the Company to purchase for cash all, but not less than all, of the NAC General Partner's then-remaining GP Common Units at a price per Common Unit equal to 95.0% of the then current per share market value of the Common Shares.

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TAX INDEMNIFICATION AGREEMENTS

    The Operating Partnership entered a tax indemnification agreement with certain principals of the IBD Contributors pursuant to which the Operating Partnership is required to indemnify such principals of the IBD Contributors for, among other things, income or gain which they might realize upon the refinancing or sale by the Operating Partnership of the Properties they contributed. Under the terms of such agreement, the Operating Partnership will indemnify such principals of the IBD Contributors for certain tax liabilities based on income or gain which such a principal is required to include in its gross income for federal or state income tax purposes. The percentage of the tax liabilities which the Operating Partnership is required to indemnify is 100% for the taxable years ending on or before December 31, 1998, and declines by 10.0% each year thereafter until December 31, 2007. The Operating Partnership is not required to indemnify the IBD Contributors for income or gain realized by them after the taxable year ended December 31, 2007. PGI has entered an agreement with the Operating Partnership pursuant to which PGI has agreed to indemnify the Operating Partnership for any amounts paid by the Operating Partnership to the IBD Contributors pursuant to such agreement; provided, that PGI shall be liable to the Operating Partnership for such amounts only to the extent that the Operating Partnership used its best efforts to avoid such tax liability (including exploring the opportunity for a tax-free exchange under Section 1031 of the Code for the transaction that gave rise to the obligation under such agreement).

    The Operating Partnership has also entered a tax indemnification agreement with certain principals of the NAC Contributors, pursuant to which the Operating Partnership is required to indemnify such principals of the NAC Contributors for, among other things, income or gain which they might realize upon the refinancing or sale by the Operating Partnership of the NAC Properties. Under the terms of such agreement, the Operating Partnership will indemnify such principals of the NAC Contributors for certain tax liabilities based on income or gain which such a principal is required to include in its gross income for federal, applicable state and certain local income tax purposes. The Operating Partnership is not required to indemnify the NAC Contributors for income or gain realized by them for any taxable year beginning after the tenth anniversary of the date upon which the NAC General Partner is no longer a general partner in the Operating Partnership. PGI has also entered an agreement with the Operating Partnership pursuant to which PGI has agreed to indemnify the Operating Partnership for any amounts paid by the Operating Partnership to such principals of the NAC Contributors pursuant to such agreement; provided, that PGI shall be liable to the Operating Partnership for such amounts only to the extent that the Operating Partnership used its best efforts to avoid such tax liability (including exploring the opportunity for a tax-free exchange under Section 1031 of the Code for the transaction that gave rise to the obligation under such agreement).

NON-COMPETE AGREEMENT AMONG THE COMPANY, PGI AND MICHAEL W. RESCHKE

    On November 17, 1997, the Company, PGI and Michael W. Reschke, Chairman of the Board and a Trustee of the Company, entered a Non-Compete Agreement that provides that, so long as PGI and/or its affiliates own a 5.0% or greater economic interest in the Company or Mr. Reschke is Chairman of the Board of the Company, neither Mr. Reschke nor PGI (including its affiliates) will own, acquire or manage office or industrial properties (except any ownership resulting from foreclosure of indebtedness). Excluded from the foregoing restrictions are (i) any interest in the Company or the Operating Partnership,
(ii) all properties in which PGI had an interest prior to the Formation Transactions and (iii) PGI's or Mr. Reschke's ownership of less than 5.0% of any class of securities listed on a national securities exchange or on the Nasdaq National Market. In addition, PGI and Mr. Reschke are not be prohibited from providing debt or lease financing for properties similar to the properties owned or managed by the Company or from acquiring any preferred equity position in any owner or lessee of any such type of properties.

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
CONSULTING AGREEMENT WITH STEPHEN J. NARDI

    On November 17, 1997, the Company also entered into a consulting agreement with Stephen J. Nardi, a Trustee of the Company. The consulting agreement has a term of two years and requires Mr. Nardi to devote substantially all of his time and energy to performing consulting services on behalf of the Company. In addition to the initial base fee of $200,000 per annum, Mr. Nardi is entitled to receive additional incentive compensation in an amount up to 100% of his base fee based on achievement of such corporate and individual goals and objectives as may be established by the Board of Trustees or its Compensation Committee. The consulting agreement contains non-compete provisions restricting Mr. Nardi from developing, acquiring or operating office or industrial properties for two years following termination of the consulting agreement. In addition, Pursuant to the consulting agreement, the Compensation Committee has granted Mr. Nardi 75,000 options to purchase Common Shares.

OPTION TO PURCHASE AND RIGHT OF FIRST OFFER

    Following the consummation of the Formation Transactions and the completion of the IPO, the Company obtained a ten-year option to purchase a property at 300 North LaSalle in the Chicago CBD from PGI. 300 North LaSalle contains approximately 58,000 square feet suitable for development. In addition, the Company has an option to purchase the property at 95.0% of the then fair market value of the property.

    The Company also obtained a 15-year right of first offer to develop (or develop and acquire an ownership interest in) all or any portion of approximately 360 acres of undeveloped office and industrial land in Huntley, Illinois. The right of first offer applies to the extent that PGI determines that such parcel shall be utilized for the construction of an office or industrial facility to be owned and leased to third parties by PGI or held by PGI for sale to a third party. The site is subject to a participation interest held by an unaffiliated third-party lender.

    The foregoing option and right of first offer may be exercised only with the approval of the Company's independent trustees.

PATTERSON CONTRIBUTION AGREEMENT

    Jeffrey A. Patterson, Executive Vice President and Chief Investment Officer of the Company, and PGI entered a contribution agreement pursuant to which Mr. Patterson agreed to contribute his interests in the assets of the office and industrial division of PGI to the Operating Partnership in exchange for 110,000 Common Units, which contribution and exchange was completed on November 17, 1997.

LEASES WITH PGI AFFILIATES

    Certain entities in which PGI has a controlling ownership interest have leased space in the 77 West Wacker Drive Building. These entities include (i) Brookdale Living Communities, Inc., which is leasing approximately 22,600 square feet for five years, pursuant to a lease which commenced October 1, 1997 and
(ii) The Prime Group, Inc., which is leasing approximately 22,600 square feet for five years, pursuant to a lease which commenced on November 1, 1997. These leases each contain standard market rental terms.

SALE OF COMMON SHARES TO MR. RESCHKE

    Prior to the IPO, the Company sold 100 unregistered Common Shares to Michael
W. Reschke for $10 per share, or an aggregate consideration of $1,000. Such Common Shares were purchased by Mr. Reschke solely to facilitate the organization of the Company. Upon completion of the IPO, all of the shares so acquired by Mr. Reschke were redeemed by the Company for an aggregate redemption price of $1,000.

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
OTHER TRANSACTIONS

    PGI has in the past provided asset and property management, leasing, acquisition, renovation, development, construction management, legal and administrative services for the Property Partnerships owning certain of the Properties. PGI received fees relating to these services in the amounts of $1.4 million, $2.1 million, $2.3 million and $2.7 million for the six months ended June 30, 1997, for the period from January 1, 1997 through November 16, 1997 and for the years ended December 31, 1996 and 1995, respectively. Following the IPO, all such services with respect to the Properties will be performed by personnel of the Company.

    The Operating Partnership paid on behalf of PGI, or reimbursed PGI, for approximately $6.5 million of expenses incurred in connection with the Formation Transactions and the IPO.

    The Company is aware of contamination at certain of the Industrial Properties. PGI has contractually agreed to retain liability for, and indemnify the Company for, environmental costs with regard to these Properties. See "Business and Properties--Government Regulations--Environmental Matters."

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
                             PARTNERSHIP AGREEMENT

    The following summary of the Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. (as amended, the "Partnership Agreement"), and the descriptions of certain provisions set forth elsewhere in this Prospectus, are qualified in their entirety by reference to the Partnership Agreement, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

MANAGEMENT

    The Operating Partnership is organized as a Delaware limited partnership pursuant to the terms of the Partnership Agreement. The Company is the managing general partner of, and currently holds approximately 59.8% of the economic interests in, the Operating Partnership after giving effect to the Private Placement. The Company conducts substantially all of its business through the Operating Partnership, except for office and industrial development, leasing and property management services, which is conducted through the Services Company in order to preserve the Company's REIT status. The Operating Partnership owns a 95.0% economic interest in the Services Company through the ownership of 100.0% of the Services Company's Preferred Stock and the Note. Generally, pursuant to the Partnership Agreement, the Company, as the managing general partner of the Operating Partnership, has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings and to cause changes in the Operating Partnership's line of business and distribution policies.

    The Limited Partners in their capacities as limited partners of the Operating Partnership have no authority to transact business for, or participate in the management or decisions of, the Operating Partnership, except as provided in the Partnership Agreement and as required by applicable law. However, any decision of the Operating Partnership to effect certain amendments to the Partnership Agreement, to take title to any property other than in the name of the Operating Partnership or a Property Partnership or, to institute any proceeding for bankruptcy or make a general assignment for the benefit of creditors generally requires the consent of a majority in interest of the Common Units (including the interests of the Company, which represent approximately 59.8% of the total partner interests as of September 25, 1998). Further, the Operating Partnership may not be dissolved prior to December 31, 2050 (which is the expiration of the Operating Partnership's term) without the consent of a majority in interest of the LP Common Units so long as the Limited Partners hold more than 10.0% of the Common Units. The Limited Partners have no right to remove the Company or the NAC General Partner from their respective capacities as general partners of the Operating Partnership.

INDEMNIFICATION

    To the extent permitted by law, the Partnership Agreement provides for indemnification of the Company, as managing general partner, the NAC General Partner, their respective directors, officers and trustees and such other persons as the Company may designate to the same extent indemnification is provided to officers and trustees of the Company in the Declaration of Trust, and limits the liability of the Company and its officers and trustees to the Operating Partnership to the same extent liability of officers and trustees of the Company is limited under the Declaration of Trust.

TRANSFERABILITY OF INTERESTS

    Except for a transaction described in the following two paragraphs, the Partnership Agreement provides that neither the Company nor the NAC General Partner (other than in accordance with the Put Option Agreement) may withdraw from the Operating Partnership or transfer or assign its general partner interest in the Operating Partnership, nor may another general partner be admitted to the Operating Partnership, without the consent of the other general partner. A Limited Partner may transfer its interests in the Operating Partnership to a transferee subject to certain conditions, including that such transferee assumes all obligations of the transferor Limited Partner and provided further that such transfer does not cause a termination of the Operating Partnership for federal or state income tax purposes and does not cause the Company to cease to comply with requirements under the Code for qualification as a REIT. Notwithstanding the foregoing, the Limited Partners have agreed not to transfer, assign, sell, encumber or otherwise dispose of the Common Units evidencing their Common Units, or any Common Shares issued upon exchange of such Common Units, for the applicable Holding Periods without the consent of Prudential Securities Incorporated, as representative of the IPO Underwriters.

EXTRAORDINARY TRANSACTIONS

    The Partnership Agreement provides that the Company may not generally engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, recapitalization or change of outstanding Common Shares (a "Business Combination"), unless the holders of LP Common Units will receive, or have the opportunity to receive, the same consideration per Common Unit as holders of Common Shares receive per Common Share in the transaction; if holders of LP Common Units will not be treated in such manner in connection with a proposed Business Combination, the Company may not engage in such transaction unless Limited Partners holding more than 50.0% of the LP Common Units vote to approve the Business Combination. In addition, as provided in the Operating Partnership Agreement, the Company will not consummate a Business Combination in which the Company conducted a vote of the shareholders unless the matter would have been approved had holders of LP Common Units been able to vote together with the shareholders on the transaction. The foregoing provision of the Partnership Agreement would under no circumstances enable or require the Company to engage in a Business Combination which required the approval of the Company's shareholders if the Company's shareholders did not in fact give the requisite approval. Rather, if the Company's shareholders did approve a Business Combination, the Company would not consummate the transaction unless (i) the Company as managing general partner first conducts a vote of holders of Common Units (including the Company and the NAC General Partner) on the matter, (ii) the Company votes the Common Units held by it in the same proportion as the shareholders of the Company voted on the matter at the shareholder vote and
(iii) the result of such vote of the Common Unit holders (including the proportionate vote of the Company's Common Units) is that had such vote been a vote of shareholders, the Business Combination would have been approved by the shareholders. As a result of these provisions of the Operating Partnership, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or the Company, despite having the requisite authority under its Declaration of Trust, may not be authorized to engage in a proposed Business Combination.

ISSUANCE OF ADDITIONAL COMMON UNITS

    As managing general partner of the Operating Partnership, the Company has the ability to cause the Operating Partnership to issue additional Common Units representing general and limited partnership interests in the Operating Partnership, including preferred Common Units of limited partnership interests.

CAPITAL CONTRIBUTIONS

    The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowings or capital contributions, the Company may borrow such funds from a financial institution or other lender or through public or private debt offerings and lend such funds to the Operating Partnership on comparable terms and conditions as are applicable to the Company's borrowing of such funds. As an alternative to borrowing funds required by the Operating Partnership, the Company may contribute the amount of such required funds as an additional capital contribution to the Operating Partnership. The Partnership Agreement and the Share Incentive Plan also provide that in the event the Company issues additional shares of beneficial interest (including any issuance of Common Shares pursuant to the Company's Share Incentive Plan), the Company is required to contribute to the Operating Partnership as an additional capital contribution any net proceeds from such issuance in exchange for additional partnership interests with preferences and rights corresponding to the beneficial interests so issued. If the Company so contributes additional capital to the Operating Partnership, the Company's partnership interest in the Operating Partnership will be increased on a proportionate basis. Conversely, the partnership interests of the Limited Partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company. See "Policies With Respect to Certain Activities--Financing Policies."

AWARDS UNDER SHARE INCENTIVE PLAN

    If options granted in connection with the Share Incentive Plan are exercised at any time or from time to time, the Partnership Agreement requires the Company to contribute to the Operating Partnership as an additional contribution the exercise price received by the Company in connection with the issuance of Common Shares to such exercising participant. Upon such contribution the Company will be issued a number of Common Units in the Operating Partnership equal to the number of Common Shares so issued, subject to certain adjustments.

DISTRIBUTIONS

    The Partnership Agreement sets forth the manner in which the net cash flow of the Operating Partnership (which includes operating revenues and proceeds from sales or refinancings less certain expenditures) will be distributed with respect to the Preferred Units and the Common Units. Pursuant to the Partnership Agreement, each Preferred Unit and Series B Preferred Unit will entitle the Company, as holder, to receive, prior to the payment by the Operating Partnership of distributions with respect to the Common Units, a cash distribution in an amount equal to the dividend declared or paid in respect of a Convertible Preferred Share or a Redeemable Preferred Share, as the case may be. Each Series B Preferred Unit will entitle the Company, as holder, to receive, prior to payment by the Operating Partnership of distributions with respect to the Preferred Units, a cash distribution in an amount equal to the dividend declared or paid in respect of a Redeemable Preferred Share. The Partnership Agreement further provides that net cash revenues available after the declaration or payment of distributions with respect to the Preferred Units will be distributed ratably to the holders of the Common Units from time to time (but not less frequently than quarterly) in an aggregate amount determined by the Company.

OPERATIONS

    The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any federal income or excise tax liability. The Partnership Agreement provides that the net operating cash revenues of the Operating Partnership, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by the Company (but not less frequently than quarterly) pro rata in accordance with the partners' respective percentage interests. Pursuant to the Partnership Agreement, the Operating Partnership will assume and pay when due, or reimburse the Company for payment of, all expenses it incurs relating to the ownership and operation of, or for the benefit of, the Operating Partnership and all costs and expenses relating to the operations of the Company.

LIMITED PARTNER EXCHANGE RIGHTS AND REGISTRATION RIGHTS

    Subject to certain conditions, beginning on November 17, 1998, each LP Common Unit held by a Limited Partner may be exchanged for one Common Share (subject to adjustment) or, at the option of the Company, for cash equal to the fair market value of a Common Share at the time of exchange. In addition, the Limited Partners have agreed not to sell, pledge or otherwise transfer their LP Common Units for the applicable Holding Period without the consent of Prudential Securities Incorporated, on behalf of the IPO Underwriters. In order to protect the Company's status as a REIT, each holder of LP Common Units is prohibited from exchanging such LP Common Units for Common Shares to the extent that as a result of such exchange any person would own or would be deemed to own, actually or constructively, more than 9.9% of the Equity Shares, except to the extent such holder has been granted an exception to the

Ownership Limit. See "Description of Shares of Beneficial Interest--Convertible Preferred Shares-- Certain Registration Rights."

    The Company has granted the Limited Partners that received Common Units upon completion of the IPO certain "demand" and "piggyback" registration rights (collectively, the "Registration Rights") with respect to the Common Shares acquired by them upon exchange of Common Units for Common Shares. Subject to certain conditions, the demand registration rights permit the Limited Partners to request up to two demand registrations per year. Subject to certain conditions, the piggyback registration rights permit the Limited Partners to include their Common Shares in the registration by the Company of its Common Shares or other similar equity securities issued by the Company other than in connection with the registration by the Company under the Securities Act of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, share options or other employee benefit plans. The Limited Partners may exercise their demand registration rights after November 16, 1998. The Limited Partners are classified by investor groups and may each require up to two registrations per calendar year per group. The Company has granted the Limited Partners piggyback registration rights with respect to Common Shares acquired by them by any means. The Company also has agreed to provide the registration rights to any other person who may become an owner of Common Units, provided such person provides the Company with satisfactory undertakings. In addition, the Company has granted registration rights to Security Capital Preferred Growth with respect to the Common Shares which may be acquired by it upon the conversion of the Convertible Preferred Shares into Common Shares. In accordance with such registration rights, Security Capital Preferred Growth has requested that the Company prepare and file a shelf registration statement covering the resale of the Convertible Preferred Shares and the underlying Common Shares. See "Description of Shares of Beneficial Interest--Convertible Preferred Shares-- Registration Rights." The Company will bear expenses arising from exercise of all of the foregoing registration rights, except that the Company shall not pay any underwriting discounts or commissions, transfer taxes, Commission or Blue Sky registration fees relating to registration of such Common Shares.

TAX MATTERS

    Pursuant to the Partnership Agreement, the Company is the "tax matters partner" of the Operating Partnership and, as such, has authority to make certain tax decisions under the Code on behalf of the Operating Partnership.

    The net income or net loss of the Operating Partnership generally will be allocated to each class of Partners in accordance with the relative aggregate percentage interests of each such class, and within each class, to the Partners in accordance with their respective percentage interests in such class, subject to compliance with the provisions of Sections 704(b), respecting allocations generally, and 704(c), respecting allocations with respect to contributed properties, of the Code and the applicable Treasury Regulations. For further discussion of such allocations, see "Certain Federal Income Tax Considerations--Income Taxation of the Partnerships and Their Partners."

DUTIES AND CONFLICTS

    Except as otherwise set forth in "Policies with Respect to Certain Activities--Conflicts of Interest Policies" and "Management--Employment Agreements," any Limited Partner may engage in other business activities outside the Operating Partnership, including business activities that directly compete with the Operating Partnership.

TERM

    The Operating Partnership will continue in full force and effect until December 31, 2050 or until sooner dissolved and terminated upon the dissolution, bankruptcy, insolvency or termination of the Company (unless the Limited Partners elect to continue the Operating Partnership), the election of the Company with the consent of a majority in interest of the Limited Partners, the sale or other disposition of all or substantially all the assets of the Operating Partnership or by operation of law.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

    The following table sets forth certain information regarding the beneficial ownership of the Common Shares and Common Units as of August 31, 1998, by (a) each person known by the Company to be the beneficial owner of more than 5.0% of the Common Shares, (b) each trustee of the Company, (c) the Chief Executive Officer and the four most highly paid executive officers of the Company and (d) all trustees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of Common Shares represents the number of Common Shares or Common Units the person holds or the number of Common Shares into which Common Units held by such person are exchangeable (if, as discussed below, the Company elects to issue Common Shares rather than pay cash upon exchange). Information presented does not include Common Shares issuable upon exercise of options granted to the Company's executive officers and trustees because none of such outstanding options are exercisable within 60 days of August 31, 1998. The extent to which a person holds Common Shares as opposed to Common Units is set forth in the notes to the following table. The Partnership Agreement provides that the LP Common Units may be exchanged, subject to certain limitations and only after the November 17, 1998, for Common Shares or, at the option of the Company, cash equal to the fair market value of a Common Share at the time of exchange.

                                                        NUMBER OF COMMON SHARES/    PERCENTAGE OF    PERCENTAGE OF ALL
                                                              COMMON UNITS           ALL COMMON       COMMON SHARES/
NAME                                                     BENEFICIALLY OWNED(1)        SHARES(2)       COMMON UNITS(3)
-----------------------------------------------------  --------------------------  ---------------  -------------------
The Primestone Joint Venture(4)......................            7,944,893                 33.8%              28.5%
The Prime Group, Inc.(5).............................            4,814,461                 23.6               17.3
Michael W. Reschke(6)(7).............................            4,864,461                 23.8               17.5
Cohen & Steers Capital Management, Inc.(8)...........            2,230,200                 14.3                8.0
Southeastern Asset Management, Inc.(9)...............            2,443,300                 15.7                8.8
Longleaf Partners Realty Fund(9).....................            2,443,300                 15.7                8.8
Morgan Stanley, Dean Witter & Co.(10)................            2,650,969                 17.0                9.5
Morgan Stanley Asset Management Inc.(10).............            2,125,669                 13.7                7.6
Security Capital Preferred Growth Incorporated(11)...            2,000,000                 11.4                7.7
Capital Growth Management Limited Partnership(12)....            1,217,500                  7.8                4.4
AMVESCAP PLC(13).....................................              785,100                  5.0                2.8
Stephen J. Nardi(7)(14)(15)..........................              927,100                  5.6                3.3
Edward S. Hadesman(7)(14)(16)........................              860,161                  5.2                3.1
Jeffrey A. Patterson(7)(14)..........................              110,000                    *                  *
William M. Karnes(7).................................               20,900                    *                  *
Kevork M. Derderian(7)...............................                6,000                   --                 --
Richard S. Curto(7)(17)..............................               10,000                   --                 --
Jacque M. Ducharme(7)................................                   --                   --                 --
Christopher J. Nassetta(7)...........................                   --                   --                 --
Thomas J. Saylak(7)..................................                   --                   --                 --
James R. Thompson(7).................................                   --                   --                 --
Trustees and Executive Officers of the Company as a
  group (23 persons).................................            6,799,622                 30.5               24.4

---------

   * Less than one percent.

 (1) The ownership of Common Shares reported herein is based upon filings with the Commission and upon information obtained from representatives of Cohen & Steers, Southeastern, Longleaf Partners Realty Fund ("Longleaf"), Morgan Stanley, Dean Witter & Co. ("MSDW") and Morgan Stanley with respect to their beneficial ownership of Common Shares and is subject to confirmation by the

     Company that such ownership did not violate the ownership restrictions in the Company's Declaration of Trust. Information presented includes Common Shares that may be acquired upon Conversion of the Convertible Preferred Shares. For a description of conversion rights see "Description of Shares of Beneficial Interest--Convertible Preferred Shares--Conversion". Information presented does not include Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees because none of such outstanding options are exercisable within 60 days of August 31, 1998. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the Limited Partners.

 (2) Information presented assumes exchange only of Common Units or Convertible Preferred Shares owned by such beneficial owner for Common Shares.

 (3) Information presented assumes exchange of all outstanding Common Units and Convertible Preferred Shares for Common Shares and does not include Common Shares issuable upon exercise of options granted to the Company's executive officers and trustees because none of such options are exercisable within 60 days of August 31, 1998. Each of the Limited Partners has agreed not to sell or exchange any LP Common Units, without the consent of the IPO Underwriters and the Company for the applicable Holding Periods. See "Partnership Agreement--Limited Partner Exchange Rights and Registration Rights." In addition, to protect the Company's REIT status, each holder of Common Units may not exchange such Common Units for Common Shares to the extent that such exchange would result in such holder's owning or being deemed to own, actively or constructively, more than the Ownership Limit, unless such holder has been granted an exception to the Ownership Limit.

 (4) The address of Primestone Joint Venture is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. The Common Shares shown for this entity are not beneficially owned because the Common Units held by such entity may not be exchanged for Common Shares until November 17, 1998 and are disclaimed for beneficial ownership purposes. In addition, certain of such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) The Prime Group, Inc., which is a general partner of Primestone Joint Venture, and (ii) Michael W. Reschke, who is the President and Chief Executive Officer of The Prime Group, Inc. Such Common Shares are shown to illustrate the beneficial ownership that would result from an exchange of Common Units for Common Shares by such person after such prohibition expires.

 (5) The address of The Prime Group, Inc. is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. The Common Shares shown for this entity are not beneficially owned because the Common Units attributable to such entity may not be exchanged for Common Shares until November 17, 1998 and are disclaimed for beneficial ownership purposes. In addition, such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) the Primestone Joint Venture, which is the nominal owner of the Common Units and of which The Prime Group, Inc. is a general partner, and (ii) Michael W. Reschke, who is the Chairman and Chief Executive Officer of The Prime Group, Inc. Such Common Shares are shown to illustrate the beneficial ownership that would result from an exchange of Common Units for Common Shares by such person after such prohibition expires.

 (6) The address of Mr. Reschke is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. The Common Shares shown for Mr. Reschke are not beneficially owned because the Common Units attributable to him may not be exchanged for Common Shares until November 17, 1998 and are disclaimed for beneficial ownership purposes. In addition, such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) the Primestone Joint Venture, which is the nominal owner of the Common Units and of which The Prime Group, Inc. is a general partner, and (ii) The Prime Group, Inc., of which Mr. Reschke is the Chairman and Chief Executive Officer. In addition, Mr. Reschke owns a controlling interest in the Prime Group, Inc., and therefore may be deemed to beneficially own the Common Units that are beneficially owned by the

     Prime Group, Inc. Such Common Shares are shown to illustrate the beneficial ownership that would result from an exchange of Common Units for Common Shares by such person after such prohibition expires.

 (7) This person has also received certain options pursuant to the Share Incentive Plan which options begin vesting in installments beginning November 17, 1998 and as a result are excluded from this table. See "Management--Share Incentive Plan."

 (8) The address of Cohen & Steers is 757 Third Avenue, New York, NY 10017. Information presented was obtained from Cohen & Steers. According to Cohen & Steers, Cohen & Steers has sole voting power over 2,182,200 Common Shares and sole dispositive power over 2,230,200 Common Shares held as agent for accounts managed by Cohen & Steers.

 (9) Information presented was obtained from Southeastern and Longleaf. According to Southeastern and Longleaf, Southeastern and Longleaf have shared voting and dispositive power for all 2,443,300 Common Shares and each beneficially owns the Common Shares. The address for each of Southeastern and Longleaf is 6410 Poplar Ave., Suite 900, Memphis, TN 38119.

 (10) Information presented was obtained from Morgan Stanley. According to Morgan Stanley, MSDW beneficially owns 2,650,969 Common Shares, has shared voting power over 2,404,669 Common Shares and has shared dispositive power over 2,650,969 Common Shares and Morgan Stanley beneficially owns and has shared dispositive power over 2,125,669 Common Shares. According to Morgan Stanley, both MSDW and Morgan Stanley are investment advisors and Morgan Stanley is a wholly-owned subsidiary of MSDW. The address of MSDW is 1585 Broadway, New York, NY 10036. The address of Morgan Stanley is 1221 Avenue of the Americas, New York, NY 10020.

 (11) Information presented is based on a Schedule 13G filed with the Commission on July 29, 1998 by Security Capital Preferred Growth. The Schedule 13G indicates that Security Capital Preferred Growth beneficially owns and has sole voting and dispositive power over 2,000,000 Common Shares. Such Common Shares reflect the number of Common Shares that Security Capital Preferred Growth has the right to acquire upon conversion of the Convertible Preferred Shares. The address of Security Capital Preferred Growth is 11 South LaSalle Street, Chicago, Illinois, 60603.

 (12) The address of Capital Growth is One International Place, Boston, MA 02110. Information presented is based on a Schedule 13G filed with the Commission on February 6, 1998, as amended on February 12, 1998 by Capital Growth. The Schedule 13G indicates that Capital Growth has sole voting power and shared dispositive power over 1,217,500 Common Shares. The
      Schedule 13G further indicates that Capital Growth is an investment company and is of the view that it, and the clients whose accounts it manages, should not be required to attribute to each other their beneficially owned securities. Thus, while disclaiming any beneficial interest in the Common Shares, Capital Growth filed the 13G voluntarily.

 (13) Information presented is based on a Schedule 13G filed with the Commission on February 11, 1998 by AMVESCAP PLC, AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management and Research, Inc., and INVESCO Realty Advisors, Inc. The Schedule 13G indicates that AMVESCAP PLC is a parent holding company of the other filers and that all filers beneficially own 785,100 Common Shares and have shared voting and dispositive power over the same. The address of all filers is 11 Devonshire Square, London EC2M 4YR, England.

 (14) The Common Shares shown for this person are not beneficially owned because the Common Units held by such person may not be exchanged for Common Shares until November 17, 1998 and are disclaimed for beneficial ownership purposes. Such Common Shares are shown to illustrate the beneficial ownership resulting from an exchange of Common Units for Common Shares by such person after such prohibition expires.

 (15) The GP Common Units beneficially owned by Mr. Nardi, an affiliate of the NAC General Partner, are not exchangeable for Common Shares; however, this amount illustrates the common equity of the Operating Partnership beneficially owned by Mr. Nardi.

 (16) The Common Units shown for Mr. Hadesman include an aggregate of 397,118 Common Units which are held in separate trusts for his spouse and children. Mr. Hadesman disclaims beneficial ownership of such Common Units.

 (17) These shares are owned by Mr. Curto under the Illinois Uniform Gift to Minors Act (2,500 Common Shares for each of his two sons). This person also has a right to receive a substantial, but not a controlling, interest in The Prime Group, Inc., and therefore will not be deemed to beneficially own the Common Units that are beneficially owned by The Prime Group, Inc.

    As of August 31, 1998, Security Capital Preferred Growth Incorporated owned 2,000,000 shares of the Company's Convertible Preferred Shares, representing 100% of the outstanding shares of such class. Commencing on September 17, 1998, holders of Convertible Preferred Shares have had, and will continue to have, the right, subject to ownership and transfer restrictions in the Company's Declaration of Trust, intended to allow the Company to maintain its status as a REIT, to convert all or any of their Convertible Preferred Shares into Common Shares, initially at the conversion price of $20.00 per Common Share, subject to certain adjustments.

    Except a described above, no Trustee or officer of the Company owns any shares of any other class of the Company's equity securities.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

    The Company was formed as a real estate investment trust under the laws of the State of Maryland. Rights of shareholders are governed by Title 8 of the Corporations and Associations Article, Annotated Code of Maryland (the "Maryland REIT Law") and certain provisions of the MGCL and by the Declaration of Trust and Bylaws. The following summary of the terms of the shares of beneficial interest of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust, the Articles Supplementary to the Declaration of Trust relating to the Redeemable Preferred Shares and the Bylaws, forms of which are filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. Immediately prior to the closing of the Redeemable Preferred Share Offering, the Company amended its Declaration of Trust to authorize the Redeemable Preferred Shares described below.

AUTHORIZED SHARES

    The Declaration of Trust provides that the Company may issue up to 100.0 million Common Shares, par value $0.01 per share, 65.0 million shares of Excess Shares, par value $0.01 per share ("Excess Shares"), and 30.0 million Preferred Shares, par value $0.01 per share (the "Preferred Shares"). The Declaration of Trust designated 2.0 million Preferred Shares as the Convertible Preferred Shares. On April 23, 1998, the Board of Trustees approved the preparation and, in connection with the consummation of the Redeemable Preferred Share Offering, the filing of Articles Supplementary to the Declaration of Trust designating up to 4,600,000 of the Preferred Shares as Redeemable Preferred Shares (the "Articles Supplementary") and setting forth the rights, voting powers, limitations as the dividends and redemption and the qualifications therefor. Excess Shares are to be issued automatically upon any automatic conversion of Common Shares or Preferred Shares which are purported to be held, transferred or acquired by any person in violation of the ownership limitations contained in the Declaration of Trust. See "--Restrictions on Ownership and Transfer." Upon completion of the Redeemable Preferred Share Offering, there were 15,572,494 Common Shares issued and outstanding, 2,000,000 Convertible Preferred Shares outstanding and 4,000,000 Redeemable Preferred Shares outstanding.

    Under the Maryland REIT Law, a shareholder is not liable for obligations of the Company solely as a result of his status as a shareholder. The Declaration of Trust provides that no shareholder shall be liable for any debt or obligation of the Company by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with the property or affairs of the Company by reason of being a shareholder. The Company's Bylaws further provide that the Company shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that the Company shall reimburse each shareholder for all reasonable expenses incurred by him in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would not be sufficient to satisfy the claims against the Company and its shareholders.

REDEEMABLE PREFERRED SHARES

  DIVIDENDS

    Subject to the preferential rights of the holders of any Preferred Shares that rank senior in the payment of dividends to the Redeemable Preferred Shares, the holders of the Redeemable Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per Redeemable Preferred Share equal to an annual rate of 9% of the per share liquidation preference of the Redeemable Preferred Shares (equivalent to $2.25 per Redeemable Preferred Share).

    "Dividend Periods" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period with respect to any Redeemable Preferred Shares (other than the initial Dividend Period, which shall commence on the Issue Date for such Redeemable Preferred Shares and end on and include the last day of the calendar quarter immediately following such Issue Date, and other than the Dividend Period during which any Redeemable Preferred Shares shall be redeemed as described below, which shall end on and include the redemption date with respect to the Redeemable Preferred Shares being redeemed).

    "Dividend Payment Date" shall mean on or about (i) the thirty-first day of each January with respect to the Dividend Period commencing on October 1 of the then immediately preceding year, (ii) the thirtieth day of each April with respect to the Dividend Period commencing on January 1 of such year, (iii) the thirty-first day of July with respect to the Dividend Period commencing on April 1 of such year and (iv) the thirty-first day of October with respect to the Dividend Period commencing on July 1 of such year.

    Dividends with respect to the Redeemable Preferred Shares shall begin to accrue and shall be fully cumulative from the first day of the applicable Dividend Period, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Trustees, in arrears on Dividend Payment Dates. The initial Dividend Period for the Redeemable Preferred Shares included a partial dividend for the period from the date on which the Redeemable Preferred Shares were issued (June 5, 1998) (the "Issue Date") until the last day of the calendar quarter immediately following the Issue Date, or June 30, 1998. The aggregate amount of dividends payable for any period shorter than a full Dividend Period, on the Redeemable Preferred Shares shall be computed by dividing the number of days in such period by 365 and multiplying the result by the product of the annual dividend rate i.e., 9% multiplied by the liquidation preference of the Redeemable Preferred Shares (i.e., $25.00 per Redeemable Preferred Share). The aggregate amount of dividends payable in respect of the Redeemable Preferred Shares for each full Dividend Period shall be computed by dividing the product of the annual dividend rate multiplied by the liquidation preference of the Redeemable Preferred Shares by four. Dividends shall be payable in arrears to the holders of record of the Redeemable Preferred Shares as they appear in the records of the Company at the close of business on such record dates, not less than 10 nor more than 50 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board of Trustees.

    Any dividend payment made on the Redeemable Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Redeemable Preferred Shares which remains payable. Holders of Redeemable Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends on the Redeemable Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Redeemable Preferred Shares which may be in arrears.

    So long as any Redeemable Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of

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Parity Shares (as defined below) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Redeemable Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, all dividends declared upon the Redeemable Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Redeemable Preferred Shares and accumulated and unpaid on such Parity Shares.

    So long as any Redeemable Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of any employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Company, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Redeemable Preferred Shares and any other Parity Shares of the Company shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Dividend Periods with respect to the Redeemable Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the then current Dividend Period with respect to the Redeemable Preferred Shares and the then current Dividend Period with respect to such Parity Shares.

    "Fully Junior Shares" shall mean the Convertible Preferred Shares, the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Redeemable Preferred Shares have preference or priority in both (i) the payments of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

    "Junior Shares" shall mean the Convertible Preferred Shares, the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Redeemable Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.

    No dividends on the Redeemable Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

    Notwithstanding the foregoing, dividends on the Redeemable Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized.

  LIQUIDATION PREFERENCE

    In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of shares of beneficial interest ranking senior to the Redeemable Preferred Shares upon liquidation, distribution or winding up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Redeemable Preferred

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
Shares shall be entitled to receive twenty-five dollars ($25.00) (the "Liquidation Preference") per Redeemable Preferred Share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference Amount").

    If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Redeemable Preferred Shares shall be insufficient to pay in full the Liquidation Preference Amount and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of the Redeemable Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Redeemable Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full.

    A consolidation or merger of the Company with one or more corporations, real estate investment trusts or other entities, a sale, lease or conveyance of all or substantially all of the Company's property or business or a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company. The Redeemable Preferred Shares will rank senior to and have preference over the Convertible Preferred Shares as to priority for receiving liquidating distributions upon the liquidation, dissolution or winding up of the Company.

    Subject to the rights of the holders of shares of any series or class or classes of shares of beneficial interest ranking on a parity with or prior to the Redeemable Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Redeemable Preferred Shares, the holders of the Redeemable Preferred Shares shall have no other claim to the remaining assets of the Company and any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Redeemable Preferred Shares shall not be entitled to share therein.

  REDEMPTION

    The Redeemable Preferred Shares shall not be redeemable by the Company prior to June 5, 2003. On and after June 5, 2003, the Company, at its option, may redeem the Redeemable Preferred Shares, in whole at any time or from time to time in part out of funds legally available therefor at a redemption price payable in cash equal to 100.0% of the Liquidation Preference per Redeemable Preferred Share (plus all accumulated, accrued and unpaid dividends as described below). The redemption price of the Redeemable Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the proceeds from the issuance and sale by the Company of other capital shares of beneficial interest of the Company and not from any other source. For purposes of the preceding sentence, "capital shares of beneficial interest" means any equity securities (including Common Shares and Preferred Shares), shares, interests, participations, or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

    Upon any redemption of Redeemable Preferred Shares, the Company shall pay all accrued and unpaid dividends, if any, thereon to the redemption date, without interest. If the redemption date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Redeemable Preferred Shares at the close of business on such divided payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding any redemption of such shares before such Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Redeemable Preferred Shares called for redemption.

    If full cumulative dividends on the Redeemable Preferred Shares and any other class or series of Parity Shares of the Company have not been declared and paid or declared and set apart for payment, the Redeemable Preferred Shares may not be redeemed in part and the Company may not purchase or acquire Redeemable Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Redeemable Preferred Shares.

    Notice of the redemption of any Redeemable Preferred Shares (other than as described below) shall be mailed by first-class mail to each holder of record of Redeemable Preferred Shares to be redeemed at the address of each such holder as shown on the Company's records, not less than 30 nor more than 90 days prior to the redemption date. Neither the failure to mail any required notice nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such mailed notice shall state, as appropriate: (i) the redemption date; (ii) the number of Redeemable Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places at which certificates for such Redeemable Preferred Shares are to be surrendered; and (v) that dividends on the shares to be redeemed shall cease to accrue on such redemption date except as otherwise provided below. If fewer than all the Redeemable Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Redeemable Preferred Shares to be redeemed from such holder. If notice of redemption of any Redeemable Preferred Shares has been properly given, from and after the redemption date (unless the Company shall fail to make available an amount of cash necessary to effect such redemption), except as otherwise described below, dividends on the Redeemable Preferred Shares so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof as holders of Redeemable Preferred Shares shall cease (except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

    If fewer than all the outstanding Redeemable Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding Redeemable Preferred Shares not previously called for redemption pro rata (as nearly as may be), by lot or by any other method determined by the Company in its sole discretion to be equitable. If fewer than all the Redeemable Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

    The Redeemable Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as described below under "--Restrictions on Ownership and Transfer").

  CONVERSION RIGHTS

    Except as otherwise described in "--Restrictions on Ownership and Transfer," the Redeemable Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

  RANKING

    Any class or series of shares of beneficial interest of the Company shall be deemed to rank: (i) prior to the Redeemable Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Redeemable Preferred Shares (see "--Voting Rights"); (ii) on a parity with the Redeemable Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Redeemable Preferred Shares, if the holders of such class or series and the Redeemable Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Shares"); (iii) junior to the Redeemable Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series (which includes the Convertible Preferred Shares) shall be Junior Shares; and (iv) junior to the Redeemable Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series (which includes the Convertible Preferred Shares) shall be Fully Junior Shares. The Redeemable Preferred Shares will rank senior to the outstanding Convertible Preferred Shares as to the payment of dividends and as the distribution of assets upon liquidation, dissolution or winding up.

  VOTING RIGHTS

    If and whenever six consecutive quarterly dividends payable on the Redeemable Preferred Shares or any series or class of Parity Shares having similar voting rights shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of trustees then constituting the Board of Trustees shall be increased by two and the holders of Redeemable Preferred Shares, together with the holders of shares of every other series of Parity Shares (any such other series, the "Voting Preferred Shares"), voting as a single class regardless of series, shall be entitled to elect the two additional trustees to serve on the Board of Trustees at any annual meeting of shareholders of special meeting held in place thereof, or at a special meeting of the holders of the Redeemable Preferred Shares and the Voting Preferred Shares called as described below.

    Whenever all arrears in dividends on the Redeemable Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Redeemable Preferred Shares and the Voting Preferred Shares to elect such additional trustees shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearage in quarterly dividends), and the terms of office of all persons elected as trustees by the holders of the Redeemable Preferred Shares and the Voting Preferred Shares shall, notwithstanding the assignment of such trustees to any class pursuant to the Declaration of Trust, forthwith terminate and the number of the Board of Trustees shall be reduced accordingly.

    So long as any Redeemable Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Declaration of Trust, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Redeemable Preferred Shares given in person or by proxy, shall be necessary for effecting or validating: (i) any amendment, alteration or repeal of any of the provisions of the Declaration of Trust that materially and adversely affects the voting powers, rights or preferences of the holders of the Redeemable Preferred Shares; PROVIDED, HOWEVER, that the amendment of the provisions of the Declaration of Trust so as to authorize or create or to increase the authorized amount of, any Fully Junior Shares, Junior Shares that are not senior in any respect to the Redeemable Preferred Shares or any Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Redeemable Preferred Shares; or
(ii) a share exchange that affects the Redeemable Preferred Shares, a consolidation with or merger of the Company into another entity, or a consolidation with or merger of another entity into the Company, unless in each such case each Redeemable Preferred Share (A) shall remain outstanding without a material and adverse change to its terms and rights or (B) shall be converted into or exchanged for cumulative redeemable preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a

Redeemable Preferred Share (except for changes that do not materially and adversely affect the holders of the Redeemable Preferred Shares);

PROVIDED, HOWEVER, that no such vote of the holders of Redeemable Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Redeemable Preferred Shares at the time outstanding to the extent such redemption is authorized. See "--Redemption." Accordingly, the affirmative vote of the holders of at least 66 2/3% of the Redeemable Preferred Shares will be required to permit the Company to issue any class or series of Preferred Shares having rights senior to the Redeemable Preferred Shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up.

    Each Redeemable Preferred Share shall have one vote per share, except that when any other series of Preferred Shares shall have the right to vote with the Redeemable Preferred Shares as a single class on any matter, then the Redeemable Preferred Shares and such other series shall have with respect to such matters one vote per $25.00 of stated liquidation preference.

  GENERAL

    The Redeemable Preferred Shares have traded on the NYSE since June 23, 1998 under the symbol "PGE PrB."

CONVERTIBLE PREFERRED SHARES

  DIVIDENDS

    Subject to the preferential rights of the holders of any Preferred Shares (including the Redeemable Preferred Shares) that rank senior in the payment of dividends to the Convertible Preferred Shares, the holders of the Convertible Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per Convertible Preferred Share equal to the greater of (i) (x) an annual rate equal to the product of the Issue Price multiplied by 0.07 for Dividend Periods ending before November 17, 1998 and (y) an annual rate equal to the product of the Issue Price multiplied by 0.075 for Dividend Periods ending after November 17, 1998 or (ii) the regular cash dividends (determined on each Dividend Payment Date) on the Common Shares, or portion thereof, into which a Convertible Preferred Share is convertible. The amount of dividends referred to in clause (i) above payable for each full Dividend Period on the Convertible Preferred Shares, other than the Dividend Period commencing October 1, 1998, shall be computed by dividing the annual dividend rate by four. For the Dividend Period commencing October 1, 1998, the amount of dividends through November 17, 1998 on the Convertible Preferred Shares shall be computed by dividing the product of the Issue Price times 0.07 by 365 and multiplying the result by number of days from October 1, 1998 through November 17, 1998 and dividends from November 18, 1998 through December 31, 1998 on the Convertible Preferred Shares shall be computed by dividing the product of the Issue Price times .075 by 365 and multiplying the result by the number of days from November 18, 1998 through December 31, 1998. The amount of dividends referred to in clause (ii) above shall equal the number of Common Shares, or portion thereof, into which a Convertible Preferred Share will be convertible on or after the Conversion Date (as defined below), multiplied by the most current quarterly dividend on a Common Share on or before the applicable Dividend Payment Date.

    "Dividend Payment Date" shall mean (i) for any Dividend Period with respect to which the Company pays a dividend on the Common Shares, the date on which such dividend is paid, or (ii) for any Dividend Period with respect to which the Company does not pay a dividend on the Common Shares, a date to be set by the Board of Trustees, which date shall not be later than the thirtieth calendar day after the end of the applicable Dividend Period.

    "Dividend Periods" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period with respect to any Convertible Preferred Shares (other than the initial Dividend Period, which shall commence on the Issue Date for such Convertible Preferred Shares and end on and include the last day of the calendar quarter immediately following such Issue Date, and other than the Dividend Period during which any Convertible Preferred Shares shall be redeemed or converted as described below, which shall end on and include the redemption date with respect to the Convertible Preferred Shares being redeemed).

    Dividends with respect to the Convertible Preferred Shares shall begin to accrue and shall be fully cumulative from the first day of the applicable Dividend Period, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Trustees, in arrears on Dividend Payment Dates. The initial Dividend Period for the Convertible Preferred Shares included a partial dividend for the period from November 17, 1997 until December 31, 1997. The amount of dividends payable for such period, were computed, and the amount of dividends payable for any other period shorter than a full Dividend Period on the Convertible Preferred Shares, shall be computed by dividing the number of days in such period by 365 and multiplying the result by the product of the annual dividend rate multiplied by the Issue Price. Dividends shall be payable in arrears to the holders of record of the Convertible Preferred Shares as they appear in the records of the Company at the close of business on such record dates, not less than 10 nor more than 50 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board of Trustees.

    Any dividend payment made on the Convertible Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Convertible Preferred Shares which remains payable. Holders of Convertible Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends on the Convertible Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Convertible Preferred Shares which may be in arrears.

    So long as any Convertible Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares (as defined below) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Convertible Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, all dividends declared upon the Convertible Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Convertible Preferred Shares and accumulated and unpaid on such Parity Shares.

    So long as any Convertible Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Company, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Convertible Preferred Shares and any other Parity Shares of the Company shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Dividend Periods with respect to the Convertible Preferred Shares and all past dividend periods with respect to such Parity Shares and

(ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Convertible Preferred Shares and the current Dividend Period with respect to such Parity Shares.

    "Fully Junior Shares" shall mean the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Convertible Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

    "Junior Shares" shall mean the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Convertible Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.

    No dividends on the Convertible Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

  LIQUIDATION PREFERENCE

    In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of shares of beneficial interest ranking senior to the Convertible Preferred Shares upon liquidation, distribution or winding up of the Company (such as the Redeemable Preferred Shares), before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Convertible Preferred Shares shall be entitled to receive twenty dollars ($20.00) (the "Liquidation Preference") per Convertible Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference Amount").

    If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Convertible Preferred Shares shall be insufficient to pay in full the Liquidation Preference Amount and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of the Convertible Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Convertible Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full.

    A consolidation or merger of the Company with one or more corporations, real estate investment trusts or other entities, a sale, lease or conveyance of all or substantially all of the Company's property or business or a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company. The Convertible Preferred Shares will rank junior to and be subordinate to the Redeemable Preferred Shares as to priority for receiving liquidating distributions upon the liquidation, dissolution or winding up of the Company.

    Subject to the rights of the holders of shares of any series or class or classes of shares of beneficial interest ranking on a parity with or prior to the Convertible Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Convertible Preferred Shares, the holders of the Convertible Preferred Shares shall have no other claim to the remaining assets of the Company and any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Convertible Preferred Shares shall not be entitled to share therein.

  REDEMPTION

    The Convertible Preferred Shares shall not be redeemable by the Company prior to November 17, 2007 except under certain limited circumstances described below. On and after November 17, 2007, the Company, at its option, may redeem the Convertible Preferred Shares, in whole at any time or from time to time in part out of funds legally available therefor at a redemption price payable in cash equal to 100.0% of the Liquidation Preference per Convertible Preferred Share (plus all accumulated, accrued and unpaid dividends as described below).

    Upon any redemption of Convertible Preferred Shares, the Company shall pay all accrued and unpaid dividends, if any, thereon to the redemption date, without interest. If the redemption date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Convertible Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding any redemption of such shares before such Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Convertible Preferred Shares called for redemption.

    If full cumulative dividends on the Convertible Preferred Shares and any other class or series of Parity Shares of the Company have not been declared and paid or declared and set apart for payment, the Convertible Preferred Shares may not be redeemed in part and the Company may not purchase or acquire Convertible Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Convertible Preferred Shares.

    Notice of the redemption of any Convertible Preferred Shares (other than as described below) shall be mailed by first-class mail to each holder of record of Convertible Preferred Shares to be redeemed at the address of each such holder as shown on the Company's records, not less than 30 nor more than 90 days prior to the redemption date. Neither the failure to mail any required notice nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such mailed notice shall state, as appropriate: (i) the redemption date; (ii) the number of Convertible Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places at which certificates for such Convertible Preferred Shares are to be surrendered;
(v) the then-current conversion price; and (vi) that dividends on the shares to be redeemed shall cease to accrue on such redemption date except as otherwise provided below. If fewer than all the Convertible Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Convertible Preferred Shares to be redeemed from such holder. If notice of redemption of any Convertible Preferred Shares has been properly given, from and after the redemption date (unless the Company shall fail to make available an amount of cash necessary to effect such redemption), except as otherwise described below, dividends on the Convertible Preferred Shares so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof as holders of Convertible Preferred Shares shall cease (except the rights to convert and to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

    If fewer than all the outstanding Convertible Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding Convertible Preferred Shares not previously called for redemption pro rata (as nearly as may be), by lot or by any other method determined by the Company in its sole discretion to be equitable. If fewer than all the Convertible Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

    Notwithstanding anything above to the contrary, beginning on June 17, 1998 and ending on September 17, 1998, the Company, at its option, may redeem all, but not less than all, of the Convertible Preferred Shares at a premium (the "Special Redemption Price") calculated to result in a total internal rate of return to the holder (including the receipt of dividends and calculated on an annual compounded basis as if the holder had owned the shares since the Issue
Date) of 20.0%. The Special Redemption Price may be paid, at the Company's option, in any combination of (i) cash and (ii) Common Shares valued at Fair Market Value; PROVIDED, that the cash portion of the Special Redemption Price shall equal at least 75.0% of the Special Redemption Price.

    Notice of the special redemption of any Convertible Preferred Shares shall be mailed by first-class mail to each holder of record of Convertible Preferred Shares to be redeemed at the address of each such holder as shown on the Company's records, not less than 30 nor more than 90 days prior to the Special Redemption Call Date. Neither the failure to mail any notice required nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such mailed notice shall state, as appropriate: (1) the Special Redemption Call Date; (2) the Special Redemption Price (including the amount of the Special Redemption Price consisting of cash and the amount of the Special Redemption Price consisting of Common Shares, together with calculations supporting the determination of the number of Common Shares constituting a portion of the Special Redemption Price); (3) the place or places at which certificates for such shares are to be surrendered; and (4) that dividends on the shares to be redeemed shall cease to accrue on such redemption date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Special Redemption Call Date (unless the Company shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Convertible Preferred Shares so called for redemption shall cease to accrue,
(ii) such shares shall no longer be deemed to be outstanding and (iii) all rights of the holders thereof as holders of Convertible Preferred Shares shall cease (except the right to receive the Special Redemption Price, without interest thereon, upon surrender and endorsement of their certificates if so required).

    "Weighted Average Trading Price" shall mean, for any period, the number obtained by dividing (i) the sum of the products, for each sale of Common Shares on each trading day in such period, of (a) the sale price per Common Share and
(b) the number of Common Shares sold by (ii) the total number of Common Shares sold during such period.

    "Fair Market Value" shall mean the Weighted Average Trading Price for the Common Shares for the 20 trading days preceding the date of the special redemption (the "Special Redemption Call Date").

  CONVERSION

    Commencing on September 17, 1998, a holder of Convertible Preferred Shares has the right, at his or her option, to convert all or any portion of such shares into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference Amount of such shares by the conversion price by surrendering such shares to be converted. In the case of Convertible Preferred Shares called for redemption, conversion rights shall expire at the close of business on the fifth business day prior to the redemption date fixed for such redemption.

    "Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25.0% of the Company's outstanding shares of beneficial interest with voting power, under ordinary circumstances, to elect Trustees of the Company; (ii) other than with respect to the election, resignation or replacement of any trustee designated, appointed or elected by the holders of the Convertible Preferred Shares (each a "Preferred Trustee"), during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Trustees of the Company (together with any new trustees whose election by such Board of Trustees or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the trustees of the Company (excluding Preferred Trustees) then still in office who were either trustees at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees then in office; and (iii) (A) the Company consolidating with or merging into another entity or conveying, transferring or leasing all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity or (B) any corporation consolidating with or merging into the Company, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting shares of beneficial interest of the Company is reclassified or changed into or exchanged for cash, securities or other property; PROVIDED, HOWEVER, that the events described in clause (iii) above shall not be deemed to be a Change of Control
(a) if the sole purpose of such event is that the Company is seeking to change its domicile or to change its form of organization from a trust to a corporation or (b) if the holders of the exchanged securities of the Company immediately after such transaction beneficially own at least a majority of the securities of the merged or consolidated entity normally entitled to vote in elections of trustees.

    "REIT Termination Event" shall mean the earliest to occur of:

        (i) the filing of a federal income tax return by the Company for any taxable year on which the Company does not elect to be taxed as a real estate investment trust;

        (ii) the approval by the shareholders of the Company of a proposal for the Company to cease to qualify as a real estate investment trust;

       (iii) a determination by the Board of Trustees, based on the advice of counsel, that the Company has ceased to qualify as a real estate investment trust; or

        (iv) a "determination" within the meaning of Section 1313(a) of the Code, that the Company has ceased to qualify as a real estate investment trust.

    Holders of Convertible Preferred Shares at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, Convertible Preferred Shares surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of notice of redemption with respect to a redemption date during such period, such Convertible Preferred Shares being entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Convertible Preferred Shares on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into Common Shares on the corresponding Dividend Payment Date will receive the dividend payable by the Company on such Convertible Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Convertible Preferred Shares for conversion. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Common Shares issued upon such conversion.

    Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Convertible Preferred Shares shall have been surrendered and such notice shall have been received by the Company (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Company as described above), and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the conversion price in effect at such time on such date unless the share transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the conversion price in effect on the date on which such shares shall have been surrendered and such notice received by the Company.

    No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Convertible Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Convertible Preferred Share, the Company shall pay to the holder of such share an amount in cash based upon the current market price of the Common Shares on the trading day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Convertible Preferred Shares so surrendered.

    The conversion price is subject to adjustments upon the occurrence of any of the following events:

        (i) If the Company shall after the Issue Date (A) pay a dividend or make a distribution on its capital shares in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of beneficial interest by reclassification of its Common Shares;

        (ii) If the Company shall issue after the Issue Date rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share less than 94.0% (100.0% if a stand-by underwriter is used and charges the Company a commission) of the fair market value per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants;

       (iii) If the Company shall distribute to all holders of its Common Shares any securities of the Company (other than Common Shares) or evidence of its indebtedness or assets (excluding cumulative cash dividends or distributions paid with respect to the Common Shares after December 31, 1996 which are not in excess of the following: the sum of (A) the Company's cumulative undistributed Funds from Operations at December 31, 1996, plus (B) the cumulative amount of Funds from Operations, as determined by the Board of Trustees, after December 31, 1996, minus (C) the cumulative amount of dividends accrued or paid in respect of the Convertible Preferred Shares or any other class or series of preferred shares of beneficial interest of the Company after the Issue Date or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in clause (ii) above to subscribe for or purchase Common Shares, which rights, options and warrants are referred to in and treated under clause (ii) above)); or

        (iv) In case a tender or exchange offer (which term shall not include open market repurchases by the Company) made by the Company or any subsidiary of the Company for all or any portion of the Common Shares shall expire and such tender or exchange offer shall involve the payment by the Company or such subsidiary of consideration per Common Share having a fair market value (as determined in good faith by the Board of Trustees, whose determination shall be conclusive and described in a resolution of the Board of Trustees), at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer, that exceeds the current market price per Common Share on the trading day next succeeding the Expiration Time.

    No adjustment in the conversion price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1.0% in such price; provided, however, that any adjustments that by reason of the immediately preceding clause are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made. The adjustments to be made in each such event are set forth in the Declaration of Trust.

    If the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of its Common Shares, sale of all or substantially all of the Company's assets or recapitalization of the Common Shares) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which all or substantially all of the Company's Common Shares are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Convertible Preferred Share which is not redeemed or converted into the right to receive shares, securities or other property prior to such Transaction shall thereafter be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Convertible Preferred Share was convertible immediately prior to such Transaction.

  LIMITATION ON ISSUANCE OF ADDITIONAL PREFERRED SHARES AND INDEBTEDNESS

    Without the written consent of the holders of two-thirds of the issued and outstanding Convertible Preferred Shares, none of the Company, the Operating Partnership or any of their subsidiaries may issue any additional preferred securities of any such entity or incur any indebtedness (other than trade payables or accrued expenses incurred in the ordinary course of business) if, immediately following such issuance and after giving effect to such issuance and the application of the net proceeds therefrom, such entity would be reasonably expected to not satisfy one or both of the following ratios:

        (i) Total Debt and liquidation value of non-convertible preferred shares of beneficial interest to Total Market Capitalization of less than .65 to 1.0; or

        (ii) Consolidated EBITDA to Consolidated Fixed Charges of at least 1.4 to 1.0.

    In the event that the Company fails to satisfy one or both of the tests in clause (i) or (ii) above for two consecutive quarters, the holders of Convertible Preferred Shares shall have the right to require that the Company, to the extent that the Company shall have funds legally available therefor, repurchase any or all of each holder's Convertible Preferred Shares at a repurchase price payable in cash in an amount equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends whether or not declared, if any (the "Repurchase Payment"), to the date of repurchase or the date payment is made available (the "Repurchase Date"), pursuant to the offer described below (the "Repurchase Offer").

    Within 15 days following the second consecutive quarter that the Company fails to satisfy one or both of the tests in clause (i) or (ii) above, the Company shall mail by first class mail or overnight courier a notice to all holders of Convertible Preferred Shares stating (i) that the Company failed to satisfy one or both of the tests (naming the test(s) failed), (ii) that the holders of Convertible Preferred Shares have the right to require the Company to repurchase any or all Convertible Preferred Shares then held by such holder in cash, (iii) the date of repurchase (which shall be a business day, no earlier than 120 days and no later than 150 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of the Exchange Act), (iv) the repurchase price for the repurchase and (v) the instructions determined by the Company that the holder must follow in order to have its Convertible Preferred Shares repurchased.

    On the Repurchase Date, the Company will, to the extent lawful, accept for payment Convertible Preferred Shares or portions thereof tendered pursuant to the Repurchase Offer and promptly mail by first class mail or overnight courier or by wire transfer of immediately available funds to the holder of

Convertible Preferred Shares, as directed by such holder, payment in an amount equal to the Repurchase Payment in respect of all Convertible Preferred Shares or portions thereof so tendered.

    "Total Debt" means the sum of (without duplication) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures, or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such entity prepared on a consolidated basis in accordance with Generally Accepted Accounting Principles ("GAAP"), and also includes, to the extent not otherwise included, the guarantee of items which would be included within this definition.

    "Total Market Capitalization" means the sum of: (a) the fair market value of the outstanding Common Shares, assuming (i) the full exchange of outstanding Common Units (in each case not held by the Company) of the Operating Partnership for Common Shares and (ii) the conversion of the outstanding shares of Convertible Preferred Shares into Common Shares; (b) the aggregate Liquidation Preference of any outstanding preferred shares of beneficial interest other than the Convertible Preferred Shares; and (c) the Total Debt of the Company.

    "Consolidated EBITDA" for any period means the consolidated net income of the Company (before extraordinary income or gains) as reported in the Company's financial statements filed with the Securities and Exchange Commission increased by the sum of the following (without duplication):

        (i) all income and state franchise taxes paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Consolidated EBITDA);

        (ii) all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount);

       (iii) depreciation and depletion reflected in such reported net income;

        (iv) amortization reflected in such reported net income, including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of Consolidated EBITDA pursuant to clause (ii) above), goodwill, other intangibles and management fees; and

        (v) any other non-cash charges or discretionary prepayment penalties, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests).

    "Consolidated Fixed Charges" for any period means the sum of:

        (i) all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount);

        (ii) preferred shares of beneficial interest dividend requirements for such period, whether or not declared or paid; and

       (iii) regularly scheduled amortization of principal during such period (other than any balloon payments at maturity).

  RANKING

    Any class or series of shares of beneficial interest of the Company shall be deemed to rank: (i) prior to the Convertible Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series (which includes the Redeemable Preferred Shares) shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Convertible Preferred Shares; (ii) on a parity with the Convertible Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Convertible Preferred Shares, if the holders of such class or series and the Convertible Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Shares"); (iii) junior to the Convertible Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and (iv) junior to the Convertible Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares.

  VOTING RIGHTS

    If and whenever (i) two consecutive quarterly dividends payable on the Convertible Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, means that any such dividend has not been paid in full), whether or not earned or declared, or (ii) for two consecutive quarterly dividend periods the Company fails to pay dividends on the Common Shares in an amount per share at least equal to $0.3375, the number of trustees then constituting the Board of Trustees shall be increased by one (unless the then current Board of Trustees consists of more than 10 trustees in which case the Board of Trustees shall be increased by two) and the holders of Convertible Preferred Shares, together with the holders of shares of every other series of Parity Shares (any such other series, the "Voting Preferred Shares"), voting as a single class regardless of series, shall be entitled to elect the one or two additional trustees to serve on the Board of Trustees at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Convertible Preferred Shares and the Voting Preferred Shares called as described below.

    Whenever all arrears in dividends on the Convertible Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, or the Company has paid dividends on the Common Shares in an amount per share at least equal to $0.3375 for two consecutive quarters, then the right of the holders of the Convertible Preferred Shares and the Voting Preferred Shares to elect such additional trustee(s) shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearage in quarterly dividends), and the terms of office of all persons elected as trustees by the holders of the Convertible Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of the Board of Trustees shall be reduced accordingly.

    So long as any Convertible Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Declaration of Trust, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Convertible Preferred Shares given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating: (i) any amendment, alteration or repeal of any of the provisions of the Declaration of Trust that materially and adversely affects the voting powers, rights or preferences of the holders of the Convertible Preferred Shares; PROVIDED, HOWEVER, that the amendment of the provisions of the Declaration of Trust so as to authorize or create or to increase the authorized amount of, any Fully Junior Shares, Junior Shares that are not senior in any respect to the Convertible Preferred Shares or any Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Convertible Preferred Shares; or
(ii) a share exchange that affects the Convertible Preferred Shares, a consolidation with or merger of the Company into another entity, or a consolidation with or merger of another entity into the Company, unless in each such case each Convertible Preferred Share (A) shall remain outstanding without a material and adverse change to its terms and rights or (B) shall be converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Convertible Preferred Share (except for changes that do not materially and adversely affect the holders of the Convertible Preferred Shares); provided, however, that no such vote of the holders of Convertible Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Convertible Preferred Shares at the time outstanding to the extent such redemption is authorized. See "--Redemption." Accordingly, the affirmative vote of the holders of at least 66 2/3% of the Convertible Preferred Shares will be required to permit the Company to issue any class or series of Preferred Shares having rights senior to the Convertible Preferred Shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up. The sole holder of the Convertible Preferred Shares has consented to the issuance of the Redeemable Preferred Shares pursuant to the Redeemable Preferred Share Offering.

    Each Convertible Preferred Share shall have one vote per share, except that when any other series of Preferred Shares shall have the right to vote with the Convertible Preferred Shares as a single class on any matter, then the Convertible Preferred Shares and such other series shall have with respect to such matters one vote per $20.00 of stated liquidation preference.

  REGISTRATION RIGHTS

    The Company has granted Security Capital Preferred Growth certain "demand" and "piggyback" registration rights with respect to the Common Shares acquired by it upon conversion of the Convertible Preferred Shares into Common Shares. Subject to certain conditions, such demand registration rights permit holders of such shares to request one demand registration. Subject to certain conditions, such piggyback registration rights permit the holders of such Shares to include their Common Shares in the registration by the Company of its equity securities other than in connection with the registration by the Company under the Securities Act of any of its securities (i) pursuant to a shelf registration statement, (ii) in connection with mergers or acquisitions or (iii) in connection with an employee benefit, share dividend, share ownership or dividend reinvestment plan.

  GENERAL

    The Convertible Preferred Shares are not listed or qualified for trading on any exchange or on the Nasdaq National Market.

COMMON SHARES

    Subject to the preferential rights of the Convertible Preferred Shares and any other class or series of shares of beneficial interest and to the provisions of the Declaration of Trust regarding the Excess Shares and Convertible Preferred Shares, holders of Common Shares will be entitled to receive distributions on such shares if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company currently pays quarterly distributions on the Common Shares, which quarterly distributions commenced with the partial quarter ending December 31, 1997 and intends to continue to pay quarterly distributions. See "Price Range of Common Shares and Distributions."

    The Convertible Preferred Shares are entitled to payment of distributions at the rate declared on the Common Shares if such rate is greater than the stated distribution rate on the Convertible Preferred Shares, Accordingly, at such time as the distribution rate on the Common Shares is greater than the stated rate on the Convertible Preferred Shares, holders of Convertible Preferred Shares will be entitled to participate in any further growth of Funds from Operations together with the holders of Common Shares.

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    Subject to the provisions of the Declaration of Trust regarding Excess
Shares, the Convertible Preferred Shares and the Redeemable Preferred Shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of such shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

    Holders of the Common Shares have no conversion, sinking fund, redemption rights, exchange rights or preemptive rights to subscribe for any securities of the Company.

    Subject to the provisions of the Declaration of Trust regarding Excess Shares, Common Shares will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal (except as provided by Maryland law) or exchange rights.

    Pursuant to Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust. The Company's Declaration of Trust contains such a provision providing for a lesser percentage, a majority of outstanding shares, with respect to transactions pursuant to which the Company's assets will be combined with those of one or more other entities (whether by merger, sale or other transfer of assets, consolidation or share exchange).

    The transfer agent and registrar for the Common Shares is LaSalle National Bank.

    The Common Shares have traded on the NYSE since November 12, 1997 under the trading symbol "PGE."

    COMMON SHARE REPURCHASE PROGRAM. On September 14, 1998, the Company established a program to repurchase up to 1.55 million of its Common Shares in open market and privately negotiated transactions. As of September 25, 1998, the Company had repurchased 259,400 Common Shares for an aggregate purchase price of approximately $4.0 million.

REGISTRATION RIGHTS RELATING TO THE OFFERED SHARES

    Holders of the Offered Shares are entitled to certain rights with respect to registration under the Securities Act. Pursuant to a Registration Rights Agreement by and among the Company and the Selling Shareholders, the Company has agreed to (i) file with the Commission a shelf registration statement (the "Shelf Registration Statement") which contains this Prospectus with respect to the Offered Shares, and (ii) use its best efforts to keep the Common Shares listed on the NYSE and/or to qualify the Offered Shares under the various state securities laws. The Company is required to keep the Shelf Registration Statement effective until the earlier to occur of (i) March 25, 2000 (or in the event that a holder or holders of not less than 1,300,000 of the Offered Shares so request in writing not less than 30 days prior to March 25, 2000, until March 25, 2001) or (ii) such time as all of the Offered Shares have been sold.

ADDITIONAL PREFERRED SHARES

    Additional Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees. Other than the Convertible Preferred Shares and the Redeemable Preferred Shares offered hereby, no Preferred Shares are currently issued or outstanding. Prior to the issuance of shares of each series, the Board of Trustees is required by the Maryland REIT Law and the Declaration of Trust to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because the Board of Trustees has the power to establish the preferences, powers and rights of each series

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of Preferred Shares, it may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. The issuance of additional series of Preferred Shares could have the effect of delaying or preventing a change of control of the Company that might involve a premium price for shareholders or otherwise be in their best interest.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    For the Company to qualify as a REIT under the Code, among other things, no more than 50.0% in value of its outstanding shares of beneficial interest may be owned, actually or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds) during the last half of a taxable year (other than the first year for which the election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year (the "five or fewer requirement"). In addition, if the Company, or an owner of 10.0% or more of the Company, actually or constructively owns 10.0% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock or beneficial interests must also be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

    Because the Company expects to qualify as a REIT, the Declaration of Trust contains restrictions on the ownership and transfer of Equity Shares which are intended to assist the Company in complying with these requirements. The Ownership Limit set forth in the Declaration of Trust provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% (by number or value, whichever is more restrictive) of the outstanding Equity Shares. The constructive ownership rules of the Code are complex, and may cause Equity Shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.9% of the Equity Shares (or the acquisition of an interest in an entity that owns, actually or constructively, Equity Shares) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to be deemed to own constructively in excess of 9.9% of the outstanding Equity Shares and thus to violate the Ownership Limit, or such other limit as provided in the Declaration of Trust or as otherwise permitted by the Board of Trustees. Pension plans and mutual funds are among the entities that are not treated as holders of stock or beneficial interests under the five or fewer requirement and instead the beneficial owners of such entities are counted as holders for this purpose. The Board of Trustees may, but in no event will be required to, waive the Ownership Limit or such other limit as provided in the Declaration of Trust with respect to a particular shareholder if it determines that such ownership will not jeopardize the Company's status as a REIT and the Board of Trustees otherwise decides such action would be in the best interest of the Company. As a condition of such waiver, the Board of Trustees must obtain a ruling from the IRS or an opinion of counsel satisfactory to it with respect to preserving the REIT status of the Company.

    The Company has waived the Ownership Limit set forth in the Declaration of Trust with respect to the Equity Shares to permit Security Capital Preferred Growth to own, at any one time, up to 16 percent, in value or number, of the total outstanding Equity Shares. Additionally, the Company has waived Ownership Limit to permit Long Leaf Partners Realty Fund to purchase 2,600,000 Common Shares.

    The Declaration of Trust further prohibits (i) any person from actually or constructively owning shares of beneficial interest of the Company that would result in the Company being "closely held" under Section 856(h) of the Code (I.E., a violation of the five or fewer requirement) or otherwise cause the Company to fail to qualify as a REIT and (ii) any person from transferring shares of beneficial interest of the Company if such transfer would result in shares of beneficial interest of the Company being owned by fewer than 100 persons.

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    Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of the Company that will or may violate any of the foregoing restrictions on transferability of ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT.

    If any purported transfer of Equity Shares of the Company or any other event would otherwise result in any person violating the Ownership Limit or such other limit as provided in the Declaration of Trust then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the Ownership Limit or such other limit as provided in the Declaration of Trust and the Prohibited Transferee shall acquire no right or interest in such excess shares. Any such excess shares described above will be converted automatically into an equal number of Excess Shares (the "Shares-in-Trust") and transferred automatically, by operation of law, to a trust (the "Share Trust"), the beneficiary of which will be selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. At any time after the expiration of a 90-day period which commences upon the receipt of notice from the Company of the transfer of Shares-in-Trust to the Share Trust and during which the Company shall have the right to purchase such Shares-in-Trust, the trustee of the Share Trust (who shall be designated by the Company and be unaffiliated with the Company or any Prohibited Transferee) shall have the right to sell such Shares-in-Trust to a person or entity who could own such shares without violating the Ownership Limit or such other limit as provided in the Declaration of Trust and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Shares-in-Trust or the sales proceeds received by the Share Trust for such Shares-in-Trust. In the case of any Shares-in-Trust issued as a result of any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Shares-in-Trust to a qualified person or entity and distribute to the Prohibited Transferee an amount equal to the lesser of the Market Price (as defined in the Declaration of Trust) of such Shares-in-Trust as of the date of such event or the sales proceeds received by the trust for such Shares-in-Trust. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee will be distributed to the Beneficiary. Prior to a sale of any such Shares-in-Trust by the Share Trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such Shares-in-Trust, and also will be entitled to exercise all voting rights with respect to such Shares-in-Trust. Subject to Maryland law, effective as of the date that such Shares-in-Trust have been transferred to the Share Trust, (i) any vote cast by a Prohibited Transferee prior to the discovery by the Company that such Shares-in-Trust have been transferred to the Share Trust will be void and of no force or effect and (ii) the trustee shall have the authority to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. Any dividend or other distribution paid to the Prohibited Transferee (prior to the discovery by the Company that such Shares-in-Trust have been automatically transferred to the Share Trust as described above) will be required to be repaid to the trustee for distribution to the Beneficiary.

    In addition, Shares-in-Trust held in the Share Trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Share Trust (or in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days.

    If any purported transfer of Equity Shares would cause the Company to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to Equity Shares.

    The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by an affirmative vote of two-thirds of the votes

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entitled to be cast on such matter at a regular or special meeting of the shareholders of the Company. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Declaration of Trust. Subject to certain limited exceptions, amendments to the Declaration of Trust require the affirmative vote of holders owning at least two-thirds of the shares of beneficial interest of the Company outstanding and entitled to vote thereon.

    All certificates representing Equity Shares of the Company currently bear a legend referring to the restrictions described above.

    If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

    Under the Declaration of Trust, every owner of more than 5% (or such lower percentage as required by the Code or Treasury Regulations) of the outstanding Equity Shares must file, within 30 days after January 1 of each year, a written notice with the Company containing information regarding their ownership of such shares. Under current Treasury Regulations, the percentage will be set between one-half of 1% and 5%, depending upon the number of record holders of the Company's shares. Further, each shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such shareholder's actual and constructive ownership of Equity Shares on the Company's status as a REIT.

    The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board of Trustees and, consequently, shareholders may be unable to realize a premium for their shares over the then-prevailing market price which is customarily associated with such acquisitions and to ensure compliance with the Ownership Limit, or such other limit as provided in the Declaration of Trust.

    These restrictions will not preclude settlement for transactions through the NYSE.

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
                     CERTAIN PROVISIONS OF MARYLAND LAW AND
                OF THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

    The following paragraphs summarize certain provisions of Maryland law and of the Declaration of Trust and the Bylaws of the Company. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL, the Maryland REIT Law, the Declaration of Trust, the Articles Supplementary to the Declaration of Trust relating to the Redeemable Preferred Shares and the Bylaws, forms of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

CLASSIFICATION OF THE BOARD OF TRUSTEES

    The Declaration of Trust provides that the number of trustees of the Company shall be seven (subject to the rights of the holders of Convertible Preferred Shares and the Redeemable Preferred Shares to elect additional trustees upon the occurrence of certain events), which number may be increased or decreased pursuant to the Bylaws, but shall not be fewer than three. The Bylaws currently provide that the Board of Trustees will consist of not fewer than three nor more than thirteen trustees. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by the affirmative vote of a majority of the remaining trustees, even though less than a quorum of the Board of Trustees may exist.

    Pursuant to the terms of the Declaration of Trust, the Board of Trustees is divided into three classes as nearly equal in size as practicable. One class held office initially for a term expiring at the annual meeting of shareholders held on May 22, 1998, at which meeting the two trustees comprising such class were each re-elected to a new three-year term expiring in 2001. A second class of the Board of Trustees will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999 and a third class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000. As the term of each class expires, trustees in that class will be elected for a term of three years and until their successors are duly elected and qualified, and the trustees in the other two classes will continue in office. The Company believes that classification of the Board of Trustees will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Trustees.

    The classified board provision could have the effect of making the removal of incumbent trustees more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Trustees. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. Holders of Common Shares have no right to cumulative voting for the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the Common Shares will be able to elect all of the successors of the class of trustees whose term expires at that meeting. See "Risk Factors."

REMOVAL OF TRUSTEES

    While the Declaration of Trust empowers its Shareholders to fill vacancies in the Board of Trustees that are caused by the removal of a trustee, the Declaration of Trust also precludes shareholders from removing incumbent trustees except upon a substantial affirmative vote. Specifically, the Declaration of Trust provides that a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes then entitled to be cast in the election of trustees. Under the Maryland REIT law, the term "cause" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation. This provision, when coupled with the provision in the Bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

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BUSINESS COMBINATIONS

    Under the MGCL, as applicable to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between the Company and any Interested Shareholder or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the Board of Trustees and approved by the affirmative vote of at least (a) 80.0% of the votes entitled to be cast by holders of the Company's outstanding voting shares of beneficial interest and (b) two-thirds of the votes entitled to be cast by holders of the Company's outstanding voting shares of beneficial interest other than shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the Company's shareholders receive a minimum price (as defined in the MGCL) for their shares of beneficial interest and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Trustees of the Company prior to the time that the Interested Shareholder becomes an Interested Shareholder. As permitted by the MGCL, the Board of Trustees of the Company has opted out of the business combinations provisions of the MGCL with respect to any business combination involving PGI, the Primestone Joint Venture or any of the Contributors, or any of their respective affiliates (including Mr. Reschke). In addition, the Partnership Agreement requires that any merger or sale of all or substantially all of the assets of the Operating Partnership be approved by the holders of at least 50.0% of the Common Units, including the Common Units held by the Company.

CONTROL SHARE ACQUISITIONS

    The MGCL, as applicable to Maryland real estate investment trusts, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror or by officers or trustees who are employees of the trust.

    "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Company may itself present the question at any shareholders' meeting.

    If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares of beneficial interest are considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror

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becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares of beneficial interest as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction or to acquisitions approved or exempted by the trust's declaration of trust or bylaws.

    The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of beneficial interest. There can be no assurance that such provision will not be amended or eliminated at any point in the future.

    If the foregoing exemption in the Bylaws is rescinded, the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

AMENDMENT TO THE DECLARATION OF TRUST

    The Declaration of Trust, with certain limited exceptions, may be amended with the affirmative vote of the holders of not less than a majority of the aggregate number of shares of beneficial interest outstanding and entitled to vote thereon voting generally in the election of trustees. The provisions relating to the classification of the Board of Trustees and removal of trustees may be amended only by the affirmative vote of the holders of not less than two-thirds of the aggregate number of shares of beneficial interest outstanding and then entitled to vote thereon voting generally in the election of trustees.

    Under the Maryland REIT Law, a declaration of trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees. Also under the Maryland REIT Law, a declaration of trust may permit the board of trustees to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class without shareholder approval. Pursuant to this statute, the Declaration of Trust authorizes the Board of Trustees to increase or decrease the aggregate number of shares of beneficial interest of the Company or the number of shares of beneficial interest of any class of beneficial interest of the Company without shareholder approval.

ADVANCE NOTICE OF TRUSTEE NOMINATIONS AND NEW BUSINESS

    The Bylaws provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Trustees or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only (i) pursuant to the Company's notice of meeting, (ii) by the Board of Trustees or (iii) provided that the Board of Trustees has determined that trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws.

    The provisions in the Declaration of Trust on classification of the Board of Trustees, amendments to the Declaration of Trust and removal of trustees and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws

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could have the effect of discouraging a takeover or other transaction which shareholders might believe to be otherwise in their best interests.

MARYLAND ASSET REQUIREMENTS

    To maintain its qualification as a Maryland REIT, the Maryland REIT Law requires that the Company hold, either directly or indirectly, at least 75.0% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Maryland REIT Law also prohibits using or applying land for farming, agricultural, horticultural or similar purposes.

MEETINGS OF SHAREHOLDERS

    The Declaration of Trust and the Bylaws provide for annual meetings of shareholders to elect the Board of Trustees and transact such other business as may properly be brought before the meeting. Special meetings of shareholders may be called by the President, the Board of Trustees or the Chairman of the Board and shall be called at the request in writing of the holders of 50.0% or more of the outstanding shares of beneficial interest of the Company entitled to vote.

    The Bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each shareholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each shareholder entitled to notice of the meeting but not entitled to vote at it.

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                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the completion of the Offering of the Common Shares covered by this Prospectus, the Company will continue to have outstanding 4,000,000 Redeemable Preferred Shares, 2,000,000 Convertible Preferred Shares and 15,313,094 Common Shares. In addition, the Company has reserved an aggregate of 11,371,075 Common Shares for issuance upon the exchange of LP Common Units held by Limited Partners or conversion of the Convertible Preferred Shares, and has reserved
1.85 million Common Shares for issuance upon exercise of options issued pursuant to the Company's Share Incentive Plan. All of the Common Shares offered hereby when sold pursuant to the Registration Statement that contains this Prospectus will be freely tradeable in the public market without restriction or registration under the Securities Act except for any shares purchased by an existing "affiliate" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act as more fully described below.

    Upon completion of the Offering, the Company will continue to have 9,371,075 LP Common Units outstanding issued to the Limited Partners. The Limited Partners have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) any LP Common Units or Common Shares or other shares of beneficial interest of the Company, or any securities convertible or exercisable or exchangeable for any LP Common Units or Common Shares or other shares of beneficial interest of the Company, for the applicable Holding Period, in each case without the prior written consent of Prudential Securities Incorporated, on behalf of the IPO Underwriters, subject to certain limited exceptions. Prudential Securities Incorporated may, at any time and without notice, release all or any portion of the Common Shares subject to the foregoing lock-up agreements. Following the expiration of the foregoing restrictions, any Common Shares issued to the Limited Partners upon exchange of their respective LP Common Units may be sold in the public market pursuant to registration statements which the Company will be obligated to file pursuant to the exercise of registration rights that have been granted by the Company or available exemptions from registration.

    The Common Shares owned by "affiliates" of the Company, the 12,500 restricted Common Shares issued to officers of the Company who are not Common Unit Holders and the Common Shares issuable upon exchange of Common Units (other than those issued pursuant to registration rights, as described below), will be subject to Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with them in accordance with Rule 144) who has beneficially owned "restricted securities" (defined generally as securities acquired from the issuer or an affiliate of the issuer in a transaction not involving a public offering) for at least one year, and including the holding period of any prior owner unless such prior owner is an affiliate, would be entitled to sell within any three-month period a number of Common Shares that does not exceed the greater of 1.0% of the then-outstanding number of Common Shares or 1.0% of the average weekly trading volume of the Common Shares on the NYSE during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated with them in accordance with Rule 144) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or public information requirements. An "affiliate" of the Company is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, the Company.

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
    The Company established the Share Incentive Plan for the purpose of attracting and retaining executive officers, trustees and other key employees. See "Management--Share Incentive Plan." The Company has issued in the aggregate options to purchase 1,272,500 (1,165,000 after the termination of certain options) Common Shares to executive officers, trustees and certain key employees and has reserved 577,300 (685,000 net of the termination of certain options) additional Common Shares for future issuance under the Share Incentive Plan. Prior to November 17, 1998, the Company intends to file a registration statement under the Securities Act registering the Common Shares reserved for issuance upon the exercise of options granted under the Share Incentive Plan which registration statement will become effective automatically upon filing. See "Management--Share Incentive Plan." Accordingly, (i) Common Shares issued upon exercise of options registered under such registration statement and (ii) Common Shares issuable upon the exchange of Common Units or the conversion of the Convertible Preferred Shares that are sold pursuant to an effective registration statement pursuant to the registration rights discussed below under "--Exchange Rights and Registration Rights," in each case, will be available for sale in the open market, unless such shares are Convertible Preferred Shares or subject to vesting restrictions with the Company and except to the extent that the holders of such options are subject to the lock-up agreements described above.

    No prediction can be made as to the effect, if any, that future sales of Common Shares (including sales pursuant to Rule 144) or the availability of Common Shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares (including Common Shares issued upon the exercise of options, the exchange of Common Units or conversion of Convertible Preferred Shares) or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Shares and impair the Company's ability to obtain additional capital through the sale of equity securities. See "Risk Factors--Possible Adverse Effects on Share Price Arising from Shares Eligible for Future Sale." For a description of certain restrictions on transfers of Common Shares held by certain shareholders of the Company, see "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer."

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
                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of Common Shares who purchases such shares in the Offering. Winston & Strawn has acted as tax counsel ("Tax Counsel") to the Company in connection with the Offering and the preparation of this Prospectus. This summary should not be construed as tax advice. The discussion contained herein does not address all aspects of federal income taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including, without limitation, insurance companies, financial institutions, broker-dealers, persons whose functional currency is other than the United States dollar, persons who hold the Common Shares as part of a straddle, hedging, or conversion transaction or, except as specifically described herein, tax-exempt entities and foreign persons) who are subject to special treatment under the federal income tax laws. In addition, this summary is generally limited to investors who will hold the Common Shares as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

    The statements in this summary are based on current provisions of the Code, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly with retroactive effect. The provisions of the Code, the Treasury Regulations promulgated thereunder and the administrative and judicial interpretations thereof that concern REITs are highly technical and complex, and this summary is qualified in its entirety by such Code provisions, Treasury Regulations, and administrative and judicial interpretations. No assurance can be given that future legislative, judicial, or administrative actions or decisions will not affect the accuracy of any statements in this summary. In addition, no ruling will be sought from the Internal Revenue Service (the "IRS") with respect to any matter discussed herein, and there can be no assurance that the IRS or a court will agree with the statements made herein.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALE OF COMMON SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

    The Company expects to elect to be taxed as a REIT under Sections 856 through 860 of the Code and the applicable Treasury Regulations promulgated thereunder, which together set forth the requirements for qualifying as a REIT (the "REIT Requirements"), beginning with its taxable year ended December 31, 1997. The Company believes that it is organized and will operate in such a manner to qualify for taxation as a REIT under the Code. No assurance can be given, however, that the Company has actually operated in such a manner to so qualify as a REIT or will continue to operate in such a manner so as to remain qualified as a REIT.

    Subject to the qualifications stated herein and in its opinion, Tax Counsel has given the Company an opinion that the Company is organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code and its method of operation enables it to continue to meet the requirements for qualification as a REIT. An opinion of counsel is not binding on the IRS or a court and there can be no assurance that the IRS or a court will not take a position different from that expressed by Tax Counsel. It also must be emphasized that Tax Counsel's opinion is based on various assumptions and is conditioned upon numerous representations made by the Company and the Operating Partnership as to factual matters, including those related to their businesses and properties as set forth in this Prospectus. Tax Counsel has not independently verified the Company's representations. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a

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
continuing basis the actual operating results, distribution levels, diversity of ownership and the various other qualification tests imposed by the Code as discussed below. Tax Counsel will not review the Company's compliance with these tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. See "--Failure to Qualify."

TAXATION OF THE COMPANY

    For any taxable year in which the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to its shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders in calculating its taxable income. This deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that generally results from an investment in a corporation.

    Even if the Company continues to qualify for taxation as a REIT, it may be subject to federal income tax in certain circumstances. First, the Company will be taxed at regular corporate rates on any undistributed "REIT taxable income" and undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the corporate "alternative minimum tax" on its items of tax preference, if any. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, the Company will be subject to tax on such income at the highest regular corporate rate (currently 35%). Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements are met, the Company will be subject to a 100% tax on the greater of the amount by which the Company fails the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute for each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent the Company elects to retain and pay income tax on net long-term capital gains it received during the year such amounts will be treated as having been distributed for purposes of the 4.0% excise tax. Finally, if the Company acquires any asset from a C corporation (I.E., generally a corporation subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, pursuant to guidelines issued by the IRS, the C corporation from which the Company acquired the asset will be taxable on the amount of gain that would have been realized if the C corporation had liquidated on the last day before the date on which the Company acquired the asset. Alternatively, the Company may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on the excess, if any, of (i) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (ii) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (I.E., "built-in gain"). The Company also will be taxed on any built-in gains during the Recognition Period attributed to the disposition of assets of an acquired corporation which is a "qualified REIT subsidiary." See "--Requirements for Qualification--Qualified REIT Subsidiary."

    If the Company invests in properties in foreign countries, the Company's profits from such investments will generally be subject to tax in the countries where such properties are located. The precise

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
nature and amount of any such taxation will depend on the laws of the countries where the properties are located. If the Company satisfies the annual distribution requirements for qualification as a REIT and is therefore not subject to federal corporate income tax on that portion of its ordinary income and capital gain that is currently distributed to its shareholders, the Company will generally not be able to recover the cost of any foreign tax imposed on profits from its foreign investments by claiming foreign tax credits against its U.S. tax liability on such profits. Moreover, a REIT is not able to pass foreign tax credits through to its shareholders.

    The Company uses the calendar year for both federal income tax purposes and financial reporting purposes.

REQUIREMENTS FOR QUALIFICATION

    To qualify as a REIT, the Company must have met and continue to meet the requirements, discussed below, relating to the Company's organization, the sources of its gross income, the nature of its assets, and the level of distributions to its shareholders.

  ORGANIZATIONAL REQUIREMENTS

    The Code requires that a REIT be a corporation, trust, or association:

    (i) which is managed by one or more trustees or directors;

    (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

   (iii) which would be taxable as a domestic corporation but for compliance with the REIT Requirements;

    (iv) which is neither a financial institution nor an insurance company subject to certain special provisions of the Code;

    (v) the beneficial ownership of which is held by 100 or more persons;

    (vi) at any time during the last half of each taxable year not more than 50% in value of the outstanding stock or shares of beneficial interest of which is owned, directly or indirectly through the application of certain attribution rules, by or for five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds); and

   (vii) which meets certain other tests, described below, regarding the nature of its income and assets and distribution requirements.

    The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. A corporation may not elect to become a REIT unless its taxable year is a calendar year.

    The Company has issued sufficient shares to enough holders to allow the Company to satisfy the requirement set forth in (v) above (the "100 holder" requirement). For purposes of determining ongoing compliance with the 100 holder requirement, Treasury Regulations require the Company to issue letters to certain shareholders demanding information regarding the amount of shares each such shareholder actually or constructively owns ("shareholder demand letters"). Although any failure by the Company to comply with the shareholder demand letters requirement should not jeopardize its REIT status, such failure would subject the Company to financial penalties. A list of those shareholders failing or refusing to comply with this demand must be maintained as part of the Company's records. A shareholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and other information.

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
    As set forth in (vi) above, to qualify as a REIT, the Company must also satisfy the requirement set forth in Section 856(a)(6) of the Code that it not be closely held. The Company will not be closely held so long as at all times during the last half of any taxable year of the Company (other than the first taxable year for which the REIT election is made) not more than 50% in value of its outstanding shares of beneficial interest is owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds) (the "5/50 Rule"). Although the Company's Declaration of Trust contains certain restrictions on the ownership and transfer of the Equity Shares (which include the Redeemable Preferred Shares), the restrictions do not ensure that the Company will be able to satisfy the "five or fewer" requirement. If the Company fails to satisfy the "five or fewer" requirement, the Company's status as a REIT will terminate, and the Company will not be able to prevent such termination. However, for taxable years beginning after August 5, 1997, if the Company complies with the procedures prescribed in Treasury Regulations for issuing shareholder demand letters and does not know, or with the exercise of reasonable diligence would not have known, that the 5/50 Rule was violated, the requirement that the Company not be closely held will be deemed to be satisfied for the year. See "Certain Federal Income Tax Considerations--Failure to Qualify."

OWNERSHIP OF A PARTNERSHIP INTEREST

    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's capital interest in such partnership and is deemed to earn such proportionate share of the income of the partnership. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the asset tests. Accordingly, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership, including the Operating Partnership's proportionate share of the assets, liabilities and items of income of each Property Partnership, are treated as assets, liabilities and items of income of the Company for purposes of applying the REIT Requirements, provided that the Operating Partnership and each of the Property Partnerships are treated as partnerships for federal income tax purposes. See "Certain Federal Income Tax Considerations--Tax Aspects of the Company's Investments in Partnerships--Partnership Classification."

  QUALIFIED REIT SUBSIDIARY

    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," within the meaning of section 856(i) of the Code, that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities and such items of the REIT itself. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. However, if an existing corporation is acquired by a REIT and becomes a "qualified REIT Subsidiary" of such REIT, all of its pre-acquisition earnings and profits must be distributed before the end of the REIT's taxable year. Any corporation formed directly by the Company to act as a general partner in any of the Property Partnerships will be a "qualified REIT subsidiary" and thus all of such subsidiary corporation's assets, liabilities, and items of income, deduction, and credit will be treated as assets, liabilities, and items of income, deduction and credit of the Company.

  INCOME TESTS

    To maintain its qualification as a REIT, the Company must satisfy two gross income requirements annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived

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
from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent received or accrued with respect to any property must not be based in whole or in part on the income or profits derived by any person from such property, although an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or gross sales. Rents received from a tenant that are based on the tenant's income from the property will not be treated as rents based on income or profits and thus excluded from the term "rents from real property" if the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of substantially all of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by a REIT. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom the REIT derives no income. However, the Company (or its affiliates) are permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered for the convenience of the occupant of the property. A de minimis exception allows a REIT to provide non-customary services to its tenants and not disqualify income as rents from real property so long as the value of the impermissible services does not exceed 1.0% of the gross income for the property. For these purposes, the amount the Company receives that is attributable to impermissible services may not be valued at less than 150% of the Company's direct cost of providing these services.

    Substantially all of the gross income of the Company is attributable to investments in real property and specifically to rents attributable to and gains from the disposition of real property. The Company believes that it does not receive rents based on the net income or profits of a tenant. Moreover, the Company believes that it does not receive rents in excess of a DE MINIMIS amount (generally rent from certain office space leased to PGI affiliates) from a Related Party Tenant. The Company also believes that it does not receive any rent attributable to personal property leased in connection with a lease of real property that exceeds 15% of the total rents received under any such lease (for this purpose the Company took into account as personal property the overhead cranes in use at certain of its Industrial Properties).

    The Operating Partnership provides certain services with respect to the Properties, but does not satisfy the "independent contractor" requirements described above. To the extent necessary to preserve the Company's status as a REIT, the Operating Partnership will arrange to have services provided by independent contractors from whom the Company or Operating Partnership does not derive or receive any income.

    The Operating Partnership also receives fees in exchange for the performance of certain usual and customary services relating to properties not owned entirely by the Operating Partnership. The ratable portion of these fees attributable to the part of the property not owned by the Operating Partnership does not constitute qualifying income under the 75% or 95% gross income tests. The remainder of these fees is ignored under the 75% and 95% gross income test so long as the Company has a significant interest in such property. The Company believes that the aggregate amount of such nonqualifying fees (and any other nonqualifying income) in any taxable year will not exceed the limits on nonqualifying income under the gross income tests described above.

    The Properties include a 398-space parking facility for which the Company, through the Operating Partnership, receives fees. This parking facility is operated through an independent contractor from whom the Company derives no income.

    The Services Company, pursuant to contractual arrangements, performs management services with respect to properties not owned by the Company or the Operating Partnership. The health club located in the 77 West Wacker Drive Building (which is available for use at certain membership fees by employees of tenants as well as by the general public) is owned by the Services Company. The income from such services and the revenues from the health club is taxed to the Services Company at the regular corporate tax rates. Note payments and dividends paid by the Services Company to the Operating Partnership will constitute qualifying income for purposes of the 95% gross income test but not for the purposes of the 75% gross income test.

    Should the potential amount of nonqualifying income in the future create a risk as to the qualification of the Company as a REIT, the Company intends to take action to avoid not qualifying as a REIT. The Company may for instance transfer certain nonqualifying activities to a taxable corporation such as the Services Company, from which it would receive dividends. If this should occur, the Operating Partnership would be entitled to receive dividends as a stockholder of such corporation. The amount of dividends available for distribution to the Company would be reduced below the comparable amount of fee income that would otherwise be received by the Operating Partnership because such a corporation would be subject to a corporate level tax on its taxable income, thereby reducing the amount of cash available for distribution. Furthermore, the Company would be required to structure the stock interest owned by the Operating Partnership in such a corporation to ensure that the various asset tests described below were not violated (I.E., the Operating Partnership would not own more than 10% of the voting securities of such corporation and the value of the stock interest would not exceed 5% of the value of the Company's total assets).

    If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company's failure to meet such test(s) was due to reasonable cause and not due to willful neglect,
(ii) the Company reported the nature and amount of each item of its income included in the test(s) for such taxable year on a schedule attached to its return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally earns exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in "--Taxation of the Company" even if these relief provisions apply, the Company will still be subject to a 100% tax on the greater of the amount by which the Company failed the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. See "--Failure to Qualify."

  ASSET TESTS

    At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets, including its allocable share of assets held by the Operating Partnership and each Property Partnership in which the Operating Partnership is a partner, must be represented by real estate assets (which for this purpose includes stock or debt instruments held for not more than one year purchased with proceeds of a stock offering or a long-term (at least five years) debt offering of the Company), cash, cash items and U.S. government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. By virtue of its partnership interest in the Operating Partnership, the Company will be deemed to own for purposes of the three asset tests its pro rata share of the assets of the Operating Partnership, and the assets of each Property Partnership in which the Operating Partnership is a partner. The Operating Partnership owns 100% of the Preferred Stock of the Services Company and the Note issued by the Services Company, but none of that corporation's voting stock. The Company does not believe that its pro rata share of the stock and securities (I.E., the Note) owned by the Operating Partnership in such corporation exceeds 5% of the total value of the Company's assets. No independent appraisals will be obtained to support this conclusion, and Tax Counsel, in rendering its opinion as to the qualification of the Company as a REIT, is relying on the Company's representation that the Preferred Stock and
Note issued by the Services Company and held by the Operating Partnership does not cause the Company to fail the 5% value test.

    After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

  ANNUAL DISTRIBUTION REQUIREMENTS

    To continue to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to (i) the sum of (A) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) plus (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. A distribution which is not pro rata within a class of beneficial interest entitled to a dividend or which is not consistent with the rights to distributions between classes of beneficial interest (a "preferential dividend") is not taken into consideration for the purpose of meeting the distribution requirement. Accordingly, the payment of a preferential dividend could affect the Company's ability to meet this distribution requirement.

    To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute for each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, plus (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent the Company elects to retain and pay income tax on net long-term capital gains it received during the year such amounts will be treated as having been distributed for purposes of the 4.0% excise tax.

    The Company has and intends to continue to make timely distributions sufficient to satisfy all of the annual distribution requirements. The Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy these distribution requirements. It is possible that, from time to time, the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to the insufficiency of cash flow from the Operating Partnership in a particular year or to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's "REIT taxable income," on the other hand. In the event that such an insufficiency or such timing

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differences occur, in order to meet the 95% distribution requirement, the
Company may find it necessary to cause the Operating Partnership to make distributions, to borrow funds, or to liquidate assets.

    If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the IRS upon audit, the Company may retroactively cure the failure by paying "deficiency dividends" to its shareholders in a later year, which may then be included in the Company's deduction for dividends paid for the earlier year. The Company may thus be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

  PENALTY TAX ON PROHIBITED TRANSACTIONS

    The Company's share of any gain realized on the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of its trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership, through the Property Partnerships, intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be required and, if made, will not be deductible by the Company. As a result, the Company's failure to qualify as a REIT will reduce the cash available for distribution by the Company to its shareholders. In addition, if the Company fails to qualify as a REIT, all distributions to the Company's shareholders will be taxable as ordinary dividend income to the extent of the Company's then current and accumulated earnings and profits, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be ineligible for qualification as a REIT during the four taxable years following the year during which qualification was lost. It is not possible to determine whether the Company would be entitled to such statutory relief in all circumstances.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

    The Company holds direct or indirect interests in the Operating Partnership and each of the Property Partnerships (each individually a "Partnership" and, collectively, the "Partnerships"). The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investments in the Partnerships. The discussion does not address state or local tax laws or any federal tax laws other than income tax laws.

  PARTNERSHIP CLASSIFICATION

    The Company will include in its income its distributive share of the income and will deduct its distributive share of the losses, of each of the Partnerships only if each such Partnership is classified for

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federal income tax purposes as a partnership rather than as an association (or publicly-traded partnership) taxable as a corporation.

    Prior to January 1, 1997, an organization formed as a partnership was treated as a partnership for federal income tax purposes rather than a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management,
(iii) limited liability and (iv) free transferability of interests. Under final Treasury Regulations which became effective January 1, 1997, the four factor test has been eliminated, and an entity with two or more members formed as a partnership under relevant state law will be taxed as a partnership for federal income tax purposes unless it specifically elects otherwise. The final regulations also provide that the IRS will not challenge the classification of an existing partnership for tax periods prior to January 1, 1997 so long as (1) the entity had a reasonable basis for its claimed classification, (2) the entity and all its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

    The Company believes that each Partnership formed on or after January 1, 1997 will be treated as a partnership for federal income tax purposes because each was or will be formed as a partnership under state law and will have two or more partners. Further, for each Partnership that was formed prior to January 1, 1997, the Company expects that such Partnership will be treated as a partnership for federal income tax purposes for the periods before January 1, 1997 as (1) such Partnership had a reasonable basis for its claimed classification, (2) such Partnership and all its partners recognized the federal income tax consequences of any changes in the partnership's classification within the 60 months prior to January 1, 1997, and (3) neither the Partnership nor any member of the Partnership had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

    Additionally, the Company believes that none of the Partnerships will be treated as publicly traded partnerships within the meaning of Code Section 7704 that is taxed as a corporation for federal income tax purposes because, under the applicable Treasury Regulations, none of the interests in the Partnerships are registered under the Securities Act or traded on an established securities market and none of the Partnerships have more than 100 partners for purposes of Code Section 7704 (or will otherwise fall within one of the other "safe harbors" for the Partnership to avoid being treated as having interests which are "readily tradeable on a secondary market (or the substantial equivalent thereof)"). The Company further believes that none of the Partnerships will be treated as a publicly traded partnership on the basis of the gross income exception that 90% or more of its annual gross income will be from certain passive sources, such as rents from real property, interest, and the sale or disposition of real property and capital assets, and that none of the Partnerships would be described as an investment company if it were a domestic corporation.

    If for any reason any of the Partnerships were taxable as a corporation rather than as a partnership for federal income tax purposes, the character of the Company's assets and items of gross income would change, and, as a result, the Company would most likely be unable to satisfy the income and asset tests, which would thus prevent the Company from qualifying as a REIT. In addition, any change in the status for tax purposes of any of the Partnerships might be treated as a taxable event, in which case the Company could incur a tax liability without any related cash distribution. Further, if any of the Partnerships were to be treated as an association taxable as a corporation, items of income, gain, loss, deduction and credit of such Partnership would not pass through to its partners; instead, the Partnership would be taxable as a corporation, subject to entity-level taxation on its net income at regular corporate tax rates. The partners of any such Partnership would be treated for federal income tax purposes as stockholders, with distributions to such partners being treated as dividends. See "--Requirements for Qualification--Income Tests" and "--Asset Tests."

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INCOME TAXATION OF THE PARTNERSHIPS AND THEIR PARTNERS

  PARTNERS, NOT PARTNERSHIPS, SUBJECT TO TAX

    A partnership (that is not a publicly traded partnership) is not subject to tax as an entity for federal income tax purposes. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. The Company will be required to take into account its allocable share of the foregoing items of the Partnerships for purposes of the various REIT income tests and in the computation of its "REIT taxable income." See "--Requirements for Qualification--Income Tests."

  PARTNERSHIP ALLOCATIONS

    Although a partnership agreement will generally determine the allocation of a partnership's income and losses among the partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Company believes that the allocations of taxable income and loss contained in the partnership agreements for each of the Partnerships complies with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

    Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership (such as interests in the Property Partnerships that own the Properties) in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

    The Operating Partnership was formed by way of contributions, including contributions of appreciated property (including interests in the Property Partnerships that own the Properties), by certain Limited Partners. Consequently, the Partnership Agreement requires allocations of income, gain, loss and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code.

    In general, these allocations tend to eliminate the Book-Tax Differences over the life of the Partnerships by allocating to the Limited Partners of the Operating Partnership, solely for tax purposes, lower amounts of depreciation deductions and increased taxable income and gain on the sale by the Property Partnerships of the Properties than would ordinarily be the case for economic or book purposes. The Operating Partnership and the Company will elect to use the "traditional method" under Treasury Regulation section 1.704-3(c) as the method of accounting for the Book-Tax Differences with respect to properties contributed to the Partnerships. However, this allocation method may not always entirely rectify a Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Moreover, the application of
Section 704(c) principles in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert that a different allocation should be used to eliminate any such Book-Tax Difference.

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
    With respect to any property purchased by any of the Property Partnerships subsequent to the formation of the Company, such property will initially have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

  DEPRECIATION DEDUCTIONS AVAILABLE TO THE OPERATING PARTNERSHIP

    Certain assets owned by the Operating Partnership and the Property Partnerships consist of property contributed by their partners. In general, when property is contributed in a tax-free transaction under Section 721 of the Code, the transferee partnership is treated in the same manner as the contributing partner for purposes of computing depreciation. The effect of this rule is to continue the historic basis, placed in service dates and depreciation methods with respect to property contributed to a partnership. In general, this will result in the Operating Partnership and the Property Partnerships claiming less depreciation than if they had purchased the contributed properties in a taxable transaction and could result in the Company being allocated less depreciation than if the contributed properties were purchased in a taxable transaction.

  BASIS IN PARTNERSHIP INTEREST

    The Company's adjusted tax basis in its partnership interest in the Operating Partnership is generally (i) equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company,
(ii) increased by (A) the Company's allocable share of the Operating Partnership's income and (B) the Company's allocable share of indebtedness of the Operating Partnership, and (iii) reduced, but not below zero, by (A) the Company's allocable share of the Operating Partnership's losses and (B) the amount of cash and the basis of any other property distributed by the Operating Partnership to the Company, including any constructive cash distributions resulting from a reduction in the Company's allocable share of indebtedness of the Operating Partnership.

    If the allocation to the Company of its distributive share of any loss of the Operating Partnership would reduce the adjusted tax basis in its partnership interest in the Operating Partnership below zero, the recognition of such excess loss will be deferred until such time and to the extent that the Company has sufficient tax basis in its partnership interest so that the recognition of such loss would not reduce the amount of such tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (each such decrease being considered a constructive cash distribution to the Company), would reduce the Company's adjusted tax basis in its partnership interest below zero, such excess distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions will normally be characterized as a capital gain, and if the Company has held its partnership interest in the Operating Partnership for longer than the long-term capital gain holding period (currently eighteen months), the distributions and constructive distributions will constitute long-term capital gains.

    The rules described above with respect to basis apply equally to the Operating Partnership in its capacity as a partner in any Property Partnership, as well as to the Company in its capacity as a partner in any Property Partnership.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

    As used herein, the term "U.S. Shareholder" means a holder of Common Shares who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (iv) is an estate subject to taxation in the United States, regardless of its source of income.

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
    As long as the Company continues to qualify as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations.

    Dividends paid to U.S. Shareholders will be treated as portfolio income. Such income, therefore, will not be subject to reduction by losses from passive activities (i.e., any interest in a rental activity or in a trade or business in which the holder does not materially participate, such as certain interests held as a limited partner) of any holder who is subject to the passive activity loss rules. Such distributions will, however, be considered investment income which may be offset by certain investment expense deductions.

    Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to U.S. Shareholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain of the taxable year) without regard to the period for which a U.S. Shareholder has held his/her Common Shares. The highest marginal individual income tax rate (which applies to ordinary income and gain from the sale or exchange of capital assets held for one year or less) currently is 39.6%. The maximum tax rate on mid-term capital gains applicable to noncorporate taxpayers is 28.0% for sales and exchange of assets held for more than one year but not more than 18 months and the maximum tax rate on long-term capital gains applicable to noncorporate taxpayers is 20.0% for sales and exchange of assets held for more than 18 months. The maximum tax rate applicable to noncorporate taxpayers on long-term capital gain from the sale or exchange of "section 1250 property" (I.E., depreciable real property) is 25.0% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions designated by the Company as capital gain dividends and retained capital gains that the Company is deemed to distribute, the Company may designate (subject to certain limits) whether the distribution is taxable to its noncorporate shareholders at a 20.0%, 25.0%, or 28.0% rate. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against noncorporate taxpayers' ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by noncorporate taxpayers. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years. U.S. Shareholders that are corporations may, however, be required to treat up to 20.0% of certain capital gain dividends as ordinary income.

    The Company may elect to retain amounts representing long-term capital gain income on which the Company will be taxed at regular corporate rates. In that case, each shareholder will be taxed on a proportionate share of the total long-term capital gains retained by the Company and will also receive a credit for a proportionate share of the tax paid by the Company. Finally, each shareholder shall increase the adjusted basis in his/her shares by the difference between the allocable amount of long-term capital gain and the tax deemed paid by the shareholder. If the Company should elect to retain long-term capital gains, it will notify each shareholder of the relevant tax information within 60 days after the close of the taxable year.

    To the extent that the Company makes distributions (not designated as capital gain dividends or retained capital gains) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his/her Common Shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his/her shares taxable as capital gains (provided that the shares have been held as a capital asset). Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company on

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
or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

    Upon any sale or other disposition of Common Shares, the holder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the shares. Such gain or loss will generally be capital gain or loss and will be taxable at a rate of 28.0% if such shares have been held for more than one year but not more than 18 months or 20.0% if such shares have been held for more than eighteen months. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of Common Shares that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Shareholder from the Company which were required to be treated as long-term capital gains.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute UBTI, even though the REIT may have financed certain of its activities with acquisition indebtedness. Although revenue rulings are interpretive in nature and are subject to revocation or modification by the IRS, based upon the revenue ruling and the analysis therein, distributions made by the Company to a U.S. Shareholder that is a tax-exempt entity (such as an individual retirement account ("IRA") or a 401(k) plan) should not constitute UBTI unless such tax-exempt U.S. Shareholder has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, or the shares are otherwise used in an unrelated trade or business conducted by such U.S. Shareholder.

    Special rules apply to certain tax-exempt pension funds (including 401(k) plans but excluding IRAs or government pension plans) that own more than 10% (measured by value) of a "pension-held REIT" at any time during a taxable year beginning after December 31, 1993. Such a pension fund may be required to treat a certain percentage of all dividends received from the REIT during the year as UBTI. The percentage is equal to the ratio of the REIT's gross income (less direct expenses related thereto) derived from the conduct of unrelated trades or businesses determined as if the REIT were a tax-exempt pension fund, to the REIT's gross income (less direct expenses related thereto) from all sources. The special rules will not apply to require a pension fund to recharacterize a portion of its dividends as unrelated business taxable income unless the percentage computed is at least 5%.

    A REIT will be treated as a "pension-held REIT" if the REIT is predominantly held by tax-exempt pension funds and if the REIT would otherwise fail to satisfy the "5/50 Rule" discussed above, see "--Requirements for Qualification--Organizational Requirements," if the stock or beneficial interests of the REIT held by such tax-exempt pension funds were not treated as held directly by their respective beneficiaries. A REIT is predominantly held by tax-exempt pension funds if at least one tax-exempt pension fund holds more than 25% (measured by value) of the REIT's stock or beneficial interests, or if one or more tax-exempt pension funds (each of which owns more than 10% (measured by value) of the REIT's stock or beneficial interests) own in the aggregate more than 50% (measured by value) of the REIT's stock or beneficial interests. The Company believes that it will not be treated as a pension-held REIT. However, because the shares of the Company will be publicly traded, no assurance can be given that the Company is not or will not become a pension-held REIT.

TAXATION OF NON-U.S. SHAREHOLDERS

    The rules governing United States federal income taxation of any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created in the United States or under the

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
laws of the United States or of any state thereof, (iii) an estate whose income is includable in income for U.S. federal income tax purposes regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust (collectively, "Non-U.S. Shareholders") are highly complex, and the following discussion is intended only as a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF UNITED STATES FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON AN INVESTMENT IN COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

    In general, Non-U.S. Shareholders are subject to regular United States income tax with respect to their investment in Common Shares in the same manner as a U.S. Shareholder if such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income with respect to its investment in Common Shares that is (or is treated as) effectively connected with the conduct of a trade or business in the United States also may be subject to the 30% branch profits tax imposed by the Code, which is payable in addition to regular United States corporate income tax. The following discussion addresses only the United States taxation of Non-U.S. Shareholders whose investment in Common Shares is not effectively connected with the conduct of a trade or business in the United States.

  ORDINARY DIVIDENDS

    Distributions made by the Company that are not attributable to gain from the sale or exchange by the Company of United States real property interests and that are not designated by the Company as capital gain dividends will be treated as ordinary income dividends to the extent made out of current or accumulated earnings and profits of the Company. Generally, such ordinary income dividends will be subject to United States withholding tax at the rate of 30% on the gross amount of the dividends paid unless reduced or eliminated by an applicable United States income tax treaty. The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless a lower treaty rate applies and the Non-U.S. Shareholder has filed an IRS Form 1001 with the Company, certifying the Non-U.S. Shareholder's entitlement to treaty benefits. The IRS has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. These regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999.

  NON-DIVIDEND DISTRIBUTIONS

    Unless Common Shares constitute a United States Real Property Interest (a "USRPI"), distributions made by the Company in excess of its current and accumulated earnings and profits will be treated first as a tax-free return of capital to each Non-U.S. Shareholder, reducing the adjusted basis which such Non-U.S. Shareholder has in his Common Shares for U.S. tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a Non-U.S. Shareholder's adjusted basis in his shares being treated as gain from the sale or exchange of such shares, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of the Company's current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to a dividend distribution. However, the Non-U.S. Shareholder may seek a refund from the IRS of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of the Company's then current and accumulated earnings and profits.

    If Common Shares constitute a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at a rate of 35% to the extent such distributions exceed a Non-U.S. Shareholder's basis in its Common Shares. The Common Shares will not constitute a USRPI so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which, at all times during a specified testing period, less than

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
50% in value of its stock or beneficial interests are held directly or indirectly by Non-U.S. Shareholders. The Company believes that it will be a "domestically controlled REIT," and therefore that the Common Shares will not be treated as USRPIs under FIRPTA. However, because the Common Shares will be publicly traded, no assurance can be given that the Company is or will continue to be a "domestically-controlled REIT."

    If the Company did not constitute a "domestically-controlled REIT," the Common Shares would be treated as USRPIs subject to United States taxation under FIRPTA unless (i) the Common Shares are "regularly traded" (as defined in the applicable Treasury regulations) and (ii) the Non-U.S. Shareholder's interest (after application of certain constructive ownership rules) in the Company is 5.0% or less at all times during the five years preceding the sale or exchange.

  CAPITAL GAINS DIVIDENDS

    As long as the Company continues to qualify as a REIT, distributions made by the Company that are attributable to gain from the sale or exchange by the Company of any USRPI will be taxed to a Non-U.S. Shareholder under FIRPTA. Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as if such distributions were gains "effectively connected" with the conduct of a trade or business in the United States. Accordingly, a Non-U.S. Shareholder will be taxed on such distributions at the same capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the case of a corporate Non-U.S. Shareholder that is not entitled to treaty relief or exemption. The Company will be required to withhold tax from any distribution to a Non-U.S. Shareholder that could be designated by the Company as a USRPI capital gain dividend in an amount equal to 35% of the gross distribution. The amount of tax withheld is fully creditable against the Non-U.S. Shareholder's FIRPTA tax liability, and if such amount exceeds the Non-U.S. Shareholder's federal income tax liability for the applicable taxable year, the Non-U.S. Shareholder may seek a refund of the excess from the IRS. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding.

    Pursuant to Treasury Regulations effective through December 31, 1999, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding requirements discussed above and the applicability of any treaty rate. Under revised Treasury Regulations effective January 1, 2000, different presumptions and procedures apply to determine whether or not a dividend is subject to withholding and whether a possibly reduced treaty rate of withholding is available. In addition, new rules apply to dividends to foreign entities, including partnerships and other pass-through entities. Distributions in excess of current or accumulated earnings and profits of the Company to a Non-U.S. Shareholder may, to the extent they are not subject to 30% withholding or are subject to a lower treaty rate, may nevertheless be subject to separate withholding at a rate of 10% nevertheless under the rules of Code Section 1445. Non-U.S. Shareholders should discuss these new complex withholding rules with their tax advisors.

  DISPOSITION OF SHARES OF BENEFICIAL INTEREST OF THE COMPANY

    Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of Common Shares generally will not be subject to United States taxation unless the Common Shares constitute a USRPI within the meaning of FIRPTA (as described above).

    If the Common Shares were treated as USRPI so that gain on the sale or exchange of the Common Shares would be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Shareholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the Common Shares (including the Company) would be required to withhold and remit to the IRS 10% of the purchase price. Additionally, in such case, distributions on the Common Shares to the extent they represent a return of capital or capital gain from the sale of the Common Shares, rather than dividends, would be subject to a 10% withholding tax.

    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in two cases; (i) if the Non-U.S. Shareholder's investment in the Common Shares of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (ii) if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% withholding tax on the amount of such individual's capital gain.

  ESTATE TAX

    Common Shares of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    The Company will report to its U.S. Shareholders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% on dividends paid unless such U.S. Shareholder (i) is a corporation or falls within certain other exempt categories and, when required, can demonstrate this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Shareholder's federal income tax liability. In addition, the Company may be required to withhold a portion of any capital gain distributions made to U.S. Shareholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Shareholders." The IRS has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. These regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999.

    Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders, and Non-U.S. Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

OTHER TAX CONSIDERATIONS

  CLINTON REIT PROPOSALS

    The Clinton Administration budget proposals for fiscal year 1999 include various proposed changes with respect to the REIT federal income tax laws. Most significant to the Company is a proposal that would prohibit a REIT from owning more than 10% of the value of the outstanding stock of any corporation (other than a qualified REIT subsidiary). Under current law, a REIT is only prohibited from owning more than 10% of the voting stock of a corporation. The Company's ownership of all of the non-voting preferred stock of the Services Company complies with current REIT qualification rules while allowing the Company to receive substantially all of the economic benefit (I.E., 95%) of the Services

Company's income-producing activities on an after-tax basis. If enacted, the administration's proposal would limit the value of the Company's investment in the Services Company to no more than 10% of such economic benefits. Although it is possible that transition rules could be enacted which would allow the Company to maintain its existing ownership of the Services Company preferred stock, there can be no assurance that any such transition rules will be adopted. Moreover, even if transition rules are adopted, the future ability of the Company to receive increased amounts of distributions from the Services Company of the future ability of the Services Company to increase its level of operations may be substantially restricted.

    The Clinton Administration proposals would also eliminate the ability of an existing C corporation which elects REIT status to defer recognition of built-in gain on assets until such assets are disposed of during a 10 year period (under current law, thereafter no gain is recognized). The proposal would limit the availability of that built-in gain deferral provision to small C corporations (I.E., corporations the value of whose stock is $5,000,000 or less). This proposal, if enacted, could adversely affect the ability of the Company to acquire substantially all of the assets of existing C corporations and thus potentially limit the Company's growth.

    No prediction can be made as to the likelihood of passage into law of the administration's REIT proposals or as to the effective date of any changes.

  OTHER POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

    Prospective holders should recognize that the present federal income tax treatment of the Company may be modified by future legislative, judicial or administrative actions or decisions at any time, which may be retroactive in effect, and, as a result, any such action or decision may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting the Company or its shareholders. Revisions in federal income tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Common Shares.

  STATE AND LOCAL TAXES

    The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective holders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Shares.

                              ERISA CONSIDERATIONS

    The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser (including, with respect to the discussion contained in "--Status of the Company under ERISA," to a prospective purchaser that is not an employee benefit plan, another tax-qualified retirement plan or an IRA). This discussion does not propose to deal with all aspects of ERISA or Section 4975 of the Code or, to the extent not pre-empted, state law that may be relevant to particular employee benefit plan shareholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to state law requirements) in light of their particular circumstances.

    A FIDUCIARY MAKING THE DECISION TO INVEST IN COMMON SHARES ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS AN ERISA PLAN, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA OR OTHER EMPLOYEE BENEFIT PLAN IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE, AND (TO THE EXTENT NOT PRE-EMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF COMMON SHARES BY SUCH PLAN OR IRA. Plans should also consider the entire discussion under the heading "Certain Federal Income Tax Considerations," as material contained therein is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase the Common Shares.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS AND IRAS

    Each fiduciary of an employee benefit plan subject to Title I of ERISA (an "ERISA Plan") should carefully consider whether an investment in Common Shares is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require (i) an ERISA Plan's investments to be prudent and in the best interests of the ERISA Plan, its participants and beneficiaries, (ii) an ERISA Plan's investments to be diversified in order to reduce the risk of large losses, unless it is clearly prudent not to do so, (iii) an ERISA Plan's investments to be authorized under ERISA and the terms of the governing documents of the ERISA Plan and (iv) that the fiduciary not cause the ERISA Plan to enter into transactions prohibited under Section 406 of ERISA. In determining whether an investment in Common Shares is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA Plan and the liquidity and current return of the ERISA Plan's portfolio. A fiduciary should also take into account the nature of the Company's business, the length of the Company's operating history and other matters described under "Risk Factors."

    The fiduciary of an IRA or of an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employee (a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents, not prohibited under Section 4975 of the Code and permitted under applicable state law.

STATUS OF THE COMPANY UNDER ERISA

    A prohibited transaction may occur if the assets of the Company are deemed to be assets of the investing Plans and "parties in interest" or "disqualified persons" as defined in ERISA and Section 4975 of the Code, respectively deal with such assets. In certain circumstances where a Plan holds an interest in an entity, the assets of the entity are deemed to be Plan assets (the "look-through rule"). Under such circumstances, any person that exercises authority or control with respect to the management or disposition of such assets is a Plan fiduciary. Plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations, effective March 13, 1987 (the "Regulations"), that outline the circumstances under which a Plan's interest in an entity will be subject to the look-through rule.

    The Regulations apply only to the purchase by a Plan of an "equity interest" in an entity, such as common stock or common shares of beneficial interest of a REIT. However, the Regulations provide an exception to the look-through rule for equity interests that are "publicly-offered securities."

    Under the Regulations, a "publicly-offered security" is a security that is
(i) freely transferable, (ii) part of a class of securities that is widely held and (iii) either (a) part of a class of securities that is registered under section 12(b) or 12(g) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or (b) sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such longer period allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Generally, if the security is part of an offering in which the minimum investment is $10,000 or less, any restriction on or prohibition against any transfer or assignment of such security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not of itself prevent the security from being considered freely transferable. A class of securities is considered "widely held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.

    The Company anticipates that the Common Shares will meet the criteria of the publicly-offered securities exception to the look-through rule. First, the Company anticipates that the Common Shares will be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those required under federal tax laws to maintain the Company's status as a REIT. Second, the Company believes that the Common Shares will be held by 100 or more investors and that at least 100 or more of these investors will be independent of the Company and of one another. Third, the Common Shares will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and will be registered under the Exchange Act within 120 days after the end of the fiscal year of the Company during which the offering of such securities to the public occurs. Accordingly, the Company believes that if a Plan purchases Common Shares, the Company's assets should not be deemed to be Plan assets and, therefore, that a person who exercises authority or control with respect to the Company's assets should not be treated as a Plan fiduciary for purposes of the prohibited transaction rules of ERISA and Section 4975 of the Code.

                              SELLING SHAREHOLDERS

    The table below sets forth certain information concerning the Selling Shareholders. The Offered Shares, respectively, are beneficially owned by certain clients of Cohen & Steers, Morgan Stanley and Southeastern, respectively, for which Cohen & Steers, Morgan Stanley and Southeastern (collectively, the "Advisors") act as investment advisors. The Advisors, acting on behalf of such clients, purchased the Offered Shares from the Company pursuant to a Purchase Agreement dated as of March 25, 1998. Neither the Advisors nor any of the Selling Shareholders have held any position or office or, to the knowledge of the Company, has had any material relationship with the Company or any of the Company's affiliates or predecessors within the past three years (except for prior ownership of Common Shares of the Company).

    The Offered Shares represent approximately 16.8% of the number of Common Shares outstanding as of September 25, 1998. Because the Selling Shareholders may sell all or some of their Offered Shares, no estimate can be made of the number owned, beneficially or otherwise, by each Selling Shareholder upon completion of the Offering. There is no assurance that the Selling Shareholders will sell any of the Offered Shares.

                                                                             NUMBER OF SHARES
                                                                                 OWNED AND
NAME                                                                          OFFERED HEREBY
---------------------------------------------------------------------------  -----------------
Cohen & Steers Realty Shares, Inc.(1)......................................       1,157,800
Cohen & Steers Special Equity Fund, Inc.(1)................................         122,000
Cohen & Steers Equity Income Fund, Inc.(1).................................          30,000
Cohen & Steers Realty Income Fund, Inc.(1).................................          33,000
Cohen & Steers Total Return Realty Fund, Inc.(1)...........................         130,000
Cohen & Steers Managed Retirement Fund(1)..................................          48,000
Stichting Pensioenfonds ABP(2).............................................         154,839
Stichting Bedrijfspensioenfonds voor de Metaalnijverheid(2)................         103,226
Morgan Stanley Real Estate Special Situations, Inc.(2).....................          34,658
Morgan Stanley Real Estate Special Situations Fund I, LP(2)................         156,403
Morgan Stanley Real Estate Special Situations Fund II, LP(2)...............         208,537
MS Special Funds Pte. Ltd.(2)..............................................         103,226
Morgan Stanley Real Estate Special Situations Investors, L.P.(2)...........          13,305
Yale University(3).........................................................         285,000
                                                                             -----------------
    TOTAL..................................................................       2,579,994
                                                                             -----------------
                                                                             -----------------

---------

(1) Cohen & Steers acts as investment advisor to the accounts that beneficially own these Common Shares.

(2) Morgan Stanley acts as investment advisor to the accounts that beneficially own these Common Shares.

(3) Southeastern acts as an investment advisor to this holder of these Common Shares.

                              PLAN OF DISTRIBUTION

    The Company will not receive any proceeds from the offering by the Selling Shareholders. Any of the Selling Shareholders may from time to time, in one or more transactions, or a series of transactions, sell all or a portion of the Offered Shares on the NYSE, in the over-the-counter market, or on any other national securities exchange or trading system on which the Common Shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the Offered Shares from time to time will be determined by the Selling Shareholders and, at the time of such determination, may be higher or lower than the market price of the Common Shares on the NYSE or other exchange or trading system on which the Common Shares are admitted for trading privileges. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Shareholder or from purchasers of Offered Shares for whom they may act as agents, and underwriters may sell Offered Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Offered Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The Offered Shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the Offered Shares may be sold include (a) a block trade in which the broker-dealer so engaged will attempt to sell the Offered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) an exchange distribution in accordance with the rules of the NYSE or other exchange or trading system on which the Common Shares are admitted for trading privileges; (e) privately-negotiated transactions; and (f) underwritten transactions. The Selling Shareholders and any underwriters, dealers, or agents participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Shares by the Selling Shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

    When a Selling Shareholder elects to make a particular offer of Offered Shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such Selling Shareholder and any other required information.

    In order to comply with the securities laws of certain states, if applicable, the Offered Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Offered Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

    The Company has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the Offered Shares, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and disbursements of all independent certified accountants and fees and expenses incurred in connection with listing the Offered Shares on NYSE. The Selling Shareholders will pay any underwriting discounts, sales and commissions, fees and disbursements of counsel for the Selling Shareholders and transfer taxes, if any. The Company also has agreed to indemnify each of the Selling Shareholders and their respective officers, directors, agents, investment advisors and employees and each person who controls (within the meaning of the Securities Act) such Selling Shareholder and the officers, directors, agents and employees of such controlling person, against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this Offering. Each of the Selling Shareholders has agreed to indemnify the Company, its officers, trustees, agents and employees and each person who controls (within the meaning of the Securities Act) the Company and the officers, directors, agents and employees of each such controlling person against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this Offering with respect to certain written information furnished to the Company by such Selling Shareholder, provided, however, that the indemnification obligation is several, not joint, as to each Selling Shareholder, provided further, however, that each Selling Shareholder shall not be obligated to provide such indemnification to the extent liability resulted from the Company's failure to amend or take action promptly to correct or supplement any Registration Statement or Prospectus after receiving written notice from the Selling Shareholder of an untrue statement of material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein not misleading. In no event shall the liability of any Selling Shareholder be greater than the dollar amount of the proceeds received by such Selling Shareholder upon the sale of the Offered Shares giving rise to such indemnification obligation.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Offering will be passed upon for the Company by Winston & Strawn, Chicago, Illinois. Legal matters relating to Maryland law, including the validity of the issuance of the Common Shares offered hereby, will be passed upon for the Company by Miles &
Stockbridge P.C., Baltimore, Maryland. In addition, the description of federal income tax consequences contained in this Prospectus under "Certain Federal Income Tax Considerations" is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Winston & Strawn, special tax counsel to the Company as to the material federal income tax consequences of the Offering. Governor James R. Thompson, Chairman of Winston & Strawn, is a trustee of the Company.

                                    EXPERTS

    The consolidated financial statements of Prime Group Realty Trust as of December 31, 1997 and for the period from November 17, 1997 to December 31, 1997, the combined financial statements of the Predecessor Properties as of December 31, 1996 and for the period from January 1, 1997 to November 16, 1997, and for each of the two years in the period ended December 31, 1996, the combined statement of revenue and certain expenses of the Prime Industrial Contribution Properties for the period from March 1, 1996 to December 31, 1996, the combined statement of revenue and certain expenses of the IBD Properties for the year ended December 31, 1996, the combined statement of revenue and certain expenses of the NAC Properties for the year ended December 31, 1996, the statement of revenue and certain expenses of Citibank Office Plaza for the year ended December 31, 1996, the combined statement of revenue and certain expenses of Salt Creek Office Center for the year ended December 31, 1996, the statement of revenue and certain expenses of 280 Shuman Boulevard for the year ended December 31, 1996, the statement of revenue and certain expenses of 475 Superior Avenue for the year ended December 31, 1996, the statement of revenue and certain expenses of Continental Office Towers for the year ended December 31, 1996, the statement of revenue and certain expenses of 180 North LaSalle Street for the year ended December 31, 1996, the statement of revenue and certain expenses of 2675 Mayfair for the period from January 1, 1997 to September 30, 1997, the statement of revenue and certain expenses of 33 North Dearborn for the period from January 1, 1997 to September 30, 1997, the statement of revenue and certain expenses of Commerce Point for the period from January 1, 1997 to September 30, 1997, the statement of revenue and certain expenses of 208 South LaSalle for the year ended December 31, 1997, the statement of revenue and certain expenses of 122 South Michigan Avenue for the year ended December 31, 1997, the statement of revenue and certain expenses of 6400 Shafer Court for the year ended December 31, 1997, the statement of revenue and certain expenses of Two Century Centre for the year ended December 31, 1997, and the statement of revenue and certain expenses of Oak Brook Business

Center for the year ended December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    In addition, certain statistical and other information appearing in this Prospectus and the Registration Statement has been prepared by the Rosen Consulting Group and is included herein in reliance upon the authority of such firm as an expert in, among other things, real estate consulting and urban economics and with respect to the Chicago Metropolitan Area and its submarkets.

                             ADDITIONAL INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected without charge and copied upon payment of the prescribed fee at the Public Reference Section of the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Such material can also be obtained from the Commission's worldwide web site at http://www.sec.gov. The Company's outstanding Common Shares are listed on the NYSE under the symbol "PGE" and all such reports, proxy statements and other information filed by the Company with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

    The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street N.W., Washington, D.C. 20549, a Registration Statement (of which this Prospectus is a part) on Form S-11 under the Securities Act and the rules and regulations promulgated thereunder with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and financial statements thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Shares offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

                                    GLOSSARY

    Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:

    "1997 Tax Act" means the Taxpayer Relief Act of 1997, as amended.

    "1998 Acquisitions" means, collectively, the 12 Office Properties and related assets that comprise 33 North Dearborn, Commerce Point Business Park, 3800 North Wilke Road, 122 South Michigan Avenue, 208 South LaSalle Street, 2100 Swift Drive, Two Century Centre, 6400 Shafer Court, and Oak Brook Business Center.

    "ADA" means the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated under the authority conferred thereby.

    "Advisors" means Cohen & Steers, Morgan Stanley and Southeastern.

    "AEA" means the American Electronics Association.

    "AHEC" means the Industrial Property known as 425 East Algonquin Road.

    "AIREB" means the Association of Industrial Real Estate Brokers.

    "Amended and Restated Bylaws" means the Amended and Restated Bylaws of the Company.

    "Annualized Effective Net Rent" means the total net rent to be received over the respective terms from all leases in effect at March 31, 1998 minus all Tenant Expenditures for all such leases, divided by the terms in months for such leases, multiplied by 12.

    "Annualized Net Rent" means, with respect to a lease, the monthly net rent due under the lease as determined in accordance with GAAP, annualized for all leases in effect on March 31, 1998.

    "Articles Supplementary" means the Articles Supplementary to the Declaration of Trust relating to the Redeemable Preferred Shares.

    "Assessment" means the Natural Resources Damage Assessment of the Grand Calumet River and the Indiana Harbor Canal System which IDEM has requested the owner of the ECEC, along with numerous other property owners, to develop.

    "Audit Committee" means the audit committee of the Board of Trustees of the Company.

    "Base Year" means, with respect to a lease, the tenant's proportionate share of real estate taxes, insurance, utility and operating expense paid by the tenant during the tenant's first year of occupancy under such lease.

    "Beneficiary" means the qualified charitable organization selected by the Company which would receive the automatic transfer of any Excess Shares.

    "Blackstone" means Blackstone Real Estate Advisors, L.P. and certain of its affiliates.

    "Board of Trustees" means the board of trustees of the Company.

    "BOMA" means the Building Owners and Managers Association.

    "Book-Tax Difference" means, with respect to appreciated or depreciated property that is contributed to a partnership, the amount of unrealized gain or unrealized loss associated with the property of the time of contribution, which is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.

    "Business Combination" means a merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, recapitalization or change of outstanding Common Shares.

    "Bylaws" means the Amended and Restated Bylaws of the Company, as the same may be further amended and/or restated.

    "CBOE" means the Chicago Board Options Exchange.

    "CBOT" means the Chicago Board of Trade.

    "CEC" means the Chicago Enterprise Center.

    "Central Loop" means the center of Chicago's downtown financial district and the largest submarket of the Chicago CBD.

    "Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25.0% of the Company's outstanding shares of beneficial interest with voting power, under ordinary circumstances, to elect Trustees of the Company; (ii) other than with respect to the election, resignation or replacement of any Preferred Trustee during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Trustees of the Company (together with any new trustees whose election by such Board of Trustees or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the trustees of the Company (excluding Preferred Trustees) then still in office who were either trustees at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees then in office; and (iii) (A) the Company consolidating with or merging into another entity or conveying, transferring or leasing all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity or (B) any corporation consolidating with or merging into the Company, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting shares of beneficial interest of the Company is reclassified or changed into or exchanged for cash, securities or other property; PROVIDED, HOWEVER, that the events described in clause (iii) above shall not be deemed to be a Change of Control (a) if the sole purpose of such event is that the Company is seeking to change its domicile or to change its form of organization from a trust to a corporation or (b) if the holders of the exchanged securities of the Company immediately after such transaction beneficially own at least a majority of the securities of the merged or consolidated entity normally entitled to vote in elections of trustees.

    "Chicago CBD" means the Chicago central business district.

    "Chicago Metropolitan Area" means the area defined by the United States Department of Commerce as the Chicago Metropolitan Statistical Area, comprising Lake, Cook, DuPage, Kane, McHenry, Grundy, Kendall and Will Counties in Illinois, Kenosha County in Wisconsin and Lake and Porter Counties in Indiana.

    "Class A" means, with regard to buildings, buildings that are centrally located, professionally managed and maintained, attract high-quality tenants and command upper-tier rental rates and are modern structures or have been modernized to compete with newer buildings.

    "Class B" means, with regard to buildings, buildings that have good location, construction and tenancy and are sometimes considered to be competitive with the lower spectrum of Class A buildings.

    "Class C" means, with regard to buildings, buildings that are generally older buildings with progressing functional and/or economic obsolescence.

    "CME" means the Chicago Mercantile Exchange.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Cohen & Steers" means Cohen & Steers Capital Management, Inc.

    "Combined Financial Statements" means the combined financial statements of the Prime Properties and various affiliated entities related to certain of the Properties or other assets being contributed to the Company.

    "Commission" means the United States Securities and Exchange Commission.

    "Common Shares" means common shares of beneficial interest, par value $0.01 per share, of the Company including the Offered Shares.

    "Common Units" means partnership interests in the common equity in the Operating Partnership, represented by LP Common Units and GP Common Units, collectively.

    "Company" means Prime Group Realty Trust, a Maryland real estate investment trust, and its subsidiaries.

    "Compensation Committee" means the compensation committee of the Company's Board of Trustees.

    "Consolidated EBITDA" for any period means the consolidated net income of the Company (before extraordinary income or gains) as reported in the Company's financial statements filed with the Securities and Exchange Commission increased by the sum of the following (without duplication):

        (i) all income and state franchise taxes paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Consolidated EBITDA);

        (ii) all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount);

       (iii) depreciation and depletion reflected in such reported net income;

        (iv) amortization reflected in such reported net income, including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of Consolidated EBITDA pursuant to clause (ii) above), goodwill, other intangibles and management fees; and

        (v) any other non-cash charges or discretionary prepayment penalties, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests).

    "Consolidated Fixed Charges" for any period means the sum of:

        (i) all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount);

        (ii) preferred shares of beneficial interest dividend requirements for such period, whether or not declared or paid; and

       (iii) regularly scheduled amortization of principal during such period (other than any balloon payments at maturity).

    "Continental" means Continental Offices Ltd.

    "Continental Management Business" means all of the operations and business of Continental Offices, Ltd. and Continental Offices, Ltd. Realty, including a construction business and the property management and/or leasing operations at five of the Properties, excluding certain assets.

    "Contributed Common Units" means those Common Units contributed by PGI to the Primestone Joint Venture.

    "Contribution Properties" means, collectively, the IBD Properties and the NAC Properties.

    "Contributors" means, collectively, the IBD Contributors and the NAC Contributors.

    "Control Shares" means voting shares of beneficial interest of a Maryland real estate investment trust which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy) would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one third; (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained shareholder approval.

    "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions.

    "Conversion Date" means the earliest to occur of (i) September 17, 1998,
(ii) the first day on which a Change of Control occurs, (iii) the occurrence of a REIT Termination Event or (iv) such other date as determined by the Company, upon which a holder of Convertible Preferred Shares shall have the right, at its option, to convert all or any portion of such shares (or such shares as determined by the Company if pursuant to clause (iv) above) into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference Amount of such shares by the conversion price by surrendering such shares to be converted.

    "Conversion Transaction" means any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of its Common Shares, sale of all or substantially all of the Company's assets or recapitalization of the Common Shares), in each case as a result of which all or substantially all of the Company's Common Shares are converted into the right to receive shares, securities or other property (including cash or any combination thereof).

    "Convertible Preferred Shares" means the cumulative convertible preferred shares of beneficial interest, par value $0.01 per share, of the Company.

    "Convertible Preferred Offering" means the Company's private placement of 2,000,000 Convertible Preferred Shares with Security Capital Preferred Growth on November 17, 1997 concurrently with the IPO.

    "CPI" means the Consumer Price Index, the economic index issued by the U.S. Department of Labor indicating price increases or decreases for the U.S. economy.

    "Credit Facility" means the credit facility entered into by the Company with BankBoston, N.A. and PSCC on November 17, 1997, as amended.

    "December Acquisitions" means, collectively, the two Office Properties and related assets that comprise Continental Towers, 1701 Golf Road, and 2675 North Mayfair Road.

    "Declaration of Trust" means the Company's Declaration of Trust, as amended by Articles of Amendment and Restatement.

    "Dividend Payment Date" means, with respect to the Convertible Preferred Shares, (i) for any Dividend Period with respect to which the Company pays a dividend on the Common Shares, the date on which such dividend is paid, or (ii) for any Dividend Period with respect to which the Company does not pay a dividend on the Common Shares, a date to be set by the Board of Trustees, which date shall not be later than the thirtieth calendar day after the end of the applicable Dividend Period and, with respect to the Redeemable Preferred Shares, means on or about (w) the thirty-first day of each January with respect to the Dividend Period commencing on October 1 of the then immediately preceding year, (x) the thirtieth day of each April with respect to the Dividend Period commencing on January 1 of such year, (y) the thirty-first day of July with respect to the Dividend Period commencing on April 1 of such year and (z) the thirty-first day of October with respect to the Dividend Period commencing on July 1 of such year.

    "Dividend Periods" means, with respect to the Convertible Preferred Shares and the Redeemable Preferred Shares, quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the respective Issue Dates for such shares and end on and include the last day of the calendar quarter immediately following such Issue Date, and other than the Dividend Period during which any Convertible Preferred Shares or Redeemable Preferred Shares shall be redeemed or, in the case of the Convertible Preferred Shares, converted, which shall end on and include the redemption date or conversion date, as applicable, with respect to the shares being redeemed or converted).

    "Dividend Reduction" means the dividend paid on a Common Share of the Company for each of two consecutive fiscal quarters of the Company has been in an amount less than eighty-five percent (85.0%) of the dividend paid on a common share of the Company in the first full fiscal quarter of the Company subsequent to the Offerings.

    "Donnelley" means R.R. Donnelley and Sons Company.

    "ECEC" means the East Chicago Enterprise Center.

    "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

    "ERISA Plan" means an employee benefit plan subject to Title I of ERISA.

    "Equity Shares" means any of the Common Shares, the Preferred Shares, including the Convertible Preferred Shares, the Redeemable Preferred Shares and any Excess Shares, or any combination thereof, that have been issued and are outstanding.

    "Everen" means Everen Securities, Inc.

    "Excess Shares" means the 65.0 million authorized excess shares of beneficial interest, $0.01 par value per share, of the Company.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Executive Committee" means the executive committee of the Board of Trustees of the Company.

    "Executive Compensation Committee" means the executive compensation committee of the Board of Trustees of the Company.

    "Expense Stop" means, with respect to a lease, a negotiated amount approximating the tenant's pro rata share of real estate taxes, insurance, and operating expense.

    "Expiration Time" means the last time at which tenders or exchanges may be made pursuant to a tender or exchange offer (which terms shall not include open market repurchases by the Company) made by the Company or any subsidiary of the Company for all or any portion of the Common Shares.

    "Fair Market Value" means the Weighted Average Trading Price for the Common Shares for the 20 trading days preceding the Special Redemption Call Date.

    "FIRE" means, collectively, with respect to an economy, that sector of such economy comprised of the businesses of finance, insurance, and real estate.

    "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

    "five or fewer requirement" means the requirement under the Code that not more than 50% in value of the Company's outstanding shares of beneficial interest may be owned directly or indirectly by five or fewer individuals (as defined in the Code) during the last half of the taxable year (other than the first year).

    "Formation Agreement" means the agreement dated as of November 17, 1997, between the Operating Partnership and PGI regarding the interests the Operating Partnership acquired in the Properties or interests therein owned by PGI and the third-party office and industrial development, leasing and property management business of PGI.

    "Formation Transactions" means those transactions relating to the organization of the Company and its subsidiaries, including the transfer of the Properties and other assets to the Company, formation of the Operating Partnership, consolidation of the ownership interests in certain of the Properties, the IPO and qualification of the Company as a REIT for federal income tax purposes for the taxable period ending December 31, 1997, all as described under "Structure and Formation of the Company--Formation Transactions."

    "Fully Junior Shares" means, with respect to the Convertible Preferred Shares, the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Redeemable Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company and, with respect to the Redeemable Preferred Shares, means, the Convertible Preferred Shares, the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Redeemable Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

    "Funds from Operations" means funds from operations computed in accordance with the resolution adopted by the Board of Governors of NAREIT in its March 1995 White Paper (with the exception that the Company expects to report base rents on a cash basis (i.e., based on contractual lease terms), rather than a straight-line GAAP basis, which the Company believes will result in a more accurate presentation of its actual operating activities), as follows: net income (loss) (computed in accordance with GAAP with the exception that base rents are reported on a cash basis as described above), excluding gains (or losses) from debt restructuring and sales of real property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

    "GAAP" means generally accepted accounting principles in the United States.

    "GMP" means gross metropolitan product.

    "GP Common Units" means general partner interests in the Operating Partnership held by the Company.

    "HEC" means the Hammond Enterprise Center.

    "Holding Periods" means, collectively, the periods of time following the completion of the IPO during which the Limited Partners have agreed not to sell, offer, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of their Common Units. Such periods are: (i) two years from the completion of the IPO in the case of PGI, (ii) two years from the completion of the IPO in the case of the Contributed Common Units of the Primestone Joint Venture (except in the event of a Dividend Reduction, the period shall be one year), (iii) one year from the completion of the IPO in the case of

Purchased Common Units of the Primestone Joint Venture and (iv) one year from the completion of the IPO in the case of each of the IBD Contributors and Jeffrey A. Patterson.

    "Huntley Business Park" means that certain industrial and office park located in the Village of Huntley, Illinois.

    "IBD" means Industrial Building and Development Company.

    "IBD Contributors" means Edward S. Hadesman Trust dated May 22, 1992, Grandville/Northwestern Management Corporation, Carolyn B. Hadesman Trust dated May 21, 1992, Lisa Hadesman 1991 Trust, Cynthia Hadesman 1991 Trust, Tucker B. Magid, Frances Shubert, Grandville Road Property, Inc., HR Trust, Edward E. Johnson and Sky Harbor Associates.

    "IBD Properties" means, collectively, the Office Property and related assets that comprise 555 Huehl Road together with the six Industrial Properties and related assets that comprise 1001 Technology Way, 3818 Grandville/1200 Northwestern, 306-310 Era Drive, 1301 Ridgeview Drive, 515 Huehl Road/500 Lindberg and 455 Academy Drive.

    "IDEM" means the Indiana Department of Environmental Management.

    "IEPA" means the Illinois Environmental Protection Agency.

    "Indemnified Contributor" means those Contributors with whom the Company has entered into a Tax Indemnification Agreement whereby the Company agrees to indemnify such Contributors for, among other things, certain tax liabilities based on income or gain which they might realize upon the sale by the Company of the Properties Contributed by such Contributors.

    "Indemnitors" means certain Limited Partners who made certain representations and warranties concerning the Properties and also agreed to indemnify the Company against breaches of such representations and warranties.

    "Industrial Properties" means the industrial properties the Company, through its subsidiaries, will own upon completion of the Redeemable Preferred Share Offering, consisting of bulk warehouse distribution facilities, light-assembly and manufacturing facilities and heavy-industrial/overhead crane buildings.

    "Initial Grants" means options initially granted concurrently with the IPO to certain key officers and employees of the Company, as described in "Management--Share Incentive Plan."

    "Interested Shareholder" means any person who beneficially owns 10% or more of the voting power of a Maryland real estate investment trust's shares of beneficial interest or an affiliate of the trust which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the trust.

    "IPO" means the Company's initial public offering of 12,980,000 Common Shares which was completed on November 17, 1998.

    "IPO Acquisitions" means the two Office Properties and related assets that comprise 1990 Algonquin Road, 2000-2060 Algonquin Road (also known as the Salt Creek Office Center), 280 Shuman Boulevard, 475 Superior Avenue and 2205-2255 Enterprise Drive (also known as the Enterprise Centre) that were acquired by the Company concurrently with the completion of the IPO.

    "IPO Properties" means the IPO Acquisitions, the IBD Properties, the NAC Properties, the Prime Contribution Properties and the Prime Properties.

    "IPO Underwriters" means the underwriters of the IPO for whom Prudential Securities Incorporated, Friedman, Billings, Ramsey & Co., Inc., Smith Barney Inc. and Morgan Keegan & Company, Inc. acted as representatives.

    "Issue Date" means, with respect to Convertible Preferred Shares, the date on which such Convertible Preferred Shares were issued, and with respect to the Redeemable Preferred Shares, the date on which such Redeemable Preferred Shares are issued.

    "IRA" means an individual retirement account as defined by the Code and the applicable Treasury Regulations.

    "IRS" means the United States Internal Revenue Service.

    "Jones Day" means the law firm of Jones, Day, Reavis & Pogue.

    "Junior Shares" means, with respect to the Convertible Preferred Shares, the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Convertible Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company and, with respect to the Redeemable Preferred Shares, the Convertible Preferred Shares, the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Redeemable Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.

    "Keck" means the law firm of Keck, Mahin & Cate.

    "Keck Space" means the approximately 113,000 net rentable square feet formerly leased to Keck at the 77 West Wacker Drive Building. The Property Partnership that holds such Property reached a settlement pursuant to which Keck agreed to vacate its space by November 30, 1997. Keck has completely vacated its former space at the 77 West Wacker Drive Building.

    "LC" means leasing commissions.

    "Libertyville Business Park" means that certain office and industrial park located in the Village of Libertyville, Illinois.

    "LIBOR" means the British Bankers' Association of Interbank offered rates for dollar deposits in the London market based on quotations at 16 major banks.

    "Limited Partners" means, initially upon the completion of the IPO, any of PGI and the Contributors, each of which are limited partners of the Operating Partnership, and thereafter, such limited partners and any other persons or entities that have become limited partners of the Operating Partnership.

    "Line of Credit" means the $15.0 million line of credit entered into by the Company and LaSalle National Bank.

    "Liquidation Preference" means, with respect to the Convertible Preferred Shares, twenty dollars ($20.00) which the holders of Convertible Preferred Shares shall be entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of shares of beneficial interest ranking senior to the Convertible Preferred Shares upon liquidation, distribution or winding up of the Company, and before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares and, with respect to the Redeemable Preferred Shares, means twenty-five dollars ($25.00) which the holders of Redeemable Preferred Shares shall be entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of shares of beneficial interest ranking senior to the Redeemable Preferred Shares upon liquidation, distribution or winding up of the Company, and before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares.

    "Liquidation Preference Amount" means, with respect to the Convertible Preferred Shares, an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on the Convertible Preferred Shares to the date of final distribution to the holders of such Convertible Preferred Shares and, with respect to the Redeemable Preferred Shares, an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on the Redeemable Preferred Shares to the date of final distribution to the holders of such Redeemable Preferred Shares.

    "LP Common Units" means common units representing limited partnership interests in the common equity of the Operating Partnership.

    "Management Contracts" means the contracts between the Operating Partnership and the Services Company pursuant to which the Services Company will render development, leasing and property management services for the Company.

    "Maryland REIT Law" means Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended.

    "MGCL" means the Maryland General Corporation Law, as amended.

    "Morgan Stanley" means Morgan Stanley Asset Management Inc.

    "Mortgage Debt" means the loans secured by certain of the Contribution Properties.

    "Motorola" means Motorola, Inc.

    "MSA" means consolidated metropolitan statistical area.

    "NAC Contributors" means certain affiliates of the NAC General Partner, including Narco River Business Center, Narco Tower Road Associates, Olympian Office Center, Tri-State Industrial Park Joint Venture, Carol Stream Industrial Park Joint Venture, Narco Enterprises, Inc., The Nardi Group Ltd., Narco Construction Inc., Nardi & Co., Nardi Asset Managment, Inc. and Nardi Architectural, Inc.

    "NAC General Partner" means a limited liability company controlled by Stephen J. Nardi.

    "NAC Properties" means, collectively, the six Office Properties and related assets that comprise 941-961 Weigel Drive, 4100 Madison Street, 350 N. Mannheim Road, 1600-1700 167th Street, 1301 E. Tower Road and 4343 Commerce Court, the 14 Industrial Properties and related assets that comprise 1401 S. Jefferson Street, 1051 N. Kirk Road, 4211 Madison Street, 200 E. Fullerton Avenue, 350 Randy Road, 4248, 4250 and 4300 Madison Street, 370 Carol Lane, 388 Carol Lane, 342-346 Carol Lane, 343 Carol Lane, 4160-4190 Madison Street, 11039 Gage Avenue, 11045 Gage Avenue, and 550 Kehoe Boulevard and one retail center that comprises 371-385 N. Gary Avenue.

    "NACORE" means the International Association of Corporate Real Estate Executives.

    "NAIOP" means the National Association of Industrial and Office Parks.

    "NAREIT" means the National Association of Real Estate Investment Trusts,
Inc.

    "National Service Industries" or "NSI, Inc." means National Service Industries, Inc.

    "Net rent" means, with respect to a lease, the amount due from the tenant under the lease without including operating expenses, taxes and other similar reimbursements due from the tenant.

    "Non-Compete Agreement" means the agreement PGI and Michael W. Reschke have entered with the Company which contains restrictions on their ability to compete with the Company.

    "Non-ERISA Plan" means an employee benefit plan which is not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees.

    "Non-U.S. Shareholder" means a holder of Common Shares who is a nonresident alien individual, foreign corporation, foreign partnership, foreign trust or estate or other foreign shareholder.

    "Note" means that certain promissory note to be issued by the Services Company to the Operating Partnership with an initial principal amount of approximately $4.8 million.

    "NYSE" means the New York Stock Exchange, Inc.

    "Offered Shares" means the Offering of the Company's Common Shares pursuant to and as described in the Registration Statement of which this Prospectus is a part.

    "Offering" means the offering of Common Shares of the Company pursuant to and as described in this Prospectus.

    "Office Properties" means the office properties in which the Company, through its subsidiaries, has an interest or owns.

    "Operating Partnership" means Prime Group Realty, L.P., a Delaware limited partnership having its principal offices at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

    "Outparcels" means parcels of vacant land which are located adjacent to, or near, particular Properties that are not necessarily required for use in connection with the office building or industrial center located at a particular property.

    "Ownership Limit" means the prohibition in the Declaration of Trust on (i) beneficial ownership of more than 9.9% of the Equity Shares by one person and
(ii) ownership of more than 9.9% of the fully diluted Common Shares (assuming no exchange of Common Units for Common Shares by one person).

    "Parity Shares" means, with respect to the Convertible Preferred Shares, those classes or series of shares of beneficial interest which rank on a parity with the Convertible Preferred Shares as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up (whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Convertible Preferred Shares) if the holders of such classes or series and the Convertible Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other, and with respect to the Redeemable Preferred Shares, those classes or series of shares of beneficial interest which rank on a parity with the Redeemable Preferred Shares as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up (whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Redeemable Preferred Shares) if the holders of such classes or series and the Redeemable Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

    "Participants" means those eligible employees, and not nonemployee trustees, who have been selected to participate in the Share Incentive Plan in accordance with the provisions of the Plan.

    "Partnership" means each of the Property Partnerships. "Partnerships" means the Property Partnerships, collectively.

    "Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended.

    "Pending Acquisitions" means, collectively, the Pending Property Acquisition and the Pending Parcel Acquisitions.

    "Pending Property Acquisition" means the industrial property and related assets that compromise 300 Craig Place.

    "Pending Parcel Acquisitions" means, collectively, a certain land parcel located in Chicago, Illinois and a certain land parcel located in Rolling Meadows, Illinois.

    "PGE PrB" is the trading symbol for the Redeemable Preferred Shares on the NYSE.

    "Plan" means an ERISA Plan or a non-ERISA Plan.

    "preferential dividend" means a dividend which is not pro rata within a class of shares of beneficial interest or stock entitled to a dividend or which is not consistent with the rights to distribution between classes of shares of beneficial interest or stock.

    "Preferred Shares" means the 30.0 million authorized preferred shares, $0.01 par value per share, of the Company.

    "Preferred Stock" means the non-voting participating preferred stock of the Services Company.

    "Preferred Trustee" means a trustee designated, appointed or elected by the holders of the Convertible Preferred Shares.

    "Preferred Units" means partnership interests representing the preferred equity in the Operating Partnership relating to the Convertible Preferred Shares.

    "PGI" means The Prime Group, Inc., an Illinois corporation, and certain of its affiliates.

    "Prime Contribution Properties" means, collectively, the Office Property and related assets that comprise 1699 E. Woodfield Road (Citibank Office Plaza) together with the six Industrial Properties and related assets that comprise 2160 McGaw Road, 4849 Groveport Road, 2400 McGaw Road, 5160 Blazer Memorial Parkway, 4411 Marketing Place and 600 London Road.

    "Prime Partnerships" means those corporations, general and limited partnerships and trusts affiliated with the Prime Properties which were acquired by the Operating Partnership in connection with the IPO and the Formation Transactions.

    "Prime Properties" means, collectively, the five Office Properties and related assets known as the 77 West Wacker Drive Building, 201 4th Avenue N., 620 Market Street, 625 Gay Street, and 4823 Old Kingston Pike, together with the 16 Industrial Properties and related assets that comprise 425 East Algonquin Road, the Chicago Enterprise Center, the East Chicago Enterprise Center, the Hammond Enterprise Center and a parking facility.

    "Primestone Joint Venture" means that certain joint venture known as Primestone Investment Partners, L.P. between PGI and certain affiliates of Blackstone, BRE/Primestone Investment L.L.C., a Delaware limited liability company, and BRE/Primestone Management Investment L.L.C., a Delaware limited liability company.

    "Private Placement" means the private placement by the Company on March 25, 1998 of 2,579,994 Common Shares with institutional investors for $19.375 per Common Share.

    "Prohibited Owner" means any purported owner of Equity Shares who would otherwise violate the Ownership Limit or such other limit as provided in the Declaration of Trust.

    "Prohibited Transferee" means any purported transferee of Equity Shares who would otherwise violate the Ownership Limit or such other limit as provided in the Declaration of Trust.

    "Properties" means the Office Properties and the Industrial Properties, one parking facility and one retail center, which collectively include the IPO Properties, the December Acquisitions and the 1998 Acquisitions, in which the Company, through its subsidiaries, has an interest or which the Company owns.

    "Property Partnerships" means those corporations, limited liability companies, general and limited partnerships and trusts that own the Properties.

    "Prospectus" means the prospectus used in connection with the Offering.

    "PSCC" means Prudential Securities Credit Corporation.

    "Purchased Common Units" means those Common Units which were purchased by the Primestone Joint Venture.

    "Put Option Agreement" means that certain Put Option Agreement, by and among the NAC General Partner, the Company and the Operating Partnership.

    "Rank Video" means Rank Video Services America, Inc.

    "RCG" means the Rosen Consulting Group.

    "Recognition Period" means the ten-year period beginning on the date a "built-in gain asset" is acquired by the Company.

    "Redeemable Preferred Share Offering" means the Company's offering of 4,000,000 9% Series B Redeemable Preferred Shares.

    "Redeemable Preferred Shares" means the 9% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share and having a liquidation value of $25.00 per share, of the Company.

    "Registrable Shares" means any Common Shares acquired by the Limited Partners upon the exchange by the Limited Partners of Common Units received by them in connection with the Formation Transactions.

    "Registration Rights" means those certain registration rights granted to the Limited Partners in connection with the Formation Transactions.

    "Registration Statement" means the registration statement on Form S-11 filed with the Commission in connection with the Offering.

    "Regulations" means the regulations issued by the United States Department of Labor that outline the circumstances under which an ERISA Plan's interest in an entity will be subject to the look through rule.

    "REIT" means a real estate investment trust as defined by the Code and the applicable Treasury Regulations.

    "REIT Requirements" means the requirements for qualifying as a REIT.

    "REIT Termination Event" shall mean the earliest to occur of:

        (i) the filing of a federal income tax return by the Company for any taxable year on which the Company does not elect to be taxed as a real estate investment trust;

        (ii) the approval by the shareholders of the Company of a proposal for the Company to cease to qualify as a real estate investment trust;

       (iii) a determination by the Board of Trustees, based on the advice of counsel, that the Company has ceased to qualify as a real estate investment trust; or

        (iv) a "determination" within the meaning of Section 1313(a) of the Code, that the Company has ceased to qualify as a real estate investment trust.

    "Related Party Tenant" means a tenant directly or constructively owned 10% or more by the Company or by an owner of 10% or more of the Company.

    "Rentable square feet" mean a building's usable area plus common areas and penetrations, expressed collectively in square feet which are allocated pro rata to tenants.

    "Representatives" means Prudential Securities Incorporated, Bear, Stearns & Co. Inc., Friedman, Billings, Ramsey & Co., Inc., Legg Mason Wood Walker, Incorporated and Morgan Keegan & Company, Inc.

    "Repurchase Date" means the date of repurchase or the date the Repurchase Payment is made available, as described in "Description of Shares of Beneficial Interest--Convertible Preferred Shares-- Limitation on Issuance of Additional Preferred Shares and Indebtedness."

    "Repurchase Offer" means the method by which the Company shall offer to repurchase Convertible Preferred Shares from holders of such shares in accordance with certain conditions, as described in "Description of Shares of Beneficial Interest--Convertible Preferred Shares--Limitation on Issuance of Additional Preferred Shares and Indebtedness."

    "Repurchase Payment" means the amount at which the holders of Convertible Preferred Shares shall have the right to require that the Company repurchase any or all of each holder's Convertible Preferred Shares, upon such conditions as described in "Description of Shares of Beneficial Interest--Convertible Preferred Shares--Limitation on Issuance of Additional Preferred Shares and Indebtedness."

    "RFA" means Regional Financial Associates.

    "Rule 144" means Rule 144 promulgated under the Securities Act.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Security Capital Preferred Growth" means Security Capital Preferred Growth Incorporated.

    "Selling Shareholders" means the holders of the Offered Shares as more fully described under "Selling Shareholders."

    "Series B Preferred Units" means partnership interests representing the preferred equity in the Operating Partnership relating to the Redeemable Preferred Shares.

    "Services Company" means Prime Group Realty Services, Inc., a Maryland corporation having its principal offices at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

    "Share Incentive Plan" means the share incentive plan established by the Company, as further described in this Prospectus under the caption entitled "Management--Share Incentive Plan."

    "Share Trust" means a trust which holds Common or Preferred Shares of beneficial interest of the Company which have been designated as Shares-in-Trust.

    "Shares" means the Common Shares, the Convertible Preferred Shares and the Redeemable Preferred Shares, collectively.

    "Shares-in-Trust" means Common or Preferred Shares of beneficial interest of the Company which are automatically converted into an equal number of Excess Shares and transferred automatically to the Share Trust upon a purported transfer of such Common or Preferred Shares which is violative of the applicable restrictions on transfer.

    "SIOR" means the Society of Industrial and Office Realtors.

    "Southeastern" means Southeastern Asset Management, Inc.

    "Special Redemption Call Date" means date of the special redemption.

    "Special Redemption Price" means the price at which the Company may, at its option, redeem all, but not less than all, of the Convertible Preferred Shares, beginning on June 17, 1998 and ending on September 17, 1998. Such Special Redemption Price will be calculated to result in a total internal rate of return to the holder of such Convertible Preferred Shares of 20.0% (including the receipt of dividends and calculated on an annual compounded basis as if the holder had owned the Convertible Preferred Shares since the Issue Date).

    "Suburban Chicago" means all areas of the Chicago Metropolitan Area, except for the City of Chicago.

    "Surviving Partnership" means a surviving entity in which substantially all of the surviving partnership's assets are directly or indirectly owned by the Operating Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Operating Partnership.

    "Tax Counsel" means the law firm of Winston & Strawn, which has acted as a special tax counsel to the Company in connection with the Offering and the preparation of the Prospectus.

    "Tax-Exempt Bonds" means the tax-exempt bond financing encumbering certain of the Properties.

    "Tenant Expenditures" means tenant improvements, leasing commissions and other concessions.

    "Termination Transaction" means any merger, consolidation or other combination with or into another person, sale of all or substantially all of the Company's assets or any reclassification, recapitalization or change of its outstanding equity interest.

    "TI" means tenant improvements.

    "Total Base Rent" means, with respect to a lease, the contractual base net rent pursuant to the lease agreement.

    "Total Debt" means the sum of (without duplication) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures, or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such entity prepared on a consolidated basis in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of items which would be included within this definition.

    "Total Market Capitalization" means the sum of the aggregate market value of the outstanding Common Shares, Convertible Preferred Shares, the Redeemable Preferred Shares and the liquidation preference of any other then outstanding preferred shares, assuming the full exchange of all Common Units for Common Shares, plus the Company's total outstanding debt.

    "Treasury Regulations" means the rules and regulations promulgated by the United States Department of the Treasury under the Code, as such rules and regulations are amended from time to time.

    "Triple net basis lease" means a lease pursuant to which a tenant is responsible for the base rent in addition to the costs and expenses in connection with and related to property taxes, insurance and repairs and maintenance applicable to the leased space.

    "United States" or "U.S." means the United States of America (including the District of Columbia), its territories, possessions and other areas subject to its jurisdiction.

    "U.S. Shareholder" means a holder of Common Shares who (for United States federal income tax purposes) (i) is a citizen or resident of the United States,
(ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or

(iii) is an estate or trust which is subject to taxation in the United States regardless of the source of its income or which is under the primary supervision or authority of a United States court or a United States fiduciary.

    "USRPI" means any United States real property interests.

    "Voting Preferred Shares" means with respect to the Convertible Preferred Shares, the series of Parity Shares which are entitled to elect one or more additional trustees to the Company's Board of Trustees under certain conditions as described in "Description of Shares of Beneficial Interest--Convertible Preferred Shares--Voting Rights" and, with respect to the Redeemable Preferred Shares, means the series of Parity Shares which as entitled to elect one or more additional trustees to the Company's Board of Trustees under certain conditions as described in "Description of Shares of Beneficial Interest--Redeemable Preferred Shares--Voting Rights."

    "Weighted Average Trading Price" shall mean, for any period, the number obtained by dividing (i) the sum of the products, for each sale of Common Shares on each trading day in such period, of (a) the sale price per Common Share and
(b) the number of Common Shares sold by (ii) the total number of Common Shares sold during such period.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                           ---------
Prime Group Realty Trust (the Company) and Predecessor Properties:
  Report of Independent Auditors.........................................................................        F-4
  Consolidated Balance Sheets of the Company as of June 30, 1998 (unaudited) and December 31, 1997 and
    Combined Balance Sheet of the Predecessor Properties as of December 31, 1996.........................        F-5
  Consolidated Statements of Operations of the Company for the six months ended June 30, 1998 (unaudited)
    and for the period from November 17, 1997 to December 31, 1997 and Combined Statements of Operations
    of the Predecessor Properties for the six months ended June 30, 1997 (unaudited), for the period from
    January 1, 1997 to November 16, 1997 and for the years ended December 31, 1996 and 1995..............        F-6
  Consolidated Statements of Changes in Shareholders' Equity for the six months ended June 30, 1998
    (unaudited) and for the period from November 17, 1997 to December 31, 1997...........................        F-7
  Combined Statements of Changes in Predecessors' Deficit for the period from January 1, 1997 to November
    16, 1997 and for the years ended December 31, 1996 and 1995..........................................        F-8
  Consolidated Statements of Cash Flows of the Company for the six months ended June 30, 1998 (unaudited)
    and for the period from November 17, 1997 to December 31, 1997 and the Combined Statements of Cash
    Flows of the Predecessor Properties for the six months ended June 30, 1997 (unaudited), for the period from January 1, 1997 to November 16, 1997 and for the years ended December 31, 1996 and
    1995.................................................................................................        F-9
  Notes to Consolidated and Combined Financial Statements................................................       F-12

Prime Industrial Contribution Properties:
  Report of Independent Auditors.........................................................................       F-40
  Combined Statements of Revenue and Certain Expenses for the period from January 1, 1997 to September
    30, 1997 (unaudited) and for the period from March 1, 1996 to December 31, 1996......................       F-41
  Notes to Combined Statements of Revenue and Certain Expenses...........................................       F-42

IBD Properties:
  Report of Independent Auditors.........................................................................       F-44
  Combined Statements of Revenue and Certain Expenses for the period from January 1, 1997 to September
    30, 1997 (unaudited) and for the year ended December 31, 1996........................................       F-45
  Notes to Combined Statements of Revenue and Certain Expenses...........................................       F-46

NAC Properties:
  Report of Independent Auditors.........................................................................       F-48
  Combined Statements of Revenue and Certain Expenses for the period from January 1, 1997 to September
    30, 1997 (unaudited) and for the year ended December 31, 1996........................................       F-49
  Notes to Combined Statements of Revenue and Certain Expenses...........................................       F-50

Citibank Office Plaza:
  Report of Independent Auditors.........................................................................       F-52
  Statements of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997
    (unaudited) and for the year ended December 31, 1996.................................................       F-53
  Notes to Statements of Revenue and Certain Expenses....................................................       F-54

Salt Creek Office Center:
  Report of Independent Auditors.........................................................................       F-56
  Combined Statements of Revenue and Certain Expenses for the period from January 1, 1997 to September
    30, 1997 (unaudited) and for the year ended December 31, 1996........................................       F-57
  Notes to Combined Statements of Revenue and Certain Expenses...........................................       F-58

280 Shuman Boulevard:
  Report of Independent Auditors.........................................................................       F-60
  Statements of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997
    (unaudited) and for the year ended December 31, 1996.................................................       F-61
  Notes to Statements of Revenue and Certain Expenses....................................................       F-62

475 Superior Avenue:
  Report of Independent Auditors.........................................................................       F-64
  Statements of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997
    (unaudited) and for the year ended December 31, 1996.................................................       F-65
  Notes to Statements of Revenue and Certain Expenses....................................................       F-66

Continental Office Towers:
  Report of Independent Auditors.........................................................................       F-68
  Statements of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997
    (unaudited) and for the year ended December 31, 1996.................................................       F-69
  Notes to Statements of Revenue and Certain Expenses....................................................       F-70

180 North LaSalle Street:
  Report of Independent Auditors.........................................................................       F-72
  Statements of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997
    (unaudited) and for the year ended December 31, 1996.................................................       F-73
  Notes to Statements of Revenue and Certain Expenses....................................................       F-74

2675 Mayfair:
  Report of Independent Auditors.........................................................................       F-76
  Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997....       F-77
  Notes to Statement of Revenue and Certain Expenses.....................................................       F-78

33 North Dearborn:
  Report of Independent Auditors.........................................................................       F-79
  Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997....       F-80
  Notes to Statement of Revenue and Certain Expenses.....................................................       F-81

Commerce Point:
  Report of Independent Auditors.........................................................................       F-82
  Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997....       F-83
  Notes to Statement of Revenue and Certain Expenses.....................................................       F-84

208 South LaSalle Street:
  Report of Independent Auditors.........................................................................       F-85
  Statement of Revenue and Certain Expenses for the year ended December 31, 1997.........................       F-86
  Notes to Statement of Revenue and Certain Expenses.....................................................       F-87

122 South Michigan Avenue:
  Report of Independent Auditors.........................................................................       F-89
  Statements of Revenue and Certain Expenses for the period from January 1, 1998 to March 31, 1998
    (unaudited) and for the year ended December 31, 1997.................................................       F-90
  Notes to Statements of Revenue and Certain Expenses....................................................       F-91

6400 Shafer Court:
  Report of Independent Auditors.........................................................................       F-93
  Statements of Revenue and Certain Expenses for the period from January 1, 1998 to March 31, 1998
    (unaudited) and for the year ended December 31, 1997.................................................       F-94
  Notes to Statements of Revenue and Certain Expenses....................................................       F-95

Two Century Centre:
  Report of Independent Auditors.........................................................................       F-97
  Statements of Revenue and Certain Expenses for the period from January 1, 1998 to March 31, 1998
    (unaudited) and for the year ended December 31, 1997.................................................       F-98
  Notes to Statements of Revenue and Certain Expenses....................................................       F-99

Oak Brook Business Center:
  Report of Independent Auditors.........................................................................      F-101
  Statements of Revenue and Certain Expenses for the period from January 1, 1998 to March 31, 1998
    (unaudited) and for the year ended December 31, 1997.................................................      F-102
  Notes to Statements of Revenue and Certain Expenses....................................................      F-103

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees

Prime Group Realty Trust

    We have audited the accompanying Consolidated balance sheet of Prime Group Realty Trust (the Company) as of December 31, 1997 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the period from November 17, 1997 (date of formation) through December 31, 1997. We have also audited the accompanying combined balance sheet of the Predecessor Properties (the Predecessor to the Company) as of December 31, 1996, and the related combined statements of operations, changes in partners' deficit, and cash flows for the period from January 1, 1997 through November 16, 1997, and for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's and the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prime Group Realty Trust at December 31, 1997, and the consolidated results of its operations and its cash flows for the period from November 17, 1997 through December 31, 1997, and the combined financial position of the Predecessor Properties at December 31, 1996, and the combined results of its operations and its cash flows for the period from January 1, 1997 through November 16, 1997, and for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois

March 27, 1998

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

                 CONSOLIDATED BALANCE SHEETS OF THE COMPANY AND
                   COMBINED BALANCE SHEET OF THE PREDECESSOR

                (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                                                                                     PREDECESSOR
                                                                          PRIME GROUP REALTY TRUST    PROPERTIES
                                                                          -------------------------  ------------
                                                                                       DECEMBER 31   DECEMBER 31
                                                                                           1997          1996
                                                                            JUNE 30    ------------  ------------
                                                                             1998
                                                                          -----------
                                                                          (UNAUDITED)
ASSETS
Real estate at cost:
Land....................................................................   $ 157,913    $   92,440    $   23,530
Building and improvements...............................................     688,485       496,839       268,227
                                                                          -----------  ------------  ------------
                                                                             846,398       589,279       291,757
Accumulated depreciation................................................     (12,424)       (2,338)      (44,411)
                                                                          -----------  ------------  ------------
                                                                             833,974       586,941       247,346
Mortgage note receivable................................................      56,988        56,363            --
Cash and cash equivalents...............................................      13,167        11,969         5,573
Tenant receivables......................................................       6,185         3,897         2,933
Restricted cash--escrows................................................      10,484         3,175            --
Deferred rent receivable................................................      38,492        37,751        38,451
Deferred costs--net.....................................................      32,033        28,472        26,883
Due from affiliates.....................................................       6,352         5,258         2,894
Other...................................................................      25,053         7,642         1,150
                                                                          -----------  ------------  ------------
Total assets............................................................   $1,022,728   $  741,468    $  325,230
                                                                          -----------  ------------  ------------
                                                                          -----------  ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage notes payable..................................................   $ 378,501    $  249,610    $  235,886
Mortgage notes payable--affiliates......................................          --         3,984        99,647
Bonds payable...........................................................      74,450        74,450        74,450
Bonds payable--affiliates...............................................          --            --        12,000
Accrued interest payable................................................       1,703         1,245         2,538
Accrued real estate taxes...............................................      25,420        17,915         9,944
Accounts payable and accrued expenses...................................      17,721        13,903         4,213
Liabilities for leases assumed..........................................       5,083         5,758         7,157
Dividends payable.......................................................       6,597         2,505            --
Due to affiliates.......................................................          --            --           708
Other...................................................................       5,712           822         1,384
                                                                          -----------  ------------  ------------
Total liabilities.......................................................     515,187       370,192       447,927
Minority interests:
  Operating Partnership.................................................     148,121       147,207            --
  Other.................................................................       1,000            --        (6,905)
Predecessors' net deficit...............................................          --            --      (115,792)
Shareholders' equity:
  Preferred Shares $0.01 par value; 30,000,000 shares authorized:
    Series B Cumulative Redeemable Preferred Shares, 4,600,000 shares
      designated, 4,000,000 shares issued and outstanding...............          40            --            --
    Series A Cumulative Convertible Preferred Shares, 2,000,000 shares
      designated, issued and outstanding................................          20            20            --
  Common Shares, $.01 par value; 100,000,000 shares authorized,
    15,572,494 and 12,980,000 shares issued and outstanding at June 30,
    1998 and December 31, 1997, respectively............................         156           130            --
  Additional paid-in capital............................................     365,756       225,632            --
  Distributions in excess of earnings...................................      (7,552)       (1,713)           --
                                                                          -----------  ------------  ------------
Total shareholders' equity..............................................     358,420       224,069            --
                                                                          -----------  ------------  ------------
Total liabilities and shareholders' equity..............................   $1,022,728   $  741,468    $  325,230
                                                                          -----------  ------------  ------------
                                                                          -----------  ------------  ------------

                            See accompanying notes.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

            CONSOLIDATED STATEMENT OF OPERATIONS OF THE COMPANY AND
              COMBINED STATEMENT OF OPERATIONS OF THE PREDECESSOR

                (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                  (UNAUDITED)

                                            PRIME GROUP REALTY TRUST               PREDECESSOR PROPERTIES
                                           --------------------------  -----------------------------------------------
                                                         PERIOD FROM                PERIOD FROM
                                                        NOVEMBER 17,                 JANUARY 1,   YEAR ENDED DECEMBER
                                                           1997 TO                    1997 TO              31
                                                        DECEMBER 31,   SIX MONTHS   NOVEMBER 16,  --------------------
                                                            1997       ENDED JUNE       1997        1996       1995
                                                        -------------   30, 1997    ------------  ---------  ---------
                                                                       -----------
                                           SIX MONTHS                  (UNAUDITED)
                                           ENDED JUNE
                                            30, 1998
                                           -----------
                                           (UNAUDITED)
REVENUE
Rental...................................   $  41,476     $   7,293     $  16,131    $   27,947   $  30,538  $  33,251
Tenant reimbursements....................      18,401         2,041         7,769        12,490      14,225     14,382
Mortgage note interest...................       3,014           248            --            --          --         --
Gain on sale of assets...................          --            --            --           286         846        771
Insurance settlement.....................          --            --            --            --          --      7,257
Other....................................       2,783           248           689         1,229       2,551      1,944
                                           -----------       ------    -----------  ------------  ---------  ---------
Total revenue............................      65,674         9,830        24,589        41,952      48,160     57,605
EXPENSES
Property operations......................      11,941         2,213         4,318         8,622       9,767      9,479
Real estate taxes........................      12,232         1,765         5,590         8,575       9,383      9,445
Depreciation and amortization............      11,575         2,478         6,492        11,241      12,409     12,646
Interest.................................      14,476         1,680        13,587        24,613      26,422     27,671
Interest--affiliates.....................          --            --         5,649         9,804      10,795      8,563
Financing fees...........................          --            --           640         1,180       1,232         --
Property and asset management fees--
  affiliates.............................          --            --           801         1,348       1,561      1,496
General and administrative...............       3,044           267         1,886         2,414       4,927      4,508
Provision for environmental remediation
  costs..................................          --            --         3,205         3,205          --         --
Write-off deferred tenant costs..........          --            --            --            --       3,081     13,373
                                           -----------       ------    -----------  ------------  ---------  ---------
Total expenses...........................      53,268         8,403        42,168        71,002      79,577     87,181
                                           -----------       ------    -----------  ------------  ---------  ---------
Income (loss) before minority interest
  and extraordinary item.................      12,406         1,427       (17,579)      (29,050)    (31,417)   (29,576)
Minority interest........................      (5,167)         (635)          368           666         894      3,281
                                           -----------       ------    -----------  ------------  ---------  ---------
Income (loss) before extraordinary gain..       7,239           792       (17,211)      (28,384)    (30,523)   (26,295)
Extraordinary item; (loss) gain on
  extinguishment of debt, net of minority
  interest in the amount of $(325) in
  1998 and $1,127 in 1997................        (525)           --            --        65,990          --         --
                                           -----------       ------    -----------  ------------  ---------  ---------
Net income (loss)........................       6,714           792     $ (17,211)   $   37,606   $ (30,523) $ (26,295)
                                                                       -----------  ------------  ---------  ---------
                                                                       -----------  ------------  ---------  ---------
Net income allocated to preferred
  shareholders...........................      (2,041)         (345)
                                           -----------       ------
Net income available to common
  shareholders...........................   $   4,673     $     447
                                           -----------       ------
                                           -----------       ------
Net income available per weighted-average
  common share of beneficial
  interest--Basic and diluted............   $    0.32     $    0.04
                                           -----------       ------
                                           -----------       ------

                            See accompanying notes.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

               FOR THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)
         AND FOR THE PERIOD FROM NOVEMBER 17, 1997 TO DECEMBER 31, 1997

                (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                                                                           ADDITIONAL  DISTRIBUTIONS
                                                                                COMMON      PAID-IN    IN EXCESS OF
                                                                                 STOCK      CAPITAL      EARNINGS      TOTAL
                                                        PREFERRED STOCK       -----------  ----------  ------------  ----------
                                                    ------------------------
                                                     SERIES A     SERIES B
Issuance of 2,000,000 shares of Series A preferred
  stock...........................................   $      --    $      20    $      --   $   39,580   $       --   $   39,600
Issuance of 12,980,000 shares of common stock.....          --           --          130      232,222           --      232,352
Step-up in basis from the purchase of third-party
  owner's interest in predecessor.................          --           --           --        1,430           --        1,430
Reclassification of predecessor's minority
  interest........................................          --           --           --       (6,564)          --       (6,564)
Reclassification of net deficit of predecessor....          --           --           --      (33,976)          --      (33,976)
Additional contribution by predecessor............          --           --           --       11,873           --       11,873
Contribution of net liabilities to service
  company.........................................          --           --           --          380           --          380
Additional paid-in capital allocated to minority
  interest........................................          --           --           --      (19,313)          --      (19,313)
Net income........................................          --           --           --           --          792          792
Preferred share dividends declared ($0.173 per
  share)..........................................          --           --           --           --         (345)        (345)
Common share dividends declared ($0.166 per
  share)..........................................          --           --           --           --       (2,160)      (2,160)
                                                           ---          ---        -----   ----------  ------------  ----------
Balance at December 31, 1997......................          --           20          130      225,632       (1,713)     224,069
Issuance of 2,580,000 shares of common stock......          --           --           26       47,418           --       47,444
Issuance of 4,000,000 shares of Series B preferred
  stock...........................................          40           --           --       92,706           --       92,746
Net income........................................          --           --           --           --        6,714        6,714
Series A preferred share dividends declared and
  paid ($0.70 per share)..........................          --           --           --           --       (1,400)      (1,400)
Series B preferred share dividends declared ($0.16
  per share)......................................          --           --           --           --         (641)        (641)
Common share dividends declared and paid ($0.675
  per share)......................................          --           --           --           --      (10,512)     (10,512)
                                                           ---          ---        -----   ----------  ------------  ----------
Balance at June 30, 1998..........................   $      40    $      20    $     156   $  365,756   $   (7,552)  $  358,420
                                                           ---          ---        -----   ----------  ------------  ----------
                                                           ---          ---        -----   ----------  ------------  ----------

                            See accompanying notes.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

            COMBINED STATEMENTS OF CHANGES IN PREDECESSORS' DEFICIT

                PERIOD FROM JANUARY 1, 1997 TO NOVEMBER 16, 1997
               AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                             (DOLLARS IN THOUSANDS)

Balance at January 1, 1995...........................................................................  $   (65,722)
Contributions........................................................................................          732
Distributions........................................................................................         (179)
Assignment of minority interest......................................................................        3,243
Forgiveness of notes payable to minority interest....................................................        2,916
Net loss.............................................................................................      (26,295)
                                                                                                       -----------
Balance at December 31, 1995.........................................................................      (85,305)
Contributions........................................................................................           40
Distributions........................................................................................           (4)
Net loss.............................................................................................      (30,523)
                                                                                                       -----------
Balance at December 31, 1996.........................................................................     (115,792)
Contributions........................................................................................       44,330
Distributions........................................................................................         (120)
Net income...........................................................................................       37,606
                                                                                                       -----------
Balance at November 16, 1997.........................................................................  $   (33,976)
                                                                                                       -----------
                                                                                                       -----------

                            See accompanying notes.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

            CONSOLIDATED STATEMENTS OF CASH FLOWS OF THE COMPANY AND
              COMBINED STATEMENTS OF CASH FLOWS OF THE PREDECESSOR

                             (DOLLARS IN THOUSANDS)

                                        PRIME GROUP REALTY TRUST                PREDECESSOR PROPERTIES
                                       --------------------------  ------------------------------------------------
                                                     PERIOD FROM                 PERIOD FROM
                                                    NOVEMBER 17,                 JANUARY 1,    YEAR ENDED DECEMBER
                                                       1997 TO                     1997 TO              31
                                                    DECEMBER 31,                NOVEMBER 16,   --------------------
                                                        1997                        1997         1996       1995
                                       SIX MONTHS   -------------  SIX MONTHS   -------------  ---------  ---------
                                          ENDED                       ENDED
                                        JUNE 30,                    JUNE 30,
                                          1998                        1997
                                       -----------                 -----------
                                       (UNAUDITED)                 (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)....................   $   6,714     $     792     $ (17,211)    $  37,606    $ (30,523) $ (26,295)
Adjustments to reconcile net income
  (loss) to net cash provided by
  (used in) operating activities:
    Amortization of costs for leases
      assumed (included in rental
      revenue).......................         591           142           622         1,022        1,244      1,539
    Gain on sale of real estate......          --            --            --          (286)        (846)      (771)
    Depreciation and amortization....      11,575         2,478         6,492        11,241       12,409     12,646
    Interest added to principal on
      mortgage note
      payable--affiliate.............          --            --         5,642         9,772       10,002      8,427
    Standby loan fee-affiliate added
      to principal on mortgage note
      payable--affiliate.............          --            --           262           460          522        498
    Write-off of deferred tenant
      costs..........................          --            --            --            --        3,081     13,373
    Minority interest................       5,167           635          (368)         (666)        (894)    (3,281)
    Extraordinary item...............         525            --            --       (65,990)          --         --
    Changes in operating assets and
      liabilities:
        (Increase) decrease in tenant
          receivables................      (2,288)          (15)         (154)         (916)       1,990      2,326
        (Increase) decrease in tenant
          receivables from straight-
          lining rent................        (741)          180           149           487         (645)    (8,779)
        Increase in deferred costs...          --           (48)         (921)       (1,459)        (703)      (907)
        Increase (decrease) in other
          assets.....................     (18,046)       (9,932)          458           506          566      2,937
        Increase (decrease) in
          accrued interest payable...         458          (175)          (53)       (1,118)         316     (1,221)
        Increase in accrued real
          estate taxes...............       7,505         7,556           977           415          251          5
        Increase (decrease) in
          accounts payable and
          accrued expenses...........       1,246         7,202        (1,797)        3,498        1,380        (34)
        Decrease in liabilities for
          assumed leases.............        (380)         (350)         (542)       (1,049)      (1,532)    (1,985)
        Increase (decrease) in other
          liabilities................       4,890        (1,707)        3,717           777          217        263
                                       -----------  -------------  -----------  -------------  ---------  ---------
Net cash provided by (used in)
  operating activities...............      17,216         6,758        (2,727)       (5,700)      (3,165)    (1,259)

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

            CONSOLIDATED STATEMENTS OF CASH FLOWS OF THE COMPANY AND COMBINED STATEMENTS OF CASH FLOWS OF THE PREDECESSOR --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

                                         PRIME GROUP REALTY TRUST                 PREDECESSOR PROPERTIES
                                         -------------------------  --------------------------------------------------
                                                      PERIOD FROM                   PERIOD FROM
                                                      NOVEMBER 17,                  JANUARY 1,    YEAR ENDED DECEMBER
                                                        1997 TO                       1997 TO              31
                                                      DECEMBER 31,                 NOVEMBER 16,   --------------------
                                                          1997                         1997         1996       1995
                                         SIX MONTHS   ------------   SIX MONTHS    -------------  ---------  ---------
                                            ENDED                       ENDED
                                          JUNE 30,                  JUNE 30, 1997
                                            1998                    -------------
                                         -----------                 (UNAUDITED)
                                         (UNAUDITED)
INVESTING ACTIVITIES
Proceeds from sale of real estate......   $      --    $       --     $      --      $     298    $   2,110  $     921
Expenditures for real estate...........    (257,119)     (297,019)       (3,612)        (5,659)      (3,842)    (4,842)
Leasing costs..........................      (1,789)           --            --             --           --         --
Additions to mortgage note
  receivable...........................         (25)      (51,263)           --             --           --         --
Cash contributed to service company....          --          (376)           --             --           --         --
Increase in escrow deposits for
  property acquisitions................      (7,309)           --            --             --           --         --
(Increase) decrease in due from
  affiliates...........................      (1,094)       (5,258)        2,803          2,894        2,858     (5,255)
                                         -----------  ------------  -------------  -------------  ---------  ---------
Net cash (used in) provided by
  investing activities.................    (267,336)     (353,916)         (809)        (2,467)       1,126     (9,176)

FINANCING ACTIVITIES
Proceeds from the sale of preferred
  shares...............................      95,318        39,600            --             --           --         --
Proceeds from the sale of common
  shares...............................      47,194       232,352            --             --           --         --
Proceeds from sale of operating
  partnership units....................          --        85,000            --             --           --         --
Financing costs........................      (4,161)       (3,328)           --             --          (10)      (225)
Proceeds from mortgage notes payable...     341,856       243,198           480            480        1,239      9,815
Proceeds from mortgage notes payable--
  affiliates...........................          --            --         1,980          5,647        5,891      2,693
Repayment of mortgage notes payable....    (212,268)     (236,537)          (62)          (119)         (83)      (384)
Repayment of mortgage notes payable--
  affiliates...........................      (3,984)       (4,895)           --        (41,367)      (1,150)    (1,079)
Increase (decrease) in due to
  affiliates...........................          --            --            26           (708)        (226)      (347)
Contributions from partners............          --            --            --         44,330           80        872
Contributions from minority interest--
  other................................       1,000            --            --             --           --         --
Distributions to minority interest--
  operating partnership................      (5,176)           --            --             --           --         --
Distributions to partner...............          --            --            (3)          (120)          (8)      (357)
Distributions to minority interest.....          --            --            --           (120)          --         --
Dividends paid to preferred
  shareholders.........................      (1,045)           --            --             --           --         --
Dividends paid to common
  shareholders.........................      (7,416)           --            --             --           --         --
Debt termination fees..................          --            --            --         (1,692)          --         --
Acquisition of partnership interest....          --            --            --             --           --       (115)
                                         -----------  ------------  -------------  -------------  ---------  ---------
Net cash provided by financing
  activities...........................     251,318       355,390         2,421          6,331        5,733     10,873
                                         -----------  ------------  -------------  -------------  ---------  ---------
Net increase (decrease) in cash and
  cash equivalents.....................       1,198         8,232        (1,115)        (1,836)       3,694        438
Cash and cash equivalents at beginning
  of period............................      11,969         3,737         5,573          5,573        1,879      1,441
                                         -----------  ------------  -------------  -------------  ---------  ---------
Cash and cash equivalents at end of
  period...............................   $  13,167    $   11,969     $   4,458      $   3,737    $   5,573  $   1,879
                                         -----------  ------------  -------------  -------------  ---------  ---------
                                         -----------  ------------  -------------  -------------  ---------  ---------

                            See accompanying notes.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

            CONSOLIDATED STATEMENTS OF CASH FLOWS OF THE COMPANY AND COMBINED STATEMENTS OF CASH FLOWS OF THE PREDECESSOR --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

    Supplemental disclosure of non-cash investing and financing activities:

    The following assets and liabilities (Represents the Predecessor Properties, $12,000 of bonds receivable, $241 of other assets and $368 of other liabilities contributed by the Predecessor. The bonds receivable have been netted against the corresponding bonds payable of the Predecessor Properties.) were contributed by certain minority interest partners to the Company on November 17, 1997:

Real estate, net..................................................................  $  243,637
Cash and cash equivalents.........................................................       3,737
Tenant receivable.................................................................      41,813
Deferred costs, net...............................................................      25,270
Other assets......................................................................         885
                                                                                    ----------
Total assets......................................................................     315,342
Mortgage notes payable............................................................     241,432
Bonds payable.....................................................................      74,450
Accrued interest payable..........................................................       1,420
Accrued real estate taxes.........................................................      10,359
Accounts payable and accrued expenses.............................................       7,711
Liabilities for leases assumed....................................................       6,108
Other liabilities.................................................................       2,529
Minority interests................................................................      (6,564)
                                                                                    ----------
Total liabilities and minority interests..........................................     337,445
                                                                                    ----------
Predecessor owners' net contribution..............................................  $  (22,103)
                                                                                    ----------
                                                                                    ----------

    The following represents non-cash activity for the Company during the period from November 17, 1997 to December 31, 1997:

Mortgage note receivable..........................................................  $    5,100
Real estate.......................................................................      48,814
                                                                                    ----------
                                                                                    $   53,914
                                                                                    ----------
                                                                                    ----------
Debt assumed......................................................................  $   10,396
Partnership units issued to minority interest.....................................      42,088
Step-up in basis from purchase of third-party owner's interest in predecessor.....       1,430
                                                                                    ----------
                                                                                    $   53,914
                                                                                    ----------
                                                                                    ----------

                            See accompanying notes.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. FORMATION AND ORGANIZATION OF THE COMPANY

    Prime Group Realty Trust (together with its consolidated subsidiaries and unconsolidated investment subsidiary, the "Company") was organized in Maryland on July 21, 1997. The Company was formed to continue the business of The Prime Group, Inc. and certain of its affiliates (collectively "PGI"). The Company will make an election to qualify as a real estate investment trust ("REIT") for the period ended December 31, 1997, under the Internal Revenue Code of 1986, as amended, for Federal income tax purposes. On November 17, 1997, the Company completed an initial public offering (the "Offering") of 12,380,000 Common Shares of Beneficial Interest ("Common Shares") at $20.00 per share and the private placement (the "Preferred Share Private Placement") of 2,000,000 Series A--Cumulative Convertible Preferred Shares of Beneficial Interest ("Convertible Preferred Shares") at $20.00 per share. Net of underwriting discounts and expenses, the Company received approximately $260,792 in net proceeds from the Offering and Private Placement. On December 12, 1997, the underwriters of the Offering exercised their overallotment option to purchase 600,000 Common Shares at $20.00 per share ("Overallotment"). The Company received net proceeds of approximately $11,160 on December 15, 1997, with respect to the Overallotment.

    Upon consummation of the Offering and Preferred Share Private Placement, the Company contributed the initial net proceeds from the Offering and Preferred Share Private Placement in exchange for 12,380,000 common units of partnership interest ("Common Units") and 2,000,000 preferred units of partnership interest ("Preferred Units") in Prime Group Realty, L.P. (the "Operating Partnership"). The Operating Partnership also sold 4,569,893 Common Units for $85,000 to Primestone Joint Venture ("Primestone"--PGI obtained a 60% ownership interest in Primestone in exchange for the contribution of 3,375,000 of its Common Units received from the contribution of its interest in the Prime Properties to the Operating Partnership described below. Primestone has a 30.7% limited partner ownership interest in the Operating Partnership at June 30, 1998). The Operating Partnership used such proceeds primarily to repay certain mortgages and other indebtedness, acquire interests in certain of the properties ("Prime Properties" or "Predecessor Properties") owned or controlled by PGI (the "Predecessor") and other contributors (defined below) and purchase various office and industrial properties from unaffiliated third parties. The Company contributed the net proceeds from the Overallotment to the Operating Partnership in exchange for 600,000 Common Units. The Operating Partnership, in turn, used such proceeds primarily for property acquisitions.

    The Company is the managing general partner of the Operating Partnership and owns all of the Preferred Units and 60.2% and 55.9% of the Common Units issued at June 30, 1998 and at December 31, 1997, respectively. Each Common Unit entitles the Company to receive distributions from the Operating Partnership. Distributions declared or paid to holders of Common Stock are based upon such distributions received by the Company with respect to its Common Units.

    Upon consummation of the Offering, PGI contributed its interest in the Prime Properties to the Operating Partnership in exchange for 3,465,000 Common Units (after the contribution of 3,375,000 Common Units to Primestone, PGI has a 0.4% direct limited partner interest in the Operating Partnership at June 30, 1998), and received approximately $6,487 for the reimbursement of formation costs advanced by PGI. A senior executive of the Company contributed his interest in the Prime Properties to the Operating Partnership in exchange for 110,000 Common Units (a 0.4% limited partner interest of the Operating Partnership at June 30,
1998). In addition, the Operating Partnership was required to acquire a

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

1. FORMATION AND ORGANIZATION OF THE COMPANY (CONTINUED) third-party ownership interest in certain of the Prime Properties for $1,797, resulting in a step-up in the basis of real estate of $3,227. Certain individuals (collectively, the "Contributors") contributed their ownership interests in various office and industrial properties, including the related debt, to the Operating Partnership in exchange for cash of approximately $15,761 and 1,849,417 Common Units (a 3.6% general partner interest of the Operating Partnership and a 3.6% limited partner interest of the Operating Partnership at June 30, 1998), valued at $20.00 per unit (total value of $36,988). These properties, along with other acquired properties are controlled by the Operating Partnership (the "New Entities") and are described below. PGI, the senior executive and the Contributors have been reflected as minority interest in the consolidated financial statements of the Company.

    On November 17, 1997, the Operating Partnership acquired the assets and business of Continental Offices, Ltd. and Continental Offices, Ltd. Realty ("Continental Office Management") and contributed these entities and certain other assets to a newly formed corporation, Prime Group Realty Services, Inc. (the "Service Company"). In exchange for its contribution, the Company received 100% of the non-voting preferred stock of the Service Company and a note receivable in the amount of $4,800 (see Note 12). Certain members of management of the Company own 100% of the voting common stock. The Service Company was formed primarily to operate business lines of the Company that are not directly associated with the collection of rents. The Service Company is subject to federal, state and local income taxes.

    Unless the context requires otherwise, all references to the Company herein mean Prime Group Realty Trust and those entities owned or controlled by Prime Group Realty Trust, including the Operating Partnership.

    The Prime Properties represent a combination of 23 partnerships described below (PGI Partnerships) that own, operate, and manage office and industrial properties in the greater Chicagoland area and Tennessee. The Prime Properties are under common management and ownership of PGI as either the managing general partner (responsible for the operations of the Prime Properties) or 100% owner. Prior to the contribution of the Properties, six of the Partnerships had third party owners (Third Party), whose ownership interests have been reflected as a minority interest in the combined financial statements of the Predecessor.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

1. FORMATION AND ORGANIZATION OF THE COMPANY (CONTINUED)
    The Prime Properties consisted of the following at November 16, 1997:

                    PARTNERSHIP                                       PROPERTY
----------------------------------------------------  ----------------------------------------
77 West Wacker Limited Partnership (77 West
  Wacker)...........................................  77 West Wacker Building
Nashville Office Building I, Ltd....................  Nashville Office Building
Professional Plaza, Ltd.............................  Professional Plaza
Old Kingston Properties, Ltd........................  Old Kingston
Two Centre Square, Ltd..............................  Two Centre Square
Hammond Enterprise Center Limited Partnership
  (HEC).............................................  Hammond Enterprise Center
East Chicago Enterprise Center Limited Partnership
  (ECEC)............................................  East Chicago Enterprise Center
Kemper/Prime Industrial Partners (KP)...............  Chicago Enterprise Center
Enterprise Center I, L.P. (ECI).....................  Enterprise Center I
Enterprise Center II, L.P...........................  Enterprise Center II
Enterprise Center III, L.P..........................  Enterprise Center III
Enterprise Center IV, L.P...........................  Enterprise Center IV
Enterprise Center V, L.P............................  Enterprise Center V
Enterprise Center VI, L.P...........................  Enterprise Center VI
Enterprise Center VII, L.P..........................  Enterprise Center VII
Enterprise Center VIII, L.P.........................  Enterprise Center VIII
Enterprise Center IX, L.P...........................  Enterprise Center IX
Enterprise Center X, L.P............................  Enterprise Center X
Arlington Heights I, L.P............................  Arlington Heights I
Arlington Heights II, L.P...........................  Arlington Heights II
Arlington Heights III, L.P..........................  Arlington Heights III
Triad Parking Company, Ltd..........................  Triad Parking Facility
77 Fitness Center, Ltd.(1)..........................  Executive Sports and Fitness Center

---------

(1) The Operating Partnership contributed this entity to the Service Company on November 17, 1997, including net equipment of $83, cash of $376 and accounts payable of $839.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

1. FORMATION AND ORGANIZATION OF THE COMPANY (CONTINUED)
    The entity name and related property of the New Properties (the properties were either contributed or acquired at the Offering date, unless otherwise noted) operated by the Operating Partnership at December 31, 1997 are as follows:

                 ENTITY                                              PROPERTY
----------------------------------------  --------------------------------------------------------------
1990 Algonquin Road, L.L.C.               1990 Algonquin Road
2010 Algonquin Road, L.L.C.               2010 Algonquin Road
555 Huehl Road, L.L.C.                    555 Huehl Road
1669 Woodfield Road, L.L.C.               1699 Woodfield Road
475 Superior Avenue, L.L.C.               475 Superior Avenue
Enterprise Drive, L.L.C.                  2205-2255 Enterprise Drive
280 Shuman Blvd., L.L.C.                  280 Shuman Blvd.
Continental Towers, L.P.(1)               Continental Towers
2675 N. Mayfair Road, L.L.C.(2)           2675 N. Mayfair Road
Prime Columbus Industrial, L.L.C.         2160 McGaw Road, 4849 Groveport Road,
                                          2400 McGaw Road, 5160 Blazer Memorial Parkway,
                                          600 London Road and 4411 Marketing Place
Libertyville Tech Way, L.L.C.             1001 Technology Way
801 Technology Way, L.L.C.                801 Technology Way
3818 Grandville, L.L.C.                   3818 Grandville/1200 Northwestern
306 Era Drive, L.L.C.                     306-310 Era Drive
1301 Ridgeview Drive, L.L.C.              1301 Ridgeview Drive
515 Huehl Road, L.L.C.                    515 Huehl Road/500 Lindberg
455 Academy Drive, L.L.C.                 455 Academy Drive
1051 N. Kirk Road, L.L.C.                 1051 N. Kirk Road
4211 Madison Street, L.L.C.               4211 Madison Street
200 E. Fullerton, L.L.C.                  200 E. Fullerton
350 Randy Road, L.L.C.                    350 Randy Road
4300 Madison Street, L.L.C.               4300, 4248, 4250 Madison Street
370 Carol Lane, L.L.C.                    370 Carol Lane
388 Carol Lane, L.L.C.                    388 Carol Lane
941 Weigel Drive, L.L.C.                  941-961 Weigel Drive
342 Carol Lane, L.L.C.                    342-346 Carol Lane
343 Carol Lane, L.L.C.                    343 Carol Lane
371 N. Gary Avenue, L.L.C.                371-385 N. Gary Avenue
350 N. Mannheim Road, L.L.C.              350 N. Mannheim Road
1600 167th Street, L.L.C.                 1600-1700 167th Street
1301 E. Tower Road, L.L.C.                1301 E. Tower Road
4343 Commerce Court, L.L.C.               4343 Commerce Court
11039 Gage Avenue, L.L.C.                 11039 Gage Avenue
11045 Gage Avenue, L.L.C.                 11045 Gage Avenue
1401 S. Jefferson, L.L.C.                 1401 S. Jefferson

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

1. FORMATION AND ORGANIZATION OF THE COMPANY (CONTINUED)

                 ENTITY                                              PROPERTY
----------------------------------------  --------------------------------------------------------------
4100 Madison Street, L.L.C.               4100 Madison Street
4160 Madison Street, L.L.C.               4160-4190 Madison Street
550 Kehoe Blvd., L.L.C.                   550 Kehoe Blvd.

---------

(1) On December 15, 1997, the Company acquired the first mortgage note encumbering the property for $108,870. The note has a face value of $162,844 at June 30, 1998 and December 31, 1997, a base interest rate of 6.5% per annum payable monthly, and a contingent interest rate of 6.5% per annum, payable from available cash flow as defined. All unpaid interest is added to principal. The note matures January 2013. The Company will receive all of the economic benefits from its interest in the property and, therefore, the Company has consolidated the operations of the property from the acquisition date.

(2) The Company acquired the property on December 30, 1997 for $8,000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements of the Company include the accounts of the Company, the Operating Partnership and the partnerships in which the Company has majority interest or control. The combined financial statements of the Predecessor include the accounts of the PGI Partnerships. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Investments in corporations and partnerships in which the Company does not have operational control or a majority interest are accounted for on the equity method of accounting.

    Significant intercompany accounts and transactions have been eliminated in consolidation and combination.

    The consolidated and combined financial statements as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 and the related footnotes, including the disclosure of the events subsequent June 30, 1998, are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation. All such adjustments are of a normal recurring nature.

    Certain prior periods amounts have been reclassified to conform with the current financial statement presentation.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REAL ESTATE

    Depreciation is calculated on the straight-line method over the estimated useful lives of assets, which are as follows:

Building and improvements.............................  40-50 years
                                                        Term of related
Tenant improvements...................................  leases

    Development costs, which include fees and costs incurred in developing new properties, are capitalized as incurred. Upon completion of construction, development costs are amortized over the useful lives of the respective properties on a straight-line basis. Interest and other direct costs incurred during construction periods are capitalized as a component of the building costs.

    Real estate is carried at depreciated cost. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life.

CASH EQUIVALENTS

    The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

DEFERRED COSTS

    Deferred financing costs are amortized on the straight-line method over the terms of the loans. Deferred leasing costs are amortized on the straight-line method over the terms of the related lease agreements.

LEASES ASSUMED

    In connection with obtaining certain tenant leases 77 West Wacker assumed liability for the remaining terms of the tenants' existing leases. 77 West Wacker has recorded a liability for the difference between total remaining costs for leases assumed and the expected benefits from subleases of the assumed lease properties. The related incentive to lessee has been capitalized as a deferred charge and is being amortized to rental revenue over the life of the respective lease. The deferred charge and related liability are adjusted for changes in the expected benefits from subleases. During the period from January 1, 1997 to November 16, 1997 and for the year ended 1996, 77 West Wacker wrote off $1,049 and $3,893, respectively, of deferred charges and reduced the related liability due to changes in the estimated benefits from subleases.

RENTAL REVENUE

    Rental revenue is recorded on the straight-line method over the terms of the related lease agreements. As a result, $149, $180 and $487 of cash was received in excess of recorded rental revenue during the six months ended June 30, 1997, the period from November 17, 1997 to December 31, 1997 and the period from January 1, 1997 to November 16, 1997, respectively, and $741, $645 and $8,779 of noncash

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) rent was recorded as rental revenue during the six months ended June 30, 1998 and the years ended December 31, 1996 and 1995, respectively, and included in accounts receivable.

INTEREST RATE SWAP AGREEMENT

    77 West Wacker has entered into an interest rate swap agreement to effectively convert its variable-rate borrowing into a fixed-rate obligation (The agreement was terminated November 16, 1997--see Note 6).

EARNINGS PER SHARE

    On December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" which specifies the method of computation, presentation, and disclosure for earnings per share ("EPS"). SFAS No. 128 requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS includes the potentially dilutive effect, if any, which would occur if outstanding (i) Common Stock options were exercised, (ii) Common Units were converted into shares of Common Stock, and (iii) Preferred Shares were converted into shares of Common Stock.

STOCK BASED COMPENSATION

    The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, no compensation expense is recognized for the stock option grants because the exercise price of the options equals the market price of the underlying stock at the date of grant.

INCOME TAXES

    Commencing with the period ended December 31, 1997, it is the intent of the Company to qualify as a real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally will not be subject to federal income tax to the extent that is distributes at least 95% of its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

    As of December 31, 1997, for income tax purposes, tenant receivables have a basis of $3,744, real estate has a gross and net basis of $672,618 and $647,565 respectively, and deferred costs have a gross and net basis of $43,835 and $28,472, respectively.

    The Partnerships pay no income taxes, and the income or loss from the Partnerships is includable on the respective income tax returns of the Partners.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

3. RECENT DEVELOPMENTS

    During the period from January 1, 1998 through June 30, 1998, the Company acquired the following eight office properties:

                                                       NET
                                                    RENTABLE    ACQUISITION  MORTGAGE     MONTH
PROPERTY                           LOCATION        SQUARE FEET     COST        DEBT     ACQUIRED
----------------------------  -------------------  -----------  -----------  ---------  ---------
33 North Dearborn...........  Chicago, IL             302,818    $  34,371   $  18,000  January
Commerce Point..............  Arlington Hts., IL      236,642       29,241      20,000  February
208 South LaSalle Street....  Chicago, IL             827,494       61,168      45,800  March
122 South Michigan..........  Chicago, IL             512,369       29,618          --  April
2100 Swift Drive............  Oak Brook, IL            58,000        7,363       5,200  April
6400 Shafer Court...........  Rosemont, IL            161,730       21,322      14,400  May
Two Century Centre..........  Schaumburg, IL          217,960       35,684          --  June
Oak Brook Business Center...  Oak Brook, IL           199,245       16,205          --  June
                                                   -----------  -----------  ---------
                                                    2,516,258    $ 234,972   $ 103,400
                                                   -----------  -----------  ---------
                                                   -----------  -----------  ---------

    In June 1998, the Company acquired the following parcels of land under two purchase contracts:

                                                                                        ACQUISITION
PROPERTY                                                      LOCATION       ACRES         COST
-----------------------------------------------------------  -----------  -----------  -------------
Aurora Land--I.............................................   Aurora, IL        37.3     $   3,100
Aurora Land--II............................................   Aurora, IL        17.4         1,400
                                                                                 ---        ------
                                                                                54.7     $   4,500
                                                                                 ---        ------
                                                                                 ---        ------

    The contracts require purchase of an additional 132.7 acres over a three to five year period for additional consideration of $10,394. Certain minimum installment payments are required; however, the timing of purchases is at the Company's discretion.

    Concurrently with the closing of the IPO, the Company obtained a secured revolving credit facility from a group of financial institutions (the "Credit Facility"--see Note 6). In March 1998, the Credit Facility was amended to provide that the commitments under the Credit Facility be reduced from $235,000 to $200,000. On May 15, 1998, the Credit Facility was reduced to $190,000.

    In January 1998, the Company obtained a $15,000 revolving line of credit with LaSalle National Bank (the "Line of Credit"--see Note 6). The Line of Credit, which matures in January 1999 and is subject to a one-year extension at the Company's option, is collateralized by an industrial property known as 475 Superior Avenue. Outstanding balances under the Line of Credit bear interest at a rate equal to LIBOR plus 195 basis points. Generally, the covenants contained in the Line of Credit are identical to the covenants contained in the Credit Facility.

    Concurrently with the closing of the IPO, the Company borrowed $83,500 in financing on a short-term basis evidenced by two separate notes (the "New Mortgage Notes"--see Note 6) which were collateralized by first mortgages on certain office and industrial properties. On March 23, 1998, the Company refinanced one of the New Mortgage Notes (original principal balance of $27,500) with a loan of $29,400 which matures on April 1, 2008. Interest on this loan is fixed at a rate of 6.85% and is payable monthly. The

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

3. RECENT DEVELOPMENTS (CONTINUED)
remaining New Mortgage Note (original principal balance of $56,000) was refinanced on May 1, 1998 with two loans, the first of which is a $47,000 loan which has principal and interest payable monthly, using a 30-year amortization period, with interest fixed at 7.17% and will mature on May 1, 2000. The second loan is a $14,600 loan which has interest only payable monthly at 150 basis points over LIBOR or 0.50% plus the greater of (a) the lender's U.S. prime rate or (b) the Federal Funds Rate plus 1.0% and will mature on May 1, 2000, not including a 6-month extension option. The refinanced notes are collateralized by first mortgages on certain office and industrial properties. As a result of the above refinancing, the Company recognized an extraordinary loss of $525, net of minority interest of $375, representing the write-off of previously unamortized deferred financing fees.

    On March 31, 1998, the Company issued 10,000 and 2,500 Common Shares granted to an officer and a board member of the Company, respectively, pursuant to an employment agreement and a consulting agreement.

    On March 30, 1998, the Company entered into a joint venture that acquired an approximately 67,000 square foot vacant parcel of land located in the Chicago, Illinois central business district ("Chicago CBD"). The parcel was acquired for the potential development of a Class A multi-purpose facility, with up to 900,000 square feet of office space, 125,000 square feet of retail space and a parking garage with a capacity for approximately 250 cars. The Company has economic control of the joint venture and, therefore, the Company has consolidated the operations of the joint venture from the date of inception. The venture entered into a bank loan in the amount of $13,500 to acquire the land. Interest is payable monthly at a rate of LIBOR plus 200 basis points. The note matures in April 1999, not including a six-month extension option. The other joint venturer's interest has been reflected as minority interest--other at June 30, 1998.

    On May 15, 1998, the Company obtained a 7.22% note payable with a principal balance of $75,000, collateralized by a mortgage on the suburban office building known as Continental Towers. The note matures in 2013, with a prepayment option in 2005, and has monthly payments of principal and interest, using a 25-year principal amortization payment schedule. The Company used $70.0 million of the proceeds to repay a portion of the Credit Facility.

    In May 1998, the Company refinanced $48,810 of letters of credit that provided credit enhancements on certain of the Company's bonds payable from the Credit Facility to a separate financing facility provided by a financial institution (the "New LOC's"). The New LOC's have a quarterly fee of 1.4% of the face amount and are collateralized by mortgages on certain industrial and office properties and a $5,000 cash collateral account.

    On June 5, 1998, the Company completed the sale of 4.0 million shares of its Series B-Cumulative Redeemable Preferred Stock (the "Redeemable Preferred Shares"). The Company received net proceeds of approximately $92,746, which were used to fund the acquisition of Two Century Centre and Oak Brook Business Center and repay borrowings under the Credit Facility and the Line of Credit. Distributions on the Redeemable Preferred Shares are payable quarterly on or about the last day of January, April, July and October of each year, at the rate of 9% (equivalent to $2.25 per annum per Redeemable Preferred Share). The Redeemable Preferred Shares rank senior to the Common Shares and the Convertible Preferred Shares as to the payment of dividends and as to the distribution of assets.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

4. MORTGAGE NOTE RECEIVABLE

    On December 16, 1997, the Company acquired the first mortgage note encumbering the office property known as 180 North LaSalle Street, which is a 39-story office building, located in Chicago, Illinois that contains 729,000 square feet of rentable space, including 15,000 square feet of retail space and is approximately 100% leased at June 30, 1998. The first mortgage note, which has a face value of $56,988 and $63,329 at June 30, 1998 and December 31, 1997, respectively, and an interest rate of 8.25%, was purchased for approximately $51,163 in cash and $5,100 in Common Units. Included in the purchase was an option, exercisable until July 30, 2000, to acquire the existing $85.0 million second mortgage on the property for 220,000 Common Units (5,000 Common Units per month, valued at $20.00 per Common Unit, during the option period which are non-refundable) of the Operating Partnership (subject to certain adjustments as defined) and an option to purchase the equity ownership of the property during the period from January 15, 2004 to February 15, 2004 for a price equal to the greater of the fair market value of the interest or $2,000. As of June 30, 1998, the Company has issued 271,572 Common Units (a 1.1% limited partner interest of the Operating Partnership at June 30, 1998), including 30,000 Common Units issued during the six months ended June 30, 1998, related to the purchase of the note and the above mentioned option. The Company will also provide property management and leasing services for the property pursuant to a 10-year management and leasing contract.

5. DEFERRED COSTS

    Deferred costs consist of the following:

                                                                            DECEMBER 31,
                                                            JUNE 30,    --------------------
                                                              1998        1997       1996
                                                           -----------  ---------  ---------
Financing costs..........................................   $   9,284   $   5,572  $   6,757
Leasing costs............................................      24,971      23,182     35,386
                                                           -----------  ---------  ---------
                                                               34,255      28,754     42,143
Less: Accumulated amortization...........................      (2,222)       (282)   (15,260)
                                                           -----------  ---------  ---------
                                                            $  32,033   $  28,472  $  26,883
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

6. MORTGAGE NOTES AND BONDS PAYABLE

                                                                                                DECEMBER 31,
                                                                                JUNE 30,   ----------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
Mortgage Notes Payable:
Line-of-credit ("Credit Facility") with various financial institutions, collateralized by the 77 West Wacker Building with maximum draw of
  $190,000, bearing interest at rates ranging from the higher of prime rate or federal funds rate plus 1/2%, to Eurodollar rate plus 1.2% to 1.5%, per annum (7.13% and 7.23% at June 30, 1998 and December 31, 1997,
  respectively), as defined, with interest payable monthly and principal due
  November 2000. The Credit Facility has also been used to provide letters-of-credit totaling $26,930 and $75,848 as of June 30, 1998 and
  December 31, 1997, respectively, on bonds payable described below..........  $   80,700  $  159,000  $       --
Line of Credit ("Line of Credit") with a bank, bearing interest at a rate of
  LIBOR plus 1.95% or 0.5% plus the greater of the lender's prime rate or the
  federal funds rate, with principal due in January, 1999....................          --          --          --
Mortgage notes payable to various commercial lenders(A)......................     291,448          --          --
Mortgage note payable to financial institution, collateralized by 1001
  Technology Way, interest at 8.3% per annum with principal and interest
  payable monthly through October 2011.......................................       6,353       6,412          --
Mortgage notes payable to a financial institution, collateralized by various of the New Properties, interest at 7.19% per annum with interest payable
  monthly and principal paid April 30, 1998..................................          --      83,500          --
Mortgage note payable to a financial institution collateralized by
  Continental Towers, interest at prime rate (8.50% at December 31, 1997) per
  annum with principal and interest payable monthly through January 1998.....          --         698          --
Mortgage notes payable to various commercial lenders(B)......................          --          --     229,361
Mortgage notes payable to various financial institutions, interest at a variable rate of prime plus 1/2% per annum and a fixed rate of 7.375% per
  annum with principal and interest payable monthly (repaid November 1997)...          --          --       6,525
                                                                               ----------  ----------  ----------
                                                                               $  378,501  $  249,610  $  235,886
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Bonds Payable:
Variable rate taxable and tax-exempt bonds issued by various state and local
  government authorities(C),(D)..............................................  $   74,450  $   74,450  $   74,450
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

---------

    (A) During the six months ended June 30, 1998, the Company completed seven new financings and three re-financings of mortgage notes payable with five separate financial institutions at rates of interest ranging from 6.85% to LIBOR plus 2.0% (7.65% at June 30, 1998). The notes are collateralized by various office and industrial properties and mature in various dates from January 2000 through April 2013.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

6. MORTGAGE NOTES AND BONDS PAYABLE (CONTINUED)
    (B) 77 West Wacker has entered into a mortgage note agreement ("Agreement") with a consortium of commercial lenders providing a maximum loan of $230,000 ("Loan"). The Loan, was collateralized by a first mortgage on the 77 West Wacker Building. The Loan was repaid with proceeds of the Offering and Preferred Share Private Placement. Under the terms of the Agreement, 77 West Wacker made monthly interest-only payments. Interest was calculated using certain variable rate indices, as defined. To reduce the impact of increases in interest rates, 77 West Wacker also entered into an interest rate swap agreement with affiliates of one of 77 West Wacker's Third Party owners ("Counterparties") for the outstanding principal balance on the Agreement up to a maximum principal amount of $230,000. Under the terms of the interest rate swap agreement, 77 West Wacker paid the Counterparties interest monthly at a fixed rate of 10% per annum. 77 West Wacker was to receive monthly interest payments from the Counterparties at the variable rate and was then responsible for making the monthly interest payments required under the terms of the Agreement. 77 West Wacker incurred $692 of fees to terminate the swap agreement, which have been reflected in the extraordinary item--extinguishment of debt in the period from January 1, 1997 to November 16, 1997.

    (C) Permanent financing for the development of certain Industrial Properties has been provided by $48,150 of tax exempt industrial development revenue bonds ("Bonds"). (See Note 7--on December 13, 1995 and on May 20, 1996, the Bonds were acquired by independent third party financial institutions from an affiliate of
PGI). The Bonds mature on June 1, 2022.

    Under the terms of the Bond loan agreements, the borrowing Partnerships are to make interest-only payments monthly, calculated using a floating rate determined by the Remarketing Agent of the Bonds. The rates ranged from 3.30% to 4.75% during the six months ended June 30, 1998, 3.30% to 4.75% during 1997 and 2.85% to 4.40% during 1996, and 5.25% to 5.51% during 1995. The rate at June 30,
1998 was 3.70% and at both December 31, 1997 and 1996 was 4.40%.

    The maximum annual interest rate on the Bonds is 13%. Under certain conditions, the interest rate on the Bonds may be converted to a fixed rate at the request of the borrowing Partnership.

    Beginning November 17, 1997, the Bonds were collateralized by letters of credit totaling $48,918 from the Credit Facility. From May 1996 to November 16, 1997, the Bonds were collateralized by letters of credit that required the borrowing PGI Partnerships to pay letter of credit financing fees of 1.75% per annum of the face amount, payable quarterly in advance.

    The bondholders may tender bonds on any business day during the variable interest rate period discussed above and receive principal, plus accrued interest through the tender date. Upon tender, the remarketing agent shall immediately remarket the Bonds. In the event the remarketing agent fails to remarket any Bonds, the borrowing Partnerships are obligated to purchase those Bonds. The remarketing agent receives a fee of .11% per annum of the outstanding Bonds balance, payable quarterly in advance. In February 1998, a separate financing facility with another financial institution was established to re-issue letters of credit in the amount of $48,509.

    (D) Permanent financing for the development of certain office Properties has been provided by $26,300 of tax exempt industrial revenue bonds (IRBs). The IRB's mature on December 1, 2014. Under the terms of the IRB agreements, the borrowing Partnerships are to make interest-only payments monthly, calculated using a floating rate determined by the remarketing agent of the IRBs. The rates ranged from

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

6. MORTGAGE NOTES AND BONDS PAYABLE (CONTINUED)
3.80% to 4.00% for the six months ended June 30, 1998, 3.35% to 3.85% during 1997, 3.40% to 4.05% during 1996 and 3.40% to 4.50% during 1995. The rates at
June 30, 1998 were 3.80% and at December 31, 1997 were 3.85% and at December 31, 1996 were 3.50%.

    Under certain conditions, the interest rates on the IRBs may be converted to a fixed rate at the request of the borrowing Partnerships.

    The IRBs are collateralized by letters of credit totaling $26,930 from the Credit Facility.

    Under the terms of the IRB agreements, the bondholders have the option to require the borrowing Partnerships to purchase any of its IRBs on the 15th day of any month while the IRBs are outstanding. Upon the exercise of the bondholders' option to purchase the IRBs, the remarketing agent shall immediately remarket the IRBs. In the event the remarketing agent fails to remarket the IRBs, the borrowing Partnerships are obligated to purchase those IRBs.

    Total interest paid on the mortgage notes payable and bonds payable was $14,476 and $13,319 for the six months ended June 30, 1998 and 1997, respectively, and $1,855 and $25,731 for the period from November 17, 1997 to December 31, 1997, and the period from January 1, 1997 to November 16, 1997, respectively, and $25,643 and $25,490 for the years ended December 31, 1996 and 1995, respectively. In addition, during the six months ended June 30, 1998, the Company capitalized $464 in interest.

7. MORTGAGE NOTES AND BONDS PAYABLE--AFFILIATES

                                                                                                     DECEMBER 31,
                                                                                     JUNE 30,    --------------------
                                                                                       1998        1997       1996
                                                                                    -----------  ---------  ---------
Mortgage note payable--Limited partner, collateralized by 801 Technology Way,
  interest at 7.0% per annum, with principal and interest repaid January, 1998....   $      --   $   3,984  $      --
Mortgage notes payable--Affiliate(A)..............................................          --          --     99,357
Mortgage note payable--Affiliate; interest at 9.5% per annum with interest payable
  quarterly and principal and accrued interest, were repaid in November 1997......          --          --        290
                                                                                    -----------  ---------  ---------
                                                                                     $      --   $   3,984  $  99,647
                                                                                    -----------  ---------  ---------
                                                                                    -----------  ---------  ---------
Bonds Payable--Affiliate:
Variable rate taxable and tax-exempt bonds issued by state and local government
  authorities(B)..................................................................   $      --   $      --  $  12,000
                                                                                    -----------  ---------  ---------
                                                                                    -----------  ---------  ---------

---------

    (A) 77 West Wacker has entered into a 11% subordinate loan agreement with affiliates of its Third Party owner for a maximum disbursement amount of $60,000. A portion of the loan was repaid ($4,895) with proceeds of the Offering and the Private Placement, and a portion was considered repaid from the swap agreement between PGI and the Third Party related to the Loan in Note 6 ($42,584 was recorded as a contribution from PGI in the period from January 1, 1997 to November 17, 1997) and the remainder was forgiven ($67,847), as of November 16, 1997 and included in the extraordinary item--extinguishment of debt in the period from January 1, 1997 to November 16, 1997. As of December 31, 1996 and 1995, $56,787

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

7. MORTGAGE NOTES AND BONDS PAYABLE--AFFILIATES (CONTINUED) and $50,896 respectively, had been funded under this agreement, and $40,873 and $30,871 respectively, of accrued interest and $1,697 and $1,175, respectively, of standby loan fees have been added to the principal balance in accordance with the terms of the agreement. The Third Party owner has provided a guarantee of 77 West Wacker's first mortgage note payable and charges 77 West Wacker a standby loan fee, as defined, which is included as a component of interest expense. Standby loan fees incurred were $460 for the period from January 1, 1997 to November 16, 1997, and $522 and $498 for the years ended December 31, 1996 and 1995, respectively, (included in general and administrative expenses in the combined statements of operations of the Predecessor). Under the terms of the subordinate loan agreement, 77 West Wacker was not required to make any periodic principal or interest payments prior to the date of stabilization, as defined; unpaid interest is added to the principal balance monthly. Subsequent to the date of stabilization, as defined, monthly payments of interest only are payable to the extent of available cash flow, as defined, during the operating period, with the entire outstanding balance due upon maturity.

    (B) Permanent financing for the development of certain industrial properties has been provided by $12,000 of tax exempt bonds which were converted to taxable debt industrial development revenue bonds (IDBs). The Bonds mature on June 1, 2022. On November 17, 1997, PGI contributed the related bond receivables held by an affiliate as part of its contribution to the Operating Partnership. On December 13, 1995, $60,150 of IDBs were acquired by an affiliate of PGI from the Third Party. On December 13, 1995, $28,300 and on May 20, 1996, $19,850 of the IDBs were sold to independent third party financial institutions by the affiliate of PGI.

    Under the terms of the IDB loan agreement, the borrowing Partnerships are to make interest-only payments semi-annually, calculated using a floating rate determined by the Remarketing Agent of the IDBs. The rates were 5.501% during 1997, 3.90% to 5.501% during 1996 and 5.25% to 5.51% during 1995. The rate at
December 31, 1996 was 5.501%.

    The maximum annual interest rate on the IDBs is 13%. Under certain conditions, the interest rate on the IDBs may be converted to a fixed rate at the request of the respective borrowing Partnership. The bondholders may tender bonds on any business day during the variable interest rate period discussed above and receive principal, plus accrued interest through the tender date. Upon tender, the remarketing agent shall immediately remarket the IDBs. In the event the remarketing agent fails to remarket any IDBs, the borrowing Partnership is obligated to purchase those IDBs. The remarketing agent receives a fee of .11% per annum of the outstanding IDB balance, payable quarterly in advance.

    Included in the extraordinary item--extinguishment of debt in the period from January 1, 1997 to November 16, 1997, are $1,000 in loan termination fees paid to an affiliate of the Third Party and the write-off of unamortized deferred financing of $165.

    In 1995, mortgage notes payable to the Third Party totaling $2,716 and accrued interest of $200 were forgiven by the Third Party. The notes bore interest at 8.5%, payable quarterly from available cash flow.

    Total interest paid on the mortgage notes payable and bonds payable to affiliates was $59 and $328 for the six months ended June 30, 1998 and 1997, respectively, $32 for the period from January 1, 1997 to November 16, 1997 and $1,256 and $3,538 for the years ended December 31, 1996 and 1995, respectively. No interest was paid for the period from November 17, 1997 to December 31, 1997.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

8. FUTURE MINIMUM LEASE INCOME AND PAYMENTS

    The Company has entered into lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts.

    Approximately 19%, 53%, 39%, 57%, 60%, and 65%, of the rental revenue for the six months ended June 30, 1998 and 1997, for the period from November 17, 1997 to December 31, 1997, the period from January 1, 1997 to November 16, 1997, and for the years ended December 31, 1996 and 1995, respectively, was received from four tenants (only three tenants for the period from January 1, 1998 to June 30, 1998).

    The total future minimum rentals to be received under such noncancelable operating leases executed through December 31, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

YEAR ENDED DECEMBER 31                                                                AMOUNT
----------------------------------------------------------------------------------  ----------
1998..............................................................................  $   56,322
1999..............................................................................      52,738
2000..............................................................................      47,232
2001..............................................................................      40,373
2002..............................................................................      35,763
Thereafter........................................................................     145,908
                                                                                    ----------
                                                                                    $  378,336
                                                                                    ----------
                                                                                    ----------

    Future minimum rentals include amounts to be received from the Company totaling $2,546 and from PGI totaling $3,710.

    In addition, as a part of lease agreements entered into with certain tenants of 77 West Wacker Building, 77 West Wacker assumed the tenants' leases at other properties and subsequently executed subleases for certain of the assumed lease space. Net future minimum rental payments due under leases assumed and subleases executed through December 31, 1997, are as follows:

YEAR ENDED DECEMBER 31                                                                  AMOUNT
-------------------------------------------------------------------------------------  ---------
1998.................................................................................  $   1,210
1999.................................................................................      1,235
2000.................................................................................      1,263
2001.................................................................................      1,293
2002.................................................................................        757
                                                                                       ---------
                                                                                       $   5,758
                                                                                       ---------
                                                                                       ---------

    During 1995, a tenant of the 77 West Wacker Building experienced financial difficulties and began negotiations with 77 West Wacker to reduce its leased space, resulting in an amendment to the tenant's lease agreement. As a result of the lease amendment, 77 West Wacker wrote-off $13,373 of deferred tenant costs, representing $10,296 of tenant receivables related to straight-lining of the tenant's rental revenue, $2,257 of deferred leasing costs, and $820 of tenant improvements. The same tenant continued to

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

8. FUTURE MINIMUM LEASE INCOME AND PAYMENTS (CONTINUED) experience financial difficulty and in 1997 defaulted on certain 1997 rental payments. As a result of the default, as of December 31, 1996, 77 West Wacker wrote-off $3,081 of deferred tenant costs, representing $940 of tenant receivables related to straight-lining of the tenant's rental revenue and $2,141 of deferred leasing costs. In early November 1997, 77 West Wacker reached an agreement with the tenant to terminate the lease. During the period from January 1, 1997 to November 16, 1997, 77 West Wacker recognized revenue from this tenant only to the extent cash was received.

9. PREFERRED SHARES

    The Company is authorized to issue up to 30,000,000 of non-voting preferred shares of beneficial interest in one or more series with a $0.01 par value. At June 30, 1998 4,000,000 Redeemable Preferred Shares and 2,000,000 Convertible Preferred Shares were outstanding and at December 31, 1997, 2,000,000 Convertible Preferred Shares were outstanding.

    Dividends on the Redeemable Preferred Shares are payable quarterly at an annual rate of 9% of the Liquidation Preference ($25.00 per Redeemable Preferred Share) and are senior in payment to any distributions to Convertible Preferred Shares or Common Shares.

    The Redeemable Preferred Shares shall not be redeemable by the Company prior to June 5, 2003. On and after June 5, 2003, the Company, at its option, may redeem the Redeemable Preferred Shares, in whole at any time or from time to time in part out of funds legally available therefor at a redemption price payable in cash equal to 100.0% of the Liquidation Preference per Redeemable Preferred Share (plus all accumulated, accrued and unpaid dividends as described below).

    Dividends on the Convertible Preferred Shares are payable quarterly at the greater of: (i)(x) an annual rate equal to the product of the issue price ("Issue Price"--$20.00) multiplied by 0.07% for Convertible dividend periods ending before November 17, 1998 (The Company declared a dividend of $0.173 per Convertible Preferred Share on December 31, 1997 which was paid on January 23, 1998.), and (y) an annual rate equal to the product of the Issue Price multiplied by 0.075% for dividend periods ending after November 17, 1998, or
(ii) the regular cash dividends (determined on each dividend payment date) on the Common Shares, or portion thereof, into which a Convertible Preferred Share is convertible. The amount of dividends referred to in clause (i) above payable for each full dividend period on the Convertible Preferred Shares, other than the dividend period commencing October 1, 1998, shall be computed by dividing the annual dividend rate by four. For the dividend period commencing October 1, 1998, the amount of dividends through November 17, 1998, on the Convertible Preferred Shares shall be computed by dividing the product of the Issue Price times 0.07% by 365 and multiplying the result by the number of days from October 1, 1998 through November 17, 1998 and dividends from November 18, 1998 through December 31, 1998, on the Convertible Preferred Shares shall be computed by dividing the product of the Issue Price times .075% by 365 and multiplying the result by the number of days from November 18, 1998 through December 31, 1998. The amount of dividends referred to in clause (ii) above shall equal the number of Common Shares, or portion thereof, into which a Convertible Preferred Share will be convertible on or after the conversion date as defined, multiplied by the most current quarterly dividend on a Common Share on or before the applicable dividend payment date. The Convertible Preferred Shares are convertible into shares of Common Shares, at the shareholders' option, upon the earliest to occur of: (i) September 17, 1998, (ii) the first day on which a change of control occurs, as

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

9. PREFERRED SHARES (CONTINUED)
defined, (iii) the occurrence of a REIT termination event, as defined, or (iv) such date as determined by the Company (the Conversion Date), to convert all or any portion of such shares (or such shares as determined by the Company if pursuant to clause (iv) above) into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate liquidation preference amount of such shares by the conversion price by surrendering such shares to be converted. In the case of Convertible Preference Shares called for redemption, conversion rights shall expire at the close of business on the fifth business day prior to the redemption date fixed for such redemption.

    The Convertible Preferred Shares have a liquidation preference equivalent to $20.00 per share plus the amount equal to any accrued and unpaid dividends thereon ("Convertible Liquidation Preference"). The Company has the right to redeem the Convertible Preferred Shares beginning on and after November 17, 2007, in cash equal to 100% of the Convertible Liquidation Preference. Notwithstanding, anything above to the contrary, beginning on June 17, 1998, and ending on September 17, 1998, the Company, at its option, may redeem all, but not less than all, of the Preferred Shares at a premium (the "Convertible Special Redemption Price") calculated to result in a total internal rate of return to the holder (including the receipt of dividends and calculated on an annual compounded basis as if the holder had owned the shares since the Issue
Date) of 20.0%. The Convertible Special Redemption Price may be paid, at the Company's option, in any combination of: (i) cash, and (ii) Common Shares valued at fair market value; provided, that the cash portion of the Special Redemption Price shall equal at least 75.0% of the Convertible Special Redemption Price.

    The holders of the Convertible Preferred Shares have the right to elect two additional members to the Company's Board of Directors if the equivalent of two quarterly dividends are in arrears. Each of such two directors will be elected to serve until the earlier of: (1) the election and qualification of such directors' successor, or (2) payment of the dividend average.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

10. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted net income available per weighted-average common share of beneficial interest as follows:

                                                                                 PERIOD FROM
                                                                                 NOVEMBER 17,
                                                                                   1997 TO
                                                              SIX MONTHS ENDED   DECEMBER 31,
                                                                JUNE 30, 1998        1997
                                                              -----------------  ------------
Numerator:
  Net income available to Common Shares before extraordinary
    item....................................................    $       5,198     $      447
    Extraordinary item......................................             (525)            --
                                                              -----------------  ------------
  Numerator for basic earnings per share--income available
    to Common Shares........................................    $       4,673     $      447
                                                              -----------------  ------------
                                                              -----------------  ------------
Denominator:
  Denominator for basic earnings per share-- weighted
    average Common Shares...................................       14,383,258     12,593,000
                                                              -----------------  ------------
    Effect of dilutive securities:
      Employee stock options................................           16,545             --
                                                              -----------------  ------------
  Dilutive potential Common Shares..........................           16,545             --
                                                              -----------------  ------------
  Denominator for diluted earnings per share-- adjusted
    weighted-average shares and assumed conversions.........       14,399,803     12,593,000
                                                              -----------------  ------------
                                                              -----------------  ------------
  Basic and diluted earnings available to Common Shares per
    weighted average Common Share:
    Net income before extraordinary item....................    $        0.36     $     0.04
    Extraordinary item......................................            (0.04)            --
                                                              -----------------  ------------
    Net income per Common Share.............................    $        0.32     $     0.04
                                                              -----------------  ------------
                                                              -----------------  ------------

    Options to purchase 1,272,500 Common Shares per share were outstanding during the period from January 1, 1998 through June 30, 1998 with a weighted average purchase price of $20.05. In addition, options to purchase 105,000 Common Shares at $20.00 per share expired. The above options were not included in the computation of diluted earnings per share because the conversion would be antidilutive.

    Options to purchase 1,160,500 Common Shares at $20.00 per share were outstanding during the period from November 17, 1997 to December 31, 1997 but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

    The Company had 10,280,882 and 10,250,882 Common Units outstanding during the period from January 1, 1998 through June 30, 1998 and the period from November 17, 1997 to December 31, 1997, respectively, of which 9,353,782 and 9,323,782, respectively may be converted into Common Shares, after

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

10. EARNINGS PER SHARE (CONTINUED)
one year from the completion of the Offering at the option of the Company. The Convertible Common Units, on a one for one basis, were not included in the computation of diluted earnings per share because the conversion would be antidilutive.

    The Company had 2,000,000 Convertible Preferred Shares outstanding during the period from January 1, 1998 through June 30, 1998 and the period from November 17, 1997 to December 31, 1997 but were not included in the computation of diluted earnings per share because the conversion would be antidilutive.

11. EMPLOYEE BENEFIT PLANS

    On November 17, 1997 the Company established a Share Incentive Plan (the "Plan") which permits the grant of stock options, stock appreciation rights, restricted stock, restricted units and performance units to officers and other key employees of the Company, its subsidiaries, the Operating Partnership, the Services Company and Company-owned partnerships. The Plan also permits the grant of stock options to non-employee Trustees.

    Under the Plan, up to 1,850,000 Common Shares may be issued or transferred to participants. The maximum aggregate number of Common Shares and Share equivalent units that may be subject to awards granted during any calendar year to any one participant under the Plan, regardless of the type of awards, will be 200,000. This limit will apply regardless of whether such compensation is paid in Common Shares or Share equivalent units.

    The effects on unaudited pro forma net income and pro forma earnings per common share for the six months ended June 30, 1998 and for the period from November 17, 1997 to December 31, 1997 of amortizing to expense the estimated fair value of stock options are not necessarily representative of the effects on net income to be reported in future years due to such things as vesting period of the stock options, and the potential for issuance of additional stock options in future years. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

    Under the Plan, each person serving as a Trustee on November 17, 1997, received options to acquire 5,000 shares. Stock options granted to the Trustees have a term of 10 years and will vest and be exercisable at the rate of 33.3% per year over three years commencing on the first anniversary of their date of grant. On November 17, 1997, each of the seven Trustees received options to acquire 5,000 shares at $20.00 per share (the closing price on the day of the grant of the options).

    The Board administers the Plan and has the authority to determine, among other things, the individuals to be granted options, the exercise price at which shares may be acquired, the number of shares subject to options and the vesting requirements and the exercise period of each option. The Board is granted discretion to determine the term of each option granted under the Plan to employees, executives and Trustees, but in no event will the term exceed ten years and one day from the date of the grant. On November 17, 1997, the Board granted options to purchase a total of 1,113,000 shares at an exercise price of $20.00 per share (the closing price on the day of the grant of the options) to various executives and employees of the Company. Options for the shares granted under the Plan to executives and employees have a term of 10 years and will be exercisable and vest in installments as follows: (i) 33.3% of the number

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

11. EMPLOYEE BENEFIT PLANS (CONTINUED)
of shares commencing in the first anniversary of the date of grant; (ii) an additional 33.3% for the shares commencing on the second anniversary of the date of the grant; and (iii) the remainder of the shares commencing on the third anniversary of the date of grant.

    Under a consulting agreement between the Company and an executive of the Company, the Board granted options to purchase 75,000 shares at an exercise price of $20.00 per share. Pursuant to the agreement, the options granted have a term of 10 years and will be exercisable and vest at the rate of 33.3% per year over three years commencing on the first anniversary of their date of grant.

    The unaudited pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its options under the fair value method of that statement. The fair value for the options was estimated at the date of grant using a Black-Scholes option pricing model with the following approximated weighted average assumptions for the six months ended June 30, 1998 and for the period from November 17, 1997 to December 31, 1997; risk free interest rate of 5.41%, dividend yield of 6.7%; volatility factor of the expected market price of the Company's common stock of .156; and a weighted-average expected life of the options of ten years. The unaudited pro forma expense would be $143 and $69 ($0.01 per Common Share) for the six months ended June 30, 1998 and for the period from November 17, 1997 to December 31, 1997, respectively.

    The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of the options granted under the Plan.

    A summary of the Company's stock option activity, and related information for the six months ended June 30, 1998 and for the period from November 17, 1997 through December 31, 1997 is as follows:

                                                                                 WEIGHTED
                                                                    SHARES        AVERAGE
                                                                  SUBJECT TO  EXERCISE PRICE
                                                                    OPTION       PER SHARE
                                                                  ----------  ---------------
Initial options granted.........................................   1,160,500     $   20.00
Options canceled................................................          --            --
                                                                  ----------        ------
Balance at December 31, 1997....................................   1,160,500         20.00
Options canceled................................................    (105,000)        20.00
Options granted.................................................     112,000         20.41
                                                                  ----------        ------
Balance at June 30, 1998........................................   1,167,500     $   20.05
                                                                  ----------        ------
                                                                  ----------        ------

    At June 30, 1998 and December 31, 1997, no options were exercised and options on 590,500 and 627,000 shares were available for future grant, respectively. Exercise prices for options outstanding at June 30, 1998 and December 31, 1997 ranged from $20.00 through $21.00 per share. The remaining weighted-average contractual life of these options was approximately 9.88 years. The weighted-average

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

11. EMPLOYEE BENEFIT PLANS (CONTINUED)
grant date fair value of all options granted is $1.98 and $1.39 for the six months ended June 30, 1998 and for the period from November 17, 1997 through December 31, 1997, respectively.

12. RELATED PARTY TRANSACTIONS

    The Company owns 100% of the nonvoting preferred stock of the Service Company which has an initial carrying value of $425 and has provided a loan in the amount of $4,800 to the Service Company (included in due from affiliates at June 30, 1998 and December 31, 1997). The loan bears interest at 11% per annum, with interest payable monthly and principal due November 2007. During the six months ended June 30, 1998 and the period from November 17, 1997 to December 31, 1997, the Company recorded interest income of $260 and $66 (included in due from affiliates) related to the loan and $(2) and $(19), representing the Company's share of the Service Company's loss from operations for each period, respectively. (The net of $258 and $47 is included in other income, respectively.) No interest income was received during the periods. In addition, the Company has made non-interest bearing advances to the Service Company, of which approximately $1226 and $392 is outstanding at June 30, 1998 and December 31, 1997 and included in due from affiliates.

    In connection with the leasing and management of the Prime Properties, PGI was entitled to payments and fees for services performed. Such amounts incurred during the six months ended June 30, 1998, the period from January 1, 1997 to November 16, 1997, and for the years ended December 31, 1996 and 1995 are summarized as follows:

                                                                PERIOD FROM
                                                                JANUARY 1,         YEAR ENDED
                                                  SIX MONTHS      1997 TO         DECEMBER 31
                                                  ENDED JUNE   NOVEMBER 16,   --------------------
                                                   30, 1997        1997         1996       1995
                                                  -----------  -------------  ---------  ---------
Property management fee(a)......................   $     735     $   1,238    $   1,429  $   1,364
Administration fees(b)..........................         223           463          468        730
Construction management(c)......................          89            --          102        115
Legal fees(d)...................................         134           271          127         77
Leasing fees(e).................................          --             2           19        280
Reimbursables(f)................................         138           252          184        352
Asset management fee(g).........................          66           110          132        132

---------

(a) PGI was entitled to a property management fee ranging from 2.5% to 4% of gross receipts, payable monthly in arrears. Amounts are included in property and asset management fees to affiliates in the combined financial statements of the Predecessor.

(b) PGI was entitled to an annual administration fee as defined in the Partnership agreement. Amounts are included in general and administrative expenses in the combined financial statements of the Predecessor.

(c) PGI was entitled to a construction management fee equal to 3% of construction costs.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

12. RELATED PARTY TRANSACTIONS (CONTINUED)
(d) PGI was reimbursed for reasonable legal and accounting expenses incurred in connection with the operations of the Partnerships. Amounts are included in general and administrative expenses in the combined financial statements of the Predecessor.

(e) PGI was entitled to leasing commissions for all leases signed. The commissions were equal to 1.5% to 3% of rent, exclusive of tenant reimbursements, during the base term of the lease; commissions were payable upon commencement of the respective leases.

(f) PGI was entitled to reimbursement for expenses paid for the benefit of the Partnerships. Amounts are included in general and administrative expenses in the combined financial statements of the Predecessor.

(g) PGI was entitled to an annual fee from providing asset management services to the Partnership which is payable from available cash flows. Amounts are included in property and asset management fees to affiliates in the combined financial statements of the Predecessor.

    Amounts due to affiliates in the combined financial statements of the Predecessor were for amounts due for advances made by affiliates. Amounts due from affiliates in the combined financial statements of the Predecessor were for advances made by the PGI Partnership to affiliates. Amounts due from and due to affiliates were subject to interest at prime plus 2% and were payable upon demand. Any unpaid amounts due to affiliates or amounts due from affiliates as of November 16, 1997, have been reflected as distributions to or contributions from PGI.

    Average balances of amounts due from and due to affiliates for the Company for the six months ended June 30, 1998 and for the period from November 17, 1997 to December 31, 1997 and for the Predecessor Properties for the six months ended June 30, 1997 and the period from January 1, 1997 to November 16, 1997 and for the years ended December 31 1996 and 1995 are summarized as follows:

                                                                          PREDECESSOR PROPERTIES
                              PRIME GROUP REALTY TRUST     ----------------------------------------------------
                           ------------------------------      SIX
                                           PERIOD FROM       MONTHS        PERIOD FROM          YEAR ENDED
                           SIX MONTHS   NOVEMBER 17, 1997     ENDED        JANUARY 1,          DECEMBER 31
                           ENDED JUNE    TO DECEMBER 31,    JUNE 30,    1997 TO NOVEMBER   --------------------
                            30, 1998          1997            1997          16, 1997         1996       1995
                           -----------  -----------------  -----------  -----------------  ---------  ---------
Due from affiliates......   $   5,805       $   4,076       $   1,492       $   1,447      $   4,323  $   3,251
Due to affiliates........          --              --             721             354            821      1,107

13. INSURANCE SETTLEMENT

    On July 16, 1994, the Enterprise Center I property was destroyed by a fire. During 1995, ECI received a final insurance settlement of $10,871 related to the fire. The proceeds settled an insurance receivable of $1,755 recorded at December 31, 1994, and additional costs of $1,859 incurred in 1995 related to the cleanup of the property. ECI believes that all material costs of the fire were incurred prior to December 31, 1995. The remaining proceeds of $7,257 have been recorded as revenue in the 1995 combined statements of operations.

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

14. FAIR VALUES OF FINANCIAL INSTRUMENTS

    Statements of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (SFAS No. 107) and No. 119, DISCLOSURE ABOUT DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS requires disclosures of the fair value of certain on-and off-balance sheet financial instruments for which it is practicable to estimate. Fair value is defined by SFAS No. 107 as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

    The following methods and assumptions were used by the Company and PGI Partnerships in estimating their fair value disclosures for financial instruments:

  CASH AND CASH EQUIVALENTS

    The carrying amount of cash and cash equivalents reported in the consolidated and combined balance sheets approximates its fair value.

    The Company maintains its cash and cash equivalents at financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management believes that the risk is not significant.

  MORTGAGE NOTES AND BONDS PAYABLE

    The carrying amount of the Company's and PGI Partnerships' variable and fixed rate borrowings approximates fair value based on the current borrowing rate for similar types of borrowing arrangements.

    The carrying amount of accrued interest in the consolidated and combined balance sheets approximates fair value.

15. COMMITMENTS AND CONTINGENCIES

    The Company is a defendant in legal actions arising during the normal course of business. Management believes that the ultimate outcome of those actions will not materially affect the Company's consolidated financial position.

    All of the Prime Properties and New Properties were subject to Phase I or similar environmental assessment by independent environmental consultants which were intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Management is aware of contamination at certain of the industrial properties included in the Prime Properties, which are already in remediation programs sponsored by the state in which they are located. The Phase I assessments estimate that remedial action plans will have a probable cost of approximately $3,205. During 1997, PGI initiated lawsuits against a former environmental consultant and a former tenant of one of these properties for damages to cover the cost of the remedial action plans. However, the outcome of the lawsuits cannot yet be determined and the actual cost to be incurred by the Company cannot yet be determined. During 1997, the PGI Partnerships recorded a liability of $3,205 (included in accounts payable and accrued expenses at June 30, 1998 and December 31, 1997). PGI has

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

15. COMMITMENTS AND CONTINGENCIES (CONTINUED) contractually agreed to indemnify the Company from any environmental liabilities the Company may incur.

16. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

    The accompanying unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company are presented as if, at January 1, 1996, (i) the Company had completed the Offering, the Preferred Share Private Placement, the Overallotment, the Private Placement and the Redeemable Preferred Share Offering and contributed the net proceeds to the Operating Partnership, (ii) PGI and Contributors had contributed certain of their respective properties and operations (the Contribution Properties) to the Operating Partnership, (iii) the Operating Partnership had completed the sale of Common Units to Primestone, (iv) the Operating Partnership acquired various office and industrial properties (the Acquisition Properties), and the Continental Management Business from various third parties, and (v) the Operating Partnership repaid debt on certain of the Contribution Properties. In management's opinion, all adjustments necessary to reflect the effects of the Offering, the Preferred Shares Private Placement, the Overallotment and the Private Placement have been made.

    The unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company are not necessarily indicative of what the actual results of operations would have been assuming the Offering, the Preferred Share Private Placement, the Overallotment and the Private Placement had occurred at the dates indicated above, nor do they purport to represent the future results of operations of the Company.

                                                                         SIX MONTHS ENDED         YEAR ENDED
                                                                             JUNE 30,            DECEMBER 31,
                                                                       --------------------  ---------------------
                                                                         1998       1997        1997       1996
                                                                       ---------  ---------  ----------  ---------
Total revenue........................................................  $  75,499  $  70,553  $  100,465  $  98,515
                                                                       ---------  ---------  ----------  ---------
                                                                       ---------  ---------  ----------  ---------
Net income...........................................................  $   8,209  $   4,303  $    9,328  $   7,797
                                                                       ---------  ---------  ----------  ---------
                                                                       ---------  ---------  ----------  ---------
Net income (loss) available to common shareholders...................  $   2,309  $  (1,597) $    6,528  $   4,997
                                                                       ---------  ---------  ----------  ---------
                                                                       ---------  ---------  ----------  ---------
Earnings (loss) per common share.....................................  $    0.15  $   (0.10) $     0.50  $    0.38
                                                                       ---------  ---------  ----------  ---------
                                                                       ---------  ---------  ----------  ---------

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                             (DOLLARS IN THOUSANDS)

17. REAL ESTATE AND ACCUMULATED DEPRECIATION

    Real estate and accumulated depreciation, by property, consists of the following:

                                                                                                                 GROSS
                                                                                                                AMOUNT
                                                                                                                CARRIED
                                                                                COSTS CAPITALIZED SUBSEQUENT      AT
                                                                                                               DECEMBER
                                                     INITIAL COST TO COMPANY           TO ACQUISITION          31, 1997
                                  DECEMBER 31, 1997  ------------------------  ------------------------------  ---------
                                  -----------------             BUILDING AND                  BUILDING AND
DESCRIPTION                         ENCUMBRANCES       LAND     IMPROVEMENTS      LAND        IMPROVEMENTS       LAND
--------------------------------  -----------------  ---------  -------------  -----------  -----------------  ---------
Office:
77 West Wacker Building.........      $ 159,000      $  17,637    $ 162,755     $      --       $      --      $  17,637
Nashville Office Building.......          4,800          1,530        7,072            --              --          1,530
Professional Plaza..............          9,000             --        7,090            --              --             --
Old Kingston....................          3,500            378        2,808            --              --            378
Two Centre Square...............          9,000             --        7,379            --              --             --
Triad Parking Facility..........             --            507        1,046            --              --            507
Hammond Enterprise Center.......             --             26          614            --              --             26
Chicago Enterprise Center.......             --            775          975            --              --            775
1990 Algonquin Road(1)..........             --          1,554        6,393            --              --          1,554
2010 Algonquin Road(1)..........             --            509        2,044            --              --            509
555 Huehl Road(1)...............             --          1,291        5,164            --              --          1,291
1669 Woodfield Road(1)..........             --          1,962        7,853            --              --          1,962
475 Superior Avenue.............             --          2,700       10,801            --              --          2,700
2205-2255 Enterprise Drive(1)...             --          2,304        9,259            --              --          2,304
280 Shuman Blvd.................             --          1,264        5,056            --              --          1,264
Continental Towers..............            698         21,831       87,324            --              --         21,831
2675 Mayfair....................             --          1,613        6,450            --              --          1,613

Industrial:
East Chicago Enterprise
  Center........................             --             27          533            --              --             27
Enterprise Center I.............          2,900            595           --            --              --            595
Enterprise Center II............          5,000             18        2,360            --              --             18
Enterprise Center III...........          4,500             20        7,038            --              --             20
Enterprise Center IV............          2,600             11        1,217            --              --             11
Enterprise Center V.............          5,000             81        2,883            --              --             81
Enterprise Center VI............          4,900            101        2,936            --              --            101
Enterprise Center VII...........          7,200            548        4,968            --              --            548
Enterprise Center VIII..........          7,000            151        2,493            --              --            151
Enterprise Center IX............          4,750            269        1,127            --              --            269
Enterprise Center X.............          4,300            275        2,836            --              --            275
Arlington Heights I.............             --            617        2,638            --              --            617
Arlington Heights II............             --            456        2,062            --              --            456
Arlington Heights III...........             --            452        1,938            --              --            452
2160 McGraw Rd..................             --            904        3,617            --              --            904


                                                             DECEMBER 31, 1997
                                                            -------------------        DATE OF
                                  BUILDING AND                  ACCUMULATED        ACQUISITION(A)
DESCRIPTION                       IMPROVEMENTS     TOTAL       DEPRECIATION        CONTRIBUTION(C)
--------------------------------  -------------  ---------  -------------------  -------------------
Office:
77 West Wacker Building.........    $ 162,755    $ 180,392       $    (835)                1997(C)
Nashville Office Building.......        7,072        8,602             (29)                1997(C)
Professional Plaza..............        7,090        7,090             (71)                1997(C)
Old Kingston....................        2,808        3,186             (25)                1997(C)
Two Centre Square...............        7,379        7,379             (74)                1997(C)
Triad Parking Facility..........        1,046        1,553              (5)                1997(C)
Hammond Enterprise Center.......          614          640              (4)                1997(C)
Chicago Enterprise Center.......          975        1,750            (162)                1997(C)
1990 Algonquin Road(1)..........        6,393        7,947             (19)                1997(A)
2010 Algonquin Road(1)..........        2,044        2,553              (6)                1997(A)
555 Huehl Road(1)...............        5,164        6,455             (27)                1997(A)
1669 Woodfield Road(1)..........        7,853        9,815             (24)                1997(A)
475 Superior Avenue.............       10,801       13,501             (29)                1997(A)
2205-2255 Enterprise Drive(1)...        9,259       11,563             (27)                1997(A)
280 Shuman Blvd.................        5,056        6,320             (16)                1997(A)
Continental Towers..............       87,324      109,155            (126)                1997(A)
2675 Mayfair....................        6,450        8,063              (1)                1997(A)
Industrial:
East Chicago Enterprise
  Center........................          533          560              (4)                1997(C)
Enterprise Center I.............           --          595              (4)                1997(C)
Enterprise Center II............        2,360        2,378             (14)                1997(C)
Enterprise Center III...........        7,038        7,058             (41)                1997(C)
Enterprise Center IV............        1,217        1,228             (16)                1997(C)
Enterprise Center V.............        2,883        2,964              22                 1997(C)
Enterprise Center VI............        2,936        3,037             (20)                1997(C)
Enterprise Center VII...........        4,968        5,516             (51)                1997(C)
Enterprise Center VIII..........        2,493        2,644              --                 1997(C)
Enterprise Center IX............        1,127        1,396             (13)                1997(C)
Enterprise Center X.............        2,836        3,111             (44)                1997(C)
Arlington Heights I.............        2,638        3,255             (28)                1997(C)
Arlington Heights II............        2,062        2,518             (19)                1997(C)
Arlington Heights III...........        1,938        2,390             (18)                1997(C)
2160 McGraw Rd..................        3,617        4,521             (47)                1997(A)

                     PRIME GROUP REALTY TRUST (THE COMPANY)
          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                             (DOLLARS IN THOUSANDS)

17. REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)

                                                                                        COSTS CAPITALIZED
                                                                 INITIAL COST TO          SUBSEQUENT TO       GROSS AMOUNT CARRIED
                                               DECEMBER 31,          COMPANY               ACQUISITION        AT DECEMBER 31, 1997
                                                   1997       ---------------------   ---------------------   ---------------------
                                               ------------            BUILDING AND            BUILDING AND            BUILDING AND
DESCRIPTION                                    ENCUMBRANCES    LAND    IMPROVEMENTS    LAND    IMPROVEMENTS    LAND    IMPROVEMENTS
---------------------------------------------  ------------   -------  ------------   -------  ------------   -------  ------------
4849 Groveport...............................    $            $   507    $  2,030     $   --     $     --     $   507    $  2,030
2400 McGraw Rd...............................          --         348       1,392         --           --         348       1,392
5160 Blazer Memorial Pkwy....................          --         470       1,880         --           --         470       1,880
600 London Rd................................          --         223         890         --           --         223         890
4411 Marketing Place.........................          --         445       1,780         --           --         445       1,780
1001 Technology Way..........................       6,412       1,909       7,637         --           --       1,909       7,637
801 Technology Way...........................       3,984         813       3,253         --           --         813       3,253
3818 Grandville/1200 Northwestern(1).........          --       2,125       8,505         --           --       2,125       8,505
306-310 Era Drive(1).........................          --         719       2,878         --           --         719       2,878
1301 Ridgeview Drive(1)......................          --       2,287       9,148         --           --       2,287       9,148
515 Huehl Road/500 Lindburg(1)...............          --       1,775       7,100         --           --       1,775       7,100
455 Academy Drive(1).........................          --         754       3,018         --           --         754       3,018
1051 N. Kirk Road(1).........................          --         911       3,645         --           --         911       3,645
4211 Madison Street(1).......................          --         690       2,759         --           --         690       2,759
200 E. Fullerton(1)..........................          --         525       2,100         --           --         525       2,100
350 Randy Road(1)............................          --         267       1,063         --           --         267       1,063
4300, 4248, 4250 Madison Street(1)...........          --       1,147       4,588         --           --       1,147       4,588
370 Carol Lane(1)............................          --         527       2,107         --           --         527       2,107
388 Carol Lane(1)............................          --         332       1,329         --           --         332       1,329
941-961 Wiegel Drive(1)......................          --       3,268      13,060         --           --       3,268      13,060
342-346 Carol Lane(1)........................          --         600       2,398         --           --         600       2,398
343 Carol Lane(1)............................          --         350       1,398         --           --         350       1,398
371-385 N. Gary Avenue(1)....................          --         218         871         --           --         218         871
350 N. Mannheim Road(1)......................          --          81         325         --           --          81         325
1600-1700 167th Street(1)....................          --       1,073       4,291         --           --       1,073       4,291
1301 E. Tower Road(1)........................          --       1,005       4,020         --           --       1,005       4,020
4343 Commerce Court(1).......................          --       5,370      21,480         --           --       5,370      21,480
11039 Gage Avenue(1).........................          --         191         767         --           --         191         767
11045 Gage Avenue(1).........................          --       1,274       5,092         --           --       1,274       5,092
1401 S. Jefferson(1).........................          --         171         685         --           --         171         685
4100 Madison Street(1).......................          --          42         169         --           --          42         169
4160-4190 Madison Street(1)..................          --         931       3,708         --           --         931       3,708
550 Kehoe Blvd.(1)...........................          --         686       2,744         --           --         686       2,744
                                               ------------   -------  ------------   -------       -----     -------  ------------
Total........................................    $244,544     $92,440    $496,839     $   --     $     --     $92,440    $496,839
                                               ------------   -------  ------------   -------       -----     -------  ------------
                                               ------------   -------  ------------   -------       -----     -------  ------------


                                                         DECEMBER 31, 1997
                                                         -----------------       DATE OF
                                                            ACCUMULATED      ACQUISITION(A)
DESCRIPTION                                     TOTAL      DEPRECIATION      CONTRIBUTION(C)
---------------------------------------------  --------  -----------------   ---------------
4849 Groveport...............................  $  2,537       $   (26)              1997(A)
2400 McGraw Rd...............................     1,740           (18)              1997(A)
5160 Blazer Memorial Pkwy....................     2,350           (24)              1997(A)
600 London Rd................................     1,113           (11)              1997(A)
4411 Marketing Place.........................     2,225           (23)              1997(A)
1001 Technology Way..........................     9,546           (40)              1997(A)
801 Technology Way...........................     4,066           (17)              1997(A)
3818 Grandville/1200 Northwestern(1).........    10,630           (42)              1997(A)
306-310 Era Drive(1).........................     3,597           (15)              1997(A)
1301 Ridgeview Drive(1)......................    11,435           (48)              1997(A)
515 Huehl Road/500 Lindburg(1)...............     8,875           (37)              1997(A)
455 Academy Drive(1).........................     3,772           (16)              1997(A)
1051 N. Kirk Road(1).........................     4,556           (11)              1997(A)
4211 Madison Street(1).......................     3,449            (9)              1997(A)
200 E. Fullerton(1)..........................     2,625            (7)              1997(A)
350 Randy Road(1)............................     1,330            (3)              1997(A)
4300, 4248, 4250 Madison Street(1)...........     5,735           (14)              1997(A)
370 Carol Lane(1)............................     2,634            (7)              1997(A)
388 Carol Lane(1)............................     1,661            (4)              1997(A)
941-961 Wiegel Drive(1)......................    16,328           (41)              1997(A)
342-346 Carol Lane(1)........................     2,998            (7)              1997(A)
343 Carol Lane(1)............................     1,748            (4)              1997(A)
371-385 N. Gary Avenue(1)....................     1,089            (3)              1997(A)
350 N. Mannheim Road(1)......................       406            (1)              1997(A)
1600-1700 167th Street(1)....................     5,364           (13)              1997(A)
1301 E. Tower Road(1)........................     5,025           (13)              1997(A)
4343 Commerce Court(1).......................    26,850           (63)              1997(A)
11039 Gage Avenue(1).........................       958            (2)              1997(A)
11045 Gage Avenue(1).........................     6,366           (16)              1997(A)
1401 S. Jefferson(1).........................       856            (2)              1997(A)
4100 Madison Street(1).......................       211            (4)              1997(A)
4160-4190 Madison Street(1)..................     4,639           (11)              1997(A)
550 Kehoe Blvd.(1)...........................     3,430            (9)              1997(A)
                                               --------       -------
Total........................................  $589,279       $(2,338)
                                               --------       -------
                                               --------       -------

-------------

(1) These properties are collateral for $83,500 in mortgage notes payable. See
    Note 5.

                     PRIME GROUP REALTY TRUST (THE COMPANY)

          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

17. REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)

    The aggregate gross cost of the properties included above, for federal income tax purposes, approximated $708,267 as of December 31, 1997.

    The following table reconciles the historical cost of the Company from November 17, 1997 to December 31, 1997.

                                                                                  PERIOD FROM
                                                                                  NOVEMBER 17,
                                                                                    1997 TO
                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                  ------------
Additions during year--Contributions, acquisition, improvements, etc............   $  589,279
                                                                                  ------------
Balance, close of period........................................................   $  589,279
                                                                                  ------------
                                                                                  ------------

    The following table reconciles the accumulated depreciation from November 17, 1997 to December 31, 1997.

                                                                                   PERIOD FROM
                                                                                  NOVEMBER 17,
                                                                                     1997 TO
                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                  -------------
Additions during year--Depreciation and amortization for the year...............    $   2,338
                                                                                       ------
Balance, close of period........................................................    $   2,338
                                                                                       ------
                                                                                       ------

18. SUBSEQUENT EVENTS

    During the period of July to September 1998, the Company acquired four land parcels for a total purchase price of approximately $6.9 million.

    As of September 25, 1998 the Company was party to contracts to acquire two office buildings (IBM Plaza and National City Center), one industrial property (300 Craig Place) and two land parcels located in the Chicago Metropolitan Area for a total purchase price of approximately $435.9 million (the "Pending Acquisitions"). The Company expects to complete the remaining Pending Acquisitions by the first quarter of 1999. However, the purchase of the Pending Acquisitions is subject to the Company's completion of due diligence and the satisfaction of other customary closing conditions and there can be no assurance that any or all of the Pending Acquisitions will be completed.

    On September 15, 1998, the Company terminated the purchase agreement for the two office buildings described above (which had an aggregate purchase price of approximately $357.0 million), in accordance with the terms of the agreement, because the sellers were unable to satisfy a material condition precedent to the closing of these acquisitions. On September 21, 1998, the sellers notified the Company in writing that they believed they were entitled to the $20.0 million earnest money provided for by the agreement, and instructed the earnest money escrow agent to draw an aggregate of $20.0 million under two earnest money letters of credit provided by the Company under the terms of the purchase agreement. In

                     PRIME GROUP REALTY TRUST (THE COMPANY)

          AND PREDECESSOR PROPERTIES (THE PREDECESSOR TO THE COMPANY)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS --(CONTINUED)

                             (DOLLARS IN THOUSANDS)

18. SUBSEQUENT EVENTS (CONTINUED)
accordance with such instructions, the earnest money escrow agent drew down $20.0 million under the earnest money letters of credit and deposited the funds in an escrow account. Pursuant to the terms of the purchase agreement, such $20.0 million earnest money funds will remain deposited in the escrow account until the escrow agent receives a joint disbursement direction from the Company and the sellers or until a court of competent jurisdiction directs the disbursement of the escrow funds in a final order. The escrow agent's draw on the earnest money letters of credit, which were issued under the Credit Facility, increased the Company's outstanding indebtedness under the Credit Facility by $20.0 million. The Company believes that the sellers are not entitled to the earnest money and intends to vigorously pursue available remedies to obtain a return of the $20.0 million drawn on the earnest money letters of credit. On September 21, 1998, the sellers filed a complaint against the Company alleging that the Company breached the contract and seeking, among other things, the $20.0 million in earnest money now held in the escrow account. Although the Company intends to vigorously defend this lawsuit, the Company is unable to predict the outcome of this dispute.

    On September 14, 1998, the Company established a program to repurchase up to
1.55 million of its Common Shares in open market and privately negotiated transactions. As of September 25, 1998, the Company had repurchased 259,400 Common Shares for an aggregate purchase price of approximately $4.0 million.

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

    We have audited the accompanying Combined Statement of Revenue and Certain Expenses of Prime Industrial Contribution Properties (the Properties) for the period from March 1, 1996 to December 31, 1996. The Combined Statement of Revenue and Certain Expenses is the responsibility of the Properties' management. Our responsibility is to express an opinion on the Combined Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Combined Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Combined Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Properties' revenue and expenses.

    In our opinion, the Combined Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses described in Note 2 of the Properties for the period from March 1, 1996 to December 31, 1996, in conformity with generally accepted accounting principles.

                                          /S/ ERNST & YOUNG LLP

Chicago, Illinois
August 20, 1997

                    PRIME INDUSTRIAL CONTRIBUTION PROPERTIES

              COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                 PERIOD FROM
                                                                             JANUARY 1, 1997 TO      PERIOD FROM
                                                                             SEPTEMBER 30, 1997   MARCH 1, 1996 TO
                                                                                 (UNAUDITED)      DECEMBER 31, 1996
                                                                             -------------------  -----------------
Revenue
Rental.....................................................................       $     912           $   1,608
Tenant reimbursements......................................................             112                 138
                                                                                     ------              ------
Total revenue..............................................................           1,024               1,746
Expenses
Property operating.........................................................             105                 158
Real estate taxes..........................................................             166                 219
                                                                                     ------              ------
Total expenses.............................................................             271                 377
                                                                                     ------              ------
Revenue in excess of certain expenses......................................       $     753           $   1,369
                                                                                     ------              ------
                                                                                     ------              ------

                            See accompanying notes.

                    PRIME INDUSTRIAL CONTRIBUTION PROPERTIES

          NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Combined Statements of Revenue and Certain Expenses relates to the operations of six industrial buildings located in the Columbus, Ohio metropolitan area referred to as the Prime Industrial Contribution Properties (the Properties). As of September 30, 1997 the Properties had seven tenants (unaudited), three of which accounted for approximately 82% (unaudited) of rental revenue for the period from January 1, 1997 to September 30, 1997. The same three tenants, along with a tenant that terminated its lease during 1996, accounted for approximately 61% of rental revenue for the period from March 1, 1996 to December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Combined Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The combined statements are not representative of the actual operations of the Properties for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Properties, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Combined Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

    The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

    The Properties have lease agreements with lease terms ranging from three years to fifteen years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in

                    PRIME INDUSTRIAL CONTRIBUTION PROPERTIES

                                 (IN THOUSANDS)

4. RENTALS (CONTINUED)
excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases executed through September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

YEAR ENDED DECEMBER 31                                                                  AMOUNT
-------------------------------------------------------------------------------------  ---------
1997.................................................................................  $     422
1998.................................................................................      1,395
1999.................................................................................      1,203
2000.................................................................................      1,025
2001.................................................................................        844
Thereafter...........................................................................      3,696
                                                                                       ---------
                                                                                       $   8,585
                                                                                       ---------
                                                                                       ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

    We have audited the accompanying Combined Statement of Revenue and Certain Expenses of IBD Properties (the Properties) for the year ended December 31, 1996. The Combined Statement of Revenue and Certain Expenses is the responsibility of the Properties' management. Our responsibility is to express an opinion on the Combined Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Combined Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Combined Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Properties' revenue and expenses.

    In our opinion, the Combined Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses described in Note 2 of the Properties for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /S/ ERNST & YOUNG LLP

Chicago, Illinois
August 20, 1997

                                 IBD PROPERTIES

              COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                 PERIOD FROM
                                                                             JANUARY 1, 1997 TO
                                                                             SEPTEMBER 30, 1997      YEAR ENDED
                                                                                 (UNAUDITED)      DECEMBER 31, 1996
                                                                             -------------------  -----------------
Revenue
Rental.....................................................................       $   3,787           $   5,131
Tenant reimbursements......................................................             309                 227
                                                                                     ------              ------
Total revenue..............................................................           4,096               5,358
Expenses
Property operating.........................................................              34                  39
Real estate taxes..........................................................             449                 461
                                                                                     ------              ------
Total expenses.............................................................             483                 500
                                                                                     ------              ------
Revenue in excess of certain expenses......................................       $   3,613           $   4,858
                                                                                     ------              ------
                                                                                     ------              ------

                            See accompanying notes.

                                 IBD PROPERTIES

          NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Combined Statements of Revenue and Certain Expenses relates to the operations of seven industrial buildings located in the Chicago metropolitan area referred to as the IBD Properties (the Properties). As of September 30, 1997, the Properties had six tenants (unaudited), two of which accounted for approximately 78% of rental revenue for the period from January 1, 1997 to September 30, 1997 (unaudited), and for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Combined Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The combined statements are not representative of the actual operations of the Properties for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Properties, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Combined Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

    The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

    The Properties have lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in

                                 IBD PROPERTIES

                                 (IN THOUSANDS)

4. RENTALS (CONTINUED)
excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases executed through September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

YEAR ENDED DECEMBER 31                                                                AMOUNT
-----------------------------------------------------------------------------------  ---------
1997...............................................................................  $   1,257
1998...............................................................................      5,095
1999...............................................................................      5,256
2000...............................................................................      5,164
2001...............................................................................      5,298
Thereafter.........................................................................     16,304
                                                                                     ---------
                                                                                     $  38,374
                                                                                     ---------
                                                                                     ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

    We have audited the accompanying Combined Statement of Revenue and Certain Expenses of NAC Properties (the Properties) for the year ended December 31, 1996. The Combined Statement of Revenue and Certain Expenses is the responsibility of the Properties' management. Our responsibility is to express an opinion on the Combined Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Combined Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Combined Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Properties' revenue and expenses.

    In our opinion, the Combined Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses described in Note 2 of the Properties for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
October 10, 1997

                                 NAC PROPERTIES

              COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                 PERIOD FROM
                                                                             JANUARY 1, 1997 TO
                                                                             SEPTEMBER 30, 1997      YEAR ENDED
                                                                                 (UNAUDITED)      DECEMBER 31, 1996
                                                                             -------------------  -----------------
Revenue
Rental.....................................................................       $   7,619           $   9,506
Tenant reimbursements......................................................           1,798               2,171
                                                                                     ------              ------
Total revenue..............................................................           9,417              11,677
Expenses
Property operating.........................................................           1,257               1,687
Real estate taxes..........................................................           1,195               1,427
                                                                                     ------              ------
Total expenses.............................................................           2,452               3,114
                                                                                     ------              ------
Revenue in excess of certain expenses......................................       $   6,965           $   8,563
                                                                                     ------              ------
                                                                                     ------              ------

                            See accompanying notes.

                                 NAC PROPERTIES

          NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Combined Statements of Revenue and Certain Expenses relates to the operations of 21 office buildings and industrial buildings located in the Chicago metropolitan area referred to as the NAC Properties (the Properties). As of September 30, 1997, the Properties had 77 tenants (unaudited), one of which accounted for approximately 16% of rental revenue for the period from January 1, 1997 to September 30, 1997, (unaudited) and for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Combined Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The combined statements are not representative of the actual operations of the Properties for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Properties, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Combined Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

    The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

    The Properties have lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in

                                 NAC PROPERTIES

                                 (IN THOUSANDS)

4. RENTALS (CONTINUED)
excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases executed through September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

PERIOD ENDED DECEMBER 31                                                              AMOUNT
-----------------------------------------------------------------------------------  ---------
1997...............................................................................  $   2,516
1998...............................................................................      8,447
1999...............................................................................      6,343
2000...............................................................................      3,715
2001...............................................................................      2,396
Thereafter.........................................................................      4,446
                                                                                     ---------
                                                                                     $  27,863
                                                                                     ---------
                                                                                     ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

    We have audited the accompanying Statement of Revenue and Certain Expenses of Citibank Office Plaza (the Property) for the year ended December 31, 1996. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

    In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 of the Property for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
August 20, 1997

                             CITIBANK OFFICE PLAZA

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                 PERIOD FROM
                                                                             JANUARY 1, 1997 TO
                                                                             SEPTEMBER 30, 1997      YEAR ENDED
                                                                                 (UNAUDITED)      DECEMBER 31, 1996
                                                                             -------------------  -----------------
Revenue
Rental.....................................................................       $   1,315           $   1,506
Tenant reimbursements......................................................             256                 479
                                                                                     ------              ------
Total revenue..............................................................           1,571               1,985
                                                                                     ------              ------
Expenses
Property operating.........................................................             488                 586
Real estate taxes..........................................................             339                 456
                                                                                     ------              ------
Total expenses.............................................................             827                1042
                                                                                     ------              ------
Revenue in excess of certain expenses......................................       $     744           $     943
                                                                                     ------              ------
                                                                                     ------              ------

                            See accompanying notes.

                             CITIBANK OFFICE PLAZA

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Statements of Revenue and Certain Expenses relates to the operations of Citibank Office Plaza, an office building located in Schaumburg, Illinois (the Property). As of September 30, 1997, the Property had twenty tenants (unaudited), two of which accounted for approximately 58% of rental revenue for the period from January 1, 1997 to September 30, 1997 (unaudited), and for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

    The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

    The Property has lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable

                             CITIBANK OFFICE PLAZA

                                 (IN THOUSANDS)

4. RENTALS (CONTINUED)
operating leases executed through September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

YEAR ENDED DECEMBER 31                                                                  AMOUNT
-------------------------------------------------------------------------------------  ---------
1997.................................................................................  $     412
1998.................................................................................      1,660
1999.................................................................................      1,537
2000.................................................................................      1,096
2001.................................................................................        818
Thereafter...........................................................................        726
                                                                                       ---------
                                                                                       $   6,249
                                                                                       ---------
                                                                                       ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees

Prime Group Realty Trust

    We have audited the accompanying Combined Statement of Revenue and Certain Expenses of Salt Creek Office Center (the Property) for the year ended December 31, 1996. The Combined Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Combined Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Combined Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Combined Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

    In our opinion, the Combined Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses described in Note 2 of the Property for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
August 20, 1997

                            SALT CREEK OFFICE CENTER

              COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                 PERIOD FROM
                                                                             JANUARY 1, 1997 TO
                                                                             SEPTEMBER 30, 1997      YEAR ENDED
                                                                                 (UNAUDITED)      DECEMBER 31, 1996
                                                                             -------------------  -----------------
Revenue
Rental.....................................................................       $     890           $   1,086
Tenant reimbursements......................................................             595                 721
                                                                                     ------              ------
Total revenue..............................................................           1,485               1,807
                                                                                     ------              ------
Expenses
Property operating.........................................................             277                 482
Real estate taxes..........................................................             374                 475
                                                                                     ------              ------
Total expenses.............................................................             651                 957
                                                                                     ------              ------
Revenue in excess of certain expenses......................................       $     834           $     850
                                                                                     ------              ------
                                                                                     ------              ------

                            See accompanying notes.

                            SALT CREEK OFFICE CENTER

          NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Combined Statements of Revenue and Certain Expenses relate to the operations of two office buildings, Salt Creek Office Complex, located in Schaumburg, Illinois (collectively, the "Property"). As of September 30, 1997 the Property had thirty-nine tenants (unaudited), one of which accounted for approximately 19% of rental revenue for the period from January 1, 1997 to September 30, 1997 (unaudited) and 22% of rental revenue for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Combined Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The combined statements are not representative of the actual operations of the Property for the period presented, nor indicative of future operations as certain expenses, primarily depreciation and amortization fees, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Rental income is recognized as income in the period earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Combined Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

    The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

    The Property has lease agreements with lease terms ranging from one to fifteen years. The leases generally provide for tenants either to share in increases in operating expenses in excess of specified base amounts or pay a pro rata share of recoverable expenses as defined. The total future minimum rentals to

                            SALT CREEK OFFICE CENTER

                                 (IN THOUSANDS)

4. RENTALS (CONTINUED)
be received under such noncancelable operating leases executed through September 30, 1997, exclusive of tenant reimbursements, are as follows:

YEAR ENDED DECEMBER 31                                                                  AMOUNT
-------------------------------------------------------------------------------------  ---------
1997.................................................................................  $     295
1998                                                                                       1,104
1999.................................................................................        894
2000.................................................................................        614
2001.................................................................................        289
Thereafter...........................................................................        109
                                                                                       ---------
                                                                                       $   3,305
                                                                                       ---------
                                                                                       ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees

Prime Group Realty Trust

    We have audited the accompanying Statement of Revenue and Certain Expenses of 280 Shuman Boulevard (the Property) for the ended December 31, 1996. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

    In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 of the Property for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
October 10, 1997

                              280 SHUMAN BOULEVARD

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                  PERIOD FROM
                                                                              JANUARY 1, 1997 TO
                                                                              SEPTEMBER 30, 1997       YEAR ENDED
                                                                                  (UNAUDITED)       DECEMBER 31, 1996
                                                                             ---------------------  -----------------
Revenue
Rental.....................................................................        $     918            $   1,011
Tenant reimbursements......................................................               51                   20
                                                                                       -----               ------
Total revenue..............................................................              969                1,031
                                                                                       -----               ------
Expenses
Property operating.........................................................              222                  270
Real estate taxes..........................................................               97                   97
                                                                                       -----               ------
Total expenses.............................................................              319                  367
                                                                                       -----               ------
Revenue in excess of certain expenses......................................        $     650            $     664
                                                                                       -----               ------
                                                                                       -----               ------

                            See accompanying notes.

                              280 SHUMAN BOULEVARD

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Statements of Revenue and Certain Expenses relates to the operations of 280 Schuman Boulevard, an office building located in Naperville, Illinois (the Property). As of September 30, 1997, the Property had 13 tenants (unaudited), 4 of which accounted for approximately 66% and 72% of rental revenue for the period from January 1, 1997 to September 30, 1997 (unaudited), and for the year ended December 31, 1996, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

    The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

    The Property has lease agreements with lease terms ranging from one year to ten years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable

                              280 SHUMAN BOULEVARD

                                 (IN THOUSANDS)

4. RENTALS (CONTINUED)
operating leases executed through September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

PERIOD ENDED DECEMBER 31                                                                AMOUNT
-------------------------------------------------------------------------------------  ---------
1997.................................................................................  $     248
1998.................................................................................        956
1999.................................................................................        857
2000.................................................................................        826
2001.................................................................................        522
Thereafter...........................................................................        995
                                                                                       ---------
                                                                                       $   4,404
                                                                                       ---------
                                                                                       ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees

Prime Group Realty Trust

    We have audited the accompanying Statement of Revenue and Certain Expenses of 475 Superior Avenue (the Property) for the year ended December 31, 1996. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is intended to be a complete presentation of the Property's revenue and expenses.

    In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 of the Property for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
October 10, 1997

                              475 SUPERIOR AVENUE

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                 PERIOD FROM
                                                                             JANUARY 1, 1997 TO
                                                                             SEPTEMBER 30, 1997      YEAR ENDED
                                                                                 (UNAUDITED)      DECEMBER 31, 1996
                                                                             -------------------  -----------------
Revenue
Rental.....................................................................       $     979           $   1,250
Tenant reimbursements......................................................             321                 515
                                                                                     ------              ------
Total revenue..............................................................           1,300               1,765
                                                                                     ------              ------
Expenses
Property operating.........................................................              33                  27
Real estate taxes..........................................................             315                 472
                                                                                     ------              ------
Total expenses.............................................................             348                 499
                                                                                     ------              ------
Revenue in excess of certain expenses......................................       $     952           $   1,266
                                                                                     ------              ------
                                                                                     ------              ------

                            See accompanying notes.

                              475 SUPERIOR AVENUE

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Statements of Revenue and Certain Expenses relates to the operations of 475 Superior Avenue, an industrial building located in Munster, Indiana (the Property). As of September 30, 1997, the Property had one tenant (unaudited) which accounted for approximately 100% of rental revenue for the period from January 1, 1997 to September 30, 1997 (unaudited), and for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

    The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

    The Property has a lease agreement with a lease term of ten years. The lease provides for the tenant to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The

                              475 SUPERIOR AVENUE

                                 (IN THOUSANDS)

4. RENTALS (CONTINUED)
total future minimum rentals to be received under such noncancelable operating lease as of September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

PERIOD ENDED DECEMBER 31                                                                AMOUNT
-------------------------------------------------------------------------------------  ---------
1997.................................................................................  $     341
1998.................................................................................      1,362
1999.................................................................................        340
                                                                                       ---------
                                                                                       $   2,043
                                                                                       ---------
                                                                                       ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees

Prime Group Realty Trust

    We have audited the accompanying Statement of Revenue and Certain Expenses of Continental Office Towers (the Property) for the year ended December 31, 1996. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

    In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
December 5, 1997

                           CONTINENTAL OFFICE TOWERS

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                PERIOD FROM
                                                                             JANUARY 1, 1997 TO
                                                                             SEPTEMBER 30, 1997     YEAR ENDED
                                                                                (UNAUDITED)      DECEMBER 31, 1996
                                                                             ------------------  -----------------
Revenue
Rental.....................................................................      $    6,117          $   8,302
Tenant reimbursements......................................................           5,940              7,208
Other income...............................................................             113                153
                                                                                    -------            -------
Total revenue..............................................................          12,170             15,663
                                                                                    -------            -------
Expenses
Cleaning...................................................................             714                829
Utilities..................................................................             796              1,025
Other property operating...................................................           2,820              3,764
Real estate taxes..........................................................           2,170              2,639
                                                                                    -------            -------
Total expenses.............................................................           6,500              8,257
                                                                                    -------            -------
Revenue in excess of certain expenses......................................      $    5,670          $   7,406
                                                                                    -------            -------
                                                                                    -------            -------

                            See accompanying notes.

                           CONTINENTAL OFFICE TOWERS

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Statements of Revenue and Certain Expenses relate to the operations of Continental Office Towers, a three office building complex located in Rolling Meadows, Illinois (the Property). As of September 30, 1997, the Property had fifty-five tenants (unaudited), three of which accounted for approximately 46% of rental revenue for the period from January 1, 1997 to September 30, 1997 (unaudited) and for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

    The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RELATED PARTY TRANSACTIONS

    In connection with the operation of the Property, an affiliate of the owner earned management fees equal to 5% of gross collections or $612 (unaudited) and $783 for the period from January 1, 1997 to September 30, 1997 and for the year ended December 31, 1996, respectively, which are included in other property operating expenses.

                           CONTINENTAL OFFICE TOWERS

                                 (IN THOUSANDS)

5. RENTALS

    The Property has lease agreements with lease terms ranging from one year to fifteen years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases as of September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

YEAR ENDED DECEMBER 31                                                                AMOUNT
-----------------------------------------------------------------------------------  ---------
1997...............................................................................  $   2,036
1998...............................................................................      8,270
1999...............................................................................      7,271
2000...............................................................................      4,299
2001...............................................................................      2,265
Thereafter.........................................................................      1,753
                                                                                     ---------
                                                                                     $  25,894
                                                                                     ---------
                                                                                     ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees

Prime Group Realty Trust

    We have audited the accompanying Statement of Revenue and Certain Expenses of 180 North LaSalle Street (the Property) for the year ended December 31, 1996. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

    In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
December 2, 1997

                            180 NORTH LASALLE STREET

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                 PERIOD FROM
                                                                             JANUARY 1, 1997 TO
                                                                             SEPTEMBER 30, 1997      YEAR ENDED
                                                                                 (UNAUDITED)      DECEMBER 31, 1996
                                                                             -------------------  -----------------
Revenue
Rental.....................................................................       $   8,905           $  11,828
Tenant reimbursements......................................................             210                 221
Other income...............................................................             243                 135
                                                                                     ------             -------
Total revenue..............................................................           9,358              12,184
                                                                                     ------             -------
Expenses
Cleaning...................................................................             723                 996
Utilities..................................................................             906               1,204
Other property operating...................................................           1,325               1,905
Real estate taxes..........................................................           3,526               4,474
                                                                                     ------             -------
Total expenses.............................................................           6,480               8,579
                                                                                     ------             -------
Revenue in excess of certain expenses......................................       $   2,878           $   3,605
                                                                                     ------             -------
                                                                                     ------             -------

                            See accompanying notes.

                            180 NORTH LASALLE STREET

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Statements of Revenue and Certain Expenses relate to the operations of 180 North LaSalle Street, an office building located in Chicago, Illinois (the Property). As of September 30, 1997, the Property had eighty-nine tenants (unaudited), two of which accounted for approximately 40% of rental revenue for the period from January 1, 1997 to September 30, 1997 (unaudited), and for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

    The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1997 to September 30, 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1997 to September 30, 1997, are not necessarily indicative of future operating results.

4. RENTALS

    The Property has lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable

                            180 NORTH LASALLE STREET

                                 (IN THOUSANDS)

4. RENTALS (CONTINUED)
operating leases as of September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

YEAR ENDED DECEMBER 31                                                                AMOUNT
-----------------------------------------------------------------------------------  ---------
1997...............................................................................  $   2,872
1998...............................................................................     10,332
1999...............................................................................      7,872
2000...............................................................................      6,004
2001...............................................................................      5,053
                                                                                     ---------
Thereafter.........................................................................      7,135
                                                                                     ---------
                                                                                     $  39,268
                                                                                     ---------
                                                                                     ---------

5. RELATED PARTY

    The Property was managed by an affiliate of the current owner. Management fees of $282 (unaudited) and $371 were incurred for the period from January 1, 1997 to September 30, 1997 and for the year ended December 31, 1996, respectively. The management agreement provided for fees of 3% of gross receipts, as defined. In addition, the management company and its affiliates are tenants at the Property. The management company and its affiliates paid approximately $2,013 (unaudited) and $2,650 in lease payments to the Property for the period from January 1, 1997 to September 30, 1997 and for the year ended December 31, 1996, respectively. Future minimum rentals in Note 4 include amounts to be received from the management company and its affiliates totaling $14,656.

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees

Prime Group Realty Trust

    We have audited the accompanying Statement of Revenue and Certain Expenses of 2675 Mayfair (the Property) for the period from January 1, 1997 to September 30, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

    In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the period from January 1, 1997 to September 30, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
December 4, 1997

                                  2675 MAYFAIR

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                                    PERIOD FROM
                                                                                                JANUARY 1, 1997 TO
                                                                                                SEPTEMBER 30, 1997
                                                                                                -------------------
Revenue
Rental........................................................................................       $   1,076
Tenant reimbursements.........................................................................               6
                                                                                                        ------
Total revenue.................................................................................           1,082
                                                                                                        ------
Expenses
Cleaning......................................................................................              80
Utilities.....................................................................................             104
Other property operating......................................................................             144
Real estate taxes.............................................................................             152
                                                                                                        ------
Total expenses................................................................................             480
                                                                                                        ------
Revenue in excess of certain expenses.........................................................       $     602
                                                                                                        ------
                                                                                                        ------

                            See accompanying notes.

                                  2675 MAYFAIR

               NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Statement of Revenue and Certain Expenses relates to the operations of 2675 Mayfair, an office building located in Wauwatosa, Wisconsin (the Property). As of September 30, 1997, the Property had thirteen tenants (unaudited), one of which accounted for approximately 55% of rental revenue for the period from January 1, 1997 to September 30, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. RENTALS

    The Property has lease agreements with lease terms ranging from one year to ten years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases as of September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

YEAR ENDED DECEMBER 31                                                                  AMOUNT
-------------------------------------------------------------------------------------  ---------
1997.................................................................................  $     376
1998.................................................................................      1,399
1999.................................................................................        864
2000.................................................................................        275
2001.................................................................................        257
Thereafter...........................................................................      1,289
                                                                                       ---------
                                                                                       $   4,460
                                                                                       ---------
                                                                                       ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

    We have audited the accompanying Statement of Revenue and Certain Expenses of 33 North Dearborn (the Property) for the period from January 1, 1997 to September 30, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

    In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the period from January 1, 1997 to September 30, 1997, in conformity with generally accepted accounting principles.

                                          /S/ ERNST & YOUNG LLP

Chicago, Illinois
November 24, 1997

                               33 NORTH DEARBORN

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                                    PERIOD FROM
                                                                                                JANUARY 1, 1997 TO
                                                                                                SEPTEMBER 30, 1997
                                                                                                -------------------
Revenue
Rental........................................................................................       $   3,417
Tenant reimbursements.........................................................................             989
Other income..................................................................................              51
                                                                                                        ------
Total revenue.................................................................................           4,457
                                                                                                        ------
Expenses
Cleaning......................................................................................             316
Utilities.....................................................................................             458
Other property operating......................................................................             959
Real estate taxes.............................................................................           1,059
                                                                                                        ------
Total expenses................................................................................           2,792
                                                                                                        ------
Revenue in excess of certain expenses.........................................................       $   1,665
                                                                                                        ------
                                                                                                        ------

                            See accompanying notes.

                               33 NORTH DEARBORN

               NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Statement of Revenue and Certain Expenses relates to the operations of 33 North Dearborn, an office building located in Chicago, Illinois (the Property). As of September 30, 1997, the Property had sixty tenants (unaudited).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. RENTALS

    The Property has lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases as of September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

YEAR ENDED DECEMBER 31                                                                AMOUNT
-----------------------------------------------------------------------------------  ---------
1997...............................................................................  $   1,122
1998...............................................................................      4,464
1999...............................................................................      4,230
2000...............................................................................      3,863
2001...............................................................................      3,271
Thereafter.........................................................................      7,125
                                                                                     ---------
                                                                                     $  24,075
                                                                                     ---------
                                                                                     ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

    We have audited the accompanying Statement of Revenue and Certain Expenses of Commerce Point (the Property) for the period from January 1, 1997 to September 30, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

    In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 2 for the period from January 1, 1997 to September 30, 1997, in conformity with generally accepted accounting principles.

                                          /S/ ERNST & YOUNG LLP

Chicago, Illinois
December 20, 1997

                                 COMMERCE POINT

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                                    PERIOD FROM
                                                                                                JANUARY 1, 1997 TO
                                                                                                SEPTEMBER 30, 1997
                                                                                                -------------------
Revenue
Rental........................................................................................       $   2,323
Tenant reimbursements.........................................................................           1,687
Other income..................................................................................              50
                                                                                                        ------
Total revenue.................................................................................           4,060
                                                                                                        ------
Expenses
Cleaning......................................................................................             120
Utilities.....................................................................................             185
Other property operating......................................................................             434
Real estate taxes.............................................................................             943
                                                                                                        ------
Total expenses................................................................................           1,682
                                                                                                        ------
Revenue in excess of certain expenses.........................................................       $   2,378
                                                                                                        ------
                                                                                                        ------

                            See accompanying notes.

                                 COMMERCE POINT

               NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Statement of Revenue and Certain Expenses relates to the operations of Commerce Point, an office complex located in Arlington Heights, Illinois (the Property). As of September 30, 1997, the Property had twenty-seven tenants (unaudited), one of which accounted for approximately 52% of rental revenue for the period from January 1, 1997 to September 30, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. RENTALS

    The Property has lease agreements with lease terms ranging from one year to six years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases as of September 30, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

YEAR ENDED DECEMBER 31                                                                AMOUNT
-----------------------------------------------------------------------------------  ---------
1997...............................................................................  $     680
1998...............................................................................      2,903
1999...............................................................................      2,871
2000...............................................................................      2,822
2001...............................................................................      2,643
Thereafter.........................................................................      2,895
                                                                                     ---------
                                                                                     $  14,814
                                                                                     ---------
                                                                                     ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

    We have audited the accompanying Statement of Revenue and Certain Expenses of 208 South LaSalle (the Property) for the year ended December 31, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

    In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
January 30, 1998

                               208 SOUTH LASALLE

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                                    YEAR ENDED
                                                                                                 DECEMBER 31, 1997
                                                                                                 -----------------
Revenue
Rental.........................................................................................      $   9,782
Tenant reimbursements..........................................................................          2,560
Other revenue..................................................................................            251
                                                                                                       -------
Total revenue..................................................................................         12,593
                                                                                                       -------
Expenses
Cleaning.......................................................................................          1,008
Utilities......................................................................................          2,177
Other property operating.......................................................................          2,818
Real estate taxes..............................................................................          1,854
                                                                                                       -------
Total expenses.................................................................................          7,857
                                                                                                       -------
Revenue in excess of certain expenses..........................................................      $   4,736
                                                                                                       -------
                                                                                                       -------

                            See accompanying notes.

                               208 SOUTH LASALLE

               NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Statement of Revenue and Certain Expenses relates to the operations 208 South LaSalle, an office building located in Chicago, Illinois (the Property). As of December 31, 1997, the Property had 158 tenants (unaudited).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. RELATED PARTY TRANSACTIONS

    In connection with the operation of the Property, an affiliate of the owner earned management fees equal to 3.25% of gross revenues or $392 which are included in other property operating expenses.

4. RENTALS

    The Property has lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable

                               208 SOUTH LASALLE

                                 (IN THOUSANDS)

4. RENTALS (CONTINUED)
operating leases as of December 31, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:

YEAR ENDED DECEMBER 31                                                                AMOUNT
-----------------------------------------------------------------------------------  ---------
1998...............................................................................  $  10,572
1999...............................................................................     10,025
2000...............................................................................      8,909
2001...............................................................................      7,846
2002...............................................................................      6,197
Thereafter.........................................................................     20,943
                                                                                     ---------
                                                                                     $  64,492
                                                                                     ---------
                                                                                     ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

    We have audited the accompanying Statement of Revenue and Certain Expenses of 122 South Michigan (the Property) for the year ended December 31, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

    In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
January 30, 1998

                               122 SOUTH MICHIGAN

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                 PERIOD FROM
                                                                               JANUARY 1, 1998
                                                                                     TO
                                                                               MARCH 31, 1998       YEAR ENDED
                                                                                 (UNAUDITED)     DECEMBER 31, 1997
                                                                              -----------------  -----------------
Revenue
Rental......................................................................      $   1,169          $   4,741
Tenant reimbursements.......................................................            240                482
Other revenue...............................................................             20                153
                                                                                     ------             ------
Total revenue...............................................................          1,429              5,376
                                                                                     ------             ------
Expenses
Cleaning....................................................................            109                465
Utilities...................................................................            222              1,022
Other property operating....................................................            300              1,423
Real estate taxes...........................................................            296              1,119
                                                                                     ------             ------
Total expenses..............................................................            927              4,029
                                                                                     ------             ------
Revenue in excess of certain expenses.......................................      $     502          $   1,347
                                                                                     ------             ------
                                                                                     ------             ------

                            See accompanying notes.

                               122 SOUTH MICHIGAN

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Statements of Revenue and Certain Expenses relate to the operations 122 South Michigan, an office building located in Chicago, Illinois (the Property). As of March 31, 1998, the Property had fifty tenants (unaudited).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

    The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1998 to March 31, 1998, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1998 to March 31, 1998, are not necessarily indicative of future operating results.

4. RELATED PARTY TRANSACTIONS

    In connection with the operation of the Property, an affiliate of the owner earned management fees equal to 3.25% of gross revenues or $44 (unaudited) and $152 for the period from January 1, 1998 to March 31, 1998 and for the year ended December 31, 1997, respectively, which are included in other property operating expenses.

5. RENTALS

    The Property has lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of

                               122 SOUTH MICHIGAN

                                 (IN THOUSANDS)

5. RENTALS (CONTINUED)
specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases as of March 31, 1998, exclusive of tenant reimbursements and contingent rentals, are as follows:

YEAR ENDED DECEMBER 31                                                                AMOUNT
-----------------------------------------------------------------------------------  ---------
1998...............................................................................  $   3,488
1999...............................................................................      4,262
2000...............................................................................      4,141
2001...............................................................................      3,881
2002...............................................................................      3,405
Thereafter.........................................................................     17,079
                                                                                     ---------
                                                                                     $  36,256
                                                                                     ---------
                                                                                     ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

    We have audited the accompanying Statement of Revenue and Certain Expenses of 6400 Shafer Court (the Property) for the year ended December 31, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

    In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /S/ ERNST & YOUNG LLP

Chicago, Illinois
April 16, 1998

                               6400 SHAFER COURT

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                    PERIOD FROM
                                                                                    JANUARY 1,
                                                                                      1998 TO
                                                                                     MARCH 31,
                                                                                       1998          YEAR ENDED
                                                                                    (UNAUDITED)   DECEMBER 31, 1997
                                                                                   -------------  -----------------
Revenue
Rental...........................................................................    $     483        $   1,630
Tenant reimbursements............................................................          369            1,479
Other............................................................................           --               57
                                                                                         -----           ------
Total revenue....................................................................          852            3,166
                                                                                         -----           ------
Expenses
Cleaning.........................................................................           27               98
Utilities........................................................................           63              210
Other property operating.........................................................          165              783
Real estate taxes................................................................          194              687
                                                                                         -----           ------
Total expenses...................................................................          449            1,778
                                                                                         -----           ------
Revenue in excess of certain expenses............................................    $     403        $   1,388
                                                                                         -----           ------
                                                                                         -----           ------

                            See accompanying notes.

                               6400 SHAFER COURT

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Statements of Revenue and Certain Expenses relate to the operations of 6400 Shafer Court, an office building located in Chicago, Illinois (the Property). As of March 31, 1998, the Property had 21 tenants (unaudited).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

    The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1998 to March 31, 1998, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1998 to March 31, 1998, are not necessarily indicative of future operating results.

4. RELATED PARTY TRANSACTIONS

    In connection with the operation of the Property, an affiliate of the owner earned management fees equal to 3.3% of gross revenues or $35 (unaudited) and $104 for the period from January 1, 1998 to March 31, 1998 and for the year ended December 31, 1997, respectively, which are included in other property operating expenses.

5. RENTALS

    The Property has lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of

                               6400 SHAFER COURT

                                 (IN THOUSANDS)

5. RENTALS (CONTINUED)
specified base amounts. The total future minimum rentals to be received under such noncancelable operating leases as of March 31, 1998, exclusive of tenant reimbursements and contingent rentals, are as follows:

YEAR ENDED DECEMBER 31                                                                  AMOUNT
-------------------------------------------------------------------------------------  ---------
1998.................................................................................  $   1,465
1999.................................................................................      1,659
2000.................................................................................      1,567
2001.................................................................................      1,213
2002.................................................................................        858
Thereafter...........................................................................        800
                                                                                       ---------
                                                                                       $   7,562
                                                                                       ---------
                                                                                       ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees
Prime Group Realty Trust

    We have audited the accompanying Statement of Revenue and Certain Expenses of Two Century Centre (the Property) for the year ended December 31, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

    In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /S/ ERNST & YOUNG LLP

Chicago, Illinois
April 23, 1998

                               TWO CENTURY CENTRE

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                   PERIOD FROM
                                                                                   JANUARY 1,
                                                                                     1998 TO
                                                                                    MARCH 31,
                                                                                      1998         YEAR ENDED
                                                                                   (UNAUDITED)  DECEMBER 31, 1997
                                                                                   -----------  -----------------
Revenue
  Rental.........................................................................   $     890       $   2,987
  Tenant reimbursements..........................................................         569           1,717
                                                                                   -----------         ------
    Total revenue................................................................       1,459           4,704
                                                                                   -----------         ------
Expenses
  Cleaning.......................................................................          41             163
  Utilities......................................................................          55             220
  Other property operating.......................................................         135             640
  Real estate taxes..............................................................         325           1,185
                                                                                   -----------         ------
    Total expenses...............................................................         556           2,208
                                                                                   -----------         ------
Revenue in excess of certain expenses............................................   $     903       $   2,496
                                                                                   -----------         ------
                                                                                   -----------         ------

                            See accompanying notes.

                               TWO CENTURY CENTRE

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Statements of Revenue and Certain Expenses relate to the operations of Two Century Centre, an office building located in Schaumburg, Illinois (the Property). As of March 31, 1998, the Property had 10 tenants (unaudited).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from these estimates.

3. INTERIM PERIOD (UNAUDITED)

    The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1998 to March 31, 1998, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1998 to March 31, 1998, are not necessarily indicative of future operating results.

4. RELATED PARTY TRANSACTIONS

    In connection with the operation of the Property, an affiliate of the owner earned management fees equal to $25 (unaudited) and $100 (the lesser of 2.2% of gross receipts or $100) for the period from January 1, 1998 to March 31, 1998 and for the year ended December 31, 1997, respectively, which are included in other property operating expenses.

5. RENTALS

    The Property has lease agreements with lease terms ranging from one year to ten years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes. The total

                               TWO CENTURY CENTRE

                                 (IN THOUSANDS)

5. RENTALS (CONTINUED)
future minimum rentals to be received under such noncancelable operating leases as of March 31, 1998, exclusive of tenant reimbursements and contingent rentals, are as follows:

YEAR ENDED DECEMBER 31                                                                AMOUNT
-----------------------------------------------------------------------------------  ---------
1998...............................................................................  $   2,830
1999...............................................................................      3,835
2000...............................................................................      3,878
2001...............................................................................      1,664
2002...............................................................................      1,013
Thereafter.........................................................................      5,228
                                                                                     ---------
                                                                                     $  18,448
                                                                                     ---------
                                                                                     ---------

                         REPORT OF INDEPENDENT AUDITORS

Board of Trustees

Prime Group Realty Trust

    We have audited the accompanying Statement of Revenue and Certain Expenses of Oak Brook Business Center (the Property) for the year ended December 31, 1997. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust as described in Note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

    In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
May 29, 1998

                           OAK BROOK BUSINESS CENTER

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

                                                                                  PERIOD FROM
                                                                                JANUARY 1, 1998
                                                                                    THROUGH
                                                                                MARCH 31, 1998      YEAR ENDED
                                                                                  (UNAUDITED)    DECEMBER 31, 1997
                                                                                ---------------  -----------------
Revenue
Rental........................................................................     $     446         $   1,761
Tenant reimbursements.........................................................           155               741
Other.........................................................................             3                 9
                                                                                      ------            ------
Total revenue.................................................................           604             2,511
                                                                                      ------            ------
Expenses
Cleaning......................................................................            17               120
Utilities.....................................................................            22               107
Other property operating......................................................            88               458
Real estate taxes.............................................................            63               257
                                                                                      ------            ------
Total expenses................................................................           190               942
                                                                                      ------            ------
Revenue in excess of certain expenses.........................................     $     414         $   1,569
                                                                                      ------            ------
                                                                                      ------            ------

                            See accompanying notes.

                           OAK BROOK BUSINESS CENTER

              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                 (IN THOUSANDS)

1. BUSINESS

    The accompanying Statements of Revenue and Certain Expenses relate to the operations Oak Brook Business Center, an office building located in Oak Brook, Illinois (the Property). At March 31, 1998 and December 31, 1997, three tenants accounted for approximately 75% and 78% of base rents, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying Statements of Revenue and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Prime Group Realty Trust. The statements are not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Prime Group Realty Trust in future operations of the Property, have been excluded.

  REVENUE AND EXPENSE RECOGNITION

    Revenue is recognized in the period in which it is earned. Expenses are recognized in the period incurred.

  USE OF ESTIMATES

    The preparation of the Statements of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting periods. Actual results could differ from these estimates.

3. RELATED PARTY TRANSACTIONS

    In connection with the operation of the Property, for the first six months of 1997, an affiliate of the owner earned management fees equal to 3.5% of gross revenues or $44 which are included in other property operating expenses.

4. INTERIM PERIOD (UNAUDITED)

    The unaudited Statement of Revenue and Certain Expenses for the period from January 1, 1998 to March 31, 1998, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Operating results for the period from January 1, 1998 to March 31, 1998, are not necessarily indicative of future operating results.

5. RENTALS

    The Property has lease agreements with lease terms ranging from one year to twenty years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts. The total future minimum rentals to be received under such noncancelable

                           OAK BROOK BUSINESS CENTER

                                 (IN THOUSANDS)

5. RENTALS (CONTINUED)
operating leases executed through June 30, 1998, exclusive of tenant reimbursements and contingent rentals, are as follows:

PERIOD FROM APRIL 1 THROUGH DECEMBER 31                                                 AMOUNT
-------------------------------------------------------------------------------------  ---------
1998.................................................................................  $   1,230


YEAR ENDED DECEMBER 31
-------------------------------------------------------------------------------------
1999.................................................................................      1,541
2000.................................................................................      1,443
2001.................................................................................      1,163
2002.................................................................................      1,096
Thereafter...........................................................................        328
                                                                                       ---------
                                                                                       $   6,801
                                                                                       ---------
                                                                                       ---------

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NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE COMMON SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS

                                                       PAGE
                                                     ---------
Prospectus Summary.................................          3
Risk Factors.......................................         21
The Company........................................         35
Business Objective and Growth Strategies...........         39
Use of Proceeds....................................         43
Price Range of Common Shares and Distributions.....         44
Capitalization.....................................         46
Selected Financial Data............................         47
Management's Discussion and Analysis of Financial
  Condition and Results of Operations..............         50
Business and Properties............................         61
Policies with Respect to Certain Activities........        127
Management.........................................        131
Structure and Formation of the Company.............        142
Certain Relationships and Related Transactions.....        147
Partnership Agreement..............................        152
Principal Shareholders of the Company..............        156
Description of Shares of Beneficial Interest.......        160
Certain Provisions of Maryland Law and of the
  Company's Declaration of Trust and Bylaws........        181
Shares Eligible for Future Sale....................        185
Certain Federal Income Tax Considerations..........        187
ERISA Considerations...............................        204
Selling Shareholders...............................        206
Plan of Distribution...............................        207
Legal Matters......................................        208
Experts............................................        208
Additional Information.............................        209
Glossary...........................................        G-1
Index to Financial Statements......................        F-1

                                2,579,994 Shares

                                     [LOGO]

                                  PRIME GROUP
                                  REALTY TRUST

                                Common Shares of
                              Beneficial Interest

                              -------------------

                              P R O S P E C T U S

                              -------------------

                               September 30, 1998

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                                  ----------------------------------------------
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